As filed with the Securities and Exchange Commission on July 14, 2005

Registration No. 333-123682

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

H-LINES FINANCE HOLDING CORP.

(Exact name of registrant as specified in Its Charter)

Delaware	4400	35-2242993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Bankruptcy Code Number)	(I.R.S. Employer Identification Number)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

M. Mark Urbania

Chief Financial Officer

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

André Weiss, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Robert S. Zuckerman, Esq. General Counsel H-Lines Finance Holding Corp. 4064 Colony Road, Suite 200 Charlotte, NC 28211 Ph: (704) 973-7000 Fax: (704) 973-7010

Approximate Date of Commencement of Proposed Offer to the Public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                     , 2005

PROSPECTUS DATED                     , 2005

$160,000,000

H-LINES FINANCE HOLDING CORP.

OFFER TO EXCHANGE

OUR OUTSTANDING

11.00% SENIOR DISCOUNT NOTES DUE 2013

FOR

OUR 11.00% SENIOR DISCOUNT NOTES DUE 2013

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER:

•	The issuer will exchange all outstanding 11% senior discount notes due 2013 that were issued on December 10, 2004, which are referred to as the “Original Notes” and which have not been registered under the Securities Act of 1933, that are validly tendered and not properly withdrawn for an equal principal amount of 11% senior discount notes due 2013, which are referred to as the “New Notes” and which are registered under the Securities Act of 1933. References made in this prospectus to “Notes” shall mean both the Original Notes and the New Notes.

•	Any holder of Original Notes electing to exchange its Original Notes for New Notes must surrender its Original Notes, together with the appropriate letter of transmittal, to The Bank of New York Trust Company, N.A.

•	You are entitled to withdraw your election to tender Original Notes at any time prior to the expiration of the exchange offer.

•	Original Notes not tendered in the exchange offer will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement referred to below.

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless the issuer extends the exchange offer.

•	The issuer believes that the exchange of the Original Notes for the New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The issuer will not receive any proceeds from the exchange offer.

THE NEW NOTES:

•	The New Notes are being offered in order to satisfy certain of the issuer’s obligations under the registration rights agreement entered into in connection with the private placement of the Original Notes.

•	The terms of the New Notes are substantially identical to the terms of the Original Notes except that the New Notes are registered under the Securities Act of 1933 and will not be subject to transfer restrictions. Also, the holders of the New Notes, with limited exceptions, will not have any registration rights and the New Notes will not contain any provisions for an increase in their stated interest rate related to any registration or exchange delay.

See “Risk Factors,” beginning on page     , to read about important factors you should consider in connection with a decision to participate in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

Page
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
TRADEMARKS AND SERVICE MARKS
INDUSTRY AND MARKET DATA
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
HISTORICAL TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NEW NOTES
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE CAN YOU FIND MORE INFORMATION
INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OUR ORIGINAL NOTES BY CONTACTING US AT OUR ADDRESS, WHICH IS 4064 COLONY ROAD, SUITE 200, CHARLOTTE, NORTH CAROLINA 28211 OR BY CALLING US AT (704) 973-7000. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE                      2005, WHICH IS AT LEAST 30 DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER, UNLESS EXTENDED.

PROSPECTUS SUMMARY

This summary does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus.

In this prospectus, unless the context otherwise requires, the term “the issuer” refers to H-Lines Finance Holding Corp., a Delaware corporation, or “H-Lines Finance,” and the terms “we,” “us,” and “our” refer to the issuer and its subsidiaries. Unless the context otherwise requires, the term “Horizon Lines Holding” refers to the issuer’s direct wholly-owned subsidiary Horizon Lines Holding Corp., a Delaware corporation, and the term “Horizon Lines” refers to Horizon Lines, LLC, the issuer’s indirect wholly-owned subsidiary and principal operating subsidiary.

Our Company

We believe that we are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws. Our operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. For the twelve months ended December 26, 2004, we generated revenue and EBITDA of $980.3 million and $113.9 million, respectively. This represents revenue growth of 10.7% and EBITDA growth of 34.9% for the twelve months ended December 26, 2004. For the twelve months ended December 26, 2004, we generated pro forma EBITDA of $115.7 million, after giving effect to certain adjustments, and based upon certain assumptions, as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Statements,” beginning on page          of this prospectus. For the definition of EBITDA and its reconciliation to net income, see footnote 5 to the table under “—Summary Consolidated, Combined and Unaudited Pro Forma Financial Data,” beginning on page          of this prospectus. For the twelve months ended December 26, 2004, we generated net income of $16.4 million.

We operate 16 vessels and approximately 22,100 cargo containers and have long-term access to terminal facilities in each of our 13 ports. Our vessels are maintained according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. We also offer inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. west coast and our relationships with third-party truckers, railroads, and barge operators in our markets. We book and monitor all of our shipping and logistics services with our customers through the Horizon Information Technology System, or HITS, our industry-leading ocean shipping and logistics information technology system and a key feature of our complete shipping logistics solutions. Our focus is on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions.

Our revenue is derived primarily from U.S. marine container shipments between the continental U.S. and Alaska, Hawaii and Guam, and Puerto Rico. These markets accounted for approximately 23%, 41% and 36%, respectively, of our revenue in 2004. We are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets. We are one of only two major marine container shipping operators currently serving the Alaska market, one of two marine container shipping companies currently serving the Hawaii and Guam markets and the largest of four marine container shipping companies currently serving the Puerto Rico market.

We ship a wide spectrum of consumer and industrial items used everyday in our markets, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. We have approximately two thousand customers and have many long-standing customer relationships, including with large consumer and industrial products companies and several agencies of the U.S. government. Our customer base is broad and diversified, with our top ten customers accounting for approximately 33% of revenue and our largest customer accounting for approximately 7% of revenue.

The Jones Act

Under the coastwise laws of the United States, also known as the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built. The Jones Act and these other maritime laws enjoy broad support from both major political parties.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to overcapacity and volatility than international shipping markets. Over the past 11 years, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.3% and 2.4% per annum while the major transpacific and transatlantic trade routes have experienced average rate volatility of 34.3% and 8.9% per annum.

The Jones Act markets are not as fragmented as international shipping markets. Our three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and Totem Ocean Trailer Express, Inc., or TOTE. Horizon Lines and Matson serve the Hawaii and Guam market, and Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and the on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products. Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company.    We are the only container vessel operator with an integrated organization serving all three non-contiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our geographic markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all of our geographic markets.

Favorable industry dynamics.    Given the requirements of the Jones Act, the level of services already provided by us and our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base.    We have achieved five consecutive years of revenue growth. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events adversely affecting any one of our markets. In addition, our use of non-exclusive customer contracts, with durations ranging from one to six years, generates most of our revenue and provides us with stable revenue streams.

Long-standing relationships with leading, established customers.    We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. We have a long-standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 20 years. For 2004, no customer accounted for more than approximately 7% of total revenue and nearly all of our customer relationships are based on non-exclusive contracts.

Customer-oriented sales and marketing presence.    Our 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Our sales headquarters is based in Charlotte, North Carolina and we also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence.    As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high-quality service. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us maintain highly reliable and consistent dock-to-dock on-time arrival performance. For example, in 2004, our vessels in service on our trade routes were in operational condition, ready to sail, 99% of the time when they were required to be ready to sail. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world.

Experienced management with strong culture of commitment to service and operational excellence.    Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 18 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together at Horizon Lines or our predecessors for over 15 years. Furthermore, as of the date hereof, our management team, including family members, beneficially owns approximately 20% of the common stock of Horizon Lines, Inc. on a fully diluted basis.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service and continue to seek to increase sales and improve profitability through the principal strategies outlined below. There are many uncertainties associated with the risks of the implementation of our business strategy. These uncertainties relate to economic, competitive, energy cost, operational, regulation, catastrophic loss and other factors that are discussed on pages     -     below, many of which are beyond our control.

Continue to organically grow our revenue.    We intend to achieve ongoing revenue growth in our markets through the continued growth of our markets and by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers and continuing to focus on increasing the share of our revenue that is derived from our customers’ higher rate cargo.

Expand our services and logistics solutions.    We seek to build on our market-leading logistics platform and operational expertise by providing new services and integrated logistics solutions. These services and solutions include comprehensive shipping and logistics planning and management. By offering these services and solutions, we believe that we strengthen our franchise and further grow our revenues and profits.

Expand and enhance our customer relationships.    We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with substantial and growing customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets.

Leverage our brand.    We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three non-contiguous Jones Act trades and in Guam. We believe that our brand is synonymous with quality and operational excellence and intend to continue to build and leverage it in order to further enhance our business.

Maintain leading information technology.    We are focused on maintaining HITS as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 57% of our total bookings. We routinely incorporate additional enhancements into HITS to meet the changing needs of our business and further differentiate us from our competitors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty. For example, we recently integrated our rate information into HITS, which allows us to produce bills in less time and reduce billing errors.

Pursue new business opportunities.    We actively pursue new business opportunities in addition to growing our core business. For example, in June 2004, we were awarded a contract by the U.S. Military Sealift Command, effective September 2004, to manage seven vessels under a one-year renewable contract. This contract, which expires in September 2005, is expected to be renewed for a one-year period. Through our performance of these management services, we believe that we can develop an effective relationship with the U.S. Military Sealift Command and demonstrate our breadth and depth of capabilities and become a leading candidate in the future for the award of additional vessel management contracts. In addition, the Port of Jacksonville, Florida, subject to receipt of funding from the U.S. Department of Transportation, has chosen us to develop and launch a new information technology system based on HITS to track all containers entering or departing the port. In the future, we intend to explore business opportunities that may arise in areas such as marine container shipping and logistics on trade routes between ports within the continental U.S. (i.e., the contiguous Jones Act markets).

Reduce operating costs.    We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. The operating cost reductions that we have achieved have contributed to an increase in our operating margin from 4.3% for the twelve months ended December 21, 2003 to 5.4% for the twelve months ended December 26, 2004, an increase of 24.3%. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for 2005. These teams are primarily focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology.

The Castle Harlan Group’s Acquisition of Horizon Lines Holding

Our current ownership and corporate structure relates to the acquisition by Horizon Lines, Inc. (formerly H-Lines Holding Corp.) of Horizon Lines Holding on July 7, 2004. The foregoing acquisition and related financing and other transactions, referred to in this prospectus collectively as the “acquisition transaction,” included a merger, whereby Horizon Lines Holding became a direct wholly-owned subsidiary of Horizon Lines, Inc. The principal operating subsidiary of Horizon Lines Holding was and remains Horizon Lines. Horizon Lines, Inc. was formed at the direction of Castle Harlan Partners IV, L.P., or CHP IV, a private equity investment fund managed by Castle Harlan, Inc., or Castle Harlan, which provided a substantial portion of the equity financing and bridge financing in connection with the acquisition transaction.

The consideration that was paid in the acquisition transaction consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction costs. This amount was used to repay certain indebtedness of Horizon Lines Holding and its subsidiaries, to pay the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, and to pay certain other equity holders for their minority equity interests in Horizon Lines, the principal operating subsidiary of Horizon Lines Holding.

In connection with the acquisition transaction, CHP IV and its associates and affiliates invested approximately $157.0 million in Horizon Lines, Inc., of which approximately $87.0 million was in the form of common shares and Series A redeemable preferred shares, or Series A preferred shares, and $70.0 million was in the form of 13% promissory notes, which were convertible into common shares and Series A preferred shares of Horizon Lines, Inc. In addition, as part of the acquisition transaction, management converted a portion of its equity interest in Horizon Lines Holding, valued at the time of the merger at approximately $13.0 million, into equity of Horizon Lines, Inc.

For information regarding the acquisition transaction and related matters and subsequent developments concerning the formation and capitalization of the issuer, see “Historical Transactions” on page      of this prospectus.

As of the date hereof, CHP IV and its affiliates and associates beneficially own approximately 64% of the common stock of Horizon Lines, Inc., the issuer’s direct parent, on a fully diluted basis, and our management team, including family members, beneficially owns approximately 20% of the common stock of Horizon Lines, Inc. on a fully diluted basis.

Unless we specifically state otherwise, we use the term “existing stockholders of Horizon Lines, Inc.” in this prospectus to refer to the current owners of common stock and preferred stock of Horizon Lines, Inc., who consist of CHP IV and its affiliates and associates, Stockwell Fund, L.P., our directors and certain members of our management team (and their family members).

A summary of certain transactions, referred to herein as the “Post-Acquisition Transactions,” that took place following the consummation of the acquisition transaction on July 7, 2004, including the April 2005 Transactions, is set forth in “Historical Transactions,” beginning on page      of this prospectus.

Recent Developments

On March 2, 2005, Horizon Lines, Inc., the issuer’s direct parent, filed a registration statement on Form S-1 with the SEC relating to a proposed initial public offering of shares of its common stock. A portion of the proceeds of such offering, if consummated, is expected to be used to redeem a portion of the Notes and the 9% senior notes due 2012, the “9% senior notes,” co-issued by Horizon Lines Holding and Horizon Lines and guaranteed by their respective subsidiaries (excluding Horizon Lines). Such registration statement, as amended to date, has not been declared effective by the SEC and is subject to further amendment or withdrawal. Horizon Lines, Inc. expects to file an amendment to such statement to reflect changes to the structure and terms of the initial public offering.

There can be no assurance that the terms of such offering will not be substantially changed or that the closing of such offering or the redemption of portions of the Notes and the 9% senior notes with a portion of the proceeds therefrom will in fact occur. For further information, see “Unaudited Pro Forma Condensed Consolidated Financial Statements,” beginning on page      of this prospectus.

Our Organizational Structure

The following chart shows our organizational structure. Horizon Lines, Inc. is the parent of the issuer, H-Lines Finance, and was formed in connection with the Acquisition-Related Transactions and has no independent operations. The issuer was formed in connection with the offering of the Original Notes and has no independent operations. The issuer owns all of the outstanding shares of capital stock of Horizon Lines Holding. All of the entities that are directly or indirectly owned by the issuer are wholly-owned. Neither Horizon Lines nor Horizon Lines Holding or any of their respective subsidiaries will guarantee the New Notes.

Our Equity Sponsor, The Castle Harlan Group

Castle Harlan is a New York-based private equity investment firm founded in 1987 specializing in investments in middle-market companies through leveraged buyouts, industry consolidations, divestitures, restructurings, turnarounds, workouts, and bankruptcies. Castle Harlan’s initial investment in Horizon Lines, Inc. of approximately $157.0 million was funded by CHP IV and its affiliates and associates.

We refer to Castle Harlan and its affiliates and associates (other than Horizon Lines, Inc. and its subsidiaries) in this prospectus as “The Castle Harlan Group.”

Corporate Information

Our principal executive offices are located at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our telephone number is (704) 973-7000. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

Summary of the Terms of the Exchange Offer

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in “The Exchange Offer,” beginning on page      of this prospectus. In this prospectus, the term “Original Notes” refers to the issuer’s outstanding 11% senior discount notes due 2013 that were issued on December 10, 2004, and the term “New Notes” refers to the issuer’s 11% senior discount notes due 2013 that are registered under the Securities Act of 1933. Unless otherwise indicated, the term “Notes” refers to Original Notes and New Notes, and the term “indenture” refers to the indenture that governs both the Original Notes and the New Notes.

The Initial Offering of the Original Notes

The issuer sold the Original Notes on December 10, 2004 to Goldman, Sachs & Co. and UBS Securities LLC. These parties are collectively referred to in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A, or outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, or the Securities Act.

Exchange and Registration Rights

Simultaneously with the initial sale of the Original Notes to the initial purchasers, the issuer entered into an exchange and registration rights agreement with the initial purchasers pursuant to which the issuer agreed to register new notes substantially identical to the Original Notes under the Securities Act (except for the registration and transferability of such registered notes and the absence of any increase in their stated interest rate related to any registration or exchange delay), and to offer to exchange such registered notes for the Original Notes. Such agreement is referred to in this prospectus as the “registration rights agreement.” The exchange offer is intended to satisfy that offering obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer to be entitled to any exchange or registration rights with respect to your Original Notes.

The registration rights agreement requires the issuer to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your Original Notes registered under the Securities Act. For further information, see “The Exchange Offer—Procedures for Tendering,” beginning on page      of this prospectus.

The Exchange Offer

The issuer is offering to exchange up to $160.0 million principal amount at maturity of the New Notes for up to $160.0 million principal amount at maturity of the Original Notes. The Original Notes may only be exchanged in $1,000 increments.

The terms of the New Notes are substantially identical to those of the Original Notes except the New Notes will be registered under the Securities Act and not be subject to transfer restrictions. Also, the holders of the New Notes, with limited exceptions, will have no registration rights, and the New Notes will not contain provisions for an increase in their stated interest rate related to any registration or exchange delay.

In order to be exchanged, an Original Note must be properly tendered and accepted. All Original Notes that are validly tendered and not validly withdrawn will be exchanged. The issuer will issue New Notes promptly after the expiration of the exchange offer.

Original Notes that are not properly tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of Original Notes that are not tendered for exchange is likely to be minimal.

Resales Without Further Registration

Except as indicated herein, the issuer believes that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the exchange offer are being acquired by you in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you in the exchange offer; and

•	you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of the issuer.

If any of these conditions are not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from these requirements, you may incur liability under the Securities Act. The issuer will not assume, nor will it indemnify you against, any such liability.

Each broker-dealer that is issued New Notes for its own account in exchange for Original Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, which is at least 30 days after the commencement of the exchange offer, unless the issuer extends the exchange offer.

Withdrawal	You may withdraw your tender of Original Notes pursuant to the exchange offer at any time by or prior to 5:00 p.m., New York City time, on the expiration date.

Accretion; Interest on the Notes

The Original Notes were and the New Notes will be issued at a discount to their aggregate principal amount at maturity. Prior to the consummation of the exchange offer, interest will accrue on the Original Notes in the form of an increase in the accreted value of such Notes. At the time of the consummation of the exchange offer, the accreted value of the New Notes will be equal to the then accreted value of the Original Notes. The accreted value of each New Note will increase from the date of issuance through April 1, 2008, at a rate of 11.00% per annum compounded on October 1, 2005 and each April 1 and October 1 thereafter, such that the accreted value will equal the principal amount at maturity on April 1, 2008. Thereafter, cash interest on the New Notes will accrue at the rate of 11.00% per annum and will be payable in cash semi-annually in arrears on each April 1 and October 1, commencing October 1, 2008.

Conditions to the Exchange Offer

The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or SEC.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	arrange for The Depository Trust Company, or DTC, to transmit required information in accordance with DTC’s procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent.

Special Procedures for Beneficial Holders

If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Federal Tax Considerations

The issuer believes that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Certain United States Federal Income and Estate Tax Considerations”, beginning on page of this prospectus.

Exchange Agent	The Bank of New York Trust Company, N.A., trustee under the indenture, is serving as exchange agent.

Use of Proceeds	The issuer will not receive any proceeds from the exchange offer.

Summary Terms of New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Notes” section of this prospectus beginning on page , contains a more detailed description of the terms and conditions of the New Notes. You should refer to the “Risk Factors” section of this prospectus, beginning on page     , for an explanation of certain risks of investing in the New Notes before tendering the Original Notes in exchange for the New Notes.

Issuer	H-Lines Finance is a holding company with nominal assets (other than the equity of its subsidiaries) and conducts no business or operations.

Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer;

•	subject to certain limited exceptions, the holders of the New Notes will not be entitled to any exchange or registration rights with respect to the New Notes; and

•	the New Notes will not be subject to any provisions for an increase in their stated interest rate related to any registration or exchange delay.

The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes.

Maturity Date	April 1, 2013.

Accretion, Interest

The New Notes will be issued at a discount to their aggregate principal amount at maturity. Prior to the consummation of the exchange offer, interest will accrue on the Original Notes in the form of an increase in the accreted value of such Notes. At the time of the consummation of the exchange offer, the accreted value of the New Notes will be equal to the then accreted value of the Original Notes. The accreted value of each New Note will increase from the date of issuance through April 1, 2008, at a rate of 11.00% per annum compounded on October 1, 2005 and each April 1 and October 1 thereafter such that the accreted value will equal the principal amount at maturity on April 1, 2008. Thereafter, cash interest on the New Notes will accrue at the rate of 11.00% per annum and will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 2008.

Original Issue Discount

The New Notes will be issued with original issue discount for federal income tax purposes. Although cash interest will not be payable on the New Notes prior to October 1, 2008, original issue discount must be included as gross income for U.S. federal income tax purposes in advance of the receipt of cash payments to which the income is attributable. See “Certain Material United States Federal Income and Estate Tax Consequences,” beginning on page      of this prospectus.

Optional Redemption

The issuer may redeem all or a portion of the New Notes at its option at any time before April 1, 2008 at a “make-whole” premium specified in, and thereafter at the redemption prices listed in, the “Description of New Notes—Optional Redemption,” beginning on page of this prospectus.

In addition, on or before October 1, 2007, the issuer may, at its option, and subject to certain requirements, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount at maturity of the New Notes at 111.00% of their accreted value. See “Description of New Notes—Optional Redemption” and “—Recent Developments.”

Mandatory Redemption

On April 1, 2010, the issuer is required to redeem a portion of each New Note outstanding on that date sufficient to ensure that the New Notes will not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986. See “Description of New Notes—Mandatory Redemption,” on page      of this prospectus.

Sinking Fund	None.

Guarantees	None.

Ranking	The New Notes will be the general unsecured obligations of the issuer and will rank:

•	equal in right to all of existing and future unsecured indebtedness and other obligations of the issuer that are not, by their terms, expressly subordinated in right of payment to the New Notes;

•	senior in right of payment to future indebtedness and other obligations of the issuer that are, by their terms, expressly subordinated in right of payment to the New Notes;

•	structurally subordinated to all obligations of the issuer’s subsidiaries; and

•	effectively subordinated to all of the secured indebtedness and other secured obligations of the issuer to the extent of the value of the assets securing such indebtedness and other obligations.

As of March 27, 2005 on a consolidated basis.

•	the issuer had approximately $115.9 million of indebtedness, all of which consisted of the Original Notes; and

•	the issuer’s subsidiaries had approximately $499.4 million of aggregate long-term debt, including capital lease obligations (exclusive of outstanding letters of credit with an aggregate face amount of $6.7 million), of which approximately $248.8 million was secured, approximately $317.9 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above), and an additional $18.3 million of indebtedness was available for borrowing under the revolving portion of the senior credit facility under which the issuer’s subsidiaries are borrowers or guarantors, which is referred to as the “senior credit facility” in this prospectus.

Change of Control Offer

If the issuer experiences a change of control, the issuer may be required to make an offer to purchase the New Notes at 101% of their accreted value, plus accrued and unpaid interest. See “Description of New Notes—Change of Control,” on page      of this prospectus.

The issuer may not be able to pay you the required price for the New Notes you present to it at the time of a change of control, because:

•	the issuer may not have enough funds at that time; or

•	the terms of the senior credit facility or the indenture governing the 9% senior notes may prevent the issuer’s subsidiaries from making funds available to the issuer at that time.

Certain Indenture Provisions

The indenture which currently governs the Original Notes and which will govern the New Notes contains certain covenants that, among other things, limit the issuer’s ability and the ability of the issuer’s restricted subsidiaries to:

•	incur additional debt;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	declare or pay dividends, redeem stock or make other distributions to equityholders;

•	enter into sale and lease-back transactions; and

•	consolidate or merge.

These covenants are subject to a number of important qualifications and limitations. See “Description of New Notes,” beginning on page of this prospectus.

Absence of public market for the New Notes

The New Notes are a new issue of securities and there is currently no established trading market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The initial purchasers of the Original Notes have advised us that they currently intend to make a market in the New Notes. However, they are not obligated to do so, and any market making with respect to the New Notes may be discontinued without notice. The issuer does not intend to apply for a listing of the New Notes on any securities exchange or an automated dealer quotation system.

Summary Consolidated, Combined and Unaudited Pro Forma Financial Data

The following tables provide summary consolidated, combined and unaudited pro forma financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page      of this prospectus and our consolidated and combined financial statements and the related notes appearing elsewhere in this prospectus.

The combined and consolidated balance sheet data and statement of operations data as of and for the year ended December 22, 2002, and as of and for the twelve months ended December 21, 2003 and December 26, 2004, presented below have been derived from the audited financial statements contained in this prospectus. The consolidated statement of operations data for the quarters ended March 21, 2004 and March 27, 2005 and the consolidated balance sheet data as of March 27, 2005 presented below have been derived from the unaudited financial statements contained in this prospectus. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004.

The unaudited pro forma combined and consolidated statement of operations data for the twelve months ended December 26, 2004 gives effect to the Acquisition-Related Transactions, and the Original Issuance-Related Transactions, which are described in “Historical Transactions,” beginning on page      of this prospectus, as well as to the IPO-Related Transactions, which are described in “Unaudited Pro Forma Condensed Consolidated Financial Statements,” beginning on page      of this prospectus, as if they had occurred on December 22, 2003. The unaudited pro forma consolidated statement of operations data for the quarter ended March 27, 2005 gives effect to the IPO-Related Transactions as if they occurred on December 27, 2004. The unaudited pro forma balance sheet as of March 27, 2005 is derived from the balance sheet as of such date and gives effect to the IPO-Related Transactions as if they had occurred on March 27, 2005. The unaudited pro forma financial data does not purport to represent what our results of operations would have been if the transactions referred to above had occurred as of such dates or what such results will be for future periods. See “Unaudited Pro Forma Condensed Consolidated Financial Statements”, beginning on page      of this prospectus, for a description of items or events that may impact the pro forma information.

The issuer was formed in connection with the Original Issuance-Related Transactions and has no independent operations. All combined and consolidated financial data for the period (or any portion thereof) from December 24, 2001 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly-owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX Corporation. All combined and consolidated financial data for the period (or any portion thereof) from February 27, 2003 through December 9, 2004 reflect Horizon Lines Holding on a consolidated basis. All combined and consolidated financial data for the period (or any portion thereof) from December 10, 2004 through March 27, 2005 reflect the issuer on a consolidated basis.

We have a 52- or 53-week year (every seventh year) which ends on the Sunday before the last Friday in December. Each of the year ended December 22, 2002 and the twelve months ended December 21, 2003 consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Certain prior period balances have been reclassified to conform with the current period presentation.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below reflects financial data for us and our predecessors that has been combined and consolidated to present this information on a comparative annual basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page      in this prospectus, for a description of the items or events that may impact the period-to-period comparability of the operating results covered by the following tables:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005	Issuer Pro Forma Twelve Months Ended December 26, 2004	Issuer Pro Forma Quarter Ended March 27, 2005
	($ in thousands)
Statement of Operations Data:
Operating revenue	$804,424	$885,978	$980,328	$219,994	$257,562	$980,328	$257,562
Operating expense	658,053	718,231	780,343	182,483	206,203	780,343	206,203
Depreciation and amortization(1)	17,977	29,954	45,570	10,569	12,893	52,825	12,893
Amortization of vessel drydocking	14,988	16,343	15,861	4,142	3,798	15,861	3,798
Selling, general and administrative	75,174	80,064	83,857	18,935	23,101	82,153	22,351
Miscellaneous expense, net(2)	824	3,173	2,160	1,205	1,314	2,160	1,314

Total operating expense	767,016	847,765	927,791	217,334	247,309	933,342	246,559

Operating income	37,408	38,213	52,537	2,660	10,253	46,986	11,003
Interest expense(3)	7,133	8,986	23,371	2,348	12,852	49,833	22,547
Interest expense—preferred units of subsidiary	—	4,477	2,686	1,181	—	—	—
Other expense (income), net(3)	(5,183)	22	22	5	3	22	3

Income (loss) before income taxes	35,458	24,728	26,458	(874)	(2,602)	(2,869)	(11,547)
Income tax expense (benefit)	13,707	9,615	10,064	(338)	(1,015)	(1,090)	(4,414)

Net income (loss)	$21,751	$15,113	$16,394	$(536)	$(1,587)	$(1,779)	$(7,133)

				Issuer March 27, 2005	Issuer Pro Forma March 27, 2005
	December 22, 2002	December 21, 2003	December 26, 2004
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,342	$41,811	$56,349	$42,690	$5,818
Working capital	25,301	46,192	65,548	74,779	37,907
Total assets	321,129	492,554	1,017,932	1,012,419	970,866
Long-term debt, including capital lease obligations, net of current portion(4)	—	165,417	610,201	612,605	483,624
Total debt, including capital lease obligations(4)	—	165,570	612,862	615,267	486,286
Stockholders’ equity	113,985	96,860	80,612	79,266	166,694

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005	Issuer Pro Forma Twelve Months Ended December 26, 2004	Issuer Pro Forma Quarter Ended March 27, 2005
	($ in thousands)
Other Financial Data:
EBITDA(5)	$70,373	$84,488	$113,946	$17,366	$26,941	$115,650	$27,691
Capital expenditures(6)	19,298	35,150	32,889	7,275	1,188	32,889	1,188
Vessel drydocking payments	15,905	16,536	12,273	3,195	5,101	12,273	5,101
Total debt to EBITDA	—	1.96	5.38	9.53	22.84	5.30	17.56
EBITDA to interest expense	9.87	6.28	4.37	4.92	2.10	2.32	1.23
Cash flows provided by (used in):
Operating activities	(1,840)	44,048	70,370	(26,180)	(12,345)
Investing activities(7)	(4,905)	(350,666)	(694,563)	(7,352)	(939)
Financing activities(4)(7)	—	305,687	656,887	(49)	(375)

(1)	Amortization of intangibles with definite lives totaled $2.3 million for the year ended December 21, 2003, $11.0 million for the year ended December 26, 2004 and $4.9 million for the quarter ended March 27, 2005. There were no intangible assets subject to amortization during the periods presented prior to February 27, 2003. The increase in amortization during the twelve months ended December 26, 2004 and quarter ended March 27, 2005 is due to the step-up in basis of definite lives intangibles and property and equipment in connection with the acquisition transaction on July 7, 2004.
(2)	Miscellaneous expense (income) generally consists of bad debt expense accrued during the year, accounts payable discounts taken, and various other miscellaneous income and expense items. During 2002 we accrued $4.3 million of bad debt expense which was reduced by $3.5 million related to accounts payable discounts and accounting reserve adjustments.
(3)	During 2002 we incurred interest charges totaling $7.1 million on outstanding debt that had been borrowed in prior years to fund vessel purchases. This debt was assumed by CSX Corporation, our parent company at that time, during 2002. To fund principal and interest payments on this debt we held investments from which we earned interest income. Interest income from these investments totaled $5.1 million during fiscal year 2002. During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page of this prospectus. On July 7, 2004, as part of the Acquisition-Related Transactions, the $250.0 million original principal amount of 9% senior notes were issued, $250.0 million was borrowed under the term loan facility, $6.0 million was borrowed under the revolving credit facility and interest began to accrue thereon. On December 10, 2004, as part of the Original Issuance-Related Transactions, which are described in “Historical Transactions” on page , Original Notes with an initial accreted value of $112.3 million were issued and the accreted value thereof began to increase. As of December 26, 2004, the $250.0 million original principal amount of 9% senior notes, $249.4 million of borrowing under the term loan facility, the Original Notes with an accreted value of $112.8 million and capital lease obligations, net of current portion, with a carrying value of $0.7 million, were outstanding. The $6.0 million of borrowing under the revolving credit facility was repaid on August 9, 2004. As of March 27, 2005, the $250.0 million original principal amount of 9% senior notes, $248.8 million of borrowing under the term loan facility, the Original Notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, were outstanding.
(4)	During the year ended December 22, 2002, substantially all of the $84.8 million of Collateralized Extendible Notes and $68.5 million of other long-term debt and capital lease obligations of the combined company CSX Liner LLC and its wholly owned subsidiaries, CSX Lines of Puerto Rico, Inc. and the Domestic Liner Business of SL Service, Inc. were assumed by CSX Corporation, resulting in no total debt outstanding as of December 22, 2002. Total debt as of December 21, 2003 was $175.0 million as a result of the initial debt borrowing in conjunction with the February 27, 2003 purchase transaction. During 2003, $10.3 million of debt was repaid resulting in outstanding total debt of $164.8 million as of December 21, 2003. Outstanding debt as of December 21, 2003 was repaid in connection with the Acquisition-Related Transactions.
(5)

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. We believe that GAAP-based financial information for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. The following demonstrates and forms the basis for such belief: (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require Horizon Lines Holding and its subsidiaries to maintain certain interest expense coverage and leverage ratios, which contain EBITDA as a component, and restrict upstream cash payments if certain ratios are not met, subject to certain exclusions, and our management team uses EBITDA to monitor compliance with such covenants, (iii) EBITDA is a component of the measure used by our management team to make day-to-day operating decisions, (iv) EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general and (v) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction by Horizon Lines of certain targets, which contain EBITDA as a component. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is included below:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005	Issuer Pro Forma Twelve Months Ended December 26, 2004	Issuer Pro Forma Quarter Ended March 27, 2005
Net income (loss)	$21,751	$15,113	$16,394	$(536)	$(1,587)	$(1,779)	$(7,133)
Interest expense, net	1,950	13,463	26,057	3,529	12,852	49,833	22,547
Income tax expense (benefit)	13,707	9,615	10,064	(338)	(1,015)	(1,090)	(4,414)
Depreciation and amortization	32,965	46,297	61,431	14,711	16,691	68,686	16,691

EBITDA	$70,373	$84,488	$113,946	$17,366	$26,941	$115,650	$27,691

The EBITDA amounts presented above contain certain charges that are not anticipated to recur regularly in the ordinary course of business, as described in the following table:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005	Issuer Pro Forma Twelve Months Ended December 26, 2004	Issuer Pro Forma Quarter Ended March 27, 2005
	($ in thousands)
Severance(a)	$—	$1,655	$—	$—	$—	$—	$—
Renaming/rebranding costs(b)	—	846	—	—	—	—	—
Special charges(c)	—	1,786	—	—	—	—	—
Management fees(d)	—	250	2,204	125	750	—	—
Lease expense buyout(e)	6,956	6,238	2,590	408	—	2,590	—
ILWU lockout(f)	7,200	—	—	—	—	—	—
Merger costs(g)	—	—	2,934	—	—	2,934	—

(a)	During 2003 we incurred severance costs related to the departure of three of our executives after the February 27, 2003 purchase transaction, as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page of this prospectus.
(b)	We renamed and rebranded vessels and equipment with the Horizon Lines name and logo from the CSX Lines name and logo after the February 27, 2003 purchase transaction. Additionally, this adjustment includes costs incurred to update stationery, supplies and signage related to name change.
(c)	Adjustment primarily represents professional fees incurred in connection with the February 27, 2003 purchase transaction which are not includable in direct costs of that transaction. Professional services include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, and establishment of various employee benefit plans, including stock option and 401(k) plans. Additional professional services include costs associated with moving our technology data center and establishing our financial system software license on a standalone basis. Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California.
(d)	The adjustment represents management fees paid to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the acquisition transaction. These fees totaled $0.3 million for the period February 27, 2003 through December 21, 2003, $2.2 million during the period December 22, 2003 through December 26, 2004, and $0.8 million for the quarter ended March 27, 2005. Upon the completion of the acquisition transaction, Horizon Lines, Horizon Lines Holding and Horizon Lines, Inc., the issuer’s direct parent, entered into a new management agreement with Castle Harlan. The parties to the management agreement expect to amend such agreement prior to the initial public offering to provide for a payment to Castle Harlan and the termination of the provisions of such agreement, except as to expense reimbursement and indemnification and related obligations of Horizon Lines, Horizon Lines Holding, and Horizon Lines, Inc. See “Certain Relationships and Related Party Transactions—Management Agreement,” beginning on page of this prospectus.
(e)	The adjustments represent elimination of vessel lease expense incurred in each of the periods listed for four vessels which were originally held under operating leases and were purchased in 2003 and 2004. The vessels purchased were the Horizon Hawaii in December 2003 for $5.6 million, the Horizon Fairbanks in January 2004 for $3.8 million, the Horizon Navigator in April 2004 for $8.2 million, and the Horizon Trader for $7.7 million in October 2004.

(f)	The adjustment represents the estimated EBITDA impact from a 10-day labor interruption at our U.S. west coast ports by the International Longshore and Warehouse Union during 2002, which affected the entire market, including us, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months. The components of this adjustment include lost revenue, service recovery expenses, and increased operating expenses, including the deployment of an additional vessel on the trade route between the U.S. west coast and Hawaii to maintain regular service schedules for our customers.
(g)	The adjustment represents incremental cost incurred related to the acquisition transaction on July 7, 2004.
(6)	Includes vessel purchases of $5.5 million, $21.9 million, and $19.6 million for the years ended December 22, 2002, December 21, 2003, and December 26, 2004, respectively.
(7)	During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of $80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions and the Original Issuance-Related Transactions, which are described in “Historical Transactions” beginning on page of this prospectus. Investing activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million, the final allocation of which is pending and may differ from the estimated allocation already made. Financing activities related to the Acquisition-Related Transactions included a capital contribution of approximately $157.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Financing activities related to the Original Issuance-Related Transactions included the issuance of Original Notes with an initial accreted value of $112.3 million and the payment of a cash dividend to Horizon Lines, Inc. in the amount of approximately $107.4 million. As of December 26, 2004, $249.4 million of borrowing under the term loan facility, the $250.0 million original principal amount of 9% senior notes, the Original Notes with an accreted value of $112.8 million and capital lease obligations, net of current portion, with a carrying value of $0.7 million, were outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004. As of March 27, 2005, $248.8 million of borrowing under the term loan facility, the $250.0 million original principal amount of 9% senior notes, the Original Notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, remained outstanding.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information included in this prospectus before tendering the Original Notes in exchange for the New Notes. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment in the New Notes.

Risks Related to the Notes and Our Business

The issuer, a holding company, will be the sole obligor under the New Notes and neither the issuer’s parent nor any of such parent’s subsidiaries will guarantee the issuer’s obligations under the New Notes or have any obligation with respect to the New Notes.

The issuer is a holding company with no operations of its own and derives all of its revenues and cash flow from its subsidiaries. The issuer’s parent and such parent’s subsidiaries (including the issuer’s subsidiaries) are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by contribution, dividend, distribution, loan or other payments.

The New Notes will be structurally subordinated to all debt and other liabilities, including trade payables, of the issuer’s subsidiaries. Holders of the New Notes will be entitled only to participate with other holders of the issuer’s indebtedness and liabilities in the assets of the issuer’s subsidiaries remaining after such subsidiaries have paid all of their debt and other liabilities. The issuer’s subsidiaries may not have sufficient funds or assets to permit payments to the issuer in amounts sufficient to permit the issuer to pay all or any portion of its indebtedness and other obligations, including its obligations on the New Notes.

Our cash flows and capital resources may be insufficient to make the required interest and principal payments on the Notes and service our other substantial indebtedness and future indebtedness, and such cash flows, and our ability to refinance all or a portion of our Notes or obtain additional financing, depend on many factors beyond our control.

As of March 27, 2005, on a consolidated basis, we had (i) approximately $612.6 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.7 million), net of current portion, including capital lease obligations, (ii) approximately $320.6 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) and (iii) a debt-to-equity ratio of approximately 7.7:1.0.

As of March 27, 2005, on a consolidated pro forma basis after giving effect to the IPO-Related Transactions, we would have had (i) approximately $483.6 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.7 million), net of current portion, including capital lease obligations, (ii) approximately $320.6 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) and (iii) a debt-to-equity ratio of approximately 2.9:1.0.

Because we have substantial debt, we require significant amounts of cash to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

•	operating difficulties;

•	increased operating costs;

•	increased fuel costs;

•	general economic conditions;

•	decreased demand for our services;

•	market cyclicality;

•	tariff rates;

•	prices for our services;

•	the actions of competitors;

•	regulatory developments; and

•	delays in implementing strategic projects.

In the future, our cash flow and capital resources may not be sufficient to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize therefrom. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness. Also, the senior credit facility and the indenture which governs the 9% senior notes contain covenants that may limit the ability of the issuer’s subsidiaries to dispose of material assets or operations or to restructure or refinance indebtedness, and the indenture which governs the Notes contains similar covenants that may also limit the ability of the issuer or the ability of its subsidiaries to do so. Further, we cannot assure you that the issuer or its subsidiaries will be able to restructure or refinance their indebtedness or obtain additional financing, given the uncertainty of prevailing market conditions from time to time, the high levels of their indebtedness and the various debt incurrence restrictions imposed by the senior credit facility and such indentures, to the extent applicable. If the issuer and its subsidiaries are able to restructure or refinance their indebtedness or obtain additional financing, the economic terms on which such indebtedness is restructured, refinanced or obtained may not be favorable to them.

We may incur substantial indebtedness in the future. The terms of the senior credit facility and the indenture which governs the 9% senior notes permit the issuer’s subsidiaries to incur or guarantee additional indebtedness under certain circumstances, and the indenture which governs the Notes also permits the issuer and its subsidiaries to incur or guarantee additional indebtedness under similar circumstances. As of March 27, 2005, Horizon Lines Holding and Horizon Lines had approximately $18.3 million of additional borrowing availability under the revolving credit facility, and, on a pro forma basis after giving effect to the April 2005 Transactions and the IPO-Related Transactions, would have had, approximately $43.3 million of additional borrowing availability under the revolving credit facility, in each case subject to compliance with the financial and other covenants and the other terms set forth therein. Our incurrence of additional indebtedness would intensify the risk that our future cash flow and capital resources may not be sufficient for payments of interest on and principal of our substantial indebtedness.

Financial and other covenants under our current and future indebtedness could significantly impair our ability to operate our business and adversely affect the holders of the Notes.

The senior credit facility contains covenants that, among other things, restrict the ability of the issuer’s subsidiaries to:

•	dispose of assets;

•	incur additional indebtedness, including guarantees;

•	prepay other indebtedness or amend other debt instruments;

•	pay dividends or make investments, loans or advances;

•	create liens on assets;

•	enter into sale and lease-back transactions;

•	engage in mergers, acquisitions or consolidations;

•	change the business conducted by us; and

•	engage in transactions with affiliates.

In addition, under the senior credit facility, the issuer’s subsidiaries are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements. Their ability to comply with these covenants will depend on their ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond their control, and will be substantially dependent on their financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to various financial and business factors, including those discussed in the other risk factors disclosed in this prospectus, some of which may be beyond their control.

Under the senior credit facility, Horizon Lines and Horizon Lines Holding are required, subject to certain exceptions, to make mandatory prepayments of amounts under the senior credit facility with all or a portion of the net proceeds of certain asset sales and events of loss, certain debt issuances, certain equity issuances and a portion of their excess cash flow. Their circumstances at the time of any such prepayment, particularly their liquidity and ability to access funds, cannot be anticipated at this time. Any such prepayment could, therefore, have a material adverse effect on us. Mandatory prepayments are first applied to the outstanding term loans and, after all of the term loans are paid in full, then applied to reduce the loans under the revolving credit facility with corresponding reductions in revolving credit facility commitments.

The indentures which govern the Notes, and the 9% senior notes also contain restrictive covenants that, among other things, limit the issuer’s ability, or the ability of the issuer’s subsidiaries, to:

•	incur more debt;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into transactions with our affiliates.

The senior credit facility and the indentures that govern the Notes and the 9% senior notes contain cross-default provisions that may result in nearly all of our indebtedness coming due simultaneously.

The breach of any of the covenants or restrictions contained in the senior credit facility could result in a default under the indenture which governs the 9% senior notes that would permit the noteholders thereunder to declare all amounts outstanding under such indenture to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under the senior credit facility as well. Similarly, the breach of any of the covenants or restrictions contained in the indenture which governs the 9% senior notes would permit the lenders under the senior credit facility to declare all amounts outstanding under such facility to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under such indenture. In the event of a breach of any of the covenants or restrictions contained in the senior credit facility or the indenture governing the 9% senior notes, the noteholders under the indenture which governs the Original Notes and will govern the New Notes would be permitted to declare all amounts outstanding under such indenture to be due and payable. If the indebtedness under the senior credit facility and the indentures governing the 9% senior notes and the Notes were all to be accelerated, the aggregate amount of indebtedness immediately due and payable as of March 27, 2005 would have been approximately $483.6 million on a consolidated pro forma basis, after giving effect to the IPO-Related Transactions. We do not have sufficient liquidity to repay this amount if all of such indebtedness were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance all of such indebtedness.

Our substantial indebtedness and future indebtedness could significantly impair our operating and financial condition.

The required payments on our substantial indebtedness and future indebtedness, as well as the restrictive covenants contained in the senior credit facility and the indentures governing the Notes and the 9% senior notes could significantly impair our operating and financial condition. For example, these required payments and restrictive covenants could:

•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility is variable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

We may incur substantial indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

The New Notes will be unsecured and structurally subordinated to the issuer’s secured obligations and to the obligations of the issuer’s subsidiaries, including obligations of the issuer’s subsidiaries under the senior credit facility and the 9% senior notes.

The indenture which governs the Original Notes and will govern the New Notes will permit the issuer and its subsidiaries, as applicable, to incur additional indebtedness, including under the senior credit facility. The Original Notes are, and the New Notes will be, unsecured and therefore do not and will not have the benefit of any such collateral securing any future indebtedness of the issuer. Accordingly, if an event of default occurs under such future indebtedness, the senior secured lenders to the issuer (if any) would have a prior right to the issuer’s assets, to the exclusion of the holders of the Notes. In such event, such assets would first be used to repay in full all amounts outstanding under such secured indebtedness, resulting in all or a portion of the issuer’s assets being unavailable to satisfy the claims of the holders of Notes and other unsecured indebtedness.

More importantly, the Original Notes are, and the New Notes will be, structurally subordinated to all indebtedness and other obligations of the issuer’s subsidiaries. As a result of the foregoing, in the event of the bankruptcy, insolvency, liquidation or reorganization of any of the issuer’s subsidiaries, holders of the Notes may not be fully paid and may not be paid at all even though creditors of such subsidiaries may receive full payment for their claims.

As of March 27, 2005, the aggregate outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.7 million), net of current portion, including capital lease obligations, of the issuer’s subsidiaries equaled approximately $496.7 million and the aggregate amount of trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) of the issuer’s subsidiaries equaled approximately $317.9 million. As of March 27, 2005 the issuer’s subsidiaries had availability under the senior credit facility for additional borrowings of up to $18.3 million.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indentures governing the Notes and the 9% senior notes and the senior credit facility prohibits dividends to the issuer to fund its obligations under the indenture governing the Notes upon a change of control.

If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the accreted value thereof plus accrued and unpaid interest, if any, to the date of purchase, and the issuer’s subsidiaries would be required to make an offer to purchase all of the outstanding 9% senior notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that would constitute a change of control will constitute a default under the senior credit facility. In addition, in the event of a change of control, the secured credit facility will prohibit the purchase of the 9% senior notes and the distribution of cash by the issuer’s subsidiaries to the issuer to fund the purchase of the Notes, unless and until such time as the indebtedness under the senior credit facility is repaid in full. In addition, the failure of the issuer’s subsidiaries to purchase the 9% senior notes after a change of control in accordance with the terms of the related indenture would result in a default under the senior credit facility.

The inability to repay the indebtedness under the senior credit facility would also constitute an event of default under the indentures for the 9% senior notes and the Notes, which could have materially adverse consequences to us and to the holders of the Notes and the 9% senior notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our respective obligations under the senior credit facility and the indentures governing the Notes and the 9% senior notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

The issuer is subject to certain fraudulent transfer and conveyance statutes that may have adverse implications for the holders of the New Notes.

If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors, a court were to find that, at the time the New Notes were issued, the issuer:

•	was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the New Notes,

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied, such court could avoid or subordinate the New Notes to then existing and future indebtedness of the issuer, and take other action detrimental to the holders of the New Notes including, under certain circumstances, invalidating the New Notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, the issuer would be considered insolvent if, at the time it incurs the indebtedness constituting the New Notes, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether the issuer was solvent at the relevant time, or whether, whatever standard was used, the New Notes would not be avoided on another of the grounds described above.

The New Notes will be issued with original issue discount for U.S. federal income tax purposes.

The New Notes will be issued with original issue discount, or OID, for U.S. federal income tax purposes. Consequently, holders of the New Notes will be required to include amounts in respect of OID in gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See “Certain Material United States Federal Income and Estate Tax Consequences” for a more detailed discussion of the federal income tax consequences to holders of the notes of the purchase, ownership and disposition thereof.

If a bankruptcy case is commenced by or against the issuer under the United States Bankruptcy Code, the claim of a holder of any of the New Notes with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of:

•	the initial offering price allocable to the New Notes; and

•	that portion of the original issue discount which is not deemed to constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any original issue discount that had not accreted as of any such bankruptcy filing would constitute “unmatured interest.”

The senior credit facility currently prohibits dividends to the issuer to make payments under the Notes, including principal and interest payments.

The senior credit facility currently prohibits dividends to the issuer unless they are for essential operating or tax expenses. Hence, when the issuer is required to make any cash payment under the Notes, including principal and interest payments, it will not be able to do so unless it generates its own cash flow or amends or refinances the senior credit facility with a new facility that does not contain comparable restrictions. There can be no assurance that sufficient cash flow will be generated or that any such amendment or refinancing will take place. Thus, there is significant risk that the issuer will be unable to make cash interest and principal payments on the Notes when due.

Upon the consummation of the initial public offering and the redemption with the use of proceeds therefrom of at least $40.0 million in aggregate principal amount of the 9% senior notes, the issuer’s subsidiaries will receive certain benefits of the amendment and restatement of the senior credit facility, including the ability to pay additional dividends. There can be no assurance that the initial public offering will be consummated, that the terms of the initial public offering (including, without limitation the use of proceeds thereof) will not be substantially changed or that the issuance and sale of shares pursuant to the initial public offering and the redemption of at least $40.0 in aggregate principal amount of the 9% senior notes will in fact be consummated. As a result, the provisions of the senior credit facility may not be amended.

If we are unable to implement our business strategy, our future results could be adversely affected.

Our future results of operations will depend in significant part on the extent to which we can implement our business strategy successfully. Our business strategy includes providing complete shipping and logistics services, leveraging our capabilities to serve a broad range of customers, leveraging our brand, maintaining industry- leading information technology, and reducing operating costs. Our strategy is subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. As a consequence, we may not be able to fully implement our strategy or realize the anticipated results of our strategy.

A decrease in shipping volume in our markets will adversely affect our business.

Demand for our shipping services depends on levels of shipping in our Jones Act markets and in the Guam market, as well as on economic and trade growth and logistics. Cyclical or other recessions in the continental U.S. or in these markets can negatively affect our operating results as customers may ship fewer containers or may ship containers only at reduced rates. We cannot predict whether or when such downturns will occur.

Our failure to renew our commercial agreements with Maersk in the future could have a material adverse effect on our business.

We have several commercial agreements with Maersk, an international shipping company, that encompass terminal services, equipment sharing, cargo space charters, sales agency services, and trucking services. For example, under these agreements, Maersk provides us with terminal services at our seven ports located in the continental U.S. (Elizabeth, New Jersey; Jacksonville, Florida; New Orleans, Louisiana; Houston, Texas; Los Angeles and Oakland, California; and Tacoma, Washington). In general, these agreements, which were renewed and amended in May 2004, effective as of December 2004, are scheduled to expire at the end of 2007. If we fail to renew these agreements in the future, the requirements of our business will necessitate that we enter into substitute commercial agreements with third parties for at least some portion of the services contemplated under our existing commercial agreements with Maersk, such as terminal services at our ports located in the continental U.S. There can be no assurance that, if we fail to renew our commercial agreements with Maersk, we will be successful in negotiating and entering into substitute commercial agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements with Maersk or others. Furthermore, if we do enter into substitute commercial agreements with third parties, changes in our operations to comply with the requirements of these new agreements (such as our use of other terminals in our existing ports in the continental U.S. or our use of other ports in the continental U.S.) may cause disruptions to our business, which could be significant, and may result in additional costs and expenses and possible losses of revenue.

Rising fuel prices may adversely affect our profits.

Fuel is a significant operating expense for our shipping operations. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, increases in the price of fuel, such as we are currently experiencing, may adversely affect profitability. There can be no assurance that our customers will agree to bear such fuel price increases via fuel surcharges without a reduction in their volumes of business with us nor any assurance that our future fuel hedging efforts (if any) will be successful.

Our industry is unionized and strikes by our union employees or others in the industry may disrupt our services and adversely affect our operations.

As of March 27, 2005, we had 1,843 employees, of which 1,261 were unionized employees represented by seven different labor unions. Our industry is susceptible to work stoppages and other adverse employee actions due to the strong influence of maritime trade unions. We may be adversely affected by future industrial action against efforts by our management or the management of other companies in our industry to reduce labor costs, restrain wage increases or modify work practices. For example, in 2002 our operations at our U.S. west coast ports were significantly affected by a 10-day labor interruption by the International Longshore and Warehouse Union. This interruption affected ports and shippers throughout the U.S. west coast.

In addition, in the future, we may not be able to negotiate, on terms and conditions favorable to us, renewals of our collective bargaining agreements with unions in our industry and strikes and disruptions may occur as a result of our failure or the failure of other companies in our industry to negotiate collective bargaining agreements with such unions successfully.

Our collective bargaining agreements with our unions are scheduled to expire as follows—International Brotherhood of Teamsters: 2008 and 2010; Seafarers International Union: 2006; Office & Professional Employees International Union: 2007; International Longshore and Warehouse Union: 2007 and 2008; International Longshoremen’s Association: 2010; Marine Engineers Beneficial Association: 2012; and International Organization of Masters, Mates & Pilots: 2012.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

Some of our employees are covered by several maritime statutes, including provisions of the Jones Act, the Death on the High Seas Act, the Seamen’s Wage Act and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes for these employees, we may have greater exposure for any claims made by these employees than is customary in the United States.

Due to our participation in multiemployer pension plans, we may have exposure under those plans that extends beyond what our obligations would be with respect to our employees.

We contribute to fourteen multiemployer pension plans. In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits. We have no current intention of taking any action that would subject us to any withdrawal liability and cannot assure you that no other contributing employer will take such action.

In addition, if a multiemployer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, will impose an excise tax of five (5%) percent on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer’s respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

Compliance with safety and environmental protection and other governmental requirements may adversely affect our operations.

The shipping industry in general and our business and the operation of our vessels and terminals in particular are affected by extensive and changing safety, environmental protection and other international, national, state and local governmental laws and regulations. For example, our vessels, as U.S.-flagged vessels, generally must be maintained “in class” and are subject to periodic inspections by the American Bureau of Shipping or similar classification certification groups, and must be periodically inspected by, or on behalf of, the U.S. Coast Guard. In addition, the United States Oil Pollution Act of 1990 (referred to as OPA) and the Comprehensive Environmental Response, Compensation & Liability Act (referred to as CERCLA) requires us, as vessel operators, to post bonds or certificates of financial responsibility and to adopt procedures for oil or hazardous substance spill prevention, response and clean up. In complying with these laws, we have incurred expenses and may incur future expenses for ship modifications and changes in operating procedures. Changes in enforcement policies for existing requirements and additional laws and regulations adopted in the future could limit our ability to do business or further increase the cost of our doing business.

We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance in all material respects with applicable safety/environmental laws and regulations and are insured against the usual risks for such amounts as our management deems appropriate. Our vessels’ operating certificates and licenses are renewed periodically during the required annual surveys of the vessels. However, there can be no assurance that such certificates and licenses will be renewed. Also, in the future, we may have to alter existing equipment, add new equipment to, or change operating procedures for, our vessels to comply with changes in governmental regulations, safety or other equipment standards or to meet our customers’ changing needs. If any such costs are material, they could adversely affect our financial condition.

We are subject to new statutory and regulatory directives in the United States addressing homeland security concerns that may increase our costs and adversely affect our operations.

Various government agencies within the Department of Homeland Security (referred to in this prospectus as “DHS”), including the Transportation Security Administration, the U.S. Coast Guard, and U.S. Bureau of Customs and Border Protection, have adopted, and may adopt in the future, new rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenue.

The Coast Guard’s new maritime security regulations, issued pursuant to the Maritime Transportation Security Act of 2002, require us to operate our vessels and facilities pursuant to both the maritime security regulations and approved security plans. Our vessels and facilities are subject to periodic security compliance verification examinations by the Coast Guard. A failure to operate in accordance with the maritime security regulations or the approved security plan may result in the imposition of a fine or control and compliance measures, including the suspension or revocation of the security plan, thereby making the vessel or facility ineligible to operate. We are also required to audit these security plans on an annual basis and, if necessary, submit amendments to the Coast Guard for their review and approval. Failure to timely submit the necessary amendments may lead to the imposition of the fines and control and compliance measures mentioned above. Failure to meet the requirements of the maritime security regulations could have a material adverse effect on our results of operations.

DHS may adopt additional security-related regulations, including new requirements for screening of cargo and our reimbursement to the agency for the cost of security services. These new security-related regulations could have an adverse impact on our ability to efficiently process cargo or could increase our costs. In particular, our customers typically need quick shipping of their cargos and rely on our on-time shipping capabilities. If these regulations disrupt or impede the timing of our shipments, we may fail to meet the needs of our customers, or may increase expenses to do so.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

Domestic and international container shipping is subject to various security and customs inspection and related procedures, referred to herein as inspection procedures, in countries of origin and destination as well as in countries in which transshipment points are located. Inspection procedures can result in the seizure of containers or their contents, delays in the loading, offloading, transshipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers (and, in some cases, shipping and logistics companies such as us). Failure to comply with these procedures may result in the imposition of fines and/or the taking of control or compliance measures by the applicable governmental agency, including the denial of entry into U.S. waters.

We understand that, currently, only a small proportion of all containers delivered to the United States are physically inspected by U.S., state or local authorities prior to delivery to their destinations. The U.S. government, foreign governments, international organizations, and industry associations have been considering ways to improve and expand inspection procedures. It is unclear what changes, if any, to the existing inspection procedures will be proposed or implemented, or how any such changes will affect shipping and logistics companies such as us. It is possible, however, that such changes could impose additional financial and legal obligations on us, including additional responsibility for physically inspecting and recording the contents of containers we are shipping. In addition, changes to inspection procedures could impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo by container uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.

Under the Jones Act all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. The Jones Act, therefore, restricts the foreign ownership interests in the entities that directly or indirectly own the vessels which we operate in the non-contiguous Jones Act markets. If we were to seek to sell any portion of our business that owns any of these vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the foreign ownership restrictions described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market. Furthermore, at any point Horizon Lines ceases to be controlled and 75% owned by U.S. citizens, we would become ineligible to operate in our current markets and may become subject to penalties and risk forfeiture of our vessels.

Repeal or substantial amendment of the Jones Act or its application could have a material adverse effect on our business.

If the Jones Act were to be repealed or substantially amended and, as a consequence, competitors with lower operating costs were to enter any of our Jones Act markets, our business would be materially adversely affected. In addition, our advantage as a U.S.-citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the shipping of maritime cargo between U.S. ports could be opened to foreign-flag or foreign-built vessels.

No assurance can be given that our insurance costs will not escalate.

Our protection and indemnity insurance, referred to as P&I, is provided by a mutual P&I club which is a member of the International Group of P&I Clubs. As a mutual club, it relies on member premiums, investment reserves and income, and reinsurance to manage liability risks on behalf of its members. Increased investment losses, underwriting losses, or reinsurance costs could cause international marine insurance clubs to substantially raise the cost of premiums, resulting not only in higher premium costs but also higher levels of deductibles and self-insurance retentions.

Catastrophic losses and other liabilities could adversely affect our results of operations and such losses and liability may be beyond insurance coverage.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo. Also, in the course of the operation of our vessels, marine disasters, such as oil spills and other environmental mishaps, cargo loss or damage, and business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions, could result in loss of revenue, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims.

Although we maintain insurance, including retentions and deductibles, at levels that we believe are consistent with industry norms against the risks described above, including loss of life, there can be no assurance that this insurance would be sufficient to cover the cost of damages suffered by us from the occurrence of all of the risks described above or the loss of income resulting from one or more of our vessels being removed from operation. We also cannot assure you that a claim will be paid or that we will be able to obtain insurance at commercially reasonable rates in the future. Further, if we are negligent or otherwise responsible in connection with any such event, our insurance may not cover our claim.

In the event that any of the claims arising from any of the foregoing possible events were assessed against us, all of our assets could be subject to attachment and other judicial process.

As a result of the significant insurance losses incurred in the September 11, 2001 attack and related concern regarding terrorist attacks, global insurance markets increased premiums and reduced or restricted coverage for terrorist losses generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.

Additionally, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable.

Our spare vessel reserved for relief may be inadequate under extreme circumstances.

We generally keep a spare vessel in reserve available for relief if one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service for repairs. However, this spare vessel may require several days of sailing before it can replace the other vessel, resulting in service disruptions and loss of revenue. If more than one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service, we may have to redeploy vessels from our other trade routes, or lease one or more vessels from third parties. As there is a relatively limited supply of U.S.-built, U.S.-owned and U.S.-flagged container vessels available for short- or long-term lease, especially on short notice, we may be unable to lease any such vessels or be faced with prohibitively high lease rates. In any such case, we may suffer a material adverse effect on our business, our operating results and our financial condition.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our shipping and logistics services, especially HITS, which could damage our reputation and harm our operating results.

Our provision of our shipping and logistics services depends on the continuing operation of our information technology and communications systems, especially HITS. We have experienced brief system failures in the past and may experience brief or substantial failures in the future. Any failure of our systems could result in interruptions in our service reducing our revenue and profits and damaging our brand. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster, or other unanticipated problems at our facilities at which we maintain and operate our systems could result in lengthy interruptions or delays in our shipping and logistics services, especially HITS. We are in the process of migrating our information technology systems from a mainframe to a client/server model. This transition may result in unanticipated service disruptions or higher operating costs that could also harm our operating results or damage our reputation.

Our vessels could be arrested by maritime claimants, which could result in significant loss of earnings and cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. Moreover, crew members may place liens for unpaid wages that can include significant statutory penalty wages if the unpaid wages remain overdue (e.g., double wages for every day during which the unpaid wages remain overdue). The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the period during which the arrest or attachment is continuing.

In addition, international vessel arrest conventions and certain national jurisdictions allow so-called sister-ship arrests, which allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any associated vessel. In nations with these laws, an association may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us or any of our vessels for the liability of one or more of the other vessels that we own.

We are susceptible to severe weather and natural disasters.

Our operations are vulnerable to disruption as a result of weather and natural disasters such as bad weather at sea, hurricanes, typhoons and earthquakes. Such events will interfere with our ability to provide the on-time scheduled service our customers demand resulting in increased expenses and potential loss of business associated with such events. In addition, severe weather and natural disasters can result in interference with our terminal operations, and may cause serious damage to our vessels, loss or damage to containers, cargo and other equipment and loss of life or physical injury to our employees. Terminals in the South Pacific Ocean, particularly in Guam, and terminals on the east coast of the continental U.S. and in the Caribbean are particularly susceptible to hurricanes and typhoons. In the recent past, the terminal at our port in Guam was seriously damaged by a typhoon and our terminal in Puerto Rico was seriously damaged by a hurricane. These storms resulted in damage to cranes and other equipment and closure of these facilities. Earthquakes in Anchorage and in Guam have also damaged our terminal facilities resulting in delay in terminal operations and increased expenses. Any such damage will not be fully covered by insurance.

We may face new competitors.

Other established or start-up shipping operators may enter our markets to compete with us for business.

Existing non-Jones Act qualified shipping operators whose container ships sail between ports in Asia and the U.S. west coast could add Hawaii, Guam or Alaska as additional stops on their sailing routes for non-U.S. originated or destined cargo. Shipping operators could also add Puerto Rico as a new stop on sailings of their vessels between the continental U.S. and ports in Europe, the Caribbean, and Latin America for non-U.S. originated or destined cargo. Further, shipping operators could introduce U.S.-flagged vessels into service sailing between Guam and U.S. ports, including ports on the U.S. west coast or in Hawaii. On these routes to and from Guam no limits would apply as to the origin or destination of the cargo dropped off or picked up. In addition, current or new U.S. citizen shipping operators may purchase or charter vessels currently being built in U.S. shipyards or order the building of new vessels by U.S. shipyards and may introduce these U.S.-built vessels into

Jones Act qualified service on one or more of our trade routes. These potential competitors may have access to financial resources substantially greater than our own. The entry of a new competitor on any of our trade routes could result in a significant increase in available shipping capacity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Pasha Hawaii Transport Lines, a joint venture between The Pasha Group, a California-based automobile handling and logistics company, and Strong Vessel Operators LLC, a Connecticut-based operator of a U.S.-flagged ship on a trade route between the U.S. east coast and the Azores, recently began a Jones Act qualified shipping service between Hawaii and San Diego, utilizing one roll-on/roll-off vessel. Pasha Hawaii’s new shipping service handles the Chrysler Group’s new car shipping requirements for Hawaii under a multi-year contract. While we believe that Pasha Hawaii’s new service will primarily handle the shipment of automobiles, the introduction of this new service has resulted in a significant increase in available shipping capacity in the Hawaii market that could create downward rate pressure for us or result in our loss of business.

We may not exercise our purchase options for our chartered vessels.

We intend to exercise our purchase options for up to five of the vessels that we have chartered upon the expiration of their charters. In July 2007, charters for two of our vessels expire, and in January 2015, charters for three of our vessels expire. There can be no assurance that, when these options become exercisable, the price at which these vessels may be purchased will be reasonable in light of the fair market value of these vessels at such time or that we will have the funds required to make these purchases. As a result, we may not exercise our options to purchase these vessels. If we do not exercise our options, we may need to renew our existing charters for these vessels or charter replacement vessels. There can be no assurance that our existing charters will be renewed, or, if renewed, that they will be renewed at favorable rates, or, if not renewed, that we will be able to charter replacement vessels at favorable rates.

We may face significant costs as our vessels age.

We believe that our vessels each has an estimated useful economic life of 45 years from the year it was built. The average age of our vessels is approximately 28 years. We expect to expend increasing expenses to operate and maintain our vessels in good condition as they age. Eventually, these vessels will need to be replaced. We may not be able to replace these vessels with new vessels based on uncertainties related to financing, timing and shipyard availability.

We may face unexpected substantial drydocking costs for our vessels.

Our vessels are drydocked periodically for repairs and renewals. The cost of repairs and renewals at each drydocking are difficult to predict with certainty and can be substantial. Our established processes have enabled us to make 28 drydockings in the last four years with a minimal impact on schedule. In addition, our vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large unpredictable drydocking expenses could significantly decrease our profits.

Loss of our key management personnel could adversely affect our business.

Our future success will depend, in significant part, upon the continued services of Charles G. Raymond, our President and Chief Executive Officer, John V. Keenan, our Senior Vice President and Chief Operating Officer, and M. Mark Urbania, our Senior Vice President and Chief Financial Officer. The loss of the services of any of these executive officers could adversely affect our future operating results because of their experience and knowledge of our business and customer relationships. If key employees depart, we may have to incur significant costs to replace them and our ability to execute our business model could be impaired if we cannot replace them in a timely manner. We do not expect to maintain key person insurance on any of our executive officers.

Our indirect stockholders may take actions that conflict with your interests.

The Castle Harlan Group, as the holder of a majority of the equity of Horizon Lines, Inc., the issuer’s direct parent, effectively has the power to elect our directors, who in turn have the right to appoint our executive officers and approve all actions requiring the approval of the holders of our equity securities, including adopting amendments to our formation or organizational documents and approving mergers, acquisitions or sales of all or substantially all of our assets. In the event the initial public offering is consummated, as described in “Historical Transactions,” other indirect stockholders may be able to exercise similar control over us.

The interests of The Castle Harlan Group, any other indirect controlling stockholders and other indirect stockholders may conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of The Castle Harlan Group, any other indirect controlling stockholders and other indirect stockholders as holders of our equity might conflict with your interests as a holder of the Notes. The Castle Harlan Group, any other indirect controlling stockholders and other indirect stockholders may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the Notes.

We are subject to, and may in the future be subject to, disputes, or legal or other proceedings, that could have a material adverse effect on us.

The nature of our business exposes us to the potential for disputes, or legal or other proceedings, from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters, as discussed in the other risk factors disclosed in this prospectus. In addition, as a common carrier, our tariffs, rates, rules and practices in dealing with our customers are governed by extensive and complex foreign, federal, state and local regulations which are the subject of disputes or administrative and/or judicial proceedings from time to time. These disputes, individually or collectively, could harm our business by distracting our management from the operation of our business. If these disputes develop into proceedings, these proceedings, individually or collectively, could involve significant expenditures by us or result in significant changes to our tariffs, rates, rules and practices in dealing with our customers that could have a material adverse effect on our future revenue and profitability.

We are currently subject to two actions before the Surface Transportation Board, or STB. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995, and an order awarding reparations to Guam and its citizens. The second action, brought by DHX, Inc., a freight forwarder, in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of the defendants in the Hawaii trade. DHX is seeking $11.0 million in damages. An adverse STB decision in either of these actions could also affect the rates that Horizon Lines would be permitted to charge on its routes and could have a material adverse effect on our future revenue and profitability. On December 13, 2004, the STB issued a decision favorable to us with respect to the second action. However, DHX has filed a motion for reconsideration of the STB’s order. We have filed an opposition to this motion. No assurance can be given that the final decision of the STB with respect to this matter will be favorable to us. For additional information concerning the two actions before the STB, see “Business—Legal Proceedings,” beginning on page      of this prospectus.

Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

Part of our growth strategy may include pursuing acquisitions. Any integration process may be complex and time consuming, may be disruptive to our business and may cause an interruption of, or a distraction of our management’s attention from, our business as a result of a number of obstacles, including but not limited to:

•	the loss of key customers of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	difficulties assimilating the operations and personnel of the acquired company;

•	difficulties effectively integrating the acquired technologies with our current technologies;

•	our inability to retain key personnel of acquired entities;

•	a failure to maintain the quality of customer service;

•	our inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could negatively impact our net income and cash flows.

We have not completed any acquisitions to date. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of such obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

If non-U.S. citizens own more than the applicable percentage of our parent’s stock, our parent may not have the funds or the ability to redeem any excess shares and we could be forced to suspend our Jones Act operations.

In the event the provisions of the certificate of incorporation of Horizon Lines, Inc. would be ineffective to prevent the ownership of shares of any class or series of capital stock of Horizon Lines, Inc. by one or more non-U.S. citizens, in the aggregate, in excess of the maximum percentage for such class or series, calculated pursuant to such certificate of incorporation, Horizon Lines, Inc. shall be entitled to redeem such excess shares. However, Horizon Lines, Inc. may not be able to redeem such excess shares because the issuer may not have sufficient cash, and the operations of the issuer’s subsidiaries may not have generated sufficient excess cash flow, to be upstreamed to Horizon Lines, Inc., to fund such a redemption. If such a situation occurs, there is no guarantee that Horizon Lines, Inc. or the issuer or the issuer’s subsidiaries will be able to obtain the funds necessary to effect such a redemption on satisfactory terms or at all. Effective upon the consummation of the initial public offering and the redemption with the use of proceeds therefrom of at least $40.0 million in the aggregate principal amount of 9% senior notes, the terms of the senior credit facility under which two of the issuer’s direct or indirect subsidiaries, Horizon Lines Holding and Horizon Lines, are co-borrowers and their respective subsidiaries are guarantors, will permit upstream payments, subject to exceptions, to fund redemptions of excess shares. However, the terms of the indentures governing the 9% senior notes and the Notes contain limitations on upstream payments which provide no specific exceptions to fund such redemptions of excess shares and any of the future indebtedness of the issuer or the issuer’s subsidiaries or the indebtedness of other subsidiaries of Horizon Lines, Inc. may contain similar limitations.

If, for any of the foregoing reasons or otherwise, Horizon Lines, Inc. is unable to effect such a redemption when such ownership of shares by non-U.S. citizens in the aggregate is in excess of 25.0% of such class or series, or otherwise prevent non-U.S. citizens in the aggregate from owning shares in excess of 25.0% of any such class or series, or fails to exercise its redemption right because it is unaware that such ownership exceeds such percentage, the issuer or the issuer’s subsidiaries will likely be unable to comply with applicable maritime laws. If all of the citizenship-related safeguards in Horizon Lines, Inc.’s certificate of incorporation fail at a time when ownership of shares of any class or series of our stock is in excess of 25.0% of such class or series, the issuer or the issuer’s subsidiaries will likely be required to suspend their Jones Act operations. Any such actions by governmental authorities would have a severely detrimental impact on our results of operations.

No assurance can be given that we will redeem any portion of the Notes.

The issuer intends to redeem a portion of the Notes with the proceeds from the initial public offering. However, there can be no assurance that Horizon Lines, Inc. will be able to consummate the initial public offering or that it will receive sufficient proceeds therefrom to enable the issuer to redeem any portion of the Notes. In addition, there can be no assurance that Horizon Lines, Inc. will contribute any portion of the proceeds from the initial public offering to the issuer to enable it to redeem a portion of the Notes. Furthermore, in the event the issuer redeems a portion of the Notes with the proceeds of the initial public offering, there can be no assurance that the issuer will redeem the maximum 35% of the Notes permitted by the indenture governing the Notes, and the issuer may consummate such redemption at any time within the 180 days after the consummation of the initial public offering as permitted by such indenture.

We may be exposed to potential risks resulting from new requirements that we evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Section 404 of the Sarbanes-Oxley Act requires that companies with effective registration statements cause their managements to perform annual assessments of the effectiveness of their internal controls over financial reporting and their independent auditors to prepare reports that address such assessments. As a result of a registration statement relating to an exchange offer for the 9% senior notes having been declared effective by the SEC, Horizon Lines Holding and Horizon Lines and their respective subsidiaries are required to satisfy the requirements of Section 404. In addition, upon the effectiveness of the registration statement for this exchange offer, the issuer will also be required to satisfy the requirements of Section 404.

We may not be able to assess our current internal controls and comply with these requirements in due time. If we are able to proceed with a complete assessment in a timely manner, we may identify deficiencies which we may not be able to remediate, may identify deficiencies which will demand significant resources to remediate or may be unable to identify existing deficiencies at all. In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of the common stock offered hereby could drop significantly. Our compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from our other operations and could require a restructuring of our internal financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on our operations. The applicability of the Sarbanes-Oxley Act to us could make it more difficult and more expensive for us to obtain director and officer liability insurance, and also make it more difficult for us to attract and retain qualified individuals to serve on our boards of directors (and, particularly, the audit committee of our parent, Horizon Lines, Inc.), or to serve as executive officers.

Risks Related to the Exchange Offer

Any Original Notes that are outstanding after consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of Original Notes after consummation of the exchange offer may be unable to sell their Original Notes.

Any Original Notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions. The issuer has not registered the Original Notes under the Securities Act or any state securities laws, nor does the issuer intend to do so after the exchange offer. As a result, the Original Notes may be transferred only in limited circumstances under the securities laws. If a holder of Original Notes does not exchange such Original Notes in the exchange offer, the holder will lose its right under the registration rights agreement to have the Original Notes registered under the Securities Act, subject to limited exceptions. If a holder of Original Notes continues to hold Original Notes after the exchange offer, the holder may be unable to sell the Original Notes.

Some holders that exchange their Original Notes may be deemed to be underwriters, and these holders will be required to comply with registration and prospectus delivery requirements in connection with any resale transaction.

If a holder of Original Notes exchanges its Original Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, the holder may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

There currently exists no market for the New Notes. An active public market may not develop for the New Notes.

The New Notes are a new issue of securities with no active or established trading market, and the issuer does not intend to list them on any securities exchange. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and may cease their market-making (if any) in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

Volatile trading prices may require you to hold the New Notes for an indefinite period of time.

If a market develops for the New Notes, the New Notes might trade at prices higher or lower than the initial offering price of the Original Notes. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the New Notes may be subject to such disruptions, which could have an adverse effect on the price of the New Notes. You should be aware that you may be required to bear the financial risk of an investment in the New Notes for an indefinite period of time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by federal securities laws, with respect to our financial condition, results of operations and business. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: our substantial debt; restrictive covenants under our debt; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; rising fuel prices; labor interruptions or strikes; job-related claims; liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones Act competitor; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the aging of our vessels; unexpected substantial drydocking costs for our vessels; the loss of our key management personnel; actions by our parent; and legal or other proceedings to which we are or may become subject.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this prospectus might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

See the section entitled “Risk Factors,” beginning on page      of this prospectus, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

TRADEMARKS AND SERVICE MARKS

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Horizon Lines®.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus, including information relating to our relative position in the shipping and logistics industry are approximations based on the good faith estimates of our management, which are generally based on internal surveys and sources, and other publicly available information, including local port information. In addition, information relating to the Puerto Rico market is based on the good faith estimates of our management using data provided by Commonwealth Business Media, Inc., an independent service unaffiliated with any industry participants. Unless otherwise noted, financial data and industry and market data presented herein are for 2004.

USE OF PROCEEDS

This exchange offer is intended to satisfy the issuer’s obligations under the registration rights agreement. The issuer will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, the issuer will receive Original Notes with like original principal amount. The form and terms of the Original Notes are substantially similar to the form and terms of the New Notes, except for the absence of the registration of the Original Notes under the Securities Act, transfer restrictions and registration rights relating to the Original Notes and the registration rights agreement providing for an increase in the stated interest rate on the Original Notes related to any registration or exchange delay. The Original Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in the issuer’s outstanding debt.

CAPITALIZATION

The following table sets forth the capitalization, as of March 27, 2005, on an actual consolidated basis, of the issuer and as adjusted to give effect to (i) the April 2005 Transactions and (ii) the consummation of the IPO-Related Transactions, as if, in each case, such transactions had occurred as of March 27, 2005. The following table does not include the capitalization, as of March 27, 2005, on a pro forma consolidated basis, of the issuer, after giving effect to the Acquisition-Related Transactions, because the Acquisition-Related Transactions occurred on July 7, 2004.

You should read this table together with the information in this prospectus under the captions “Selected Consolidated and Combined Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and together with the consolidated financial statements of Horizon Lines and its Predecessor and related notes included elsewhere in this prospectus.

	As of March 27, 2005
	Actual	Pro Forma As Adjusted
	($ in thousands)
Cash and cash equivalents	$42,690	$5,818

Debt:
Term loan facility	$248,750	$248,750
Revolving credit facility(1)	—	—
9% Senior notes	250,000	162,500
Original notes	115,901	74,420
Capital lease obligation	616	616

Total debt	615,267	486,286
Total invested capital/stockholders’ equity	79,266	166,694

Total capitalization	$694,533	$652,980

(1)	Horizon Lines Holding and its subsidiaries are parties to a $25.0 million revolving credit facility which upon the consummation of the initial public offering and the redemption with the proceeds therefrom of at least $40.0 million of the aggregate principal amount of the 9.0% senior notes, will increase to a $50.0 million revolving credit facility. At March 27, 2005, letters of credit with an aggregate face amount of $6.7 million were outstanding under the revolving credit facility and an additional $18.3 million of indebtedness was available for borrowing under the revolving credit facility. As of March 27, 2005, on a consolidated pro forma basis after giving effect to the April 2005 Transactions and the IPO-Related Transactions, an additional $43.3 million of indebtedness would have been available for borrowing under the revolving credit facility. There can be no assurance that the IPO-Related Transactions will be consummated. See “Risk Factors—Risks Related to the Notes and Our Business—No assurance can be given that we will redeem any portion of the Notes.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical consolidated financial statements of the issuer and its predecessors. The unaudited pro forma condensed consolidated balance sheet as of March 27, 2005 gives effect to the IPO-Related Transactions which are described below as if they had occurred as of March 27, 2005. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 26, 2004 gives effect to the (i) Acquisition-Related Transactions, (ii) Original Issuance-Related Transactions and (iii) IPO-Related Transactions, as if they had occurred as of December 22, 2003. The unaudited pro forma condensed consolidated statement of operations for the quarter ended March 27, 2005 gives effect to the IPO-Related Transactions as if they had occurred as of December 27, 2004. The unaudited pro forma consolidated statement of operations for the period from December 22, 2003 through December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been if the Acquisition-Related Transactions, the Original Issuance-Related Transactions and the IPO-Related Transactions had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date. For an explanation of the Acquisition-Related Transactions and the Original Issuance-Related Transactions, see “Historical Transactions” beginning on page      of this prospectus.

The IPO-Related Transactions are expected to consist of the following:

(i)	the amendment of the existing certificate of incorporation of Horizon Lines, Inc. to effect a reclassification of the issued and outstanding shares of common stock of Horizon Lines, Inc. into a greater number of such shares;

(ii)	the issuance and sale by Horizon Lines, Inc., in the initial public offering, of shares of its common stock;

(iii)	the sale by certain existing stockholders of Horizon Lines, Inc., in the initial public offering, of outstanding shares of common stock of Horizon Lines, Inc.;

(iv)	the application of a portion of the net proceeds received by Horizon Lines, Inc. from the initial public offering to the voluntary redemption of approximately $41.5 million in accreted value of the Notes and to the payment of a related redemption premium thereon;

(v)	the application of a portion of the net proceeds received by Horizon Lines, Inc. from the initial public offering to the voluntary redemption of approximately $87.5 million of the outstanding aggregate principal amount of the 9% senior notes, to the payment of a related redemption premium thereon and to the payment of accrued interest thereon;

(vi)	the complete exercise by members of our management team (or their family members) of their options granted to them prior to July 7, 2004 by Horizon Lines Holding which, after giving effect to the provisions of the put/call agreement, will result in the issuance to them of shares of common stock and of Series A preferred stock of Horizon Lines, Inc.; and

(vii)	the application of a portion of the net proceeds received by Horizon Lines, Inc. from the initial public offering, together with available cash from Horizon Lines Holding and Horizon Lines and their subsidiaries, to the redemption, at a total redemption price of $62.2 million, of all of the outstanding shares of the Series A preferred stock of Horizon Lines, Inc. at their stated value.

Horizon Lines, Inc. expects to file an amendment to its registration statement on Form S-1 to reflect the structure and terms described above. There can be no assurance that the IPO-Related Transactions will be consummated or that we will redeem any portion of the Notes. See “Risk Factors—Risks Related to the Notes and Our Business—No assurance can be given that we will redeem any portion of the Notes.”

The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and primary assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis. The acquisition transaction has been accounted for using the purchase method of accounting, which requires that we revalue or adjust our assets and liabilities to their fair values. Horizon Lines Holding, which was acquired in the acquisition transaction, is currently in the process of finalizing valuations of property and equipment, intangibles, and the allocation of the purchase price. An estimated allocation, which is subject to change, has been prepared as reflected herein. Completion of the valuation and the resulting reallocation will occur within one year following the closing of the acquisition transaction on July 7, 2004. Thus, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein. In particular, if additional value is allocated to certain tangible or definite lived intangible assets, the pro forma depreciation and amortization expense would be increased.

The issuer was formed in connection with the Original Issuance-Related Transactions and has no independent operations. Consequently, financial data for the period (or any portion thereof) from February 27, 2003 through December 9, 2004 reflect Horizon Lines Holding on a consolidated basis. All financial data for the period (or any portion thereof) from December 10, 2004 through March 27, 2005 reflect the issuer on a consolidated basis. All unaudited pro forma condensed financial data for each other period (or portion thereof) reflects the issuer on a combined and consolidated basis with the entities reflected in the combined and consolidated financial data from which such unaudited pro forma condensed financial data was derived.

You should read our unaudited pro forma condensed consolidated financial statements and the related notes hereto in conjunction with our historical consolidated and combined financial statements and the related notes thereto and other information contained in “Capitalization,” “Selected Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Certain prior period balances have been reclassified to conform with the current period presentations.

H-Lines Finance Holding Corp.

Unaudited Pro Forma Condensed Consolidated

Balance Sheet

As of March 27, 2005

($ in thousands)

	Historical	IPO-Related Transactions Adjustments		Issuer Pro Forma Consolidated
Assets
Current assets
Cash and cash equivalents	$42,690	$(36,872	)(1)	$5,818
Accounts receivable, net	127,703	—		127,703
Income tax receivable	9,354	—		9,354
Deferred tax asset	5,975	—		5,975
Materials and supplies	21,824	—		21,824
Other current assets	5,350	—		5,350

Total current assets	212,896	(36,872)		176,024

Property and equipment, net	183,293	—		183,293
Intangible assets, net	516,696	(4,681	)(2)	512,015
Deferred tax assets	78,453	—		78,453
Other assets	21,081	—		21,081

Total assets	$1,012,419	$(41,553)		$970,866

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,320	$—		$20,320
Accrued liabilities	114,160	—		114,160
Current portion of deferred tax liability	1,137	—		1,137
Current portion of long term debt	2,500	—		2,500

Total current liabilities	138,117	—		138,117

Term loan, net of current	246,250	—		246,250
9% senior notes	250,000	(87,500	)(2)	162,500
Original Notes	115,901	(41,481	)(2)	74,420
Deferred tax liability	135,943	—		135,943
Other long term liabilities	46,942	—		46,942

Total liabilities	933,153	(128,891)		804,172

Stockholders’ equity	79,266	87,428	(2)(3)	166,694

Total liabilities and stockholders’ equity	$1,012,419	$(41,553)		$970,866

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

H-Lines Finance Holding Corp.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

	Historical	Acquisition- Related Transactions Adjustments		Original Issuance- Related Transactions Adjustments		IPO-Related Transactions Adjustments		Issuer Pro Forma Consolidated
Operating revenue	$980,328	$—		$—		$—		$980,328
Operating expense	780,343	—		—		—		780,343
Depreciation and amortization	45,570	7,255	(1)	—		—		52,825
Amortization of vessel drydocking	15,861	—		—		—		15,861
Selling, general and administrative	83,857	—		—		(1,704	)(1)	82,153
Miscellaneous expense, net	2,160	—		—		—		2,160

Operating income (loss)	52,537	(7,255)		—		1,704		46,986
Interest expense	23,371	14,909	(2)	13,049	(1)	(1,496	)(2)	49,833
Interest expense—preferred units of subsidiary	2,686	(2,686	)(3)	—		—		—
Other expense, net	22	—		—		—		22

Income (loss) before income taxes	26,458	(19,478)		(13,049)		3,200		(2,869)
Income tax expense (benefit)	10,064	(7,412	)(4)	(4,958	)(2)	1,216	(3)	(1,090)

Net income (loss)	$16,394	$(12,066)		$(8,091)		$1,984		$(1,779)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 26, 2004

H-Lines Finance Holding Corp.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Quarter Ended March 27, 2005

($ in thousands)

	Historical	IPO-Related Transactions Adjustments		Issuer Pro Forma Consolidated
Operating revenue	$257,562	$—		$257,562
Operating expense	206,203	—		206,203
Depreciation and amortization	12,893	—		12,893
Amortization of vessel drydocking	3,798	—		3,798
Selling, general and administrative	23,101	(750	)(1)	22,351
Miscellaneous expense, net	1,314	—		1,314

Operating income	10,253	750		11,003
Interest expense	12,852	9,695	(2)	22,547
Other expense, net	3	—		3

Loss before income taxes	(2,602)	(8,945)		(11,547)
Income tax benefit	(1,015)	(3,399	)(3)	(4,414)

Net loss	$(1,587)	$(5,546)		$(7,133)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Quarter Ended March 27, 2005

H-Lines Finance Holding Corp.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 27, 2005

($ in thousands)

IPO-Related Transaction Adjustments:

(1)	Pro forma adjustment to cash consisting of the following:

•	Receipt of $1,550 in cash from the exercise of management options to purchase common stock of Horizon Lines Holding; and

•	A payment of a $38,422 cash dividend to Horizon Lines, Inc. to pay a portion of the total redemption price of all of the outstanding shares of Series A preferred stock of Horizon Lines, Inc. to be redeemed after giving effect to the issuance of shares of Series A preferred stock pursuant to the put/call agreement, in connection with the exercise in full of the remaining options granted by Horizon Lines Holding prior to July 7, 2004 to members of our management team (or their family members).

(2)	Reflects (i) the application of a portion of the net proceeds of the initial public offering within 180 days of the consummation of such offering, to the voluntary redemption, of (x) approximately $41,481 in accreted value of the Notes, and (y) approximately $87,500 of the $250,000 aggregate principal amount of the 9% senior notes, (ii) the corresponding reduction of interest expense by $4,681, (iii) the making of $7,875 in required premium payments and $853 in required accrued interest payments in respect of such redemption of the 9% senior notes and (iv) the making of $4,563 in required premium payments in respect of such redemption of the Notes.
(3)	Adjustment to stockholders’ consisting of the following:

Exercise of management options to purchase common stock of Horizon Lines Holding(a)	$1,550
Capital contributed by Horizon Lines, Inc.(b)	128,981
Write-down of allocable deferred finance costs(c)	(4,681)
Dividend to Horizon Lines, Inc.	(38,422)

Total adjustment to stockholders’ equity	$87,428

(a)	Represents cash received from exercise of options by members of our management team (or their family members) to purchase common stock of Horizon Lines Holding.
(b)	See footnote (1) above.
(c)	Reflects a write down of deferred finance costs allocable to the redemption of portions of the Notes and the 9% senior notes.

H-Lines Finance Holding Corp.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

Acquisition-Related Transactions Adjustments:

(1)	Reflects additional depreciation and amortization expense associated with the fair value adjustments to property and equipment and definite lived intangibles in connection with the acquisition transaction.
(2)	Reflects the change in interest expense as a result of the $250,000 of borrowings under the senior credit facility, adjusted based upon principal payments through December 26, 2004, and the issuance of the Original Notes in connection with the acquisition transaction. This change in interest expense is calculated as follows:

Interest on borrowings(a)	$35,314
Amortization of deferred finance costs(b)	2,389

Total pro forma interest expense	37,703
Less: historical interest expense	22,794

Pro forma adjustment to interest expense	$14,909

(a)	Represents pro forma interest expense calculated using 4.73% on $249,375 outstanding under the senior credit facility and 9.00% on the $250,000 9% senior notes. No amounts were calculated on the revolving credit facility, as no amounts were outstanding at December 26, 2004.
(b)	Represents amortization of deferred finance costs on a straight-line basis over the term of the debt.

(3)	Represents elimination of interest on the preferred units of Horizon Lines as a result of the repurchase of these preferred units in connection with the acquisition transaction.
(4)	Reflects income tax expense (benefit) based upon an effective rate of 38.0% on pretax income, calculated as follows:

Historical pretax income	$26,458
Effect of Acquisition-Related Transactions	(19,478)

Pro forma income before income taxes due to Acquisition-Related Transactions	6,980
Effective tax rate	38%

Pro forma income tax expense	2,652
Historical income tax expense	10,064

Pro forma adjustment to income tax expense (benefit)	$(7,412)

H-Lines Finance Holding Corp.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

Original Issuance-Related Transactions Adjustments

(1)	Reflects the change in interest expense as a result of the issuance of the Original Notes. This change is calculated as follows:

Interest on the original notes calculated using 11%	$13,013
Amortization of deferred finance costs(a)	613

Total pro forma adjustment to interest expense	13,626
Less: historical interest expense	577

Pro forma adjustment to interest expense	$13,049

(a)	Represents amortization of deferred finance costs on a straight-line basis over the term of the debt.

(2)	Reflects the tax benefit based upon an effective rate of 38% on pretax income, calculated as follows:

Pro forma loss before income taxes due to original notes offering	$(13,049)
Effective tax rate	38%

Pro forma tax benefit	$(4,958)

H-Lines Finance Holding Corp.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

IPO-Related Transactions Adjustments:

(1)	Represents the elimination of historical management fees. We will have no management fees subsequent to the closing of the initial public offering.

(2)	Reflects the change in interest expense as a result of early payments of $87,500 on the outstanding Notes. These early payments are a result of the IPO-Related Transactions. This change in interest expense is detailed below:

Reduction of interest expense on early payment of 9% senior notes	$(8,116)
Reduction of interest expense on early payment of the Notes	(4,807)
Reduction of amortization of deferred finance costs	(1,864)
Early prepayment premium on 9% senior notes	8,728
Early prepayment premium on the Notes	4,563

Total pro forma adjustment to interest expense	$(1,496)

(3)	Reflects the tax benefit based upon an effective tax rate of 38% on pretax loss, calculated as follows:

Pro forma income before income taxes	$3,200
Effective rate	38%

Pro forma income tax benefit	$1,216

H-Lines Finance Holding Corp.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Quarter Ended March 27, 2005

($ in thousands)

IPO-Related Transactions Adjustments:

(1)	Represents the elimination of management fees. We will have no management fees subsequent to the closing of the initial public offering.

(2)	Reflects the change in interest expense as a result of early payments of $87,500 on the outstanding 9% senior notes and $41,841 on the outstanding Notes. This also represents a change in interest expense as a result of a renegotiation of the senior credit facility which would allow for a quarter point reduction in our interest rate upon the consummation of the initial public offering and the redemption with the proceeds therefrom of at least $40.0 million of the aggregate principal amount of the 9% senior notes. Our historical rate for the quarter was 5.25%. These changes in interest expense are detailed below:

Reduction of interest expense on early payment of 9% senior notes	$(1,928)
Reduction of interest expense on early payment of the Notes	(1,231)
Reduction of amortization of deferred finance costs	(280)
Reduction of interest expense from reduction of the interest rate by .25%	(157)
Early prepayment premium on 9% senior notes	8,728
Early prepayment premium on the Notes	4,563

Total pro forma adjustment to interest expense	$9,695

(3)	Reflects the tax benefit based upon an effective tax rate of 38.2% on pretax loss, calculated as follows:

Pro forma pretax loss	$(11,547)
Effective tax rate	38.2%

Pro forma tax benefit	(4,414)
Historical tax benefit	(1,015)

Adjustment to tax benefit	$(3,399)

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

The selected consolidated and combined financial data should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page      of this prospectus and our combined and consolidated financial statements and the related notes appearing elsewhere in this prospectus. The combined and consolidated statement of operations data for the year ended December 22, 2002, the periods from December 23, 2002 through February 26, 2003 and from February 27, 2003 through December 21, 2003 and the periods from December 22, 2003 through July 6, 2004 and from July 7, 2004 through December 26, 2004 and the consolidated balance sheet data as of December 26, 2004 and December 21, 2003 are derived from our audited combined and consolidated financial statements appearing elsewhere in this prospectus. The combined statements of operations data for the years ended December 24, 2000 and December 23, 2001 and the combined balance sheet data as of December 24, 2000, December 23, 2001 and December 22, 2002 are derived from our audited consolidated financial statements not appearing in this prospectus. The consolidated statement of operations data for the quarters ended March 21, 2004 and March 27, 2005 and the consolidated balance sheet data as of March 27, 2005 presented below have been derived from the unaudited financial statements contained in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below has been combined to present more meaningful information on a comparative period basis. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—History and Transactions” on page      of this prospectus for a description of the transactions during the periods presented below that may impact period to period comparability of the data presented.

The issuer was formed in connection with the Original Issuance-Related Transactions and has no independent operations. All combined and consolidated financial data for the period (or any portion thereof) from December 27, 1999 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly-owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX Corporation. All combined and consolidated financial data for the period (or any portion thereof) from February 27, 2003 through December 9, 2004 reflect Horizon Lines Holding on a consolidated basis. All financial data for the period (or any portion thereof) from December 10, 2004 through March 27, 2005 reflect the issuer on a consolidated basis.

Certain prior period balances have been reclassified to conform with the current period presentation.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

	Predecessor B				Predecessor A
	Years Ended December,			Period from December 23, 2002 through February 26, 2003	Period from February 27, 2003 through December 21, 2003	Total for Twelve Months Ended December 21, 2003	Period from December 22, 2003 through July 6, 2004	Quarter Ended March 21, 2004	Period from July 7, 2004 through December 26, 2004	Total for Twelve Months Ended December 26, 2004	Issuer Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands)				($ in thousands)				($ in thousands)
Statement of Operations Data:
Operating revenue	$702,857	$714,653	$804,424	$138,411	$747,567	$885,978	$498,430	$219,994	$481,898	$980,328	$257,562
Operating expense	608,987	597,770	658,053	121,862	596,369	718,231	402,875	182,483	377,468	780,343	206,203
Depreciation and amortization(1)	20,097	23,502	17,977	3,053	26,901	29,954	20,937	10,569	24,633	45,570	12,893
Amortization of vessel drydocking	12,041	10,181	14,988	3,221	13,122	16,343	8,743	4,142	7,118	15,861	3,798
Selling, general and administrative	57,156	62,183	75,174	11,861	68,203	80,064	43,323	18,935	40,534	83,857	23,101
Miscellaneous expense (income), net(2)	4,453	(11,184)	824	935	2,238	3,173	1,891	1,205	269	2,160	1,314

Total operating expense	702,734	682,452	767,016	140,932	706,833	847,765	477,769	217,334	450,022	927,791	247,309

Operating income (loss)	123	32,201	37,408	(2,521)	40,734	38,213	20,661	2,660	31,876	52,537	10,253
Interest expense(3)	20,016	13,638	7,133	467	8,519	8,986	5,111	2,348	18,260	23,371	12,852
Interest expense—preferred units of subsidiary	—	—	—	—	4,477	4,477	2,686	1,181	—	2,686	—
Other expense (income), net(3)	(11,788)	(9,681)	(5,183)	22	—	22	7	5	15	22	3

Income (loss) before income taxes	(8,105)	28,244	35,458	(3,010)	27,738	24,728	12,857	(874)	13,601	26,458	(2,602)
Income tax expense (benefit)	(2,805)	9,816	13,707	(961)	10,576	9,615	4,896	(338)	5,168	10,064	(1,015)

Net income (loss)	$(5,300)	$18,428	$21,751	$(2,049)	$17,162	$15,113	$7,961	$(536)	$8,433	$16,394	$(1,587)

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

	December 24, 2000	December 23, 2001	December 22, 2002	December 21, 2003	December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2	$47,087	$40,342	$41,811	$56,349	$8,230	$42,690
Working capital (deficit)	(136,541)	(51,757)	25,301	46,192	65,548	42,646	74,779
Total assets	552,557	505,716	321,129	492,554	1,017,932	474,529	1,012,419
Long-term debt, including capital lease obligations, net of current portion(4)	153,332	132,128	—	165,417	610,201	162,213	612,605
Total debt, including capital lease obligations(4)	174,534	153,330	—	165,570	612,862	165,521	615,267
Stockholders’ equity (deficit)	(8,018)	70,154	113,985	96,860	80,612	96,288	79,266

	Years Ended December,			Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands)
Other Financial Data:
EBITDA(5)	$32,261	$65,884	$70,373	$84,488	$113,946	$17,366	$26,941
Capital expenditures(6)	15,623	10,637	19,298	35,150	32,889	7,275	1,188
Vessel drydocking expenditures	9,615	13,900	15,905	16,536	12,273	3,195	5,101
Cash flows provided by (used in):
Operating activities	(20,002)	66,426	(1,840)	44,048	70,370	(26,180)	(12,345)
Investing activities(7)	(17,415)	(5,364)	(4,905)	(350,666)	(694,563)	(7,352)	(939)
Financing activities(4)(7)	21,499	(13,977)	—	305,687	656,887	(49)	(375)
Ratio of earnings to fixed charges(8)	—	1.66x	2.05x	1.63x	1.51x	—	—

(1)	Amortization of intangibles with definite lives totaled $2.3 million for the year ended December 21, 2003, $11.0 million for the year ended December 26, 2004 and $4.9 million for the quarter ended March 27, 2005. There were no intangible assets subject to amortization during the periods presented prior to February 27, 2003. The increase in amortization during the twelve months ended December 26, 2004 and the quarter ended March 27, 2005 is due to the step-up in basis of definite lives intangibles and property and equipment in connection with the acquisition transaction on July 7, 2004.

(2)	Miscellaneous expense (income) generally consists of bad debt expense accrued during the year, accounts payable discounts taken, and various other miscellaneous income and expense items. During 2001 we recorded bad debt expense of $(0.1) million in addition to $(11.1) million related to accounts payable discounts and accounting reserve adjustments. These accounting reserve adjustments were unusual in nature and primarily a result of changes in estimates. During 2002, we accrued $4.3 million of bad debt expense which was reduced by $3.5 million related to accounts payable discounts and accounting reserve adjustments.

(3)	During 2001 and 2002, we incurred interest charges totaling $13.6 million and $7.1 million, respectively, on outstanding debt that had been borrowed in prior years to fund vessel purchases. This debt was assumed by CSX Corporation, our parent company at that time, during 2002. To fund principal and interest payments on this debt we held investments from which we earned interest income. Interest income from these investments totaled $9.7 million and $5.1 million during fiscal years ended 2001 and 2002, respectively. During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page of this prospectus. On July 7, 2004, as part of the Acquisition-Related Transactions, the $250.0 million original principal amount of 9% senior notes were issued, $250.0 million was borrowed under the term loan facility, $6.0 million was borrowed under the revolving credit facility and interest began to accrue thereon. On December 10, 2004, as part of the Original Issuance-Related Transactions, which are described in “Historical Transactions” on page , the Original Notes with an initial accreted value of $112.3 million were issued and the accreted value thereof began to increase. As of December 26, 2004, the $250.0 million original principal amount of 9% senior notes, the $249.4 million of borrowing under the term loan facility, the Original Notes with an accreted value of $112.8 million and capital lease obligations, net of current portion, with a carrying value of $0.7 million, were outstanding. The $6.0 million of borrowing under the revolving credit facility was repaid on August 9, 2004. As of March 27, 2005, the $250.0 million original principal amount of 9% senior notes, $248.8 million of borrowing under the term loan facility, the Original Notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, were outstanding.

(4)	Total debt as of December 2001 consisted of $84.8 million of Collateralized Extendible Notes and $68.5 million of other long-term debt and capital lease obligations. Substantially all of these debt obligations were assumed by CSX Corporation, during the year ended December 2002, resulting in no total debt outstanding as of December 22, 2002. Total debt as of December 21, 2003 was $175.0 million as a result of the initial debt borrowing in conjunction with the February 27, 2003 purchase transaction. During 2003, $10.3 million of debt was repaid resulting in outstanding total debt of $164.8 million as of December 21, 2003. Outstanding debt as of December 21, 2003 was repaid in connection with the Acquisition-Related Transactions.

(5)

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. We believe that GAAP-based financial information for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. The following demonstrates and forms the basis for such belief: (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require Horizon Lines Holding and its subsidiaries to maintain certain interest expense coverage and leverage ratios, which contain EBITDA as a component, and restrict upstream cash payments if certain ratios are not met, subject to certain exclusions, and our management team uses EBITDA to monitor compliance with such covenants, (iii) EBITDA is a component of the measure used by our management team to make day-to-day operating decisions, (iv) EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general and (v) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction by Horizon Lines of certain targets, which contain EBITDA as a component. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is included below:

	Years Ended December,			Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands)
Net income (loss)	$(5,300)	$18,428	$21,751	$15,113	$16,394	$(536)	$(1,587)
Interest expense, net	8,228	3,957	1,950	13,463	26,057	3,529	12,852
Income tax expense (benefit)	(2,805)	9,816	13,707	9,615	10,064	(338)	(1,015)
Depreciation and amortization	32,138	33,683	32,965	46,297	61,431	14,711	16,691

EBITDA	$32,261	$65,884	$70,373	$84,488	$113,946	$17,366	$26,941

The EBITDA amounts presented above contain certain charges that are not anticipated to recur regularly in the ordinary course of business, as described in the following table:

	Years Ended December,			Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands)
Severance(a)	$—	$—	$—	$1,655	$—	$—	$—
Renaming/rebranding costs(b)	—	—	—	846	—	—	—
Special charges(c)	—	—	—	1,786	—	—	—
Management fees(d)	—	—	—	250	2,204	125	750
Lease expense buyout(e)	9,224	7,100	6,956	6,238	2,590	408	—
ILWU lockout(f)	—	—	7,200	—	—	—	—
Merger costs(g)	—	—	—	—	2,934	—	—
Equipment lease—Maersk(h)	(6,500)	(6,400)	—	—	—	—	—

(a)	During 2003 we incurred severance costs related to the departure of three of our executives after the February 27, 2003 purchase transaction as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page of this prospectus.
(b)	We renamed and rebranded vessels and equipment with the Horizon Lines name and logo from the CSX Lines name and logo after the February 27, 2003 purchase transaction. Additionally, adjustment includes costs incurred to update stationery, supplies and signage related to name change.
(c)	Adjustment primarily represents professional fees incurred in connection with the February 27, 2003 purchase transaction which are not includable in direct costs of that transaction. Professional services include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, and establishment of various employee benefit plans, including stock option and 401(k) plans. Additional professional services include costs associated with moving our technology data center and establishing our financial system software license on a standalone basis. Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California.
(d)

The adjustment represents management fees paid to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the acquisition transaction. These fees totaled $0.3 million for the period February 27, 2003 through December 21, 2003, $2.2 million during the period December 22, 2003 through December 26, 2004 and $0.8 million for the quarter ended March 27, 2005. Upon the completion of the acquisition transaction, Horizon Lines, Horizon Lines Holding and Horizon Lines, Inc., the issuer’s direct parent, entered into a new management agreement with Castle Harlan. The parties to the management agreement intend to amend such agreement, prior to the initial public offering, to provide for a payment to Castle Harlan and the termination of the provisions of such agreement, except as to expense reimbursement and indemnification and related obligations of Horizon Lines, Horizon Lines Holding, and Horizon Lines, Inc. See “Certain Relationships and Related Party Transactions—Management Agreement,” beginning on page      of this prospectus.

(e)	The adjustments represent elimination of vessel lease expense incurred in each of the periods listed for four vessels which were originally held under operating leases and were purchased in 2003 and 2004. The vessels purchased were the Horizon Hawaii in December 2003 for $5.6 million, the Horizon Fairbanks in January 2004 for $3.8 million, the Horizon Navigator in April 2004 for $8.2 million, and the Horizon Trader for $7.7 million in October 2004.
(f)	The adjustment represents the estimated EBITDA impact from a 10-day labor interruption at our U.S. west coast ports by the International Longshore and Warehouse Union, which affected the entire market, including us, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months. The components of this adjustment include lost revenue, service recovery expenses, and increased operating expenses, including the deployment of an additional vessel on the trade route between the U.S. west coast and Hawaii to maintain regular service schedules for our customers.
(g)	The adjustment represents incremental cost incurred related to the acquisition transaction on July 7, 2004.
(h)	The adjustment represents equipment lease income on container equipment leased to Maersk. This equipment was transferred to CSX Corporation in 2002 resulting in the elimination of this from income after 2001.

(6)	Includes vessel purchases of $5.5 million, $21.9 million, and $19.6 million for the years ended December 22, 2002, December 21, 2003, and December 26, 2004, respectively.

(7)

During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of $80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions, and the Original Issuance-Related Transactions, which are described in “Historical Transactions” beginning on page      of this prospectus. Investing activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million, the final allocation of which is pending and may differ from the estimated allocation already made. Financing activities related to the Acquisition-Related Transactions included a capital contribution of $157.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Financing activities related to the Original Issuance-Related Transactions offering included the issuance of Original Notes with an initial accreted value of $112.3 million and the payment of a cash dividend to Horizon Lines, Inc. in the amount of approximately $107.4 million. As of December 26, 2004, $249.4 million of borrowing under the term loan facility, the $250.0 million original principal amount of 9% senior notes, the Original Notes with an accreted value of $112.8 million and capital leases, net of current portion, with a carrying value of $0.7 million were outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004. As of March 27, 2005, $248.8 million of borrowing under the term loan facility, the $250.0 million original principal amount of 9% senior notes, the Original Notes with an accreted value of $115.9 million and capital lease obligations, net of current portions, with a carrying value of $0.6 million, remained outstanding.

(8)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of net discount or premium and financing costs and the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. For the year ended December 2000, earnings were insufficient to cover fixed charges by $8.1 million. For the quarters ended March 27, 2005 and March 21, 2004, earnings were insufficient to cover fixed charges by $2.6 million and $0.9 million, respectively. The calculation of the ratio of earnings to fixed charges is noted below:

	Years Ended December,			Total for Year Ended December 21, 2003	Total for Year Ended December 26, 2004	Quarter Ended March 21, 2004	Issuer Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands)
Pretax income (loss)	$(8,105)	$28,244	$35,458	$24,728	$26,458	$(874)	$(2,602)
Fixed charges	20,016	13,638	7,133	13,463	26,057	3,529	12,852
Rentals	30,427	29,412	26,674	25,993	26,193	6,409	6,241

Total fixed charges	50,443	43,050	33,807	39,456	52,250	9,938	19,093

Pretax earnings plus fixed charges	42,338	71,294	69,265	64,184	78,708	9,064	16,491
Ratio of earnings to fixed charges	—	1.66x	2.05x	1.63x	1.51x	—	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations of H-Lines Finance Holding Corp. and its subsidiaries should be read in conjunction with Selected Consolidated and Combined Financial Data and our annual audited and quarterly unaudited consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements,” on page      of this prospectus.

Executive Overview

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	($ in millions)
Operating revenue	$804.4	$886.0	$980.3	$220.0	$257.6
Operating expense	767.0	847.8	927.8	217.3	247.3

Operating income	$37.4	$38.2	$52.5	$2.7	$10.3

Operating ratio	95.3%	95.7%	94.6%	98.8%	96.0%
Revenue containers (units)	277,547	289,360	308,485	70,914	74,418

Operating revenue increased by $37.6 million or 17.1% from the quarter ended March 21, 2004 to the quarter ended March 27, 2005. This revenue growth is primarily attributable to an increase in revenue containers shipped, increased bunker fuel surcharges, other rate improvements resulting from increases in other surcharges, favorable charges in cargo mix and general rate increases and revenue increases from non-transportation and other revenue services.

Operating expense increased by $30.0 million or 13.8% from the quarter ended March 21, 2004 to the quarter ended March 27, 2005, primarily as a result of higher costs associated with the growth in total revenue container volume and increases in non-transportation and other revenue services. Other factors contributing to the increase in operating expense include higher vessel fuel costs and higher rail and truck transportation costs as a result of higher fuel prices, in addition to higher selling, general, and administrative costs as a result of increased management bonus plan accruals.

Operating income increased by $7.6 million or 281.5% from the quarter ended March 21, 2004 to the quarter ended March 27, 2005. This improvement in operating income is primarily due to the substantial increase in operating revenue during the quarter ended March 27, 2005.

Operating revenue increased by $94.4 million or 10.7% from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004, partially due to the inclusion of 53 weeks, instead of 52 weeks, in the twelve months ended December 26, 2004. Revenue container volume growth not attributable to the inclusion of the 53rd week in the twelve month period was primarily responsible for this increase in revenue during the twelve months ended December 26, 2004.

Operating expense increased by $80.0 million or 9.4% from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004. This increase was also due in part to the inclusion of 53 weeks in the twelve months ended December 26, 2004. Other factors contributing to this increase were higher total revenue container volume, increased charges from rail and truck service providers, and fuel price increases.

Operating income improved by $14.3 million or 37.5% from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004, generating an improvement in operating ratio from 95.7% during the twelve months ended December 21, 2003 to 94.6% during the twelve months ended December 26, 2004.

General

We believe that we are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to Alaska, Puerto Rico and Hawaii, constituting the three non-contiguous Jones Act markets, and to Guam. Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S. registered under the U.S. flag manned by predominantly U.S. crews and owned and operated by U.S. organized companies that are controlled and 75% owned by U.S. citizens. We operate the largest Jones Act containership fleet with 16 vessels and approximately 22,100 cargo containers. We provide comprehensive shipping and logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan.

History and Transactions

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. In 2000, we introduced HITS, our industry-leading ocean shipping and logistics information technology system, enabling us to capture all critical aspects of every shipment and allowing our customers to book, track and trace cargo shipments on a real-time basis. Today, as the only Jones Act vessel operator with an integrated organization serving Alaska, Puerto Rico, and Hawaii, we are uniquely positioned to serve our customers that require shipping and logistics services in more than one of these markets.

On February 27, 2003, Horizon Lines Holding (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation (referred to herein as “CSX”), which was the successor to Sea-Land, 84.5% of CSX Lines, LLC (referred to herein as the Predecessor Company), and 100% of CSX Lines of Puerto Rico, Inc. (referred to herein as the Predecessor Puerto Rico Entity), which together constitute our business today. This transaction is referred to in this prospectus as the February 27, 2003 purchase transaction. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc.

On July 7, 2004, as part of the acquisition transaction, H-Lines Subcorp., a wholly-owned subsidiary of Horizon Lines, Inc., merged with and into Horizon Lines Holding, with the latter entity as the survivor of such merger. As a result, Horizon Lines Holding became a wholly-owned subsidiary of Horizon Lines, Inc.

As part of the Original Issuance-Related Transactions, on December 6, 2004, the issuer was formed, and, on December 10, 2004, the issuer issued and sold the Original Notes.

For information regarding the acquisition transaction and developments concerning the formation of the issuer and changes in the capitalization of Horizon Lines, Inc. subsequent to July 7, 2004, see “Historical Transactions,” beginning on page      of this prospectus.

Basis of Presentation

The issuer was formed in connection with the Original Issuance-Related Transactions, which are described in “Historical Transactions,” at page      of this prospectus, and has no independent operations. Consequently, the accompanying consolidated financial statements include the consolidated accounts of the issuer as of December 26, 2004 and March 27, 2005, and for the period from December 10, 2004 through December 26, 2004 and for the quarter ended March 27, 2005, and of Horizon Lines Holding as of December 21, 2003, for the periods from February 27, 2003 through December 21, 2003 and from December 22, 2003 through December 9,

2004 and for the quarter ended March 21, 2004. For dates prior to February 27, 2003, the combined financial statements include the accounts of the Predecessor Company and its wholly-owned subsidiaries, the Predecessor Puerto Rico Entity, and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX.

The financial statements for periods prior to February 27, 2003 have been prepared using CSX’s basis in the assets and liabilities presented as of the dates specified therein and the historical results of operations for such periods. The financial statements for periods subsequent to February 26, 2003 but prior to July 7, 2004 have been prepared using Horizon Lines Holding’s basis in the assets and liabilities acquired in the February 27, 2003 purchase transaction, determined by applying the purchase method of accounting to such transaction, and the assets and liabilities so acquired were valued on Horizon Lines Holding’s books at Horizon Lines Holding’s assessment of their fair market value. The financial statements for periods subsequent to July 6, 2004 have been prepared using the basis of Horizon Lines Holding in the assets and liabilities deemed acquired by Horizon Lines, Inc. in the Acquisition-Related Transactions, determined by applying the purchase method of accounting to such transactions, and the assets and liabilities so acquired were valued on Horizon Lines Holding’s books at Horizon Lines Holding’s assessment of their fair market value. The consolidated financial information included in this prospectus may not necessarily reflect the consolidated financial position, operating results, changes in stockholders’ equity, and cash flows of H-Lines Finance in the future or what they would have been had we been a separate, stand-alone entity during the periods preceding February 27, 2003.

The information for the twelve months ended December 21, 2003 and December 26, 2004 discussed below represents the combined financial information for the appropriate pre-acquisition and post-acquisition periods to present more meaningful information on a comparative annual basis.

Certain prior period balances have been reclassified to conform with the current period presentation. This change reflects the reclassification of the purchase by Maersk, an international shipping company, and certain of our Jones Act competitors, of container space on our vessels to operating revenue from the prior classification thereof as an offset to operating expense. The effect of this reclassification on our operating revenue was, for the years ended December 24, 2000, December 23, 2001, and December 22, 2002, an increase of $36.8 million, $33.4 million, and $46.0 million, respectively, and, for the twelve months ended December 21, 2003 and December 26, 2004, an increase of $54.3 million, and $60.2 million, respectively. For each of these years or twelve-month periods, the impact of this change was an increase in operating revenue and an increase of equal amount in operating expense.

Fiscal Year

We have a 52 or 53-week (every seventh year) fiscal year that ends on the Sunday before the last Friday in December. The year ended December 22, 2002 and the twelve months ended December 21, 2003 each consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions in the reported amounts of revenues and expenses during the reporting period and in reporting the amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of our financial statements. Since many of these estimates and assumptions are based on future events which cannot be determined with certainty, the actual results could differ from these estimates.

We believe that the application of our critical accounting policies, and the estimates and assumptions inherent in those policies, are reasonable. These accounting policies and estimates are constantly reevaluated and adjustments are made when facts or circumstances dictate a change. Historically, we have found the application of accounting policies to be appropriate and actual results have not differed materially from those determined using necessary estimates.

Revenue Recognition

We account for transportation revenue based upon method two under Emerging Issues Task Force No. 91-9 “Revenue and Expense Recognition for Freight Services in Process.” Under this method we record transportation revenue for the cargo when shipped and an expense accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. We believe that this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred.

Terminal and other service revenue and related costs of sales are recognized as services are performed.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts based upon a number of factors, including historical uncollectible amounts, ongoing credit evaluations of customers, customer markets and overall economic conditions. Historical trends are continually reviewed with adjustments made to the allowance for doubtful accounts as appropriate. If the financial condition of our customers were to deteriorate resulting in a perceived impairment of their ability to make payments, specific allowances might be taken.

Casualty Claims

We purchase insurance coverage for a portion of our exposure related to certain employee injuries (workers’ compensation and compensation under the Longshore and Harbor Workers’ Compensation Act), vehicular and vessel collision, accidents and personal injury and cargo claims. Most insurance arrangements include a level of self-insurance (self-retention or deductible) applicable to each claim or vessel voyage, but provide an umbrella policy to limit our exposure to catastrophic claim costs. The amounts of self-insurance coverage change from time to time. Our current insurance coverage specifies that the self-insured limit on claims ranges from $2,500 to $1,000,000. Our safety and claims personnel work directly with representatives from our insurance companies to continually update the anticipated residual exposure for each claim. In establishing accruals and reserves for claims and insurance expenses, we evaluate and monitor each claim individually, and we use factors such as historical experience, known trends and third-party estimates to determine the appropriate reserves for potential liability. Changes in the perceived severity of previously reported claims, significant changes in medical costs and legislative changes affecting the administration of our plans could significantly impact the determination of appropriate reserves.

Goodwill, Purchase Costs and Other Identifiable Intangible Assets

Under SFAS No. 142 “Goodwill and Other Intangible Assets,” previously recorded goodwill and other intangible assets with indefinite lives are not amortized but are subject to annual undiscounted cash flow impairment tests. If there is an apparent impairment, a new fair value of the reporting unit would be determined. If the new fair value is less than the carrying amount, an impairment loss would be recognized.

Customer contracts and trademarks were valued on July 7, 2004, as part of the acquisition transaction, by an independent third-party valuation company using the income appraisal methodology. The income appraisal methodology includes a determination of the present value of future monetary benefits to be derived from the anticipated income, or ownership, of the subject asset. The value of our customer contracts includes the value expected to be realized from existing contracts as well as from expected renewals of such contracts and is calculated using unweighted and weighted total undiscounted cash flows as part of the income appraisal methodology. The value of our trademarks and service marks is based on various factors including the strength of the trade or service name in terms of recognition and generation of pricing premiums and enhanced margins. We amortize customer contracts and trademarks and service marks on a straight-line method over the estimated useful life of nine to fifteen years. We evaluate these assets annually for potential impairment in accordance with SFAS No. 142.

Shipping Rates

We publish tariffs with fixed rates for all three of our Jones Act trade routes. These rates are subject to regulation by the STB. However, in the case of our Puerto Rico and Alaska trade routes, we primarily ship containers on the basis of confidential negotiated transportation service contracts that are not subject to rate regulation by the STB.

Vessel Drydocking

Under U.S. Coast Guard Rules, administered through the American Bureau of Shipping’s alternative compliance program, all vessels must meet specified seaworthiness standards to remain in service carrying cargo between U.S. marine terminals. Vessels must undergo regular inspection, monitoring and maintenance, referred to as drydocking, to maintain the required operating certificates. These drydockings generally occur every two and a half years, or twice every five years. Because drydockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements, the costs of these scheduled drydockings are customarily deferred and amortized until the next regularly scheduled drydocking period.

We also take advantage of these vessel drydockings to perform normal repair and maintenance procedures on our vessels. These routine vessel maintenance and repair procedures are expensed as incurred. In addition, we will occasionally, during a vessel drydocking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities or extend the useful life of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Deferred Tax Assets

Deferred tax items represent expenses recognized for financial reporting purposes that may result in tax deductions in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements. We record an income tax valuation allowance when the realization of certain deferred tax assets, net operating losses and capital loss carryforwards is not likely.

Union Plans

We contribute to multiemployer health, welfare and pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. Our health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the applicable period and recognize as a liability any contributions due and unpaid. We contributed to such multiemployer plans $10.2 million for the twelve months ended December 26, 2004, $10.5 million for the twelve months ended December 21, 2003, $8.5 million for the year ended December 22, 2002, and $7.0 million for the year ended December 23, 2001.

We have a noncontributory pension plan that covered 29 union employees as of March 27, 2005. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. We expense amounts as paid in accordance with the applicable union agreements. Amounts recorded for the pension plan covering the 29 union employees reflect estimates related to future interest rates, investment returns and employee turnover. We review all assumptions and estimates on an ongoing basis. We record an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Property and Equipment

We capitalize property and equipment as permitted or required by applicable accounting standards, including replacements and improvements when costs incurred for those purposes extend the useful life of the asset. We charge maintenance and repairs to expense as incurred. Depreciation on capital assets is computed using the straight-line method and ranges from 3 to 25 years. Our management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss once the asset is disposed.

We evaluate each of our long-lived assets for impairment using undiscounted future cash flows relating to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R in the first quarter of fiscal 2006. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We are evaluating the requirements of SFAS 123R and have not yet determined the method of adoption or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

Results of Operations

Operating Revenue Overview

We derive our revenue primarily from providing comprehensive shipping and logistics services to and from the continental U.S. and Alaska, Puerto Rico, Hawaii and Guam. We charge our customers on a per load basis and price our services based on the length of inland and ocean cargo transportation hauls, type of cargo and other requirements, such as shipment timing and type of container. In addition, we assess fuel surcharges on a basis consistent with industry practice and at times may incorporate these surcharges into our base transportation rates. At times, there is a timing disparity between volatility in our fuel costs and related adjustments to our fuel surcharges (or the incorporation of adjusted fuel surcharges into our base transportation rates) that may result in insufficient recovery of our fuel costs during sharp hikes in the price of fuel and recoveries in excess of our fuel costs when fuel prices level off or decline.

Over 90% of our revenues are generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws. The balance of our revenue is derived from vessel loading and unloading services that we provide for vessel operators at our terminals and agency services that we provide for third-party shippers lacking administrative presences in our markets.

As used in this prospectus, the term “revenue containers” connotes containers that are transported for a charge (as opposed to empty containers).

Operating Expense Overview

Our operating expenses consist primarily of marine operating costs, inland transportation costs, vessel operating costs, land costs and rolling stock rent. Our marine operating costs consist of stevedoring, port charges, wharfage and various other costs to secure vessels at the port and to load and unload containers to and from vessels. Our inland transportation costs consist primarily of the costs to move containers to and from the port via rail, truck or barge. Our vessel operating costs consist primarily of crew payroll costs and benefits, vessel fuel costs, vessel maintenance costs, space charter costs, vessel insurance costs and vessel rent. We view our vessel fuel costs as subject to potential fluctuation as a result of changes in unit prices in the fuel market. Our vessel fuel consumption has been generally constant for corresponding years or corresponding interim periods, since the number of active vessels, voyages and destinations have generally been the same for corresponding years or corresponding interim periods. Our land costs consist primarily of maintenance, yard and gate operations, warehousing operations and terminal overhead in the terminals in which we operate. Rolling stock rent consists primarily of rent for street tractors, yard equipment, chassis, gensets and various dry and refrigerated containers.

Quarter Ended March 27, 2005 Compared with Quarter Ended March 21, 2004

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	% Change
	($ in millions)
Operating revenue	$220.0	$257.6	17.1%
Operating expense:
Vessel	60.1	67.3	12.0%
Marine	44.3	48.4	9.1%
Land	30.3	35.6	17.4%
Inland	37.5	44.2	18.0%
Rolling stock rent	10.3	10.7	4.7%

Operating expense	182.5	206.2	13.0%

Depreciation and amortization	10.6	12.9	22.0%
Amortization of vessel drydocking	4.1	3.8	(8.3)%
Selling, general and administrative	18.9	23.1	22.0%
Miscellaneous expense, net	1.2	1.3	9.0%

Total operating expense	217.3	247.3	13.8%

Operating income	$2.7	$10.3	281.5%

Operating ratio	98.8%	96.0%	(2.8)%
Revenue containers (units)	70,914	74,418	4.9%

Operating Revenue. Operating revenue increased to $257.6 million for the quarter ended March 27, 2005 compared to $220.0 million for the quarter ended March 21, 2004, an increase of $37.6 million, or 17.1%. This revenue increase can be attributed to the following factors ($ in millions):

Revenue container volume growth	$9.8
Intermodal surcharges, more favorable cargo mix, and general rate increases	12.0
Bunker fuel surcharges included in rates to offset rising fuel cost	5.3
New management contract awarded in the fourth quarter of our fiscal year ended December 26, 2004 to manage seven oceanographic vessels for the U.S. Government	5.3
Growth in other non-transportation services	5.2

$37.6

The increased revenue due to revenue container volume growth for the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004 reflects increased market demand for transportation services. Bunker fuel surcharges, which are included in our transportation revenue, accounted for approximately 6% of total revenue in the quarter ended March 27, 2005 and approximately 5% of total revenue in the quarter ended March 21, 2004. Bunker fuel surcharges are evaluated regularly as the price of fuel fluctuates and we may at times incorporate these surcharges into our base transportation rates that we charge.

Operating Expense. Operating expense increased to $206.2 million for the quarter ended March 27, 2005 compared to $182.5 million for the quarter ended March 21, 2004, an increase of $23.7 million or 13.0%. The increase in operating expense primarily reflects the increase in total revenue container volume, as well as the additional incurred costs associated with the increase in our non-transportation and other revenue. Vessel expense which is not primarily driven by revenue container volume, increased to $67.3 million for the quarter ended March 27, 2005 from $60.1 million for the quarter ended March 21, 2004, an increase of $7.2 million, or 12.0%. Approximately $5.0 million of this increase in vessel expense is attributable to additional costs related to a contract to manage seven oceanographic vessels which was awarded to us in the fourth quarter of the twelve month period ended December 26, 2004. The remaining increase in vessel expenses is primarily attributable to additional bunker fuel expenses. Vessel fuel cost quarter over quarter increased by 10.5% driven by a significant increase in fuel prices for the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004.

Marine expense is comprised of the costs incurred to bring vessels into and out of port, and to load and unload containers. The types of costs included in marine expense are stevedoring and benefits, pilotage fees, tug fees, government fees, wharfage fees, dockage fees, and line handler fees. Marine expense increased to $48.4 million for the quarter ended March 27, 2005 from $44.3 million for the quarter ended March 21, 2004, an increase of $4.1 million or 9.1%. Commensurate with the 4.9% increase in total revenue container volume period over period, the significant determinants of marine expense increased from the quarter ended March 21, 2004 to the quarter ended March 27, 2005, as follows:

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	Increase (Decrease)
			Amount	Percentage
Container lifts	249,681	265,086	15,405	6.2%
Stevedoring hours	11,317	12,519	1,202	10.6%

Inland cost increased to $44.2 million for the quarter ended March 27, 2005 from $37.5 million for the quarter ended March 21, 2004, an increase of $6.7 million or 18.0%, as a result of increased total revenue container volume quarter over quarter as well as higher fuel costs, as rail and truck carriers have substantially increased their fuel surcharges quarter over quarter. Other factors contributing to the increase in inland expense quarter over quarter were a 4.3% increase in the average length of haul for linehaul truck moves and a 3.2% increase in rail rates.

Land expense is comprised of the costs included within the terminal for the handling, maintenance and storage of containers, including yard operations, gate operations, maintenance, warehouse and terminal overhead. Land expense increased to $35.6 million for the quarter ended March 27, 2005 from $30.3 million for the quarter ended March 21, 2004, an increase of $5.3 million or 17.4%. In tandem with the 4.9% increase in total revenue container volume, period over period the significant determinants of land expense increased from the quarter ended March 21, 2004 to the quarter ended March 27, 2005, as follows:

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	Increase (Decrease)
			Amount	Percentage
Container lifts	249,681	265,086	15,405	6.2%
Container grounding moves	175,517	222,502	46,985	26.8%
Terminal labor hours	121,198	131,653	10,455	8.6%

The purchase of two vessels in our fleet that were previously operated by us under operating leases, namely the Horizon Navigator in April 2004 and the Horizon Trader in October 2004, led to a decrease in vessel lease expense of $1.1 million for the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004. The decrease in vessel lease expense was partially offset by the resulting increase in depreciation and amortization.

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	% Change
	($ in millions)
Depreciation and amortization:
Depreciation—owned vessels	$1.6	$2.3	43.9%
Depreciation and amortization—other	8.3	5.7	(30.7)%
Amortization of intangible assets	0.7	4.9	585.8%

Total depreciation and amortization	$10.6	$12.9	22.0%

Amortization of vessel drydocking	$4.1	$3.8	(8.3)%

Depreciation and Amortization. Depreciation and amortization costs increased to $12.9 million for the quarter ended March 27, 2005 from $10.6 million for the quarter ended March 21, 2004, an increase of $2.3 million or 22.0%. The increase in depreciation and amortization is primarily due to the purchase price accounting step-up in basis of customer contracts and trademarks related to the consummation of the acquisition transaction on July 7, 2004. Amortization costs related to customer contracts and trademarks increased by $4.2 million from the quarter ended March 21, 2004 to the quarter ended March 27, 2005. The depreciation of other assets decreased by $2.6 million during this same period as a result of higher depreciation of leasehold improvements on leased vessels in the quarter ended March 21, 2004. Three vessels under operating lease, the Horizon Fairbanks, Horizon Trader, and Horizon Navigator, were purchased during 2004. This change has primarily contributed to the reduced depreciation of leasehold improvements and higher depreciation of owned vessels in the quarter ended March 27, 2005.

Amortization of Vessel Drydocking. Amortization of vessel drydocking decreased to $3.8 million for the quarter ended March 27, 2005 from $4.1 million for the quarter ended March 21, 2004, a decrease of $0.3 million or 8.3%. This decrease is attributed to lower costs incurred on various recent vessel drydockings.

Selling, General and Administrative. Selling, general and administrative costs increased to $23.1 million for the quarter ended March 27, 2005 compared to $18.9 million for the quarter ended March 21, 2004, an increase of $4.2 million or 22.0%. Approximately $2.5 million of the quarter to quarter increase is a result of increased expenses related to the timing of an accrual for a bonus plan which covers all of our non-union employees. The remaining $1.7 million increase in selling, general and administrative costs primarily resulted from increased costs related to preparation for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and general inflationary costs increases.

Miscellaneous Expense (Income), Net. Miscellaneous expense increased to $1.3 million for the quarter ended March 27, 2005 compared to $1.2 million for the quarter ended March 21, 2004, an increase of $0.1 million or 9.0%. Miscellaneous expense primarily consists of bad debt expense.

Interest Expense, Net. Interest expense increased to $12.9 million for the quarter ended March 27, 2005 compared to $2.3 million for the quarter ended March 21, 2004, an increase of $10.5 million or 447.4%. This increase is due to significantly higher levels of debt outstanding during the quarter ended March 27, 2005, as a result of the closing of the acquisition transaction on July 7, 2004.

Interest Expense—Preferred Units of Subsidiary. Interest expense—preferred units of subsidiary decreased to $0 for the quarter ended March 27, 2005 compared to $1.2 million for the quarter ended March 21, 2004, a decrease of $1.2 million or 100%. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The preferred units were redeemed in conjunction with the closing of the acquisition transaction on July 7, 2004.

Income Tax Benefit. Income tax benefit for the quarter ended March 27, 2005 totaled $1.0 million compared to an income tax benefit of $0.3 million for the quarter ended March 21, 2004, which represent effective annual tax rates of 39.0% and 38.7%, respectively. The difference between the federal statutory rate and the effective annual tax rate is primarily due to state income taxes and permanent differences.

Twelve Months Ended December 26, 2004 Compared with Twelve Months Ended December 21, 2003

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	% Change
	($ in millions)
Operating revenue	$886.0	$980.3	10.7%
Operating expense:
Vessel	236.1	247.3	4.7%
Marine	176.7	190.6	7.9%
Inland	147.6	170.4	15.5%
Land	116.8	131.0	12.2%
Rolling stock rent	41.0	41.0	—

Operating expense	718.2	780.3	8.7%

Depreciation and amortization	30.0	45.5	52.1%
Amortization of vessel drydocking	16.3	15.9	(3.0)%
Selling, general and administrative	80.1	83.9	4.7%
Miscellaneous expense, net	3.2	2.2	(31.9)%

Total operating expense	847.8	928.7	9.6%

Operating income	$38.2	$51.6	35.0%

Operating ratio	95.7%	94.7%	1.0%
Revenue containers (units)	289,360	308,435	6.6%

The twelve months ended December 26, 2004 consisted of 53 weeks. The twelve months ended December 21, 2003 consisted of 52 weeks.

Operating Revenue. Operating revenue increased to $980.3 million for the twelve months ended December 26, 2004 compared to $886.0 million for the twelve months ended December 21, 2003, an increase of $94.4 million or 10.7%. This revenue increase can be attributed to the following factors ($ in millions):

Revenue container volume growth	$53.8
More favorable cargo mix and general rate increases	17.9
Bunker fuel surcharges included in rates to offset rising fuel cost	14.2
Growth in other non-transportation services	8.5

$94.4

Approximately $13.6 million of the $53.8 million increase due to revenue container volume growth is a result of 53 weeks being included in the twelve months ended December 26, 2004 compared to 52 weeks being included in the twelve months ended December 21, 2003. The remaining revenue increase due to revenue container volume growth primarily reflects increased demand for transportation services in our markets. Bunker fuel surcharges, which are included in our transportation revenue, accounted for approximately 5% of total revenue in the twelve months ended December 26, 2004 and approximately 3% of total revenue in the twelve months ended December 21, 2003. Bunker fuel surcharges are evaluated regularly as the price of fuel fluctuates and we may at times incorporate these surcharges into our base transportation rates that we charge.

Operating Expense. Operating expense increased to $780.3 million for the twelve months ended December 26, 2004 from $718.2 million for the twelve months ended December 21, 2003, an increase of $62.1 million or 8.6%. By contrast, operating revenue increased by 10.7%. The decrease in operating expense as a percentage of operating revenue is attributable to our continued ability to leverage our existing cost structure. The increase in operating expense from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004 primarily reflects the increase in revenue container volumes. Vessel expense, which is not primarily driven by revenue container volume, increased to $247.3 million for the twelve months ended December 26, 2004 from $236.1 million for the twelve months ended December 21, 2003, an increase of $11.2 million or 4.7%. Approximately $7.4 million of this increase in vessel expense is attributable to additional bunker fuel expenses with the remaining increase primarily a result of higher labor costs for our vessel crews.

Marine expense increased to $190.6 million for the twelve months ended December 26, 2004 from $176.7 million for the twelve months ended December 21, 2003, an increase of $13.9 million or 7.9%. In conjunction with the 6.6% growth in total revenue container volume period over period, the primary determinants of marine expense increased from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004, as follows:

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Increase (Decrease)
			Amount	Percentage
Container lifts	999,822	1,102,519	102,697	10.3%
Stevedoring hours	43,914	50,276	6,362	14.5%

From the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004, inland expense increased at a higher rate than revenue container volume as a result of increasing fuel costs, as well as increases in fuel surcharge assessed by rail and truck carriers. A 6.3% increase in the average length of haul for linehaul truck moves and a 4.5% rail rate increase were lesser factors in the growth of inland transportation expense.

Land expense increased to $131.0 million for the twelve months ended December 26, 2004 from $116.8 million for the twelve months ended December 21, 2003, an increase of $14.2 million or 12.2%. Consistent with the 6.6% increase in total revenue container volume period over period, the principal determinants of land expense increased from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004, as follows:

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Increase (Decrease)
			Amount	Percentage
Container lifts	999,822	1,102,519	102,697	10.3%
Container grounding moves	608,695	784,857	176,162	28.9%
Terminal labor hours	414,113	517,599	103,485	25.0%

The purchase of four vessels in our fleet that we held under operating leases, namely, the Horizon Hawaii in December 2003, the Horizon Fairbanks in January 2004, the Horizon Navigator in April 2004 and the Horizon Trader in October 2004, led to a decrease in vessel lease expense of $4.2 million for the twelve months ended December 26, 2004. The resulting decrease in operating expense was partially offset by the resulting increase in depreciation and amortization.

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	% Change
	($ in millions)
Depreciation and amortization:
Depreciation—owned vessels	$3.7	$8.1	116.3%
Depreciation and amortization—other	23.6	26.5	12.2%
Amortization of intangible assets	2.7	11.0	313.3%

Total depreciation and amortization	$30.0	$45.6	52.1%

Amortization of vessel drydocking	$16.3	$15.9	(2.9)%

Depreciation and Amortization. Depreciation and amortization increased to $45.6 million for the twelve months ended December 26, 2004 from $30.0 million for the twelve months ended December 21, 2003, an increase of $15.6 million or 52.1%. The increase in depreciation and amortization is largely due to the step-up in basis of customer contracts and trademarks related to the consummation of the acquisition transaction on July 7, 2004. Amortization of customer contracts, trademarks and service marks increased by $8.3 million from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004. The acquisition of four vessels previously under operating leases and the step-up in basis of property and equipment from historical costs to fair market value after the closing of the acquisition transaction on July 7, 2004 accounted for the remaining increase in depreciation and amortization.

Amortization of Vessel Drydocking. Amortization of vessel drydocking decreased to $15.9 million for the twelve months ended December 26, 2004 from $16.3 million for the twelve months ended December 21, 2003, a decrease of $0.5 million or 2.9%.

Selling, General and Administrative. Selling, general and administrative costs increased to $83.9 million for the twelve months ended December 26, 2004 compared to $80.1 million for the twelve months ended December 21, 2003, an increase of $3.8 million or 4.7%. Approximately $2.9 million of these costs reflect the costs associated with the closing of the acquisition transaction on July 7, 2004. Incentive-based compensation costs increased by $1.6 million from the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003. Management fees charged by equity sponsors increased by $1.5 million from the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003. During the twelve months ended December 26, 2004, we were able to reduce data center charges by $1.0 million compared to the twelve months ended December 21, 2003.

Miscellaneous Expense (Income), Net. Miscellaneous expense decreased to $2.2 million for the twelve months ended December 26, 2004 from $3.2 million for the twelve months ended December 21, 2003, a decrease of $1.0 million or 31.9%. Miscellaneous expense primarily consists of bad debt expense. During the twelve months ended December 26, 2004 we were able to reduce bad debt charges by $0.5 million compared to the twelve months ended December 21, 2003.

Interest Expense. Interest expense increased to $23.4 million for the twelve months ended December 26, 2004 from $9.0 million for the twelve months ended December 21, 2003, an increase of $14.4 million or 160.1%. The increase is due to the higher levels of outstanding debt during the twelve months ended December 26, 2004, as a result of the closing of the Acquisition-Related Transactions on July 7, 2004.

Interest Expense—Preferred Units of Subsidiary. Interest expense—preferred units of subsidiary totaled $2.7 million for the twelve months ended December 26, 2004. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The preferred units were redeemed in conjunction with the closing of the acquisition transaction on July 7, 2004.

Income Tax Expense. Income taxes for the twelve months ended December 26, 2004 and December 21, 2003 totaled $10.1 million and $9.6 million, respectively, which represent effective annual tax rates of 38.0% and 38.9%, respectively. The differences between the federal statutory rates and the effective annual tax rates are primarily due to state income taxes.

Twelve Months Ended December 21, 2003 Compared with Year Ended December 22, 2002

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	% Change
	($ in millions)
Operating revenue	$804.4	$886.0	10.1%
Operating expense:
Vessel	218.0	236.1	8.3%
Marine	158.7	176.7	11.3%
Inland	137.3	147.6	7.5%
Land	108.6	116.8	7.6%
Rolling stock rent	35.4	41.0	15.8%

Operating expense	658.0	718.2	9.1%

Depreciation and amortization	18.0	30.0	66.6%
Amortization of vessel drydocking	15.0	16.3	9.0%
Selling, general and administrative	75.2	80.1	6.5%
Miscellaneous expense, net	0.8	3.2	285.1%

Total operating expense	767.0	847.8	10.5%

Operating income	$37.4	$38.2	2.2%

Operating ratio	95.3%	95.7%	4%

Revenue containers (units)	277,547	289,360	4.3%

Operating Revenue. Operating revenue increased to $886.0 million for the twelve months ended December 21, 2003 compared to $804.4 million for the year ended December 22, 2002, an increase of $81.6 million or 10.1%. This revenue increase can be attributed to the following factors ($ in millions).

Revenue container volume growth	$31.8
More favorable cargo mix, bunker fuel surcharges and general rate increases	33.5
Growth in terminal services and other non-transportation services	16.3

$81.6

Revenue container volumes increased from 277,547 units for the year ended December 22, 2002 to 289,360 units for the twelve months ended December 21, 2003, an increase of 4.3%, primarily as a result of the following factors:  (i) general economic growth across all of our markets, but particularly in Hawaii as tourism and the local economy rebounded from the post-September 11 lows of 2002; (ii) increased productivity at our U.S. west coast ports in contrast to the adverse impact on productivity in 2002 resulting from a 10-day labor interruption by the International Longshore and Warehouse Union, which affected the entire market, including us, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months; and (iii) our increased share of the Puerto Rico market resulting from the Chapter 7 liquidation of one of our major competitors serving that market.

The rate improvement from the year ended December 22, 2002 to the twelve months ended December 21, 2003 represents approximately 41% of our revenue growth. This improvement can be attributed to improved cargo mix, general rate increases, implementation of a terminal handling surcharge in the Hawaii market, and increased fuel surcharges, which were implemented to offset escalating fuel costs. Bunker fuel surcharges, which are included in our transportation revenue, account for approximately 4% of total revenue during the twelve months ended December 21, 2003 and approximately 3% of total revenue during the year ended December 22, 2002.

Operating Expense. Operating expense increased to $718.2 million for the twelve months ended December 21, 2003 from $658.1 million for the year ended December 22, 2002, an increase of $60.2 million or 9.1%. By contrast, operating revenue increased by 10.1%. The increase in operating expense can primarily be attributed to increases in revenue container volume and increased vessel fuel expense. Vessel fuel expense increased, period over period, $15.2 million or 23.1% due to significant increases in fuel prices prior to the commencement of Operation Iraqi Freedom which were partially offset through the implementation of fuel surcharges.

Marine expense increased to $176.6 million for the twelve months ended December 21, 2003 from $158.7 million for the year ended December 22, 2002, an increase of $18.0 million or 11.3%. Consistent with the 4.3% increase in total revenue container volume period over period, the principal determinants of marine expense increased from the year ended December 22, 2002 to the twelve months ended December 21, 2003, as follows:

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	Increase (Decrease)
			Amount	Percentage
Container lifts	953,431	999,822	46,391	4.9%
Stevedoring hours	42,158	43,914	1,756	4.2%

Inland expense increased to $147.6 million for the twelve months ended December 21, 2003 from $137.3 million for the year ended December 22, 2002, an increase of $10.3 million or 7.5%. This cost growth was a result of primarily higher rail and truck move volume, an increase in the average length of haul for truck moves, higher fuel surcharges and rail rate increases.

Land expense increased to $116.8 million for the twelve months ended December 21, 2003 from $108.6 million for the year ended December 22, 2002, an increase of $8.2 million or 7.6%. Consistent with an increase of 4.3% in total revenue container volume period over period, the principal determinants of land expense increased from the year ended December 22, 2002 to the twelve months ended December 21, 2003, as follows:

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	Increase (Decrease)
			Amount	Percentage
Container lifts	953,431	999,822	46,391	4.9%
Container grounding moves	573,519	608,695	35,176	6.1%
Terminal labor hours	406,811	414,112	7,303	1.8%

Rolling stock rent expense increased to $41.0 million for the twelve months ended December 21, 2003, from $35.4 million for the year ended December 22, 2002, an increase of $5.6 million or 15.8% as a result of additional equipment needs required to support the increase in our market share in the Puerto Rico market for Jones Act marine container shipping. The labor interruptions that occurred on the U.S. west coast in the fourth quarter of 2002 by the International Longshore and Warehouse Union negatively impacted our operating expense in 2002.

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	% Change
	(Dollars in millions)
Depreciation and amortization:
Depreciation—owned vessels	$1.3	$3.7	182.9%
Depreciation and amortization—other	16.7	23.6	41.5%
Amortization of intangible assets	—	2.7	N/A

Total depreciation and amortization	$18.0	$30.0	66.6%

Amortization of vessel drydocking	$15.0	$16.3	9.0%

Depreciation and Amortization. Depreciation and amortization increased to $30.0 million for the twelve months ended December 21, 2003 from $18.0 million for the year ended December 22, 2002, an increase of $12.0 million or 66.6%. The increase in depreciation and amortization is largely due to the step up in basis of property and equipment and the amortization of customer contracts relating to the consummation of the February 27, 2003 purchase transaction.

Amortization of Vessel Drydocking. Amortization of vessel drydocking increased to $16.3 million for the twelve months ended December 27, 2003 from $15.0 million for the year ended December 22, 2002, an increase of $1.4 million or 9.0%. Approximately $1.1 million of this increase is due to increased amortization of vessel drydocking costs associated with our three vessels used in the Alaska market. These vessels, built in 1987, were not required to go through extensive drydockings during the first fifteen years of their useful lives. The increased amortization expense represents the amortization of the first substantive drydockings that these vessels undertook in 2002 and 2003.

Selling, General and Administrative. Selling, general and administrative costs increased to $80.1 million for the twelve months ended December 21, 2003 compared to $75.2 million for the year ended December 22, 2002, an increase of $4.9 million or 6.5%. Approximately $4.5 million of these costs reflect the costs associated with the purchase transaction including severance costs to executive employees, renaming and rebranding expenses associated with changing our name from CSX Lines to Horizon Lines, and professional fees. Incentive-based compensation costs decreased by $3.0 million from the year ended December 22, 2002 compared to the twelve months ended December 21, 2003. This decrease is a result of exceptional performance relative to our incentive-based targets in 2002. The remaining increases in selling, general, and administrative costs are attributable to increased insurance costs, and general inflationary and customary annual compensation increases.

Miscellaneous Expense (Income), Net. Miscellaneous expense increased to $3.2 million for the twelve months ended December 21, 2003 from $0.8 million in the year ended December 22, 2002, an increase of $2.3 million or 285.1%. Miscellaneous expense during the twelve months ended December 21, 2003 primarily consisted of bad debt expense. During the year ended December 22, 2002, we had recorded adjustments of approximately $3.5 million related to accounts payable discounts and reductions to certain reserves based on revised estimates. These adjustments offset the bad debt expense during that period. Bad debt expense did not change significantly from the year ended December 22, 2002 to the twelve months ended December 21, 2003.

Interest Expense. Interest expense increased to $9.0 million for the twelve months ended December 21, 2003 from $7.1 million for the year ended December 22, 2002, an increase of $1.9 million or 26.0%. Interest expenses in the periods are not comparable due to the increased indebtedness undertaken in the February 27, 2003 purchase transaction.

Interest Expense—Preferred Units of Subsidiary. Interest expense—preferred units of Horizon Lines was $4.5 million for the twelve months ended December 21, 2003. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction on February 27, 2003 and began accreting interest at 10%. No preferred units existed prior to February 27, 2003.

Income Tax Expense. Income taxes for the twelve months ended December 21, 2003 and the year ended December 22, 2002 were $9.6 million and $13.7 million, respectively, which represent effective annual tax rates of 38.9% and 38.7% respectively. The difference between the federal statutory rate and the effective annual tax rate is primarily due to state income taxes.

Uncertainty Related to Renewal of Our Arrangements with Maersk

Our commercial agreements with Maersk, an international shipping company, encompass terminal services, equipment sharing, cargo space charters, sales agency services, and trucking services. These agreements generally are scheduled to expire at the end of 2007. If we fail to renew these agreements or to enter into substitute agreements with third parties, or if we enter into substitute agreements with third parties on terms and conditions significantly less favorable to us than those of our existing agreements with Maersk, we may have to make changes to our operations, which may cause disruptions to our business, which could be significant, and may result in reduced revenue and in additional costs and expenses. See “Risk Factors—Risks Related to the Notes and Our Business—Our failure to renew our commercial agreements with Maersk in the future could have a material adverse effect on our business,” beginning on page      of this prospectus.

Liquidity and Capital Resources

Our principal sources of funds have been (i) earnings before non-cash charges, (ii) borrowings under debt arrangements and (iii) equity financings. Our principal uses of funds have been (i) capital expenditures on our container fleet, our terminal operating equipment and our information technology systems, (ii) vessel drydocking expenditures, (iii) the purchase of vessels upon expiration of operating leases, (iv) working capital consumption, and (v) principal and interest payments on our existing indebtedness. Cash and cash equivalents totaled $42.6 million at March 27, 2005.

As of March 27, 2005, $18.3 million was undrawn under our existing $25.0 million revolving credit facility, after taking into account $6.7 million utilized for outstanding letters of credit.

Operating Activities

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	($ in thousands)
Cash flows from operating activities:
Net income (loss)	$21,751	$15,113	$16,394	$(536)	$(1,587)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	17,977	27,308	34,572	9,856	8,003
Amortization of other intangible assets	—	2,646	10,998	713	4,890
Amortization of vessel drydocking	14,988	16,343	15,861	4,143	3,798
Amortization of deferred financing costs	—	438	1,853	253	780
Deferred income taxes (benefit)	(16,969)	2,740	13,931	—	(1,015)
Accretion of preferred units of subsidiary	—	4,477	2,686	1,181	—
Accretion of interest on 11% senior discount notes	—	—	549	—	3,082
Other operating activities	(91)	—	1,216	—	—

Subtotal	15,905	53,952	80,154	16,146	19,538

Earnings adjusted for non-cash charges	37,656	69,065	93,715	15,610	17,951

Changes in operating assets and liabilities:
Accounts receivable	(11,550)	11,689	(5,045)	(16,558)	(16,902)
Due to/from affiliates	(241)	—	—	—	—
Materials and supplies	(4,438)	(1,250)	(3,181)	(409)	(144)
Other current assets	2,778	(1,913)	(388)	2,173	1,669
Accounts payable	(8,091)	4,803	(3,003)	(1,312)	(4,955)
Accrued liabilities	—	(10,656)	9,083	(15,502)	(4,448)
Income taxes receivable	—	—	(9,354)	—	—
Other assets/liabilities	—	(11,080)	(3,413)	(6,992)	(370)

Subtotal	(21,542)	(8,407)	(15,301)	(38,600)	(25,150)

Loss (gain) on equipment disposals	(2,049)	(74)	(116)	5	(45)
Vessel drydocking payments	(15,905)	(16,536)	(12,273)	(3,195)	(5,101)

Net cash provided by (used in) operating activities	$(1,840)	$44,048	$70,370	$(26,180)	$(12,345)

Net cash used in operating activities decreased by $13.8 million to $12.4 million for the quarter ended March 27, 2005 compared to $26.2 million of net cash used in operating activities for the quarter ended March 21, 2004. This decrease is primarily driven by improved profitability before non-cash charges and a positive net change in working capital. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities resulted in cash flow generation of $18.0 million for the quarter ended March 27, 2005 compared to $15.6 million for the quarter ended March 21, 2004, accounting for an improvement of $2.3 million in cash flows from operating activities. Changes in working capital resulted in a use of cash of $25.2 million for the quarter ended March 27, 2005 compared to a use of cash of $38.6 million for the quarter ended March 21, 2004, an improvement of $13.5 million. The first quarter of each fiscal year typically has a higher use of working capital compared to other quarters as our annual management bonuses and a majority of our annual vessel lease payments are made in January. Vessel lease payments for the quarter ended March 27, 2005 were $9.6 million less than vessel lease payments for the quarter ended March 21, 2004, accounting for the majority of the $13.5 million quarter over quarter improvement.

Net cash provided by operating activities increased by $26.3 million to $70.4 million for the twelve months ended December 26, 2004, compared to $44.1 million of net cash provided by operating activities for the twelve months ended December 21, 2003. This increase is primarily the result of improved profitability before non-cash charges for depreciation and amortization, deferred income taxes, accretion and other non-cash operating activities. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities resulted in cash flow generation of $93.7 million in 2004 versus $69.1 million in 2003, accounting for an improvement of $24.7 million in cash flows from operating activities. Changes in working capital resulted in a $6.9 million use of cash year over year as operating assets and liabilities consumed cash of $15.3 million in 2004 versus $8.4 million in 2003. This $6.9 million net increase in working capital was largely driven by a use of cash from a net increase in accounts receivable of $16.7 million and the recording of an income tax receivable of $9.4 million, partially offset by a source of cash of $19.7 million due to a net increase in accrued liabilities. The increase in accounts receivable and accrued liabilities were primarily driven by higher business volumes in 2004 versus 2003. The income tax receivable largely was the result of deductions available to us arising from the exercise of stock options by senior management in conjunction with the acquisition transaction, which closed on July 7, 2004.

Net cash provided by operating activities increased by $45.9 million to $44.1 million for the twelve months ended December 21, 2003 compared to cash used in operating activities of $1.8 million for the year ended December 22, 2002. The increase in cash generated by operating activities was the result of improved profitability before depreciation and amortization and a positive net change in working capital. In comparison, in 2002, cash utilized for working capital purposes was substantial, primarily due to increased receivables as a result of additional revenues from Puerto Rico related operations. Furthermore, cash was used to pay federal and state income taxes for tax year 2002 due to deferred tax liabilities arising from CCF related transactions from prior years.

Investing Activities

Net cash used in investing activities decreased by $6.4 million to $0.9 million for the quarter ended March 27, 2005 compared to $7.4 million for the quarter ended March 21, 2004. This decrease is primarily attributable to the purchase of a vessel, the Horizon Fairbanks, for $3.8 million and investments in various terminal assets during the quarter ended March 21, 2004.

Net cash used in investing activities, excluding the acquisition transaction, decreased by $4.4 million to $31.3 million for the twelve months ended December 26, 2004 compared to $35.7 million for the twelve months ended December 21, 2003. These amounts exclude acquisition expenditures related to the Acquisition-Related Transactions on July 7, 2004, which totaled $663.3 million, and the February 27, 2003 purchase transaction, which totaled $315.0 million. We purchased the Horizon Navigator, the Horizon Fairbanks and the Horizon Trader during the twelve months ended December 26, 2004 for $19.6 million, and we purchased the Horizon Spirit in February 2003 and the Horizon Hawaii in December 2003 for $21.9 million.

Net cash used in investing activities was $35.7 million in the twelve months ended December 21, 2003, excluding acquisition costs related to the February 27, 2003 purchase transaction, which totaled $315.0 million, compared to $4.9 million for the year ended December 22, 2002. The increase in cash used for investing activities was attributable to the purchase of the vessel Horizon Spirit in January 2003 and the Horizon Hawaii in December 2003 for $21.9 million. Also, during 2002 proceeds from the sale of assets were significantly more than the proceeds from the sale of assets in 2003.

Financing Activities

Net cash used for financing activities during the quarter ended March 27, 2005 was $0.4 million compared to $0.1 million for the quarter ended March 21, 2004. The net cash used for financing activities during the quarter ended March 27, 2005 primarily includes a $0.6 million principal payment on long term debt offset by $0.3 million in capital contributions.

Net cash used in financing activities for the twelve months ended December 26, 2004, excluding financing activities related to the acquisition transaction on July 7, 2004 and the Original Issuance-Related Transactions totaled $6.8 million. Financing activities related to the Acquisition-Related Transactions on July 7, 2004 included a capital contribution of $87.0 million the issuance by Horizon Lines, Inc. of its 13% promissory notes, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Financing activities related to the Original Issuance-Related Transactions, which are described in “Historical Transactions,” included the issuance of Original Notes with an initial accreted value of $112.3 million and the payment of a cash dividend to Horizon Lines, Inc. in the amount of approximately $107.4 million. As of December 26, 2004, the $249.4 million of borrowing under the term loan facility and the $250.0 million 9% senior notes and Original Notes with an accreted value of $112.8 million remained outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004.

Net cash used in financing activities during the twelve months ended December 21, 2003, including capital contributions and borrowings related to the February 27, 2003 purchase transaction, totaled $9.3 million. This amount reflects a distribution to the holders of the preferred stock of Horizon Lines that totaled $16.0 million, principal payments on long-term debt totaling $10.3 million and capital contributed by CSX Corporation that totaled $16.0 million, during the period under CSX ownership. The capital contributions and borrowings related to the February 27, 2003 purchase transaction consisted of contributed capital of $80.0 million and borrowings of $175.0 million of term debt and the issuance of $60.0 million in common and preferred units by Horizon Lines to CSX Corporation and its affiliates.

Net cash provided by financing activities during the twelve months ended December 21, 2003 was $9.3 million, excluding initial capitalization costs related to the February 27, 2003 purchase transaction, compared to no cash flows from financing activities during the year ended December 22, 2002. The net cash used for financing activities during 2003 reflected a $10.3 million principal payment on long-term debt obligations and $15.0 million in distributions to the preferred member of Horizon Lines. The initial capitalization costs related to the February 27, 2003 purchase transaction included $80.0 million of contributed capital and borrowings of $175.0 million of term debt and the issuance of $60.0 million in common and preferred units to CSX Corporation and its affiliates.

Capital Requirements

Our current and future capital needs relate primarily to debt service, maintenance, and improvement of our vessel fleet, including purchasing vessels upon expiration of vessel operating leases and providing for other necessary equipment acquisitions. Cash to be used for investing activities, including purchases of property and equipment for the next 12 months, are expected to total approximately $15.0 million. In addition, expenditures for vessel drydocking payments to the next 12 months are estimated at $20.0 million in the aggregate.

As required by the agreements entered into with respect to the Acquisition-Related Transactions, on October 5, 2004, Horizon Lines Holding made a post-closing reimbursement payment to Carlyle-Horizon Partners, L.P. and other pre-acquisition equity holders totaling $6.1 million. Horizon Lines Holding disbursed $7.7 million in cash on October 15, 2004 to purchase a vessel, the Horizon Trader, that was under an operating lease agreement.

Five of our vessels are leased, or chartered. The charter periods for two of our vessels, the Horizon Pacific and Horizon Enterprise, are due to expire in July, 2007. The charter periods for three of our vessels, the Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, are due to expire in January 2015. The charters for these vessels permit us to purchase the applicable vessel at the expiration of the charter period for a fair market value specified in the relevant charter that is determined through a pre-agreed appraisal procedure. During 2003 and 2004, we purchased four vessels, Horizon Fairbanks, Horizon Hawaii, Horizon Navigator and Horizon Trader, at the expiration of their charter periods, utilizing similar fair market value purchase option arrangements. The purchase prices of the four vessels ranged from $3.8 million to $8.2 million per vessel. The fair market values of the vessels currently under charter at the expiration of their charters cannot be predicted with any certainty.

Contractual Obligations

Contractual obligations as of March 27, 2005(1), on an actual basis, are as follows ($ in thousands):

	Total Obligations	2005	2006	2007	2008	2009	After 2009
Principal obligations:
Senior credit facility	$248,750	$1,875	$2,500	$2,500	$2,500	$2,500	$236,875
9% senior notes	250,000	—	—	—	—	—	250,000
Original Notes	160,000	—	—	—	—	—	160,000
Operating leases	338,476	32,032	40,335	58,867	29,982	29,869	147,391
Capital lease obligations	693	145	193	193	162	—	—

Subtotal	997,919	34,052	43,028	61,560	32,644	32,369	794,266

Interest obligations:
Senior credit facility	97,547	11,772	16,415	16,587	16,752	16,910	19,111
9% senior notes	180,000	22,500	22,500	22,500	22,500	22,500	67,500
Original Notes	88,000	—	—	—	8,800	17,600	61,600

Subtotal	365,547	34,272	38,915	39,087	48,052	57,010	148,211

Total principal and interest	$1,363,466	$68,324	$81,943	$100,647	$80,696	$89,379	$942,477

Other commercial commitments:
Standby letters of credit	$6,745	$—	$—	$—	$—	$—	$6,745
Surety bonds	5,877	—	—	—	—	—	5,877

Total contractual obligations	$12,622	$—	$—	$—	$—	$—	$12,622

(1)	Included in Contractual Obligations are scheduled interest payments. Interest payments on the senior credit facility are variable and are based as of March 27, 2005, on actual basis, upon the London Inter-Bank Offering Rate (LIBOR) + 2.50%. The three-month LIBOR / swap curve has been utilized to estimate interest payments on the senior credit facility. Interest on the 9% senior notes is fixed and is paid semi-annually on May 1 and November 1 of each year until maturity on November 1, 2012. Interest on the Original Notes is fixed. However, no cash interest will accrue prior to April 1, 2008. Thereafter, cash interest will accrue at a rate of 11.0% per annum and be payable on April 1 and October 1 of each year, commencing on October 1, 2008 and continuing until maturity on April 1, 2013.

Contractual obligations as of March 27, 2005, on a pro forma basis(1), are as follows ($ in thousands):

	Total Obligations	2005	2006	2007	2008	2009	After 2009
Principal obligations:
Senior credit facility	$248,750	$1,875	$2,500	$2,500	$2,500	$2,500	$236,875
9% senior notes	162,500	—	—	—	—	—	162,500
Original Notes	104,000	—	—	—	—	—	104,000
Operating leases	338,476	32,032	40,335	58,867	29,982	29,869	147,391
Capital lease obligations	693	145	193	193	162	—	—

Subtotal	854,419	34,052	43,028	61,560	32,644	32,369	650,766

Interest obligations:
Senior credit facility	94,009	11,309	15,803	15,981	16,152	16,316	18,448
9% senior notes	117,000	14,625	14,625	14,625	14,625	14,625	43,875
Original Notes	57,200	—	—	—	5,720	11,440	40,040

Subtotal	268,209	25,934	30,428	30,606	36,497	42,381	102,363

Total principal and interest	$1,122,628	$59,986	$73,456	$92,166	$69,141	$74,750	$753,129

Other commercial commitments:
Standby letters of credit	$6,745	$—	$—	$—	$—	$—	$6,745
Surety bonds	5,877	—	—	—	—	—	5,877

Total contractual obligations	$12,622	$—	$—	$—	$—	$—	$12,622

(1)	The figures set forth in this table give effect to the IPO-Related Transactions as if they had occurred as of March 27, 2005. Included in Contractual Obligations are scheduled interest payments. Interest payments on the senior credit facility are variable and are based as of March 27, 2005, on a pro forma basis, upon the London Inter-Bank Offering Rate (LIBOR) + 2.25%. The three-month LIBOR / swap curve has been utilized to estimate interest payments on the senior credit facility. Interest on the 9% senior notes is fixed and is paid semi-annually on May 1 and November 1 of each year until maturity on November 1, 2012. Interest on the Original Notes is fixed. However, no cash interest will accrue prior to April 1, 2008. Thereafter, cash interest will accrue at a rate of 11.0% per annum and be payable on April 1 and October 1 of each year, commencing on October 1, 2008 and continuing until maturity on April 1, 2013.

Long-Term Debt

To finance the Acquisition-Related Transactions, the subsidiaries of the issuer incurred substantial debt, including under the senior credit facility and through the issuance of 9% senior notes in the original principal amount of $250.0 million, with interest payments on this indebtedness substantially increasing our liquidity requirements.

The senior credit facility, which was amended and restated as of April 7, 2005, is comprised of a $248.1 million term loan facility due in 2011 and a $25.0 million revolving credit facility due in 2009, which, upon the consummation of the initial public offering and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the 9% senior notes, will increase to a $50.0 million revolving credit facility. We expect that the subsidiaries of the issuer will be permitted to incur up to an additional $50.0 million of senior secured debt in the form of term loans at the option of the participating lenders under the term loan facility, provided that no default or event of default under the senior credit facility has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied.

Borrowings under the senior credit facility bear interest at LIBOR or the base rate depending on the choice of the issuer’s subsidiaries which are borrowers thereunder, in each case, plus an applicable margin, subject to adjustment based on a pricing grid. In addition, one percent of the term loan facility will amortize during each of the first six years after the closing date of the senior credit facility in equal consecutive quarterly installments. The remaining portion of the term loan facility will amortize during the seventh year of the term loan facility in equal consecutive quarterly installments. Upon the consummation of the initial public offering and the redemption specified above, the margin applicable to the term loan portion of the senior credit facility will decrease from 1.50% to 1.25% for base rate loans and from 2.50% to 2.25% for LIBOR loans.

The senior credit facility requires the issuer’s subsidiaries to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the senior credit facility contains certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

On July 7, 2004, Horizon Lines Holding and Horizon Lines sold $250.0 million of their 9% senior notes, the proceeds of which, along with borrowings under the senior credit facility and proceeds from the cash equity investment in Horizon Lines, Inc., were used to fund the Acquisition-Related Transactions. In order to give the holders of the 9% senior notes the opportunity in the future to exchange the 9% senior notes for identical notes that have been registered under the Securities Act (the “new 9% senior notes”), Horizon Lines Holding and Horizon Lines agreed to file a registration statement for the new 9% senior notes within 270 days after the issue date of the 9% senior notes. Horizon Lines Holding and Horizon Lines also agreed to cause the registration statement for the new 9% senior notes to become effective within 360 days of the issue date of the 9% senior notes, and consummate the exchange offer within 390 days after the issue date of the 9% senior notes. If Horizon Lines Holding and Horizon Lines fail to meet these deadlines (a “9% senior notes default”), the annual interest rate on the 9% senior notes will increase by 0.25% during the first 90-day period during which the 9% senior notes default continues, up to a maximum increase of 1.0% over the interest rate that would otherwise apply to the 9% senior notes. As soon as Horizon Lines Holding and Horizon Lines cure the registration default, the interest rate on the 9% senior notes will revert to its original level. The registration statement referred to in this paragraph was filed by Horizon Lines Holding, Horizon Lines and their respective subsidiaries and declared effective by the SEC in a timely manner. The exchange offer has commenced and is scheduled to expire on July 31, 2005. Horizon Lines Holding and Horizon Lines intend to voluntarily redeem $87.5 million of the outstanding aggregate principal amount of the 9% senior notes in connection with the IPO-Related Transactions. There can be no assurance that Horizon Lines Holding will be able to redeem any portion of the 9% senior notes. See “Risk Factors—Risks Related to the Notes and Our Business—No assurance can be given that we will redeem any portion of the Notes” on page      of this prospectus.

On December 10, 2004, we sold $160.0 million aggregate principal amount at maturity of our Original Notes. The gross proceeds of this issuance were $112.8 million. Of these proceeds, $107.4 million was used by the issuer to pay a dividend to Horizon Lines, Inc., which in turn used a portion of this amount to repay all of the outstanding principal and interest of its 13.0% convertible notes and to repurchase a portion of its outstanding shares of Series A preferred stock. The issuer also used a portion of these gross proceeds to pay related fees and expenses. In order to give the holders of the Original Notes the opportunity in the future to exchange the Original Notes for New Notes, the issuer agreed to file a registration statement for the New Notes within 180 days after the issue date of the Original Notes. This requirement has been met. The issuer also agreed to cause the registration statement for the New Notes to become effective within 270 days of the issue date of the Original Notes, and consummate the exchange offer within 300 days after the issue date of the Original Notes. If the issuer fails to meet these deadlines (“a registration default”), then additional interest shall accrue on the Original Notes in an amount per annum during the first 90-day period following the occurrence of such default equal to 0.25% of the average accreted value of the Original Notes (during such 90-day period), which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%. All such additional interest that accrues on or prior to April 1, 2008 shall be added to the accrued value of the Original Notes and all additional interest that accrues after such date shall be payable in cash on each scheduled interest payment date on such notes. As soon as the issuer cures the registration default, such additional interest shall cease to accrue. The issuer intends to voluntarily redeem $41.5 million in accreted value of the outstanding aggregate principal amount at maturity of the Original Notes in connection with the IPO-Related Transactions. There can be no assurance that we will be able to redeem any portion of the Notes. See “Risk Factors—Risks Related to the Notes and Our Business—No assurance can be given that we will redeem any portion of the Notes.”

Issuer is a holding company that does not have any ongoing independent operations.

The issuer’s subsidiaries intend to fund their ongoing operations through cash generated by operations and availability under the senior credit facility.

Future debt payments by the issuer are expected to be paid out of upstream cash contributions by the issuer’s subsidiaries, future refinancings of the issuer debt and future capital contributions by issuer’s direct parent. Future principal debt payments by our subsidiaries are expected to be paid out of cash flows from operations, borrowings under the senior credit facility, and future refinancings of their debt.

The issuer’s ability and the ability of the issuer’s subsidiaries to make scheduled payments of principal, or to pay the interest, if any, on, or to refinance the issuer’s or the issuer’s subsidiaries’ indebtedness, or to fund planned capital expenditures will depend on their future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control.

Based upon the fact that the issuer is a holding company without any independent operations and that no interest payments on the Notes will be due during 2005, we believe that available upstream cash payments to the issuer from the issuer’s subsidiaries will be adequate to meet the issuer’s future liquidity needs throughout 2005. There can be no assurance that the issuer’s subsidiaries will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements with respect to the issuer’s subsidiaries will be realized or that future borrowings by the issuer’s subsidiaries will be available under the senior credit facility, in an amount sufficient to enable the issuer’s subsidiaries to make such upstream payments. In addition, there can be no assurance that the issuer will be able to effect any future refinancing of its debt on commercially reasonable terms or at all.

Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with borrowings available under the senior credit facility, will be adequate to meet the future liquidity needs of our subsidiaries throughout 2005. There can be no assurance that our subsidiaries will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the senior credit facility in an amount sufficient to enable our subsidiaries to service their indebtedness, including the 9% senior notes or to fund other liquidity needs. In addition, there can be no assurance that our subsidiaries will be able to effect any future refinancing of their debt on commercially reasonable terms or at all.

Interest Rate Risk

Our primary interest rate exposure relates to the senior credit facility. As a result of the Acquisition-Related Transactions Horizon Lines Holding and Horizon Lines have outstanding a $248.8 million term loan, under the senior credit facility (and which loan is guaranteed by the respective subsidiaries of the borrowers (excluding Horizon Lines)). This loan bears interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on the term loan. The senior credit facility also includes a revolving credit facility which provides for borrowings of up to $25.0 million, which, upon the consummation of the initial public offering and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the 9% senior notes, will increase to $50.0 million, which would bear interest at variable rates. As of March 27, 2005, no amounts were outstanding under the revolving credit facility.

Working Capital

Working capital at March 27, 2005, was $74.8 million, compared to $42.7 million at March 21, 2004. The improvement in our operating income and our continued focus on working capital management contributed to this $32.1 million increase. Adequate current assets are maintained to satisfy current liabilities and maturing obligations when they come due and we currently have sufficient financial capacity to manage our daily cash requirements.

Credit Ratings

As of March 27, 2005, Moody’s Investors Service and Standard and Poor’s Rating Services assigned the following credit ratings to our outstanding debt:

	Moody’s	Standard & Poor’s
Debt/Rating Outlook:
Senior Credit Facility	B2	B
$250.0 million 9% Senior Notes due 2012	B3	CCC+
$160.0 million Original Notes	Caa2	CCC+
Rating Outlook	Stable	Stable

On December 6, 2004, Standard and Poor’s lowered its ratings on Horizon Lines Holding and its subsidiary Horizon Lines including, in each case, lowering the corporate credit rating of such entity to “B+” from “B”. At the same time, Standard & Poor’s assigned its “CCC+” debt rating to the $160.0 million principal amount at maturity of Original Notes and lowered its rating of the $250.0 million principal amount of 9% senior notes from “B–” to “CCC+”.

Also on December 6, 2004, Moody’s Investors Service assigned a Caa2 rating to the Original Notes and affirmed the rating on all other currently-rated financial securities.

THE EXCHANGE OFFER

General

The issuer sold the Original Notes on December 10, 2004 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, the issuer became obligated to (1) file with the SEC, within 180 days following the issue date of the Original Notes (referred to in this prospectus as the “Issue Date”), a registration statement (referred to in this prospectus as the “Exchange Offer Registration Statement”) under the Securities Act relating to an exchange offer (referred to in this prospectus as the “Exchange Offer”) pursuant to which New Notes will be offered in exchange for the then outstanding Original Notes tendered at the option of the holders thereof; and (2) cause the Exchange Offer Registration Statement to become effective as soon as practicable thereafter (but no later than 270 days after the Issue Date).

Under the registration rights agreement, the issuer further agreed to (1) commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, (2) hold the Exchange Offer open for at least 30 days, and (3) exchange New Notes for all Original Notes validly tendered and not withdrawn before the expiration of the Exchange Offer.

The Exchange Offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to the issuer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuer will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. See “—Expiration Date; Extensions; Amendment.” The issuer will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

Under existing SEC interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers (referred to in this prospectus as “Participating Broker-Dealers”) receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those New Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Original Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the registration rights agreement, the issuer is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes. The Exchange Offer Registration Statement will be kept effective for a period of 180 days after the Exchange Offer has been consummated in order to permit resales of New Notes acquired by broker-dealers in after-market transactions. Each holder of Original Notes (other than certain specified holders) who wishes to exchange such Original Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an affiliate of the issuer.

The issuer will be deemed to have accepted Original Notes validly tendered and not withdrawn when, as and if the issuer has given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from the issuer and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, the issuer will promptly deliver the New Notes upon consummation of the Exchange Offer or return the Original Notes if the Exchange Offer is withdrawn.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the condition set forth under “—Condition” without waiver by the issuer, certificates for any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes as promptly as practicable after the expiration date.

Holders of Original Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees. The issuer will pay all transfer taxes, if any, applicable to the transfer of Original Notes to the issuer or the issuer’s order pursuant to the Exchange Offer. If, however, New Notes and/or substitute Original Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the transfer of Original Notes to the issuer or the issuer’s order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder.

The issuer has agreed to bear all expenses of the Exchange Offer pursuant to the registration rights agreement. See “—Fees and Expenses.”

Shelf Registration Statement

If: (1) on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the New Notes would not in general be freely transferable in such manner on such date; or (2) the Exchange Offer has not been completed within 300 days following the Issue Date; (3) under certain circumstances, the initial purchasers so request with respect to Original Notes not eligible to be exchanged for New Notes in the Exchange Offer; or (4) any holder of the Original Notes (other than an initial purchaser) is not permitted by applicable law to participate in the Exchange Offer, or if any holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such holder (other than, in either case, due solely to the status of such holder as an affiliate of the issuer or due to such holder’s inability to make the representations referred to above), the issuer will use its reasonable best efforts to file, as promptly as reasonably practicable, a registration statement under the Securities Act relating to a shelf registration (referred to in this prospectus as the “Shelf Registration Statement”) of the Original Notes or New Notes, as the case may be, for resale by holders or, in the case of clause (3), of the Original Notes held by the initial purchasers for resale by them, and will use its reasonable best efforts to cause the Shelf Registration Statement to become effective within 120 days following the date on which the obligation to file the Shelf Registration Statement arises (which, in the case of clause (1), if the Exchange Offer Registration Statement has not yet been filed, shall not be earlier than 180 days after the Issue Date). The issuer will use its reasonable best efforts to cause the Shelf Registration Statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any.

Notwithstanding the foregoing in the paragraph above, the issuer may suspend the availability of any Shelf Registration Statement for a period of time not to exceed an aggregate of 60 days in any twelve-month period if (i) such action is required by applicable law, (ii) such action is taken by the issuer in good faith and for valid business reasons, including the acquisition or divestiture of assets or (iii) with respect to a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period, such action occurs following the consummation of the Exchange Offer.

The issuer will, if and when it files the Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the New Notes pursuant thereto. A holder that sells the Original Notes pursuant to the Shelf Registration Statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers. A seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the Original Notes also will be bound by applicable provisions of the registration rights agreement, including indemnification obligations. In addition, each holder of the Original Notes must deliver information to be used in connection with the Shelf Registration Statement in order to have its Original Notes included in the Shelf Registration Statement.

Special Interest

In the event that: (1) the issuer has filed neither an Exchange Offer Registration Statement nor a Shelf Registration Statement within 180 days following the Issue Date; or (2) the Exchange Offer Registration Statement is not declared effective within 270 days following the Issue Date; or (3) the Exchange Offer has not been consummated within 300 days following the Issue Date; or (4) if a Shelf Registration Statement is required to be filed under the registration rights agreement, the Shelf Registration Statement is not declared effective within 120 days following the date on which the obligation to file the Shelf Registration Statement arises; or (5) any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (5), the “Registration Default”), then the issuer will pay to the holders of Original Notes, as liquidated damages, for the period from the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect an amount per annum during the first 90-day period following the occurrence of such Registration Default equal to 0.25% of the average accreted value of the Original Notes (during such 90-day period), which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%. All such additional interest that accrues on or prior to April 1, 2008 shall be added to the accrued value of the Original Notes and all additional interest that accrues after such date shall be payable in cash as liquidated damages on each scheduled interest payment date on the Original Notes.

Expiration Date; Extensions; Amendment

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2005, which is at least 30 days after the commencement of the Exchange Offer, unless we extend the Exchange Offer, in which case the term “expiration date” means the latest date to which the Exchange Offer is extended.

In order to extend the expiration date, the issuer will notify the exchange agent, orally or in writing, of any such extension and will issue a public announcement of the extension. Each such announcement of an extension shall be made prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The issue reserves the right, so long as applicable law allows:

(a) to delay acceptance of any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Original Notes not previously accepted if the condition set forth under “—Condition” shall have occurred and shall not have been waived by the issuer, if permitted to be waived by it, by giving oral or written notice of the delay, extension or termination, or by not giving notice of acceptance, to the exchange agent, or

(b) to amend the terms of the Exchange Offer in any manner deemed by the issuer to be advantageous to the holders of the Original Notes.

The issuer will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the Exchange Offer is amended in a manner determined by the issuer to constitute a material change, the issuer will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, the issuer may extend the Exchange Offer if it otherwise would expire during the extension period.

Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the Exchange Offer, the issuer will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the Exchange Offer, a holder of Original Notes must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof;

•	have the signatures on the letter of transmittal, or facsimile thereof, guaranteed if required by instructions specified in the letter of transmittal;

•	mail or otherwise deliver the letter of transmittal, or the facsimile thereof, together with any other required documents; and

•	deliver the Original Notes by book-entry transfer or otherwise in accordance with the procedures described below.

To be validly tendered, the documents must reach the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. Any physical delivery of the Original Notes must be received by the exchange agent on or prior to the expiration date. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Original Notes will constitute an agreement between that holder and the issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or other required documents or Original Notes should be sent to us.

Only a holder of Original Notes may tender Original Notes in the Exchange Offer. The term “holder” with respect to the Exchange Offer means any person in whose name Original Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in its name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case which has been signed by the registered holder in the name of in which such registered holder appears on the Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such signatories should indicate such status when signing, and unless waived by the issuer, submit evidence satisfactory to the exchange agent of their authority to so act when submitting the letter of transmittal to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, and tender of the tendered Original Notes will be determined by the issuer in its sole discretion. This determination will be final and binding. The issuer reserves the absolute right to reject any Original Notes not properly tendered or any Original Notes the issuer’s acceptance of which, in the opinion of counsel for the issuer, would be unlawful. The issuer’s interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. None of the issuer, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall the issuer or any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such Original Notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, the issuer reserves the right, in its sole discretion, to:

•	purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under “—Condition”, to terminate the Exchange Offer; and

•	to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

By tendering Original Notes pursuant to the Exchange Offer, each holder of Original Notes will represent to us that, among other things,

•	the New Notes acquired by such holder’s tender of Original Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business;

•	such holder is not engaged in and does not intend to engage in a distribution of such New Notes;

•	such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	such holder is not the issuer’s “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

The issuer understands that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the Depository Trust Company, or DTC, for the purpose of facilitating the Exchange Offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account with respect to the Original Notes in accordance with DTC’s procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent’s account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person who deposited the Original Notes to be withdrawn;

(b) identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

(d) specify the name in which any such Original Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by the issuer in its sole discretion, and its determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under “Procedures for Tendering” at any time on or prior to the expiration date.

Condition

Notwithstanding any other term of the Exchange Offer, the issuer will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the Exchange Offer on or before the expiration date, if the Exchange Offer violates any applicable law or interpretation by the staff of the SEC.

If the issuer determines in its reasonable discretion that the foregoing condition exists, the issuer may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

•	waive such condition, if permissible, with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the Exchange Offer, the issuer will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and the issuer will extend the Exchange Offer as required by applicable law.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the Exchange Offer, and is also the trustee under the indenture under which the Original Notes were issued and under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Randolph Holder, addressed as follows:

For information by Telephone:

(212) 815-5098

By Mail:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attn: Randolph Holder

By Hand or Overnight Delivery Service:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attn: Randolph Holder

By Facsimile Transmission:

(212) 298-1915

(Telephone Confirmation)

(212) 815-5098

Fees and Expenses

The issuer has agreed to bear the expenses of the Exchange Offer pursuant to the registration rights agreement. These expenses include fees and expenses of The Bank of New York Trust Company, N.A., as exchange agent, regulatory fees, accounting and legal fees and printing costs, among others.

The issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in the issuer’s accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the issuer. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Original Notes who are eligible to participate in the Exchange Offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

(a) to the issuer, upon redemption of the Original Notes or otherwise;

(b) to a person whom the seller reasonably believes is a qualified institutional buyer acquiring for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

(c) in an offshore transaction complying with Rule 903 or 904 of Regulation S;

(d) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable);

(e) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act; or

(f) pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

The issuer does not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement under the Securities Act.

Other

Participation in the Exchange Offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and conditions of the Exchange Offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

BUSINESS

Our Company

We believe that we are the nation’s leading Jones Act container shipping and integrated logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. With 16 vessels and approximately 22,100 cargo containers, we operate the largest Jones Act containership fleet, providing comprehensive shipping and sophisticated logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our own terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan. We also offer inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. west coast and our relationships with third-party truckers, railroads, and barge operators in our markets. For the twelve months ended December 26, 2004, we generated revenue and EBITDA of $980.3 million and $113.9 million, respectively. This represents revenue growth of 10.7% and EBITDA growth of 34.9% for the twelve months ended December 26, 2004. For the twelve months ended December 26, 2004, we generated pro forma EBITDA of $115.7 million, after giving effect to certain adjustments, and based upon certain assumptions, as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Statements,” beginning on page      of this prospectus. For the definition of EBITDA and its reconciliation to net income, see footnote 5 to the table under “—Summary Consolidated, Combined and Unaudited Pro Forma Financial Data,” beginning on page      of this prospectus. For the twelve months ended December 26, 2004, we generated net income of $16.4 million.

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958 we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. Today, as the only Jones Act vessel operator with one integrated organization serving Alaska, Hawaii and Puerto Rico, we are uniquely positioned to serve customers requiring shipping and logistics services in more than one of these markets.

Our revenue is derived primarily from Alaska, Hawaii and Guam, and Puerto Rico. These markets accounted for approximately 23%, 41% and 36%, respectively, of our revenue in 2004. We are one of only two major container shipping operators currently serving the Alaska market, each accounting for approximately 42% of total container loads traveling from the continental U.S. to Alaska. We are also only one of two container shipping companies currently serving the Hawaii and Guam markets with an approximate 37% share of total domestic marine container shipments from the continental U.S. to these markets. This percentage reflects 36% and 48% shares of total domestic marine container shipments from the continental U.S. to Hawaii and Guam, respectively. In Puerto Rico, we are the largest provider of marine container shipping, accounting for approximately 36% of Puerto Rico’s total container loads from the continental U.S. Since we are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, we believe that we have a stronger competitive position in our markets, serve more effectively our national customers with shipping and logistics needs across one or more of these markets, spread our fixed costs over a larger revenue base, achieve greater network operating efficiencies and negotiate larger volume discounts from our inland shipping providers.

We ship a wide spectrum of consumer and industrial items used everyday in our markets, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Container loads of foodstuffs (refrigerated and non-refrigerated) and household goods traveling from the continental U.S. to Alaska, Hawaii and Guam, and Puerto Rico constituted approximately 40% of our revenue in each of 2003 and 2004. We have approximately two thousand customers and have many long-standing customer relationships, including with large consumer and industrial products companies such as Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. We also serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. Our customer base is broad and diversified, with our top ten customers accounting for approximately 33% of revenue and our largest customer accounting for approximately 7% of revenue.

We focus on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions:

•	We operate the largest Jones Act containership fleet, consisting of 16 vessels. Typically, 15 of our vessels are actively deployed at any given time, with one spare vessel reserved for relief while another undergoes maintenance, repairs and inspections, referred to as drydocking. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and are subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships. In addition, the senior officers on our vessels (masters and chief engineers) have an average tenure with us of over 16 years.

•	We manage a sales and marketing team of 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are centrally coordinated from Charlotte and Tacoma, Washington, enabling us to better manage our customer relationships.

•	We book and monitor all of our shipping and logistics services through HITS, our industry-leading ocean shipping and logistics information technology system and a key feature of our complete shipping logistics solutions. This system encompasses an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us, including cargo booking, tracking and tracing and the production of bills of lading, customs documents and invoicing. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings exceeding 57% of our total bookings. We believe that HITS’ functionality and ability to generate cost savings for our customers build strong customer loyalty for our services and enhance our customer relationships. We believe that HITS differentiates us from our competitors as it better positions us to serve higher-margin customers with sophisticated shipping and logistics requirements.

The Jones Act

Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws.

The Jones Act is a long-standing cornerstone of U.S. maritime policy. Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to rigorous inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built.

Cabotage laws, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in over 40 countries. In general, all interstate and intrastate marine commerce within the U.S. falls under the Jones Act, which is a cabotage law. The Jones Act enjoys broad support from both major political parties. During the 2004 presidential election, both major political parties supported the retention of the Jones Act as currently in effect. In addition, the Jones Act has enjoyed strong congressional support. We believe that the ongoing war on terrorism has further solidified political support for the Jones Act, as a vital and dedicated U.S. merchant marine is a cornerstone for a strong homeland defense, as well as a critical source of trained U.S. mariners for wartime support.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to over capacity and volatility than international shipping markets. Over the past 11 years, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.3% and 2.4% per annum while the major transpacific and transatlantic trade routes have experienced average rate volatility of 34.3% and 8.9% per annum.

Although the U.S. container shipping industry is affected by general economic conditions, the industry does not tend to be as cyclical as other sectors within the shipping industry. Specifically, most of the cargos shipped via container vessels consist of a wide range of consumer and industrial items as well as military and postal loads. Since many of these types of cargos are consumer goods vital to the expanding populations in our markets, they provide us with a stable base of growing demand for our shipping and logistics services.

The Jones Act markets are not as fragmented as international shipping markets. In particular, the three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and TOTE. Horizon Lines and Matson serve the Hawaii and Guam market, and Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently-operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and the on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products. Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. A broad range of domestic and foreign governmental agencies are also increasingly requiring access to shipping information in automated formats for customs oversight and security purposes.

To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities. The departure and arrival of vessels on schedule is heavily influenced by both vessel maintenance standards (i.e., minimizing mechanical breakdowns) and terminal operating discipline. Marine terminal gate and yard efficiency can be enhanced by efficient yard layout, high-quality information systems, and streamlined gate processes.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company. We are the only container vessel operator with an integrated organization serving all three non-contiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. For many of our customers with a nationwide retailing presence, such as Costco Wholesale Corporation, Lowe’s Companies, Inc. and Wal-Mart Stores, Inc., we provide complete supply chain shipping and logistics solutions, including automated on-line cargo booking, tracking and tracing, as well as inland cargo pick-up and delivery logistics and shipping services, across two or more of our geographic markets. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our geographic markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all of our geographic markets. In addition to enabling us to effectively serve a long-standing customer base, our presence in all of these geographic markets mitigates our geographic exposure to any one particular market.

Favorable industry dynamics. Given the level of services already provided by us or our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base. We have achieved five consecutive years of revenue growth. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events adversely affecting any one of our markets. We ship a diverse mix of cargos, and benefit from serving substantial and growing customers with sophisticated container shipping and logistics requirements across two or more geographic markets that we serve. In addition, many of the cargos we ship are consumer goods which are vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Also, our presence across multiple geographic markets, along with our expertise in supply chain management and our sophisticated on-line shipping and logistics information technology, enables us to be the shipping and logistics solution of choice in these markets for many of our national customers. As a result, we participate in economic and demographic growth trends in each of these markets at a relatively early stage. For example when Lowe’s opened two new retail stores in Alaska, Lowe’s expanded our relationship by selecting us to provide the shipping and logistics services required to stock these stores upon their opening and thereafter. When Lowe’s opened one new retail store in Hawaii, Lowe’s again selected us to provide these services. In addition, our use of non-exclusive customer contracts, with durations ranging from one to six years, generates most of our revenue and provides us with stable revenue streams.

Long-standing relationships with leading, established customers. We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. We have a long-standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 20 years. For 2004, no customer accounted for more than approximately 7% of our total revenue during 2004 and nearly all of our customer relationships are based on non-exclusive contracts.

Customer-oriented sales and marketing presence. Our 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Senior sales and marketing professionals in Charlotte, North Carolina are responsible for developing sales and marketing strategies and are closely involved in servicing our largest national customers. We also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Regional sales professionals are responsible for day-to-day customer coverage and work closely with customers to address customer needs as they arise. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence. As the leading Jones Act shipping and integrated logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high quality service. We maintain the largest Jones Act containership fleet consisting of vessels maintained in accordance with strict guidelines. For example, in 2004, our vessels in service on our trade routes were in operational condition, ready to sail, 99% of the time when they were required to be ready to sail. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us maintain highly reliable and consistent dock-to-dock on-time arrival performance. Our terminal management efficiency and inland cargo shipping and logistics expertise result in high customer satisfaction with respect to equipment availability, transit time and cargo availability. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world.

Experienced management with strong culture of commitment to service and operational excellence. Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 18 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together at Horizon Lines or our predecessors for over 15 years. In addition, seven of our eight most senior managers have served in multiple roles at Horizon Lines and its predecessors or have continuing direct involvement with multiple aspects of our business, including servicing our largest customers and the operation of our shipping and logistics services. We believe that our management’s experience, cohesiveness and depth, as well as our management’s long-standing relationships within the industry, enable us to readily identify market opportunities and develop and execute strategies to pursue these opportunities. Furthermore, as of the date hereof, our management team, including family members, beneficially owns approximately 20% of the common stock of Horizon Lines, Inc., the issuer’s direct parent, on a fully diluted basis. We believe that the cash incentive plan of Horizon Lines further incentivizes our management to achieve and surpass our targeted performance and goals.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service and continue to seek to increase sales and improve profitability through the principal strategies outlined below. There are many uncertainties associated with the risks of the implementation of our business strategy. These uncertainties relate to economic, competitive, energy cost, operational, regulation, catastrophic loss and other factors that are discussed on pages         -        , many of which are beyond our control.

Continue to organically grow our revenue. We intend to achieve ongoing revenue growth in our markets through the continued growth of our markets and by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers and continuing to focus on increasing the share of our revenue that is derived from our customers’ higher rate cargo. These higher rate cargos include high-value cargos, time-sensitive cargos and cargos that require complete door-to-door logistics solutions and supply chain management.

Expand our services and logistics solutions. We seek to build on our market-leading logistics platform and operational expertise by providing new services and logistics solutions. These services and solutions include delivery planning and comprehensive shipping logistics expertise. In particular, on the U.S. west coast, we supplement our vessel services with proprietary trucking services, as well as the door-to-door logistics and shipping solutions we offer across our markets. Timing of shipments is crucial to our customers, and our ability to provide these combined offerings has enabled us to expand our business with our customers. By offering this wide range of services and logistics solutions, we believe that we strengthen our franchise and further grow our revenue and profits.

Expand and enhance our customer relationships. We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with substantial and growing customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets, such as Costco, Lowe’s, and Wal-Mart. As the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, and having a sales and marketing team that sells to all of these markets, we are uniquely positioned to maintain and expand our customer relationships.

Leverage our brand. We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three non-contiguous Jones Act trades and in Guam. We believe that our brand is synonymous with quality and operational excellence and intend to continue to build and leverage it in order to further enhance our business.

Maintain leading information technology. We are focused on maintaining HITS as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. All orders that we receive through any medium are booked and processed through HITS, which has electronic data interface capabilities, including an Internet portal, which enables us to achieve operating efficiencies. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 57% of our total bookings. We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. We routinely incorporate additional enhancements into HITS to meet the changing needs of our business and further differentiate us from our competitors. For example, we recently integrated our customer rate information into HITS, which allows us to produce bills in less time and reduces billing errors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty.

Pursue new business opportunities. We actively pursue new business opportunities in addition to growing our core business. For example, in June, 2004, we were awarded a contract by the U.S. Military Sealift Command, effective September 2004, to manage seven vessels under a one-year renewable contract. This contract, which expires in September 2005, is expected to be renewed for a one-year period. Through our performance of these management services, we believe that we can develop an effective relationship with the U.S. Military Sealift Command and demonstrate our breadth and depth of capabilities and become a leading candidate in the future for the award of additional vessel management contracts. In addition, the Port of Jacksonville, Florida, subject to receipt of funding from the U.S. Department of Transportation, has chosen us to develop and launch a new information technology system based on HITS to track all containers (and their contents) entering or departing the port. In the future, we intend to explore business opportunities that may arise in areas such as marine container shipping and logistics on trade routes between ports within the continental U.S. (i.e., the contiguous Jones Act markets).

Reduce operating costs. We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. The operating cost reductions that we have achieved have resulted in an increase in our operating margin from 4.3% for the twelve months ended December 21, 2003 to 5.4% for the twelve months ended December 26, 2004, an increase of 24.3%. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for

2005. These teams are focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology. Each of these teams has specific cost-savings goals and objectives and tracks its progress against its goals using quantitative measures. In addition, we focus on enhancing safety practices in our terminals and on our vessels through aggressive internal safety programs conducted with the active backing of our senior management. Over the short term, these safety programs have already yielded reductions in our expenses related to worker compensation, personal injury, and cargo claims, and, over the long term, we expect these programs to continue to yield savings in our insurance costs. For further information, see “—Business Operations—Operational Excellence” on page        of this prospectus.

Sales and Marketing

We manage a sales and marketing team of 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are also centrally coordinated from Charlotte and from Tacoma, Washington, enabling us to manage our customer relationships. The marketing team located in Charlotte is responsible for providing appropriate market intelligence and direction to the Puerto Rico sales organization. The marketing team located in Tacoma is responsible for providing appropriate market intelligence and direction to the members of the team who focus on the Hawaii, Guam and Alaska markets.

Our regional sales and marketing presence ensures close and direct interaction with customers on a daily basis. Many of our regional sales professionals have been servicing the same customers for over ten years. We believe that we have the largest sales force of all container shipping and logistics companies active in the major non-contiguous Jones Act markets. Unlike our competitors, our sales force cross-sells our shipping and logistics services across all of these markets. We believe that the breadth and depth of our relationships with our customers is the principal driver of repeat business from our customers. We further believe that our long-standing customer relationships and our cross-selling efforts enable us to forge customer relationships which provide us with a distinct competitive advantage.

Customers

We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies. Such customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service.

We believe that we are uniquely positioned to serve these and other large national customers due to our position as the only shipping and logistics company serving all three non-contiguous Jones Act markets and Guam. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all three markets.

We generate most of our revenue through non-exclusive customer contracts with pre-specified rates and volumes and with durations ranging from one to six years, providing stable revenue streams. In addition, our relationships with our customers extend far beyond the length of any given contract. For example, some of our customer relationships extend back over 40 years and our top 10 customer relationships average 20 years.

We serve customers in numerous industries and carry a wide variety of cargos, mitigating our dependence upon any single customer or single type of cargo. Our customer base is broad with no significant concentration by customer or type of cargo shipped. For 2004, our top ten largest customers represented approximately 33% of total revenue, with the largest customer accounting for approximately 7% of total revenue.

Business Operations

Operations Overview

We oversee our operations in all three non-contiguous Jones Act markets and Guam from our headquarters in Charlotte, North Carolina. Our operations in these markets share corporate and administrative functions such as finance, information technology and sales and marketing. Centralized functions are performed primarily at our headquarters and at our administrative facility in Dallas, Texas.

In a typical transaction, our customers go on-line to make a booking or call, fax or e-mail our customer service department. Once applicable shipping information is input into the booking system, a booking number is generated. The booking information then downloads into other systems used by our dispatch team, terminal personnel, vessel planners, documentation team, logistics team and other teams and personnel who work together to produce a seamless transaction for our customers.

Our dispatch team coordinates truck and/or rail shipping from inland locations to the port on intermodal bookings. Our terminal personnel schedule equipment availability for containers picked up at the port. Our vessel planners develop stowage plans and our documentation teams process the cargo bill. Our logistics team reviews space availability and informs our other teams and personnel when additional bookings are needed and when bookings need to be changed or pushed to the next vessel. After containers arrive at the port of loading, they are loaded on board the vessel. Once the containers are loaded and are at sea, our destination terminal staff initiate their process of receiving and releasing containers to our customers. Customers accessing HITS via our Internet portal have the option to receive e-mail alerts as specific events take place throughout this process. All of our customers have the option to call our customer service department or to access HITS via our Internet portal, 24 hours a day, seven days a week, to track and trace shipments. Customers may also view their payment histories and make payments on-line.

Operational Excellence

As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and ability to provide high-quality service. Highlights of our operational excellence and high-quality service include:

Effective Vessel Maintenance Strategy. Our management team adheres to an effective strategy for the maintenance of our vessels. Early in our nearly 50-year operating history, when we pioneered Jones Act container shipping, we recognized the vital importance of maintaining our valuable Jones Act qualified vessels. Led by a retired Coast Guard senior officer, our on-shore vessel management team carefully manages all of our ongoing regular maintenance and drydocking activity. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships.

Vessel Maintenance and Operating Expertise. The quality and performance of our vessels is driven by the expertise of our on-shore vessel management team and vessel crews. The 22 senior members of our on-shore vessel management team responsible for all of our ongoing regular vessel maintenance and drydocking activity have an average of over 10 years of experience with us or our predecessors and have an average of 28 years of experience in the marine industry. Thirteen members of this team are licensed chief engineers, and, of the six members of this team who are responsible for assessing the severity of a vessel problem, four are retired U.S. Coast Guard officers who spent their earlier careers in commercial shipping safety and three are members of the American Bureau of Shipping. The senior officers on our vessels (masters and chief engineers) have an average tenure of over 16 years and we actively share best practices among our vessel crews to ensure consistently high standards throughout our organization. During each of the last four years, our vessels have been in operational condition, ready to sail, over 99% of the time when they were required to be ready to sail.

Terminal Operation Efficiency. We have substantial terminal management expertise, as reflected by our rapid turn around time for the drop-off and/or pick-up of containers by truckers, at the terminals which we operate. This efficient terminal management results in lower costs per container load. Rapid turn around also results in higher customer satisfaction by ensuring timely pick up and delivery of cargo. We operate our own terminals in Alaska, Hawaii and Puerto Rico and contract for terminal services in our seven continental U.S. ports and in Guam.

Inland Shipping Expertise. We have extensive capabilities for the dispatch of empty containers to customer sites and the movement of loaded containers by rail or truck between customer locations and terminals. This expertise enables us to cost-effectively fulfill customer expectations with regard to equipment availability, transit time and cargo pick-up and delivery. In addition to inland rail and trucking, we offer comprehensive warehousing and logistics services through our proprietary trucking operations in Long Beach/Los Angeles, Oakland and Tacoma and our relationships with third-party truckers and railroads.

Information Technology Capabilities. All of our shipping and logistics services are booked, tracked and traced through HITS, our industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities significantly beyond those of the systems employed by our competitors. HITS has its roots in a global shipping and logistics information technology system developed in the late 1990s to support the global shipping and logistics operations of Sea-Land, which, until the sale by CSX Corporation of its international ocean shipping business, was a global leader in the shipping industry. Following that sale, we focused on the further refinement and development of the portions of this technology that were integral to our Jones Act shipping and logistics services. HITS is the product of these efforts.

HITS is a client/server based application accessible through the Internet that is designed to capture detailed cargo information at the time of booking through the creation of a detailed tracking and tracing plan which is established based on cargo movement identified at the time of booking. Through multi-carrier/operator connectivity, operational shipment data is then updated into the tracking tool on a real-time basis. This provides 100% visibility to comprehensive cargo information thereby enabling decision-making related to a shipment. HITS has a built-in alert engine that is used by shippers and internal associates to alert users of deviations from the original trip plan to allow for proactive correction to ensure timely shipment deliverables.

HITS incorporates what we believe to be best-in-class technology and supports global standards. HITS allows us to extend our applications to our customers. For example, if a customer wants our sailing schedules on its website, it can directly obtain them, eliminating the need to manually obtain or update such information. In addition, we can extend all of our applications in a similar manner from booking though invoicing of freight. This ability will eventually allow us to replace a significant portion of the electronic data interchange that occurs with our customers today. This extension of our applications allows us to become tightly integrated within commercial supply chains of companies that are building the next generation of planning, procurement and just-in-time inventory systems. We believe this capability can position us as a leading transportation, logistics and information provider in the future. The new technology embodied in HITS also allows us to react more quickly to our changing business needs and those of our customers. We can respond to these constantly evolving requirements at a significantly lower cost than had our applications been built in a legacy environment.

We believe this system compares favorably to other systems in the industry, which tend to be based on legacy applications that do not offer HITS’ level of sophistication. Further, HITS adheres to domestic and international standards for data transfer and translation and has been developed on a platform that follows generally accepted industry and technology standards. HITS is fully scalable to handle current business plus volumes much greater than we manage today. HITS can accommodate all major channels of communication, (i.e. telephone, Internet, voice response, radio frequency identification devices (referred to as RFID), electronic data interchange (referred to as EDI), wireless, etc.). We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. Our competitors do not have a comparable cargo booking, tracking and tracing system for their customers.

Customer Recognition and Awards. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world. For example, we have received the “Outstanding Ocean Service Provider Award” for domestic shipping from Lowe’s Home Centers, Inc. for the last four years and have received the “Carrier of the Year Award” for domestic ocean services from Wal-Mart Stores, Inc. for three of the last four years for which this award has been announced. For the last six years, we have also received the “Logistics Partners Excellence Award” from Toyota Motor Corporation for on-time performance with respect to export marine services. These and numerous other accolades reflect our commitment to serving customers in a professional and timely fashion.

Vessel Fleet

The table below lists our vessel fleet, which is the largest containership fleet within the Jones Act markets, as of March 27, 2005. Our vessel fleet consists of 16 vessels of varying classes and specification, 15 of which are actively deployed, with one spare vessel typically available for dry-dock relief.

Vessel Name	Market	Year Built	TEU(1)	Reefer Capacity(2)	Max. Speed	Owned/ Chartered	Charter Expiration
Horizon Anchorage	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Tacoma	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Kodiak	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Fairbanks(3)	Hawaii & Guam	1973	1,476	140	22.5 kts	Owned	—
Horizon Navigator	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Trader	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Pacific	Hawaii & Guam	1980	2,407	100	21.0 kts	Chartered	1-Jul-07
Horizon Enterprise	Hawaii & Guam	1980	2,407	150	21.0 kts	Chartered	1-Jul-07
Horizon Consumer	Hawaii & Guam	1973	1,751	170	22.0 kts	Owned	—
Horizon Spirit	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Reliance	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Producer	Puerto Rico	1974	1,751	170	22.0 kts	Owned	—
Horizon Challenger	Puerto Rico	1968	1,424	71	21.2 kts	Owned	—
Horizon Discovery	Puerto Rico	1968	1,442	70	21.2 kts	Owned	—
Horizon Crusader	Puerto Rico	1969	1,376	70	21.2 kts	Owned	—
Horizon Hawaii	Puerto Rico	1973	1,420	170	22.5 kts	Owned	—

(1)	Twenty-foot equivalent unit, or TEU, is a standard measure of cargo volume correlated to the volume of a standard 20-foot dry cargo container.
(2)	Reefer capacity, or refrigerated container capacity, refers to the total number of 40-foot equivalent units, or FEUs, which the vessel can hold. The FEU is a standard measure of refrigerated cargo volume correlated to the volume of a standard 40-foot reefer, or refrigerated cargo container.
(3)	Formerly known as the Horizon Expedition. Typically serves as a spare vessel available for deployment in any of our markets.

Our Vessel Charters

Five of our vessels are leased, or chartered, by certain of our subsidiaries. These chartered vessels have charter termination dates in 2007 and 2015. Under the charter for each chartered vessel, these subsidiaries generally have the following options in connection with the expiration of the charter: purchase the vessel for its fair market value; extend the charter for an agreed upon period of time at a fair market value charter rate; or return the vessel to its owner.

The obligations of the subsidiaries under the existing charters for our chartered vessels are guaranteed by our former parent, CSX Corporation, and certain of its affiliates. In turn, certain of our subsidiaries are parties to the Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, with CSX Corporation and certain of its affiliates, pursuant to which these subsidiaries have agreed to indemnify these CSX entities if any of them should be called upon by any owner of the chartered vessels to make payments to such owner under the guarantees referred to above. For further information regarding the GIA, see “Description of Certain Indebtedness—Amended and Restated Guarantee and Indemnity Agreement.”

Our Container Fleet

As summarized in the table below, our container fleet consists of owned and leased containers of different types and sizes as of March 27, 2005:

Container Type	Owned	Leased	Combined
20’ Standard Dry	57	691	748
20’ Flat Rack	2	—	2
20’ Standard Opentop	1	—	1
20’ Miscellaneous	99	3	102
20’ Tank	1	—	1
40’ Standard Dry	186	3,060	3,246
40’ Flat Rack	387	306	693
40’ High-Cube Dry	71	5,904	5,975
40’ Standard Insulated	18	—	18
40’ High-Cube Insulated	419	—	419
40’ Standard Opentop	1	99	100
40’ Miscellaneous	86	—	86
40’ Tank	5	—	5
40’ Car Carrier	167	—	167
40’ Standard Reefer	19	—	19
40’ High-Cube Reefer	4,960	3,064	6,024
45’ High-Cube Dry	476	3,555	4,031
45’ High-Cube Insulated	475	—	475
45’ High-Cube Reefer	2	—	2

Total	5,432	16,682	22,114

All of our container leases are operating leases. As our container leases expire, we will either purchase containers coming off lease or enter into new operating leases for new containers.

Maersk Arrangements

In connection with the sale of the international marine container operations of Sea-Land by our former parent, CSX Corporation, to Maersk, in December 1999, our predecessor, CSX Lines, LLC entered into a number of commercial agreements with Maersk that encompass terminal services, equipment sharing, sales agency services, trucking services and cargo space charters. These agreements, which were renewed and amended in May 2004, effective as of December 2004, generally are now scheduled to expire at the end of 2007. Maersk is our terminal service provider in the continental U.S., at our ports in Elizabeth, New Jersey, Jacksonville, Florida, Houston, Texas, New Orleans, Louisiana, Tacoma, Washington, and Oakland and Los Angeles, California. We are Maersk’s terminal operator in Hawaii, Guam, Alaska and Puerto Rico. We share containers with Maersk and also pool chassis and generator sets with Maersk. We are Maersk’s sales agent in Alaska and Puerto Rico, and Maersk serves as our sales agent in Canada. On the U.S. west coast, we provide trucking services for Maersk.

Under our cargo space charter agreement with Maersk, we operate 5 U.S.-flagged vessels that sail from the U.S. west coast to Hawaii, continuing from Hawaii on to Guam, and then from Guam on to two ports in Asia, with a return trip to Tacoma, Washington, and Oakland, California. We utilize Maersk containers to carry a portion of our cargo westbound to Hawaii and Guam, where the contents of these containers are then unloaded.

We then ship the empty Maersk containers onwards to the two ports in Asia. When these vessels arrive in Asia, Maersk unloads these empty containers and replaces them with loaded containers on our vessels for the return trip to the U.S. west coast. We use Maersk equipment on our service to Hawaii from our U.S. west coast ports as well as from select U.S. inland locations. We achieve significantly greater vessel capacity utilization and revenue on this route as a result of this arrangement.

Security

Heightened awareness of maritime security needs, brought about by the events of September 11, 2001 and several maritime attacks around the globe, have caused the United Nations through its International Maritime Organization (referred to herein as the IMO), the U.S. Department of Homeland Security, through its Coast Guard arm, and the states and local ports to adopt a more stringent set of security procedures relating to the interface between port facilities and vessels. In addition, the U.S. Congress and the current administration have enacted legislation requiring the implementation of Coast Guard approved vessel and facility security plans. We were one of the first Jones Act companies to develop and obtain Coast Guard approval for our vessel and terminal security plans in advance of the July 1, 2004 effective date for this requirement.

Certain aspects of our security plans require our investing in infrastructure upgrades to ensure compliance. We have applied in the past and continue to apply going forward for federal grants to offset the incremental expense of these security investments. While we were successful through two rounds of funding to secure substantial grants for specific security projects, the 2006 federal budget proposal, currently pending before Congress, would eliminate the port security grant program as it currently exists and replace it with a grant program where U.S. ports compete for funding alongside other transportation infrastructure needs. In addition, the current administration is reviewing the criteria for awarding such grants. Such changes could have a negative impact on our ability to win grant funding in the future.

IT Systems

HITS, our proprietary ocean shipping and logistics information technology system, is substantially more advanced than the cargo booking, tracking and tracing systems employed by our competitors. HITS provides a platform to accomplish a shipping transaction from start to finish in a cost-effective, streamlined manner. HITS provides an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us. In addition, HITS produces bills of lading, customs documents and invoices. Finally, customers can book shipments, provide shipping instructions and access all information available within HITS through an advanced Internet portal. Our portal implementation strategy is to link customers into our systems. Customers utilizing the portal, also called a traffic management system, have access and real-time visibility similar to our own customer service teams and can choose to automate their booking, tracking and tracing of cargo. Over 57% of our bookings are currently performed by customers on-line through HITS.

We believe that HITS is highly valued by customers with just-in-time logistical needs and provides us with a strong point of differentiation relative to competitors. In addition, as customers adopt HITS, they in turn can reduce their in-house staffing needs as they migrate from developing documentation to an automated and electronic alternative such as HITS. We expect that such continued adoption of HITS will enhance our long-standing customer relationships.

Capital Construction Fund

The Merchant Marine Act, 1936, as amended, permits the limited deferral of U.S. federal income taxes on earnings from eligible U.S.-built and U.S.-flagged vessels if the earnings are deposited into a Capital Construction Fund, or CCF, pursuant to an agreement with the U.S. Maritime Administration, or MARAD. The amounts on deposit in a CCF can be withdrawn and used for the acquisition, construction or reconstruction of U.S.-built and U.S.-flagged vessels or U.S.-built containers, in both cases, for operation only on trade routes between ports in the continental U.S. and ports in Alaska, Hawaii or Puerto Rico, on trade routes between ports in Alaska, Hawaii and Puerto Rico, on trade routes on the Great Lakes, and on trade routes between U.S. ports and foreign ports.

Horizon Lines, an indirect subsidiary of the issuer, has a CCF agreement with MARAD under which it deposits into the CCF earnings attributable to the operation of our sixteen vessels and makes withdrawals of funds from the CCF to acquire U.S.-built and U.S.-flagged vessels and U.S.-built 40-foot high-cube refrigeration units. Four used U.S.-built and U.S.-flagged vessels (Horizon Hawaii, Horizon Fairbanks, Horizon Navigator and Horizon Trader) were acquired by Horizon Lines in 2003 and 2004 for $25.2 million through the exercise of purchase options under the charters for these vessels. Over the next several years, we expect to consider a number of other vessel and container refrigeration unit acquisition options under Horizon Lines’ CCF agreement.

Horizon Lines’ CCF agreement may be modified by it with the agreement of MARAD when we make decisions on the specifics of our future acquisitions under the CCF agreement. Amounts on deposit in Horizon Lines’ CCF cannot be withdrawn for other than the qualified purposes specified in the CCF agreement. Any nonqualified withdrawals are subject to federal income tax at the highest marginal rate. In addition, such tax is subject to an interest charge based upon the number of years the funds have been on deposit. If Horizon Lines’ CCF agreement were terminated, funds then on deposit in the CCF would be treated as nonqualified withdrawals for that taxable year. In addition, if a vessel built, acquired, or reconstructed with CCF funds is operated in a prohibited trade, the owner must repay a proportionate amount of the tax benefits. Vessels built with CCF funds are restricted from operating in the contiguous Jones Act trade for 20 years after delivery, and vessels acquired or reconstructed with CCF funds are restricted for a period of ten years. $23.2 million of our taxable income attributable to the operation of our vessels has been, in accordance with Horizon Lines’ CCF agreement, deposited into the CCF and then withdrawn in qualified withdrawals and applied to the purchase price of the four vessels purchased by Horizon Lines in 2003 and 2004. Our consolidated balance sheets at March 21, 2004 and March 27, 2005 include liabilities of approximately $4.2 million and $7.7 million, respectively, for deferred taxes on deposits in our CCF.

Construction-Differential Subsidy

Thirteen of our vessels were built with construction differential subsidies provided by the U.S. Department of Transportation under Title V of the Merchant Marine Act, 1936. The grant of these subsidies was subject to the imposition of certain operating restrictions which generally limit the operation of the vessels to foreign trade routes, provided that these vessels may carry cargo between U.S. ports in the course of foreign voyages if portions of the related subsidies are repaid in connection therewith. Three of our vessels are still subject to these operating restrictions. We currently operate these three vessels on trade routes between the U.S. west coast and Asia, with stops in Hawaii and Guam, and make subsidy repayments in respect of the portions of these voyages between Hawaii and the U.S. west coast. For the quarter ended March 27, 2005, we incurred $0.4 million of expense related to this construction differential subsidy program and we made subsidy repayments of less than $100,000. The three vessels are in the final year of their operating restrictions, and the restrictions on the last vessel expire in January 2006.

Employees

As of March 27, 2005, we had 1,843 employees, of which approximately 1,261 were represented by seven labor unions.

The table below sets forth the unions which represent our employees, the number of employees represented by these unions and the expiration dates of the related collective bargaining agreements.

Union	Collective Bargaining Agreement(s) Expiration Date	Number of Our Employees Represented (as of March 27, 2005)
International Brotherhood of Teamsters	March 31, 2008	253
International Brotherhood of Teamsters, Alaska	June 30, 2010	117
International Brotherhood of Teamsters, Puerto Rico	October 31, 2010	1
International Longshore & Warehouse Union (ILWU)	July 1, 2008	36
International Longshore and Warehouse Union, Alaska (ILWU-Alaska)	June 30, 2007	89
International Longshoremen’s Association, AFL-CIO (ILA)	September 30, 2010	—	(1)
International Longshoremen’s Association, AFL-CIO, Puerto Rico	October 31, 2010	86
Marine Engineers Beneficial Association (MEBA)	June 15, 2012	128
International Organization of Masters, Mates & Pilots, AFL-CIO (MMP)	June 15, 2012	98
Office & Professional Employees International Union, AFL-CIO	November 9, 2007	64
Seafarers International Union (SIU)	June 15, 2006	389

(1)	Multi-employer arrangement representing workers in the industry, including workers who may perform services for us but are not our employees.

The table below provides a breakdown of headcount by non-contiguous Jones Act market and function for our non-union employees as of March 27, 2005.

	Corporate		Alaska Market	Hawaii and Guam Market	Puerto Rico Market	Total
	Charlotte	Dallas/ Other
Senior Management	8	3	1	2	1	15
Operations	2	57	34	80	51	224
Sales and Marketing	3	6	24	29	57	119
Customer Service/Documentation	—	64	2	13	—	79
Administration	38	74	5	19	9	145

Total Headcount	51	204	66	143	118	582

Insurance

We maintain insurance policies to cover risks related to physical damage to our vessels and vessel equipment, other equipment (including containers, chassis, terminal equipment and trucks) and property, as well as with respect to third-party liabilities arising from the carriage of goods and the operation of vessels and shoreside equipment and general liabilities which may arise through the course of our normal business operations. We also maintain limited business interruption insurance and directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

We have arranged for marine insurance covering our vessels in line with currently prevailing industry practice for fleets comparable to ours. Our marine insurance policies include:

Hull and Machinery. We maintain marine hull and machinery insurance providing coverage for damage to, or total or constructive loss of, a vessel. We also maintain war risk insurance, which insures the risk of damage and total or constructive total loss of an insured vessel directly caused by certain warlike situations such as military use of weapons or terrorist activities. A further portion of the declared value of each vessel is also covered under an “increased value” insurance policy, in order to meet additional expenses that might arise from the total loss of the vessel. In addition, we maintain mortgagees’ interest and lessors’ interest insurance policies to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our marine hull and machinery insurance. We also maintain certificates of financial responsibility for our vessels that act as guarantees of the satisfaction of any liabilities arising under the Oil Pollution Act of 1990.

Protection and Indemnity Insurance. We maintain protection and indemnity insurance, referred to herein as P&I, that provides cover for third-party claims arising from the carriage of goods including loss or damage to cargo; claims arising from the operation of owned and chartered vessels including injury or death to crew or third parties; claims arising from collisions with other vessels; damage to other third-party property; pollution arising from oil and other substances; and salvage and other related costs. Currently the available amount of coverage under our P&I insurance for pollution is $1 billion per vessel per incident. Our P&I cover is provided by the UK Club, a mutual P&I club which is a member of the International Group of P&I Clubs, or the International Group. Member clubs of the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each club’s liabilities. Each member club of the International Group has capped its exposure to each of its members at approximately $4.25 billion. As a member of a club, which in turn is a member of the International Group, we may be subject to additional premiums. Our total premium is based on our own claims record, the total claims record of the other members of our club, and the aggregate claims record of all other clubs that are members of the International Group and the clubs’ costs for reinsurance. In addition, we maintain contingent P&I insurance to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our P&I insurance policy.

We also maintain additional insurance policies to cover a number of other risks including workers compensation, third-party property damage and personal injury claims, cargo claims, employment, fiduciary, crime and directors’ and officers’ liability.

We believe that our current insurance coverage provides adequate protection against the accident-related risks involved in the conduct of our business. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles or self-retention amounts.

Environmental Regulation

Our operations are subject to a wide variety of international, federal, state and local environmental laws and regulations and international agreements governing maritime operations and environmental protection, including limiting discharges into the environment, imposing operating requirements, and establishing standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and requirements for clean up of contaminated waterways, soil and groundwater. These laws are often complex, change frequently and have tended to become more stringent over time.

In jurisdictions such as the United States, such obligations, including but not limited to those under the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act (referred to as RCRA), the Oil Pollution Act of 1990 (referred to as OPA) and the Comprehensive Environmental Response, Compensation & Liability Act (referred to as CERCLA), may be strict and joint and several and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which waste or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. These laws may also impose liability for personal injury, property damage and damages to natural resources due to the presence of, or exposure to, oil or hazardous substances. In addition, many of these laws provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. In the case of OPA, each responsible party for a vessel or facility from which oil is discharged will be strictly liable, jointly and severally, for all oil spill removal costs and certain other damages arising from the discharge up to its limits of liability, which can be broken if the incident was caused by the responsible party’s gross negligence, the violation of an applicable federal safety, construction, or operating regulation, or if the responsible party fails to report the incident or cooperate in the response. Liability for discharges of oil, hazardous substances, and other pollutants may also be imposed under the Refuse Act, the Federal Water Pollution Control Act, and CERCLA. All of our operations and properties must comply with these laws and, in some cases, we are required to obtain and maintain permits in connection with our operations and activities. Although we believe that we are in material compliance with these permits and the applicable environmental laws, non-compliance may occur and, if so, can result in additional costs and possible penalties. Moreover, it is difficult to predict the future development of or enforcement policies applied for such laws and regulations or their impact on our business or results of operations.

We are required by OPA and CERCLA to establish and maintain for each of our vessels evidence of financial responsibility to meet the maximum liability to which we can be subject under OPA and CERCLA, and to adopt procedures for oil and hazardous substance spill prevention, response, and clean up. We have established and maintain evidence of financial responsibility by our filing of an insurance guaranty form, in accordance with 33 CFR 138, to meet liability under Section 1002 of OPA, and under Section 107 of CERCLA, which may result from the operation of our vessels. Although we have insurance coverage for these environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any such claims will not have a material adverse affect on our business, operations and financial condition. In addition, we are subject to, among other laws, the International Convention for the Prevention of Pollution from Ships as amended and as implemented in the United States by the Act to Prevent Pollution from Ships, which requires specific pollution prevention equipment and operating and record keeping procedures, the Federal Water Pollution Control Act, and the Refuse Act, all of which provide for substantial administrative and civil fines, as well as criminal sanctions for violations.

Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and nonhazardous wastes that are subject to the requirements of RCRA and comparable state and local requirements. In the course of our vessel and terminal operations, from time to time we engage contractors to remove and dispose of hazardous waste at offsite disposal facilities. If such materials are disposed of by third parties in violation of applicable law, we could still be jointly and severally liable with the disposal contractor for the cleanup costs and any resulting damages under RCRA, CERCLA or the equivalent state laws. The U.S. Environmental Protection Agency (referred to as the EPA) has determined not to classify most common types of used oil as a hazardous waste, provided that certain recycling standards are met. Some states in which we operate, however, have classified used oil as hazardous.

The Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. In December 1999, the EPA issued a final rule regarding emissions standards for marine diesel engines. The final rule applies emissions standards to new engines beginning with the 2004 model year. In the preamble to the final rule, the EPA noted that it may revisit the application of emissions standards to rebuilt or remanufactured engines, if the industry does not take steps to introduce new pollution control technologies. Finally, the EPA recently entered into a settlement that will expand this rulemaking to include certain large diesel engines not previously addressed in the final rule. Adoption of such standards could require modifications to some existing marine diesel engines and may result in material expenditures.

The Coast Guard and Maritime Transportation Act of 2004 amended OPA to require all self-propelled non-tank vessels of 400 gross tons or greater that carry oil of any kind as fuel for main propulsion and that are either U.S.- or foreign-flag vessels operating on U.S. navigable waters to prepare and submit to the U.S. Coast Guard for approval a vessel response plan by August 8, 2005. This new requirement applies to our vessels. The U.S. Coast Guard has issued interim guidelines for the development and review of vessel response plans, which are plans for responding to a discharge, or threat of a discharge, of oil from non-tank vessels. The U.S. Coast Guard is in the process of issuing regulations, but noted that until the regulations are in effect, non-tank vessels must have a valid interim authorization letter or valid authorization letter in order to operate on or after August 9, 2005. If vessels do not obtain such authorization, their operations may be subject to suspension or other enforcement action.

In addition, many U.S. states that border a navigable waterway or seacoast have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance, along with imposing contingency, response planning, and financial responsibility requirements separate and distinct from those required by federal law. These state laws may be more stringent than federal law and in some cases have no statutory limits of liability.

We have incurred and expect to incur costs for our operations to comply with the requirements under applicable environmental laws, and these costs could increase in the future. While these costs have not been significant, we cannot guarantee they will not be material in the future.

There are no existing material environmental claims against us. We are conducting limited remediation at our facility located in Anchorage, Alaska, arising out of historical facility operations. We do not anticipate incurring any material costs associated with this matter, but there can be no assurance future costs will not be material if new conditions are discovered or there is a change in the regulatory requirements.

Regulatory

As a shipping and logistics company, we are subject to all of the ordinary and usual federal, state and local employment, environmental and other regulatory regimes including the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Civil Rights Act, various state and local anti-discrimination laws, federal and state anti-pollution and waste disposal laws, the Occupational Safety and Health Act and other worker protection laws.

In addition, we must comply with laws and regulations related to vessel operations administered by the U.S. Coast Guard, the U.S. Maritime Administration, the U.S. Bureau of Customs and Border Protection and the U.S. Department of Labor. Also, to the extent not subject to exemption, our rates, rules and practices in dealing with our customers are subject to regulation by the STB under the ICC Termination Act of 1995, or ICCTA. The STB administers the ICCTA and adjudicates matters raised by its staff or in complaints filed by members of the public. The decisions of the STB are subject to the federal Administrative Procedures Act and to review by the federal courts. Currently, our rates in the Hawaii and Guam markets are subject to STB regulation. Our rates in the Puerto Rico and Alaska markets are predominantly contained in negotiated transportation service contracts which are exempt from STB rate regulation. We are also subject to various additional regulations as a contractor engaged by the U.S. government.

The International Maritime Organization, referred to as the “IMO,” which operates under the auspices of the United Nations, has adopted stringent safety standards as part of the International Convention for Safety of Life at Sea, sometimes referred to as “SOLAS,” which is applicable to our vessels. Among other things, SOLAS establishes vessel design, structural features, materials, construction, life saving equipment, safe management and operation, and security requirements to improve vessel safety and security. The SOLAS requirements are revised from time to time, with the most recent modifications being phased-in through 2010.

In 1993, SOLAS was amended to incorporate the International Safety Management Code, referred to as the “ISM Code.” The ISM Code provides an international standard for the safe management and operation of ships and for pollution prevention. The ISM Code became mandatory for container vessel operators in 2002. All of our operations and vessels have obtained the required certificates demonstrating compliance with the ISM Code and are regularly inspected by the U.S. Coast Guard, as well as the international authorities acting under the provisions of their international agreements related to port state control authority, the process by which a nation exercises authority over foreign vessels when the vessels are in the waters subject to its jurisdiction.

We believe that we are in substantial compliance with all applicable federal, state and local regulations, including SOLAS and the ISM Code, affecting our operations.

Facilities

We lease all of our facilities, including our terminal and office facilities located at each of the ports upon which our vessels call as well as our central sales and administrative offices and regional sales offices. The following table sets forth the locations, descriptions, and square footage of our significant facilities as of March 27, 2005:

Location	Description of Facility	Square Footage(1)
Anchorage, Alaska	Stevedoring building and various terminal and related property	1,356,313
Atlanta, Georgia	Regional sales office	911
Charlotte, North Carolina	Corporate Headquarters	25,592
Chicago, Illinois	Regional sales office	1,533
Dallas, Texas	Operations center	42,511
Dedeo, Guam	Terminal and related property	108,385
Dutch Harbor, Alaska	Office and various terminal and related property	558,616
Elizabeth, New Jersey	Terminal supervision and sales office	4,994
Honolulu, Hawaii	Terminal property	29,108	(2)
Houston, Texas	Terminal supervision and sales office	497
Jacksonville, Florida	Terminal supervision and sales office	3,848
Kenilworth, New Jersey	Ocean shipping services office	10,000
Kodiak, Alaska	Office and various terminal and related property	208,677
Long Beach, California	Terminal supervision office	847,307
Oakland, California	Office and various terminal and related property	279,131
Piti, Guam	Office and various terminal and related property	24,837
Renton, Washington	Regional sales office	9,010
San Juan, Puerto Rico	Office and various terminal and related property	3,346,540
Tacoma, Washington	Office and various terminal and related property	794,314

(1)	Square footage for marine terminal facilities excludes common use areas used by other terminal customers and us.
(2)	Excludes 1,647,952 square feet of terminal property which we have the option to use and pay for on an as-needed basis.

Legal Proceedings

In the ordinary course of our business, from time to time, we become involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employee’s personal injury claims, and claims for loss or damage to the person or property of third parties. We generally maintain insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. We also, from time to time, become involved in routine employment-related disputes and disputes with parties with which we have contracts.

Except as described below, we are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which our property is the subject.

There are two actions currently pending before the STB involving Horizon Lines. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates, which are based on published tariff rates, during 1996-1998 were “unreasonable” under the ICCTA, and an order awarding reparations to Guam and its citizens. The STB is addressing this matter in three phases. During the first phase, which has been completed, the STB reviewed the allegations set forth in the complaints that were filed by the

Government of Guam and dismissed certain complaints while allowing certain other complaints to be addressed in phase two. During the currently on-going second phase, at the request of the STB, the parties fully briefed, in 2002, the threshold issue of what methodology should be applied in determining “rate reasonableness” under the ICCTA, and the STB is expected to issue a ruling in 2005 that sets forth a standard for determining whether the rates charged during 1996-1998 were reasonable. During the third phase, the STB will apply the standard that it adopts in the second phase to the rates in effect during 1996-1998. If the STB determines that the rates charged by Horizon Lines during 1996-1998 were unreasonable, the STB will issue an additional ruling to determine the persons entitled to damages and in what amounts.

An adverse ruling by the STB in this action could result in significant damages. Horizon Lines is unable to quantify the amount of these damages. In the event that the STB were to issue a ruling whereby it accepted the Government of Guam’s proposed standard for the determination of “rate reasonableness” under the ICCTA, the STB would then need to determine whether rates charged by Horizon Lines during 1996-1998 were reasonable under such standard. However, the business of Horizon Lines that provided marine container shipping to and from Guam during 1996-1998 was, at the time, part of a larger business. During 1996-1998, the Guam-related business of Horizon Lines was part of the business of Sea-Land Service, Inc., which included transportation, logistics and terminal services between and at ports in Asia, Guam, Hawaii and the U.S. west coast. Separate financial statements were not prepared for the operations of Sea-Land Service that related to marine container shipping to and from Guam. Accordingly, Horizon Lines believes that the actual rates of return that were earned by its business with respect to marine container shipments to and from Guam during 1996-1998 cannot be determined. Consequently, the absence of such actual rates of return would preclude the calculation of a reasonable rate of return based on the standard proposed by the Government of Guam in the pending action. Even if each of these matters were determined adversely to Horizon Lines, we are unable at the present time to determine how many citizens of Guam, on whose behalf the pending action has been brought by the Government of Guam, paid such rates during 1996-1998, or the amounts of their related claims, because the requisite discovery proceedings for that phase of the dispute have not yet begun. Apart from potential damages, an adverse ruling by the STB could affect Horizon Lines’ current and future rate structure for its Guam shipping by requiring it to reduce its current base tariff rates and limit future rate increases to amounts determined to be within the “zone of reasonableness” contained in the ICCTA, as determined in such ruling. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes where rates must be “reasonable” under the ICCTA.

The second action currently pending before the STB involving Horizon Lines, brought by DHX, Inc. in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of Horizon Lines and Matson. DHX is a major freight forwarder in the domestic Hawaii trade. Freight forwarders typically accept less than full container loads of cargo, consolidate these loads into full container loads, and offer the full container load to the ocean carriers. Some freight forwarders, including DHX, also solicit full container loads from shippers. Among other things, DHX charged that Horizon Lines and Matson took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect Horizon Lines’ current and future rate structure for its Hawaii shipping. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that Horizon Lines met all of its tariff filing obligations; and (iii) reaffirmed the STB’s earlier holdings that the anti-discrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to Horizon’s business. However, DHX has filed a motion for reconsideration of the STB’s order. We have filed an opposition to this motion. No assurance can be given that the final decision of the STB with respect to this matter will be favorable to us.

Intellectual Property

We own or have rights to use all material or significant trademarks, trade names, tag lines or logos used in our business. We have a registered U.S. trademark for Horizon Services Group®, as well as for the “Captain” suite of shipping programs that we have developed and currently comprise a portion of HITS. We also have or have applied for copyright and trademark or service mark protection for various other names, lines and pictures we use in connection with our sales and promotional activity including Horizon Lines®, Sea-Logix™, Horizon Global Ocean Management System®, Horizon Services Group Transportation Solutions® and What’s On Your Horizon?®. We have received from Maersk a perpetual, exclusive, royalty-free license to use SL in block letters or in any logo format, in either case as a stand-alone mark or as part of a broader mark, in connection with the conduct of our Jones Act business. In addition, we have received from Maersk a non-exclusive, royalty-free license to make, use or sell products in connection with the conduct of our Jones Act business that utilize various patents held by Maersk for shipping-related equipment, devices and methods. The duration of this license is based on the lives of these patents.

MANAGEMENT

The following table sets forth certain information regarding the members of the board of directors and executive officers of Horizon Lines, Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc. as of July     , 2005:

Name	Age	Position
Charles G. Raymond	61	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.; Chairman of the Board, President and Chief Executive Officer of Horizon Lines; President and Chief Executive Officer of Horizon Lines, Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

John V. Keenan	47	Senior Vice President and Chief Operating Officer of Horizon Lines, Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

M. Mark Urbania	41	Vice President, Chief Financial Officer and Assistant Secretary of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.; Senior Vice President—Finance and Administration of Horizon Lines

Karen H. Richards	52	Vice President, Sales and Marketing, of Horizon Lines

Kenneth L. Privratsky	58	Vice President and General Manager, Alaska, of Horizon Lines

Brian W. Taylor	46	Vice President and General Manager, Hawaii / Guam, of Horizon Lines

Gabriel M. Serra	45	Vice President and General Manager, Puerto Rico, of Horizon Lines

Robert S. Zuckerman	61	Vice President, General Counsel and Secretary of Horizon Lines, Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

John K. Castle	64	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

Marcel Fournier	50	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

Admiral James L. Holloway III, U.S.N. (Ret.)	83	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

Dan A. Colussy	74	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

Francis Jungers	78	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

James G. Cameron	59	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

Ernie L. Danner	51	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

Thomas M. Hickey	32	Director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.

Charles G. Raymond has served as Chairman of the Board, President and Chief Executive Officer of Horizon Lines since February 2003. He has also served as Director, President and Chief Executive Officer of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and as Director, President and Chief Executive Officer of H-Lines Finance since its formation in December 2004. Mr. Raymond has held various senior management positions during his 39-year transportation career, including Group Vice President—Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003, he was President and Chief Executive Officer of Sea-Land Service Domestic Shipping and CSX Lines, L.L.C. From May 2000 to May 2003, he served as Chairman of the Marine Transportation National Advisory Council (MTSNAC), which was established by the U.S. Secretary of Transportation. He is a graduate of the United States Merchant Marine Academy (1965) and the Harvard Business School Advanced Management program (1993).

John V. Keenan has served as Senior Vice President and Chief Operating Officer of Horizon Lines since July 2003. He has also served as Senior Vice President and Chief Operating Officer of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and as Senior Vice President and Chief Operating Officer of H-Lines Finance since its formation in December 2004. He is responsible for the integrity of Horizon Lines’ operational network and oversees vessel operations, terminal operations, inland operations and equipment utilization. Mr. Keenan moved to Sea-Land in 1983 where he held numerous leadership positions. He most recently served as Vice President, Sales and Marketing for Horizon Lines from December 2000 to July 2003. A 23-year veteran of the transportation industry, he began his career in 1979 with the Marine Engineers Benevolent Association, sailing in the capacity of vessel engineer. He holds a B.E. in Marine Engineering from the State University of New York at Fort Schuyler and an M.B.A. from the University of Tennessee.

M. Mark Urbania has served as Senior Vice President—Finance and Administration of Horizon Lines since November 2003. He has also served as Vice President, Chief Financial Officer and Assistant Secretary of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and as Vice President, Chief Financial Officer and Assistant Secretary of H-Lines Finance since its formation in December 2004. He is responsible for accounting, finance, treasury management, human resources, information technology, law and procurement for Horizon Lines and its business units. Mr. Urbania joined Horizon Lines from Piedmont/Hawthorne Holdings, Inc., a $300 million general aviation holding company, where he held the position of Senior Vice President, Treasurer and CFO from July 2000 to November 2003. Previously, he was CFO at I360, a high-tech start-up, from 1999 to 2000, and before that he was an executive at TK Holdings, a privately held manufacturer of automotive safety systems. Mr. Urbania has an accounting degree from Walsh University in Canton, Ohio. He is a Certified Public Accountant and began his career in public accounting with Peat Marwick Main & Company.

Karen H. Richards has served as Vice President, Sales and Marketing, of Horizon Lines since July 1, 2003. She is responsible for the entire North America sales organization and manages Horizon Lines’ corporate marketing initiatives. Ms. Richards joined Sea-Land in 1988 and held various management positions, including Marketing Manager, Director of Refrigerated Cargo and General Manager titles in the Northeast, Mid-West and for national strategic accounts. Most recently, she served as General Manager of Sales for Horizon Lines in Puerto Rico from April 2001 to June 2003. Prior to that, she was Vice President Sales for Aqua-Gulf International from October 1999 until March 2001. Her 20-year career in transportation began with Biehl & Company in New Orleans.

Kenneth L. Privratsky has served as Vice President and General Manager, Alaska, of Horizon Lines since December 2002. He joined Horizon Lines following a 33-year career in the U.S. Army and retirement as a Major General. From July 1999 to October 2002, he was the Commanding General of the Military Traffic Management Command, Alexandria, Virginia. Mr. Privratsky received an M.B.A. from Adelphi University and an M.A. in English from Purdue University.

Brian W. Taylor has served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Hawaii and Guam markets. Prior to this appointment, Mr. Taylor was Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Prior to that, Mr. Taylor held management positions in sales and marketing both in North America and in Asia, including General Manager, Buyers and Shippers Consolidated BSE, Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his B.A. and M.B.A. in Business and Financial Management from Concordia College.

Gabriel M. Serra has served as Vice President and General Manager, Puerto Rico, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Puerto Rico market. Prior to assuming his present position, Mr. Serra had been developing Horizon Lines’ agency operations in Puerto Rico as Director, Business Development from January 2000 to June 2000. From 1995 until December 1999, he was General Manager, East Coast South America at Sea-Land. A 22-veteran of the transportation industry, Mr. Serra joined Sea-Land as Pricing Manager for the Caribbean in 1990. During his tenure with Sea-Land, he has held numerous management positions in Central and South America, including General Manager, Honduras and

Nicaragua and Costa Rica / Panama. Mr. Serra began his career in transportation with Concorde Shipping in New Orleans, rising to the position of Vice President of Marketing and Pricing. Prior to being employed by Sea-Land, he was Vice President of Pricing and Traffic for Sea-Barge, Inc.

Robert S. Zuckerman has served as Vice President, General Counsel and Secretary of Horizon Lines since August 2000. He has also served as Vice President, General Counsel and Secretary of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and as Vice President, General Counsel and Secretary of H-Lines Finance since its formation in December 2004. Mr. Zuckerman serves as Chief Legal Officer of Horizon Lines, Horizon Lines Holding, H-Lines Finance, and Horizon Lines, Inc., responsible for legal, regulatory and corporate affairs. Prior to serving in his current positions, Mr. Zuckerman was Deputy General Counsel and Secretary of Sea-Land Service from 1990 to 2000. He has been with Horizon Lines and its predecessors for 27 years. Prior to his employment with Horizon Lines, Mr. Zuckerman served as Assistant Chief with the U.S. Department of Justice, Antitrust Division, where he worked on the President’s Deregulation Task Force. Mr. Zuckerman is a former Chairman of the Transportation and Industry Regulation Committees of the Antitrust Section of the American Bar Association. Mr. Zuckerman is a graduate of Brandeis University and received his law degree from Brooklyn Law School.

John K. Castle has served as a director of Horizon Lines Holding and Horizon Lines, Inc. since July 2004, and a director of H-Lines Finance since December 2004. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan. Prior to forming Castle Harlan in 1987, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Adobe Air Holdings, Inc., CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions, LLC), CHATT Holdings LLC (an indirect parent of ATT Holding Co. which is the parent of Ames True Temper, Inc.), Wilshire Restaurant Group, Inc. and Morton’s Holdings, LLC (the parent of Morton’s Restaurant Group, Inc.). Mr. Castle has also been elected to serve as a life member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees and Chairman of the Columbia-Presbyterian Health Sciences Advisory Council. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his M.B.A. as a Baker Scholar with High Distinction from Harvard, and two Honorary Doctorate degrees of Humane Letters.

Marcel Fournier has served as a director of Horizon Lines Holding and Horizon Lines, Inc. since July 2004, and a director of H-Lines Finance since December 2004. Mr. Fournier is a Senior Managing Director of Castle Harlan. He is also a board member of CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions, LLC), APEI Holdings Corporation (the parent of APEI Acquisition Corp which is the parent of Associated Packaging Enterprises, Inc. and Gravograph Industrie International. Prior to joining Castle Harlan in 1995, Mr. Fournier held various positions, including Managing Director, at the investment banking group of Lepercq, de Neuflize & Co., Inc. from 1981 to 1995. From 1979 to 1981, Mr. Fournier was Assistant Director of the United States office of the agency of the French Prime Minister. Mr. Fournier graduated as a Civil Engineer from the Ecole Speciale des Travaux Publics in Paris, France. He received his M.B.A. from the University of Chicago, and his Master of Economics from the Universite de la Sorbonne in Paris.

Admiral James L. Holloway III, U.S.N. (Ret.) has served as a director of Horizon Lines Holding and Horizon Lines, Inc. since July 2004, and a director of H-Lines Finance since December 2004. Admiral Holloway has served as Chairman of the Naval Historical Foundation, a national naval historic preservation foundation, since 1998. He is Chairman Emeritus of the Historic Annapolis Foundation, the Naval Academy Foundation, and the Board of Trustees of Saint James School. He is a retired Naval Officer who served as Chief of Naval Operations and as a member of the Joint Chiefs of Staff from 1974 to 1978. After his retirement from 1981 to 1989 he was President of the Council of American Flag Ship Operators, a national trade association representing the owners and operators of U.S.-flagged vessels in foreign trade. In 1995, he served as Executive Director of the Presidential Task Force on combating terrorism. From 1985 to 1989, he served as a commissioner on the President’s Blue Ribbon Commission for Defense Management, on the Presidential Commission for Merchant Marine and Defense, and the Commission for a Long Term Integrated Defense Strategy. In 1986, Admiral Holloway was appointed Special Envoy of the Vice President to the Middle East and from 1990 to 1992, he served in a presidential appointment as U.S. Representative to the South Pacific Commission.

Dan A. Colussy has served as a director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc. since April 2005. Mr. Colussy is the Chairman of Iridium Holdings LLC, the parent of Iridium Satellite LLC, and, since the inception of Iridium Satellite in December 2000, has served in senior management positions with these entities. From 1989 to 1999, he served as Chairman of CareFirst, Inc. From 1985 to 1997, Mr. Colussy served as Chairman, President and Chief Executive Officer of UNC Inc. From 1981 to 1984, he served as Chairman, President and Chief Executive Officer of Canadian Pacific Airlines. From 1970 to 1980, Mr. Colussy served in numerous senior management positions at Pan American World Airways including President and Chief Operating Officer from 1977 through 1980. Mr. Colussy holds a B.S. in Engineering from the U.S. Coast Guard Academy and a M.B.A. from Harvard University.

Francis Jungers has served as a director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc. since April 2005. Mr. Jungers has been an independent investor and consultant for the past several years. He also serves as a director of Esco Corporation, a private metals company. He also is a former Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, a petroleum producer. During his career, Mr. Jungers has served as a director of AES Corporation, Georgia Pacific Corporation, Thermo Electron Corporation, Thermo Eckotek Corporation, and Thermo Instrument Systems, Inc., and an advisory director of Donaldson, Lufkin and Jenrette Securities Corporation and Hyster Corporation.

James G. Cameron has served as a director of Horizon Lines, Inc. and Horizon Lines Holding since July 2004 and a director of H-Lines Finance since December 2004. Mr. Cameron is President of Omega Management, LLC, a management consulting firm specializing in the petrochemical services industry. Mr. Cameron previously served as a director of Statia Terminals Group N.V., from February 1997, until the liquidation of such corporation in February 2002. Mr. Cameron joined a predecessor of Statia Terminals Group in 1981, and held various positions with predecessors and subsidiaries of Statia Terminals Group, including President and Chairman of the Board of Statia Terminals, Inc., the principal management and administrative subsidiary of Statia Terminals Group, from 1993 until June 2002. He has been a director of Statia Terminals Cayman, Inc. since April 1999, and has been a director of Petroterminal de Panama, S.A. since April 2003. His prior experience in the petroleum industry dates back to 1969 when he joined Cities Service Company as a marine engineer. Mr. Cameron subsequently joined Pakhoed USA, Inc., where he served in a variety of management positions. Mr. Cameron is a 1969 graduate of the United States Merchant Marine Academy. Statia Terminals is a former portfolio company of The Castle Harlan Group.

Ernie L. Danner has served as a director of Horizon Lines, Inc. and Horizon Lines Holding since November 2004 and a director of H-Lines Finance since December 2004. He has served as a director and Executive Vice President of Universal Compression Holdings, Inc. since its formation in February 1998. During his tenure at Universal, he has served as its Chief Financial Officer and currently serves as President, International Division of Universal Compression, Inc. From May 1997 until 1998, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a director. Mr. Danner also serves on the Board of Directors of Verdugt Holdings, LLC, a manufacturer of organic salts, Tide-Air Inc., a distributor of Atlas Copco air compressors, and Copano Energy, LLC, a natural gas gathering and treating company. Universal Compression and INDSPEC Chemical are former portfolio companies of The Castle Harlan Group.

Thomas M. Hickey has served as a director of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc. since April 2005. Mr. Hickey is a Vice President of Castle Harlan. He is also a board member of BKH Acquisition Corp. (the parent of Caribbean Restaurants, LLC). Prior to joining Castle Harlan in 2003, Mr. Hickey was an associate in the Mergers and Acquisitions Group of Credit Suisse First Boston from 2000 through 2002. Previously, he worked in the Investment Banking Division of Robinson-Humphrey in Atlanta. Mr. Hickey received his bachelor’s degree with distinction from the University of Virginia, where he was an Echols Scholar, and holds an M.B.A. from the Harvard Business School.

Summary Compensation Table

The following table sets forth information concerning the compensation of the issuer’s chief executive officer and the issuer’s other four highest paid executive officers who were serving as executive officers as of December 26, 2004, for the twelve months ended December 26, 2004 and December 21, 2003, and for the year ended December 22, 2002.

These executive officers are referred to as the “named executive officers.”

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year(1)	Salary	Bonus(2)	Other Annual Compensation(3)	Horizon Lines Holding Corp. Securities Underlying Options(4)	All Other Compensation(5)
Charles G. Raymond Director, President and Chief Executive Officer of Horizon Lines, LLC, Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.	2004 2003 2002	$525,000 436,583 305,000	$600,000 450,000 441,600	$48,157 30,290 64,593	4,455 35,555 N/A	23,000 14,479 9,150

M. Mark Urbania(6) Senior Vice President—Finance and Administration of Horizon Lines, LLC and Vice President and Chief Financial Officer of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.	2004 2003 2002	257,500 20,833 N/A	220,344 15,250 N/A	68,860 600 N/A	8,888 N/A N/A	3,799 — N/A

John V. Keenan Senior Vice President and Chief Operating Officer of Horizon Lines, LLC, Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc.	2004 2003 2002	205,825 197,067 170,250	168,580 139,080 163,000	21,804 13,646 21,906	N/A 11,111 N/A	12,683 10,674 5,475

Gabriel M. Serra President and General Manager, Puerto Rico of Horizon Lines, LLC	2004 2003 2002	163,933 170,667 153,000	117,975 91,805 123,000	137,917 279,787 341,646	N/A 6,667 N/A	9,836 7,930 —

Brian W. Taylor President and General Manager, Hawaii and Guam, of Horizon Lines, LLC	2004 2003 2002	163,892 160,765 153,396	107,250 96,746 123,000	175,950 156,916 109,132	N/A 6,667 N/A	10,892 8,689 5,169

(1)	Solely for purposes of this table, Year 2004 refers to the twelve months ended December 26, 2004, Year 2003 refers to the twelve months ended December 21, 2003 and Year 2002 refers to the year ended December 22, 2002.

(2)	Bonus amounts presented represent employee performance bonuses earned under the cash incentive plan of Horizon Lines and are reported for the year in which they were earned, though they may have been paid in the following year.
(3)	Reflects primarily the amounts of country club dues, car allowances, housing and utility allowances, cost of living allowances and related tax equalization payments.
(4)	All of these options were options to purchase shares of the common stock of Horizon Lines Holding and vested in full upon the closing of the acquisition transaction on July 7, 2004. Includes quantities attributable to options held by family members to whom such options were transferred.

The following table sets forth the number of such options converted by each named executive officer into the right to receive cash payments upon, and as post-closing purchase price adjustments or escrow disbursements following, the consummation of the acquisition transaction, and the number of options retained by each such executive officer upon consummation of the acquisition transaction, subject to entry into certain agreements.

	July 7, 2004
Name	Number of Horizon Lines Holding Corp. Options Converted into Cash Payments	Number of Horizon Lines Holding Corp. Options Retained
Charles G. Raymond(a)	28,857	11,143
M. Mark Urbania	6,500	2,388
John V. Keenan	6,844	4,267
Gabriel M. Serra	3,467	3,200
Brian W. Taylor	3,367	3,300

(a)	Includes quantities attributable to family members of the named executive officer to whom such officer transferred options.

The following table sets forth the number of options that each of the named executives exercised on December 16, 2004, and the resulting number of common shares and Series A preferred stock of Horizon Lines, Inc. that such person received, after giving effect to the provisions of the put/call agreement, as described in “Historical Transactions” on page      of this prospectus.

	December 16, 2004
Name	Number of Horizon Lines Holding Corp. Options Exercised(a)	Resulting Number of Common Shares of Horizon Lines, Inc.	Resulting Number of Shares of Series A Preferred Stock of Horizon Lines, Inc.
Charles G. Raymond(b)	5,251.07	13,195	197,925
M. Mark Urbania	794.33	1,996	29,940
John V. Keenan	2,010.89	5,053	75,795
Gabriel M. Serra	1,508.27	3,790	56,850
Brian W. Taylor	1,555.22	3,908	58,620

(a)	Options exercised on a cashless exercise basis.
(b)	Includes quantities attributable to family members of the named executive officer to whom such officer transferred options.

Prior to the consummation of the initial public offering, each named executive officer will irrevocably elect, pursuant to an agreement with Horizon Lines, Inc., to exercise the remainder of all of his or her options and, pursuant to the put/call agreement, to exchange the common shares of Horizon Lines Holding received upon such exercise for common shares and Series A preferred shares of Horizon Lines, Inc.

For further information regarding these options, see “Historical Transactions” on page      of this prospectus.

(5)	Reflects the aggregate amount of pre- and post-tax matching contributions made by Horizon Lines and its subsidiaries under a defined-contribution 401(k) plan and a flexible spending account program.
(6)	M. Mark Urbania commenced his employment with Horizon Lines in November 2003 at an annual base salary of $250,000, which increased to $280,000 during Year 2004. In connection with the commencement of his employment, Mr. Urbania was granted an option exercisable for 8,888 shares of common stock of Horizon Lines Holding in Year 2004 but before December 31, 2003.

Stock Option Grants in 2004

The following table shows grants of stock options to the named executive officers during the twelve months ended December 26, 2004. All options shown below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding.

Name	Number of Horizon Lines Holding Corp. Securities Underlying Options Granted(1)	Percent of Total Horizon Lines Holding Corp. Options Granted to Employees in Year 2004	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Horizon Lines Holding Corp. Stock Price Appreciation for Option Term(2)
					5%	10%
Charles G. Raymond	4,445	33%	$100	2014	$3,154,182	$5,285,800
M. Mark Urbania	8,888	67%	100	2014	6,306,945	10,569,224
John V. Keenan	0	0%	—	—	—	—
Gabriel M. Serra	0	0%	—	—	—	—
Brian W. Taylor	0	0%	—	—	—	—

(1)	These options were subject to time- and performance-based vesting and vested in full upon the closing of the acquisition transaction on July 7, 2004.
(2)	Potential realizable values are net of exercise price, but before taxes associated with exercise. The issuer is required to use a 5% and 10% assumed rate of appreciation over the ten-year option terms. This does not represent our projection of the future common stock price.

Subsequent to the closing of the acquisition transaction on July 7, 2004, no stock options have been granted, and no awards of stock have been made, the issuer, the issuer’s direct parent, or any of their respective subsidiaries. For information regarding the issuance and sale of common shares of Horizon Lines, Inc. to our management subsequent to July 7, 2004, see “—Restricted Stock Issuance and Sale.”

Stock Option Exercises and Holdings

The following table sets forth information about stock option exercises by the named executive officers during the twelve months ended December 26, 2004 and the value of their unexercised stock options as of December 26, 2004. All options reflected below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding.

Name	Number of Horizon Lines Holding Corp. Underlying Securities Acquired Upon Exercise(1)	Value Realized(2)	Number of Horizon Lines Holding Corp. Shares Underlying Unexercised Options at December 26, 2004 Exercisable/Unexercisable(3)	Value of Unexercised In-the-Money Horizon Lines Holding Corp. Options at December 26, 2004 Exercisable/ Unexercisable(4)
Charles G Raymond(5)	34,108.07	$13,541,927.03	5,891.93/—	$2,339,272.97
M. Mark Urbania	7,294.33	2,896,067.84	1,593.67/—	632,734.80
John V. Keenan	8,854.89	3,515,656.98	2,256.11/—	895,743.35
Gabriel M. Serra	4,975.27	1,975,331.45	1,691.73/—	671,667.56
Brian W. Taylor	4,922.22	1,954,269.01	1,744.78/—	692,730.00

(1)	Represents the sum of (i) the number of options converted by such named executive officer, via the merger, into the right to receive certain cash payments (the “Option Merger Consideration Payments”) upon, and as post-closing purchase price adjustments or escrow disbursements following, the consummation of the merger on July 7, 2004 pursuant to the merger agreement, and (ii) the number of shares of common stock of Horizon Lines Holding for which such individual exercised a portion of his then-remaining options on December 16, 2004. The shares of common stock of Horizon Lines Holding issued upon the exercise of the options on December 16, 2004 were exchanged for common shares and Series A preferred shares of Horizon Lines, Inc. pursuant to the put/call agreement. For further information concerning the merger agreement, the exercise of options on December 16, 2004 and the exchange provisions of the put/call agreement, see “Historical Transactions,” beginning on page of this prospectus.
(2)	Represents the sum of (i) the Option Merger Consideration Payments for such named executive officer and (ii) the aggregate value of the common shares and Series A preferred shares of Horizon Lines, Inc. received by such individual upon his exchange, pursuant to the put/call agreement, of the shares of common stock of Horizon Lines Holding received upon his exercise of a portion of his then-outstanding options on December 16, 2004.
(3)	Represents number of shares of common stock of Horizon Lines Holding issuable to the named executive officer upon the exercise of his remaining outstanding options as of December 26, 2004.
(4)	Represents (i) the number of shares of common stock of Horizon Lines Holding issuable to the named executive officer in respect of the outstanding options previously granted to such individual, multiplied by (ii) the excess of (x) the fair market value at year-end of each such share over (y) the exercise price of the option.
(5)	Includes quantities or values attributable to options held by family members to whom such options were transferred.

Benefit Plans

Cash Incentive Plan

The cash incentive plan of Horizon Lines is designed, through awards of annual cash bonuses, to reinforce the importance of both teamwork and individual initiative and effort for our success and to incentivize our employees to achieve and surpass our targeted performance and goals. All of the regular full-time salaried employees of Horizon Lines, including our named executive officers, participate in this plan. The annual bonus amount for each participant in the plan consists of one or more company-wide performance components and a personal performance component. Each company-wide performance component of the annual bonus is a function of the extent to which Horizon Lines has achieved or exceeded a specified performance target for the fiscal year based on a particular company-wide performance measure. The personal performance component of the annual bonus is a function of the extent to which the participant has achieved or exceeded his or her personal performance objectives for the fiscal year (which are specific to the participant’s position with us and are designed to support our achievement of company-wide performance targets). In the case of each participant, a targeted annual bonus is customarily calculated based on the sum of the amounts of the company-wide performance components and the personal performance component that would be payable if the related performance targets or objectives were achieved.

In order for a participant to be eligible to receive an annual bonus under the plan, Horizon Lines must achieve at least the specified performance threshold for each company-wide performance measure and the participant’s performance must meet at least a minimum standard (determined in the discretion of Horizon Lines). Subject to the foregoing, in the event that the performance of Horizon Lines with respect to a company-wide performance measure equals the applicable performance target, a participant will receive a specified percentage of his or her base salary, with such percentage based on the salary compensation band in which the position of such participant is classified and intended to reflect the responsibilities of the participants in such band and their ability to favorably impact the performance of Horizon Lines. If the performance of Horizon Lines with respect to a company-wide performance measure exceeds the applicable performance threshold but is less than the applicable performance target, the percentage of base salary payable to a participant will adjust downward from the percentage of base salary payable if the performance equaled the performance target by a specified percentage (which is the same for all participants, regardless of compensation band) of the percentage by which the actual performance of Horizon Lines was less than the performance target. If the performance of Horizon Lines with respect to a company-wide performance measure exceeds the applicable performance target, the percentage of base salary payable to a participant will adjust upward from the percentage of base salary payable if the performance equaled the performance target by a specified percentage (which differs from the percentage mentioned in the prior sentence but is the same for all participants, regardless of compensation band) of the percentage by which the actual performance of Horizon Lines exceeded the performance target. In any case, each participant is subject to a maximum percentage of base salary which he or she may be entitled to receive as his or her annual bonus under the plan.

The company-wide performance measures, the performance thresholds, targets and maximums with respect to these measures, the various percentage adjustments referred to above and the relative contributions of the various performance components to the targeted annual bonus amounts are determined annually by the board of directors or compensation committee of Horizon Lines, Inc. For the twelve months ended December 26, 2004 and for our current fiscal year, the board of directors of Horizon Lines, Inc. determined that the company-wide performance measures would consist of a modified version of EBITDA and cash flow generation and that the relative contributions of the various performance components to the targeted bonus amount based on the modified version of EBITDA, cash flow generation and personal performance would be 40%, 30%, and 30%, respectively. For our current fiscal year, the board of directors of Horizon Lines, Inc. has also determined that (i) the performance threshold, target and maximum for the company-wide performance measure that consists of a modified version of EBITDA are $121.5 million, $135.0 million and $159.5 million, respectively, and (ii) the performance threshold, target and maximum for the company-wide performance measure that consists of cash flow generation are $32.0 million, $40.0 million, and $50.0 million, respectively.

A committee of the senior management team of Horizon Lines is responsible for the administration of the plan.

Employee Stock Purchase Plan

The Horizon Lines, Inc. Employee Stock Purchase Plan, or ESPP, which is expected to be adopted by the board of directors of Horizon Lines, Inc. and approved by the stockholders of Horizon Lines, Inc. prior to the consummation of the initial public offering, will become effective when specified by the compensation committee of Horizon Lines, Inc., which may occur on or after the first day on which price quotations are available for its common stock on the New York Stock Exchange. The ESPP will be administered by the compensation committee of the board of directors of Horizon Lines, Inc. The compensation committee of Horizon Lines, Inc. will have the authority to construe and interpret the ESPP, and its decision will be final and binding. The following discussion of the ESPP assumes the effectiveness of the ESPP.

Employees generally will be eligible to participate in the ESPP if they are employed before the beginning of the applicable purchase period, have been employed by Horizon Lines, Inc., or any subsidiaries that it designates, for two years or more and are customarily employed more than five months in a calendar year and more than twenty hours per week, and are not, and would not become as a result of being granted an option under the ESPP, 5% stockholders of Horizon Lines, Inc. or its designated subsidiaries. Participation in the ESPP will end automatically upon termination of employment.

Eligible employees will be permitted thereunder to acquire shares of the common stock of Horizon Lines, Inc. through payroll deductions. In such case, eligible employees may select a rate of payroll deduction within the percentage range of their salary determined by the compensation committee of Horizon Lines, Inc. and will be subject to maximum purchase limitations.

Except for the first purchase period, each purchase period under the ESPP will be for three months. The first purchase period is expected to begin on the day (if any) specified by the compensation committee of Horizon Lines, Inc. on or after the first business day on which price quotations for the common stock of Horizon Lines, Inc. are available on the New York Stock Exchange. Subsequently, purchase periods will begin on the first day of each calendar quarter on which the common stock of Horizon Lines, Inc., is traded on the New York Stock Exchange. However, because the day (if any) on which the compensation committee of Horizon Lines, Inc. may elect to declare the ESPP effective may not be such a first trading day, the length of the first purchase period may be more or less than three months.

The ESPP will provide that the purchase price for the common stock purchased under the ESPP will be a percentage (as determined by the compensation committee of Horizon Lines, Inc. but not less than 85%) of the lesser of the fair market value of the common stock on the first day of the applicable purchase period or the last day of the applicable purchase period. The compensation committee of Horizon Lines, Inc. will have the power to change the purchase dates and durations of purchase periods without stockholder approval, if the change is announced prior to the beginning of the date or purchase period affected by such change.

The ESPP, following its effectiveness, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The ESPP will terminate ten years from the date of adoption of the ESPP by the board of directors of Horizon Lines, Inc., regardless of when (if at all) the compensation committee of Horizon Lines, Inc. declares the ESPP effective, unless it is terminated earlier under the terms of the ESPP. The board of directors of Horizon Lines, Inc. will have the authority to amend, terminate or extend the term of the ESPP, except that no action may adversely affect any outstanding options previously granted under the plan and stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the ESPP. The board of directors of Horizon Lines, Inc. will be able to make amendments to the ESPP as it determines to be advisable if the financial accounting treatment for the ESPP changes from the financial accounting treatment in effect on the date the ESPP was adopted by its board.

Equity Incentive Plan

The Horizon Lines, Inc. Equity Incentive Plan, or Equity Plan, is expected to be adopted by the board of directors of Horizon Lines, Inc. and approved by the stockholders of Horizon Lines, Inc. prior to the consummation of the initial public offering and become effective upon the consummation of such offering. The Equity Plan is designed to attract, motivate and retain individuals who are important to our success and covers employees, non-employee directors and consultants. The Equity Plan will provide for the grant of nonqualified stock options and incentive stock options for shares of the common stock of Horizon Lines, Inc., restricted shares of common stock and restricted share units to participants of the Equity Plan selected by the board of directors or a committee of Horizon Lines, Inc., referred to in this prospectus as the Administrator. The terms and conditions of awards, including time-based and/or performance-based vesting provisions, will be determined by the Administrator and set forth in an award agreement for each grant.

Unless otherwise determined by the Administrator or as set forth in an award agreement, upon a “Going Private Transaction,” all unvested awards will become immediately vested and exercisable and the Administrator may determine the treatment of all vested awards, including whether such vested awards are converted into a right to receive a cash payment or otherwise, at the time of the Going Private Transaction. A “Going Private Transaction” will be defined as any transaction or series of transactions which (a) causes any class of equity securities of Horizon Lines, Inc. which is subject to Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended, to be held of record by less than 300 persons, or (b) causes any class of equity securities of Horizon Lines, Inc. which is either listed on a national securities exchange or authorized to be quoted in an interdealer quotation system of a registered national securities association to be neither listed on any national securities exchange nor authorized to be quoted in an interdealer quotation system of a registered national securities association.

401(k) Savings Plan

Horizon Lines provides a 401(k) savings plan covering substantially all of the employees of Horizon Lines and its subsidiaries who are not part of collective bargaining agreements. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that the contributions to the 401(k) plan by eligible employees, and the investment earnings thereon, are not taxable to participants until withdrawn from the 401(k) plan, and so that contributions by Horizon Lines and its subsidiaries, if any, will be deductible for federal income tax purposes when made. Under the 401(k) plan, participating employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. Under the plan, Horizon Lines is required to match the pre-tax and post-tax contributions of participating employees up to 6% of their qualified compensation and participating employees are vested with respect to our contributions immediately. During the twelve months ended December 26, 2004, Horizon Lines and its subsidiaries contributed $1.6 million to the plan.

Union Plans

Horizon Lines and its subsidiaries contribute to 14 multiemployer pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. These pension plans provide defined benefits to retired participants. For the twelve months ended December 26, 2004, Horizon Lines and its subsidiaries contributed $10.2 million to such plans. None of our executive officers benefit from such plans. In addition, Horizon Lines and its subsidiaries have a defined benefit pension plan that covered 29 union employees as of March 27, 2005. Benefits under this plan are determined based solely upon years of service. None of our executive officers benefit from such plan.

Compensation of Directors

Each of the directors of Horizon Lines, Inc. who is neither a member of our management team nor a member of The Castle Harlan Group receives an annual board fee of $40,000. In addition, the chairman of the audit committee of the board of directors of Horizon Lines, Inc. receives an annual fee of $15,000. Members of the boards of directors of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc. are reimbursed for actual expenses incurred in connection with attendance at board meetings and committee meetings.

Boards of Directors

The boards of directors of Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc. each consist of nine members. The board of directors of Horizon Lines consists of a single member.

Prior to the consummation of the initial public offering, Horizon Lines, Inc. expects to divide the members of its board into three classes of directors of three members each. Each of Messrs. Castle, Danner and Cameron will be designated a Class I director who will hold office until the 2006 annual meeting of the stockholders of Horizon Lines, Inc. and until his successor has been duly elected and qualified. Each of Messrs. Fournier, Colussy and Jungers will be designated a Class II director who will hold office until the 2007 annual meeting of the stockholders of Horizon Lines, Inc. and until his successor has been duly elected and qualified. Each of Messrs. Hickey and Raymond and Admiral Holloway will be designated a Class III director who will hold office until the 2008 annual meeting of the stockholders of Horizon Lines, Inc. and until his successor has been duly elected and qualified.

In order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, the bylaws of the issuer provide that not more than a minority of the members of the board of directors of the issuer necessary to constitute a quorum of the board may be non-U.S. citizens. The bylaws of Horizon Lines Holding and Horizon Lines, Inc. contain similar restrictions.

Board Committees

The board of directors of H-Lines Finance does not currently have any active committees.

Horizon Lines, Inc. currently has an audit committee, a compensation committee, and an executive committee, and, in the event it consummates the initial public offering, intends to establish a nominating and corporate governance committee. The composition of these board committees will comply, when and if required, with the applicable rules of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

In addition, in order for us to be permitted under the Jones Act to provide shipping and logistics services in markets in which the marine trade is subject to such statute, the bylaws of the issuer provide that not more than a minority of the members of any committee of the board of directors of the issuer necessary to constitute a quorum of such committees may be non-U.S. citizens. The bylaws of Horizon Lines Holding and Horizon Lines, Inc. contain similar restrictions. In addition, a majority of the members of each committee of the board of directors of Horizon Lines, Inc. are required to be U.S. citizens.

Audit Committee

In connection with the initial public offering, we expect the board of directors of Horizon Lines, Inc. to adopt a charter for its audit committee. Under this charter, the audit committee of the board of directors of Horizon Lines, Inc. will assist the board of directors of Horizon Lines, Inc. in fulfilling its responsibility to oversee (i) the conduct by our management of our financial reporting process, (ii) the integrity of the financial statements and other financial information provided by us to the SEC and the public, (iii) our system of internal accounting and financial controls, including the internal audit function, (iv) our compliance with applicable legal and regulatory requirements, (v) the independent auditors’ qualifications, performance, and independence, and (vi) the annual independent audit of our financial statements. In addition, the audit committee of the board of directors of Horizon Lines, Inc. will be directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us.

The current members of this audit committee are Marcel Fournier, James G. Cameron, Ernie L. Danner and Admiral James L. Holloway III, U.S.N. (Ret.). Upon the consummation of the initial public offering, Mr. Danner will be the chairman of this audit committee and the other members of this audit committee will be Messrs. Cameron and Jungers and Admiral Holloway. Prior to the consummation of the initial public offering, we expect the board of directors of Horizon Lines, Inc. to determine that Mr. Danner is an “audit committee financial expert” under the requirements of the New York Stock Exchange and the SEC.

Compensation Committee

In connection with the initial public offering, we expect the board of directors of Horizon Lines, Inc. to adopt a charter for its compensation committee. Under this charter, the compensation committee of the board of directors of Horizon Lines, Inc. will oversee the executive compensation plans and general compensation and employee benefit plans of Horizon Lines, Inc. and its subsidiaries. The compensation committee (i) reviews the goals and objectives of the executive and general compensation plans of Horizon Lines, Inc., and amends, or recommends that the board of directors of Horizon Lines, Inc. amend, these goals and objectives, (ii) reviews these plans in light of these goals and objectives, and recommends to such board the adoption of new, or the amendment of existing, executive or general compensation plans, (iii) revaluates the performance of the executive officers of Horizon Lines, Inc. in light of the goals and objectives of these executive compensation plans and determines and approves, or recommends to such board for its approval, the total compensation levels of these executive officers, (iv) reviews and approves, or recommends to such board for its approval, the appropriate level of compensation for service by members of such board and for service by directors on committees of such board, (v) reviews and approves awards of stock or stock options or other equity-based awards pursuant to such incentive-compensation and equity-based plan of Horizon Lines, Inc. and its subsidiaries, and assists with the administrative of such plans, including the equity incentive plan and, when effective, the employee stock purchase plan, and (vi) identifies those persons subject to Section 162(m) of the Internal Revenue Code and/or Section 16(b) of the Securities Exchange Act of 1934, as amended, and, subject to the provisions of any employment contracts, sets performance targets for eligibility for bonuses, and approve bonus awards (including any equity-based bonus awards), with respect to such persons.

The current members of this compensation committee are John K. Castle, Marcel Fournier and James G. Cameron. Upon the consummation of the initial public offering, Mr. Jungers will be the chairman of this compensation committee, and the other members of this compensation committee will be Messrs. Cameron and Colussy.

Executive Committee

The executive committee of the board of directors of Horizon Lines, Inc., on behalf of such board, exercises the full powers and prerogatives of such board, except as otherwise required by applicable law and subject to the applicable provisions of the certificate of incorporation and bylaws of Horizon Lines, Inc.

Mr. John K. Castle is the chairman of this executive committee, and the other members of this executive committee are Messrs. Raymond, Fournier, and Cameron.

Nominating and Corporate Governance Committee

Upon its formation prior to the consummation of the initial public offering, the nominating and corporate governance committee of the board of directors of Horizon Lines, Inc. is expected to adopt a charter and will assist such board in fulfilling its responsibilities by establishing, and submitting to such board for approval, criteria for the selection of new directors, identifying and approving individuals qualified to serve as members of such board, selecting director nominees for annual meetings of the stockholders of Horizon Lines, Inc., evaluating the performance of such board, reviewing, and recommending to such board, any appropriate changes to the committees of such board and developing, and recommending to such board, corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

Upon the formation of this committee, the members of this committee will be Messrs. Colussy and Jungers and Admiral Holloway.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee of the board of directors of Horizon Lines, Inc. and none of the executive officers of Horizon Lines, Inc. have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions. Charles G. Raymond, our chief executive officer and a member of the boards of directors of the issuer, Horizon Lines Holding and Horizon Lines, Inc., participated in deliberations of our boards concerning executive officer compensation, other than with respect to himself, prior to the formation of the compensation committee of the board of directors of Horizon Lines, Inc. in December 2004.

Employment Agreements

General

Two of our named executive officers, Chuck G. Raymond and M. Mark Urbania are parties to employment agreements with Horizon Lines. Prior to the consummation of the initial public offering, Horizon Lines expects to enter into an amended and restated employment agreement with Mr. Urbania and an employment agreement with John V. Keenan.

Mr. Raymond’s employment agreement is dated and became effective on July 7, 2004. The initial term of Mr. Raymond’s employment agreement is three years, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 30 days prior to the expiration of the term. Mr. Raymond’s agreement provides for an initial base salary of $500,000, subject to increase if the company-wide performance targets set forth in the cash incentive plan of Horizon Lines, as then in effect, are achieved or exceeded and as otherwise determined by the board or compensation committee of Horizon Lines or Horizon Lines, Inc., and an annual discretionary bonus of between 27.5% and 93.5% of his base salary under the cash incentive plan of Horizon Lines, depending on the extent to which company-level performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded, the extent to which Mr. Raymond achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Raymond’s development of strategies to capitalize on potential business opportunities, enhance customer service, and enhance operational efficiency) and the satisfaction of other criteria that from time to time may be established by the board of directors of Horizon Lines or Horizon Lines, Inc. in consultation with Mr. Raymond and set forth in an executive bonus plan. For further information with respect to the cash incentive plan of Horizon Lines and the performance measures and related performance thresholds, targets and maximums established thereunder, see “—Benefit Plans—Cash Incentive Plan” beginning on page        of this prospectus. As of the date of this prospectus, executive bonus plan exists and no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Raymond fails to substantially meet his personal performance objectives under the plan. In July 2004, Mr. Raymond’s annual base salary was increased to $550,000 as a result of the company-wide performance targets under the plan being achieved or exceeded, and, in January 2005, his annual base salary was increased to $575,000 as a result of the company-wide performance targets again being achieved or exceeded.

Mr. Raymond’s agreement also provides for the purchase by Mr. Raymond of 43,038 shares of common stock of Horizon Lines, Inc. for an aggregate purchase price of $344,304, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. This purchase was completed on January 14, 2005, as discussed more fully below. In addition, under his employment agreement, Mr. Raymond has the option, not earlier than January 7, 2009 and so long as his employment with Horizon Lines has not been terminated for “cause,” as defined in his agreement, to require the purchase by Horizon Lines of his shares of common stock of Horizon Lines Holding, as described in “Historical Transactions,” The purchase price for such shares shall be the fair market value thereof based on a formula specified in the agreement. If the purchase would cause Horizon Lines to violate or breach the terms of its financing agreements or indentures, Horizon Lines shall not be required to consummate the purchase but shall be required to use its commercially reasonable efforts to seek a waiver of any such violation or breach in order to consummate the purchase (provided that the aggregate amount of any fees or consideration paid to obtain such waiver shall not exceed $250,000).

Under his employment agreement, Mr. Raymond is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and to receive an annual automobile allowance and automobile insurance, subject to upward adjustments, reimbursement for all reasonable travel and other business expenses, reimbursement for the payment of monthly membership dues for a luncheon club and two country clubs, and a term life insurance policy.

Mr. Urbania’s employment agreement expires on December 15, 2005, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Urbania’s agreement provides for an initial base salary of $250,000, subject to increase as determined by the board of directors or compensation committee of Horizon Lines, Inc., and an annual discretionary bonus of between 30% and 102% of his annual base salary under the cash incentive plan of Horizon Lines, depending on the extent to which company-wide performance targets set forth in the cash incentive plan of Horizon Lines, as then in effect, are achieved or exceeded, the extent to which Mr. Urbania achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Urbania’s development of strategies to capitalize on potential business opportunities and enhance customer service and enhance operational efficiency, and the successful implementation by Horizon Lines of initiatives required by the Sarbanes-Oxley Act), and the satisfaction of other criteria that from time to time may be established by the board of directors or compensation committee of Horizon Lines, Inc. For further information with respect to the cash incentive plan of Horizon Lines and the performance measures and related performance thresholds, targets and maximums established thereunder, see “—Benefit Plans—Cash Incentive Plan” beginning on page      of this prospectus. As of the date of this prospectus, no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Urbania fails to substantially meet his personal performance objectives under the plan. In 2004, Mr. Urbania’s salary was increased to $280,000 pursuant to action taken by the board of Horizon Lines, Inc. Mr. Urbania is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses. Mr. Urbania’s employment agreement provided for the purchase by Mr. Urbania of 16,139 shares of common stock of Horizon Lines, Inc. for an aggregate purchase price of $129,112, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. This purchase was completed on January 14, 2005, as discussed more fully below.

The amended and restated employment agreement that Horizon Lines expects to enter into with Mr. Urbania will modify his existing employment agreement by providing for an initial base salary of $288,000 and by providing that, if requested by the board of directors or compensation committee of Horizon Lines, Inc., the board of directors of Horizon Lines (or a duly authorized committee thereof) will be authorized to increase Mr. Urbania’s salary or establish additional criteria relating to the payment of Mr. Urbania’s annual discretionary bonus.

On January 14, 2005, Horizon Lines, Inc. issued and sold to Mr. Raymond 30,379 shares of common stock for an aggregate purchase price of $243,032 and issued and sold to Mr. Urbania 11,392 shares of common stock for an aggregate purchase price of $91,136. Messrs. Raymond and Urbania entered into restricted stock agreements in connection with such purchases. Mr. Raymond’s purchase was in satisfaction of the equity issuance provisions of his employment agreement and Mr. Urbania’s purchase was in satisfaction of the equity issuance provisions of his prior employment agreement. In each case, a portion of the purchase price paid was funded through the issuance of a secured recourse promissory note, as discussed in “—Restricted Stock Issuance and Sale” below.

Mr. Keenan’s expected employment agreement will expire on June 15, 2006, unless earlier terminated as described below, and will automatically extend for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Keenan’s agreement will provide for an initial base salary of $243,000, subject to increase as determined by the board of directors or compensation committee of Horizon Lines, Inc., or, if requested by the board of directors or compensation committee of Horizon Lines, Inc. in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof), and an annual discretionary bonus of between 30% and 102% of his annual base salary under the cash incentive plan of Horizon Lines, depending on the extent to which company-wide performance targets set forth in the cash incentive plan of Horizon Lines, as then in effect, are achieved or exceeded, the extent to which Mr. Keenan achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Keenan’s development of strategies to capitalize on potential business opportunities, improve safety, and enhance customer service and operational efficiency) and the satisfaction of other criteria that from time to time may be established by the board of directors or compensation committee of Horizon Lines, Inc. or, if requested by the board or compensation committee of Horizon Lines, Inc. in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof). For further information with respect to the cash incentive plan of Horizon Lines and the performance measures and related performance thresholds, targets and maximums established thereunder, see “—Benefit Plans—Cash Incentive Plan” beginning on page      of this prospectus. As of the date of this prospectus, no such other criteria have been established. No bonus will be paid if company-wide performance thresholds under the plan are not met or Mr. Keenan fails to substantially meet his personal performance objectives under the plan. Mr. Keenan will also be entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses.

Termination Provisions

In addition to accrued amounts owed to Mr. Raymond at the date of termination, upon a termination without “cause,” as defined in his employment agreement, by reason of non-extension of the employment term by Horizon Lines or by him for “good reason,” as defined in the agreement, Mr. Raymond would be entitled to the following:

•	a lump-sum amount equal to two times his annual base salary;

•	a pro rated bonus in accordance with the terms of his executive bonus plan, payable on the date on which annual bonuses are paid to executives of Horizon Lines;

•	an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the fiscal year of termination are paid to executives of Horizon Lines;

•	an amount equal to a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan termination, payable on the first date annual bonuses with respect to the fiscal year after the year of termination are paid to executives of Horizon Lines;

•	an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the difference between twelve and the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the second fiscal year after the year of termination are paid to executives of Horizon Lines; and

•	continuation of health coverage for two years after termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if Mr. Raymond dies, his estate would receive a pro-rated bonus based on the year of Mr. Raymond’s death and (ii) if Mr. Raymond is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive six months of annual base salary and a pro-rated bonus based on the year of his disability. Upon a termination for cause, without good reason or non-extension of the employment term by him, he would only receive the accrued amounts owed to him at the date of termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if he dies, his estate would receive a pro rated bonus based on the year of Mr. Raymond’s death and (ii) if he is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive six months of annual base salary and a pro rated bonus based on the year of his disability. Upon a termination for cause, without good reason or non-extension of the employment term by him, he would only receive the accrued amounts owed to him at the date of termination.

For 24 months after the date of termination, Mr. Raymond shall be subject to customary noncompetition and nonsolicitation provisions.

In addition to the accrued amounts owed to each of Messrs. Urbania and Keenan at the date of termination, upon a termination without “cause” (as defined in his employment agreement), each of Messrs. Urbania and Keenan would be entitled to receive continuation of his annual base salary for one year from the date of termination (or, at the option of such executive, from the seven-month anniversary of the date of termination) and continuation of health coverage for one year. For all types of termination other than without cause, each of Messrs. Urbania and Keenan would only receive the accrued amounts owed to him at the date of termination.

For 12 months after the date of termination, each of Messrs. Urbania and Keenan shall be subject to customary noncompetition and nonsolicitation provisions.

Management’s Equity

In connection with the consummation of the acquisition transaction on July 7, 2004, certain members of our management team (or their family members) exercised their right, under the terms of the related merger agreement, in lieu of their receipt of the applicable portion of the cash consideration payable upon the consummation of the acquisition transaction, to elect to (i) convert, via the acquisition transaction, a portion of their shares of common stock of Horizon Lines Holding into newly issued shares of common stock and Series A preferred stock of Horizon Lines, Inc. and/or (ii) retain a portion of their outstanding options to purchase common stock of Horizon Lines Holding. Under the put/call agreement, the shares of common stock of Horizon Lines Holding issuable upon the exercise of any such retained option were made subject to exchange, at the option of Horizon Lines, Inc. (or the holder of such shares), with Horizon Lines, Inc. for common shares and Series A preferred shares of Horizon Lines, Inc. The members of our management team (and their family members) who made such elections also entered into a stockholders agreement and one or more voting trust agreements with respect to the equity securities that they acquired or retained pursuant to such election.

Through their elections, our management team (and their family members) elected to forgo the receipt of aggregate cash consideration of $13.0 million at the closing of the acquisition transaction as payment for their equity of Horizon Lines Holding predating the acquisition transaction in favor of their receipt, upon the consummation of the acquisition transaction, of ownership, directly or indirectly, of equity of Horizon Lines Holding of equal value as of the date of the acquisition transaction.

A portion of the options described above remain outstanding as of the date of this prospectus. Prior to the consummation of the initial public offering, the members of our management (and their family members) who hold such options will irrevocably elect pursuant to an agreement with Horizon Lines, Inc. to exercise all of such remaining outstanding options and exchange the shares of common stock of Horizon Lines Holding acquired thereby for common shares and Series A preferred shares of Horizon Lines, Inc. under the put/call agreement.

Restricted Stock Issuance and Sale

On January 14, 2005, 14 members of our management team (including Messrs. Raymond and Urbania) purchased an aggregate of 75,946 shares of Horizon Lines, Inc. common stock (including the shares of stock issuable to Messrs. Raymond and Urbania in satisfaction of the equity-issuance provisions of their respective employment agreements). These shares of common stock are referred to as “restricted shares” in this prospectus and were first disclosed as being intended to be issued and sold to these 14 members in the offering circular dated June 30, 2004 for the 9% senior notes issued on July 7, 2004. The purchase price for each restricted share was $8. Each participating member of our management team paid half of the aggregate purchase price for his or her restricted shares in cash and the remainder through his or her issuance to Horizon Lines, Inc. of a full-recourse promissory note, secured by all of the restricted shares that he or she purchased. Eight of these notes were issued by members of our management team who are our executive officers. On February 28, 2005, Horizon Lines, Inc. sold all 14 of these notes, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

Each member of our management team who has purchased restricted shares from Horizon Lines, Inc. concurrently entered into a restricted stock agreement with Horizon Lines, Inc. that set forth certain restrictions, vesting schedules and repurchase rights with respect to these shares.

Mr. Raymond’s restricted stock agreement provides that the restricted shares covered thereby are initially unvested and are subject to vesting as follows: (i) with respect to 40% of the restricted shares, one-third (1/3) of such shares shall vest on each of the first, second and third anniversary dates of July 7, 2004, and (ii) with respect to the remaining 60% of the restricted shares, 1/3 of such shares will vest on each of the first, second and third anniversary dates of July 31, 2004 if CHP IV achieves a specified annual internal rate of return for the preceding twelve-month period. If CHP IV’s specified annual internal rate of return is not achieved for one twelve-month period, but is achieved on a cumulative basis in a subsequent twelve-month period, all restricted shares not yet vested for the previous twelve-month period and all restricted shares subject to vesting for the current twelve-month period shall be considered vested.

The restricted stock agreements to which the other 13 members of the management team are parties provide that the restricted shares covered thereby are initially unvested and are subject to vesting as follows: 1/3 of such shares will vest on each of the first, second and third anniversary dates of July 31, 2004 if CHP IV achieves a specified annual internal rate of return for the preceding twelve-month period. If CHP IV’s specified annual internal rate of return is not achieved for one twelve-month period, but is achieved on a cumulative basis in a subsequent twelve-month period, all restricted shares not yet vested for the previous twelve-month period and all restricted shares subject to vesting for the current twelve-month period shall be considered vested.

Each restricted stock agreement, including Mr. Raymond’s agreement, also provides that if there is a change in control (as defined in such agreement) by the third anniversary of July 7, 2004, the restricted shares covered thereby that have not yet vested will be accelerated to the extent that The Castle Harlan Group has achieved, after giving effect to such vesting, its specified annualized internal rate of return on its total equity investment in Horizon Lines, Inc. based on the transaction resulting in such change in control. In addition, each such agreement requires Horizon Lines, Inc. to repurchase, at the lower of cost or fair market value, without interest, any outstanding restricted shares that remain unvested following the consummation of such change of control. Upon the consummation of the initial public offering, as a result of the foregoing provisions, all of the restricted shares of common stock of Horizon Lines, Inc. held by the 14 members of our management team (or their permitted assignees) will vest in full.

Upon a termination of the employment of an employee in respect of whom restricted shares were issued, including Mr. Raymond, Horizon Lines, Inc. will have the right, but not the obligation, under the related restricted stock agreement, to repurchase upon notice within 45 days of the date of termination (i) the unvested portion of such restricted shares at the cost initially paid by the employee for such shares, without interest, and (ii) the vested portion of such restricted shares at fair market value, as defined in such restricted stock agreement. If termination of such employee’s employment is for “cause” or without “employee good reason,” in each case as defined in the restricted stock agreement, then all of such restricted shares shall be deemed to be unvested and subject to repurchase at cost and without interest.

PRINCIPAL STOCKHOLDERS

Horizon Lines, Inc. is the sole stockholder of the issuer, H-Lines Finance Holding Corp., which in turn is the sole stockholder of Horizon Lines Holding Corp. The authorized capitalization of Horizon Lines, Inc., as of the date hereof, consists of 18,000,000 shares of preferred stock, par value $0.01 per share, all of which is designated Series A preferred stock, of which 5,483,964 shares are issued and outstanding, and 2,000,000 shares of common stock, par value $0.01 per share, of which 802,205 shares are issued and outstanding. The preferred stock has no voting rights except as expressly required by applicable law. The authorized capitalization of the issuer consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are outstanding.

Certain members of our management team (or their family members) hold options for shares of common stock of Horizon Lines Holding. Upon the exercise of any such option, the holder of such option and Horizon Lines, Inc. each is contractually entitled, pursuant to the put/call agreement, to require the exchange of the shares of common stock of Horizon Lines Holding issued upon such exercise for shares of Series A preferred stock and common stock of Horizon Lines, Inc. For further information, see “Historical Transactions,” beginning on page      of this prospectus.

Prior to the consummation of the initial public offering, the members of our management team (or their family members) will enter into agreements with Horizon Lines, Inc. under which they will irrevocably elect to exercise the remainder of their options (if any) for shares of common stock of Horizon Lines Holding and exchange such resulting shares for shares of common stock and Series A preferred stock of Horizon Lines, Inc. pursuant to the provisions of the put/call agreement.

The following table sets forth information with respect to the beneficial ownership of each class or series of capital stock of Horizon Lines, Inc. based upon currently available information by:

•	each person who is known by us to beneficially own 5% or more of the outstanding shares of each class or series of capital stock of Horizon Lines, Inc.;

•	each of the directors of Horizon Lines, Horizon Lines Holding, H-Lines Finance or Horizon Lines, Inc.;

•	each of the executive officers of Horizon Lines, Horizon Lines Holding, H-Lines Finance or Horizon Lines, Inc. named in the Summary Compensation Table; and

•	all of the directors and the executive officers of Horizon Lines, Horizon Lines Holding, H-Lines Finance and Horizon Lines, Inc. as a group.

To our knowledge, each of the holders of shares of capital stock of Horizon Lines, Inc. listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

Name and Address of Beneficial Owner	Number of Shares of Series A Preferred Stock of Horizon Lines, Inc.	Percentage of Total Series A Preferred Stock of Horizon Lines, Inc.(%)	Number of Shares of Common Stock of Horizon Lines, Inc.(5)	Percentage of Total Common Stock of Horizon Lines, Inc.(%)
Castle Harlan Partners IV, L.P.(1)	3,797,700	69.25%	478,905	59.70%
Castle Harlan Offshore Partners IV, L.P.(1)	362,617	6.61	45,727	5.70
John K. Castle(1)(2)	6,215,349	100.00	850,964	100.00
Marcel Fournier(1)	3,830	*	483	*
Stockwell Fund, L.P(3)	1,003,792	18.30	126,582	15.78
Admiral James L. Holloway III, U.S.N. (Ret.)	9,080	*	1,145	*
Dan A. Colussy	18,168	*	2,291	*
Francis Jungers	18,168	*	2,291	*
James G. Cameron	18,168	*	2,291	*
Ernie L. Danner	18,168	*	2,291	*
Thomas M. Hickey(1)	—	—	—	—
Charles G. Raymond(4)	182,460	3.22	43,611	5.36
John V. Keenan(4)	106,455	1.90	23,542	2.91
M. Mark Urbania(4)	75,195	1.35	19,973	2.47
Brian W. Taylor(4)	82,320	1.48	13,193	1.63
Gabriel M. Serra(4)	79,815	1.43	12,908	1.60
All directors and executive officers as a group (including those listed above)(2)(3)(4)	6,215,349	100.00%	850,964	100.00%

*	Denotes beneficial ownership of less than 1% applicable class or series of capital stock.
(1)	The address for such beneficial owner is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. Beneficial ownership is determined in accordance with the rules of the SEC.
(2)

John K. Castle, a member of the boards of directors of Horizon Lines, Inc., H-Lines Finance and Horizon Lines Holding, is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners IV, L.P., or CHP IV, which is the direct parent of Horizon Lines, Inc. Mr. Castle is also the controlling stockholder of the general partners of the other limited partnerships of The Castle Harlan Group that own shares of the capital stock of Horizon Lines, Inc., including, but not limited to, Castle Harlan Offshore Partners IV, L.P. In addition, Mr. Castle, through a voting trust agreement, may direct the voting of all of the shares of the capital stock of Horizon Lines, Inc. that are either (i) held by the existing stockholders of Horizon Lines, Inc. not referred to in the prior sentence or (ii) issuable in exchange for any shares of common stock of Horizon Lines Holding that are issued upon the exercise from time to time of any options issued by Horizon Lines Holding in the event the holder thereof or Horizon Lines, Inc. elects to require such exchange pursuant to the put/call agreement. All such shares of the capital stock of Horizon Lines, Inc. are included in the share numbers and percentages attributable to Mr. Castle in the beneficial ownership table above. Mr. Castle disclaims beneficial ownership of all shares of the capital stock of Horizon Lines, Inc. in excess of his proportionate partnership share of CHP IV and certain other members of The Castle Harlan Group.

(3)	The address for Stockwell Fund, L.P. is c/o Glencoe Capital, 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.
(4)	Includes shares of common stock and Series A preferred stock of Horizon Lines, Inc. that are issuable by Horizon Lines, Inc. in exchange for shares of common stock of Horizon Lines Holding issued upon the exercise of any options issued by Horizon Lines Holding in the event that such holder or Horizon Lines, Inc. elects to require such exchange pursuant to the put/call agreement.
(5)	Includes restricted common stock of Horizon Lines, Inc.

HISTORICAL TRANSACTIONS

Acquisition-Related Transactions

Our current ownership and corporate structure relates to the acquisition by Horizon Lines, Inc. of Horizon Lines Holding on July 7, 2004 pursuant to the acquisition transaction. The foregoing acquisition transaction, included a merger, whereby Horizon Lines Holding became a direct wholly-owned subsidiary of Horizon Lines, Inc. Horizon Lines, Inc. was formed at the direction of CHP IV, which provided a substantial portion of the equity financing and bridge financing in connection with the acquisition transaction.

The consideration that was paid in the acquisition consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction expenses. This consideration was used to repay certain indebtedness of Horizon Lines Holding and its subsidiaries, to pay, via the acquisition transaction, the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, to pay CSX Corporation and/or its affiliates for their minority equity interests in Horizon Lines, the principal operating subsidiary of Horizon Lines Holding, and to pay transaction expenses. This consideration included a deferred purchase price payment of $6.1 million by Horizon Lines Holding to the pre-acquisition transaction equity holders of Horizon Lines Holding in October 2004.

The merger agreement governing the acquisition transaction provided for two escrow accounts funded at closing, one of which remains outstanding. At the closing of the acquisition transaction, $4.8 million was deposited into an escrow account to be available to fund any purchase price adjustment in favor of Horizon Lines, Inc. attributable to a post-closing final determination of the working capital and net debt of Horizon Lines Holding at the closing of the acquisition transaction. This determination has occurred and this escrow account has been disbursed in full. At the closing of the merger, approximately $38.6 million was deposited into a second escrow account for the purpose of satisfying possible indemnification claims made by Horizon Lines, Inc. Horizon Lines Holding has made one indemnification claim in respect of the settlement of a lawsuit pending at the time of the acquisition transaction, for which it has received from this escrow the requested sum of approximately $0.8 million. The funds in this escrow account that have not been applied to satisfy indemnification claims are expected to be released to the pre-acquisition transaction equity holders in two steps. The first disbursement in the amount of approximately $13.7 million occurred on April 14, 2005, in advance of the scheduled disbursement date of April 30, 2005. The remainder is scheduled to be disbursed on January 7, 2006.

Under the terms of the merger agreement, except as set forth in the following sentence, each issued and outstanding share of common stock of Horizon Lines Holding, and each option to purchase shares of common stock of Horizon Lines Holding, was converted into the right to receive a portion of the aggregate cash consideration paid in the acquisition transaction. In lieu of receipt of all or a portion of such consideration, subject to the entry into certain agreements, 19 members of our management who held such shares exercised their rights under the merger agreement to convert, via the acquisition transaction on July 7, 2004, all or some of such shares into common shares and Series A preferred shares of Horizon Lines, Inc. and 11 members of our management who held such options exercised their rights under the merger agreement to retain all or some of such options following the acquisition transaction on July 7, 2004. The members of our management who retained such options entered into a certain put/call agreement with Horizon Lines, Inc. as a condition of their retention of such options, which vested in connection with the acquisition transaction and are exercisable, on a cash or cashless exercise basis, at the price of $100 per share of common stock of Horizon Lines Holding.

The put/call agreement provides that the shares of common stock issued by Horizon Lines Holding upon the exercise of any option granted by Horizon Lines Holding for such shares are subject to exchange, at the option of Horizon Lines, Inc. (or the holder of such shares), with Horizon Lines, Inc. for shares of common stock and Series A preferred stock of Horizon Lines, Inc. The exchange is to be made in the ratio of (i) one common share and fifteen Series A preferred shares of Horizon Lines, Inc. for (ii) that number of fractional shares of common stock of Horizon Lines Holding having a value of $158, assuming that each whole share of common stock of Horizon

Lines Holding had a value of $497.03. In the event that a dividend is declared on, or a distribution made in respect of, the common shares or Series A preferred shares of Horizon Lines, Inc., Horizon Lines, Inc. is required to make a payment, based on the per share amount of such dividend or distribution, to the holders of the options for shares of common stock of Horizon Lines Holding upon their exchange with Horizon Lines, Inc. of such shares issued upon the exercise of such options for common shares and Series A preferred shares of Horizon Lines, Inc. Horizon Lines, Inc. is not required to reserve, or hold in escrow, any funds for such future payments. As of March 27, 2005, options issued by Horizon Lines Holding prior to July 7, 2004 remained outstanding and exercisable for a total of 15,501.23 shares of the common stock of Horizon Lines Holding. Under the put/call agreement, these shares would be exchangeable for approximately 48,763 common shares and 731,447 Series A preferred shares of Horizon Lines, Inc. Following the consummation of the initial public offering and the exercise by members of our management team (or their family members) of the remainder of their options for shares of remaining stock of Horizon Lines Holding and the exchange of such resulting shares for shares of common stock and Series A preferred stock of Horizon Lines, Inc., no shares of common stock or Series A preferred stock of Horizon Lines, Inc. will be issuable pursuant to the put/call agreement.

The sources of funding for the acquisition transaction were as follows:

•	a cash investment by CHP IV and its affiliates and associates of approximately $157.0 million in Horizon Lines, Inc., of which approximately $87.0 million was in the form of common shares and Series A preferred shares of Horizon Lines, Inc. and $70.0 million was in the form of 13% promissory notes of Horizon Lines, Inc., which were convertible into such common shares and Series A preferred shares,

•	the borrowing by Horizon Lines and Horizon Lines Holding of (i) $250.0 million under a term loan made pursuant to a new senior credit facility, which has been subsequently amended and restated, and (ii) $6.0 million under a revolving credit facility included as part of the senior credit facility, and

•	the issuance by Horizon Lines and Horizon Lines Holding of the 9% senior notes (and the guarantee thereof by their respective subsidiaries) in the original principal amount of $250.0 million.

As used in this prospectus, except as indicated herein, we refer to the “Acquisition-Related Transactions” collectively as (i) the consummation of the acquisition and the related transactions, (ii) the borrowings under the senior credit facility in connection therewith, (iii) the issuance of the $250.0 million aggregate original principal amount of 9% senior notes in connection therewith, (iv) the issuance of shares of common stock and Series A preferred stock of Horizon Lines, Inc. in connection therewith and (v) the issuance of the 13% promissory notes in connection therewith.

After giving effect to the Acquisition-Related Transactions, as of July 7, 2004, CHP IV and its affiliates and associates beneficially owned approximately 93% of the common stock of Horizon Lines, Inc. on a fully diluted basis and our management team, including family members, beneficially owned approximately 7% of the common stock of Horizon Lines, Inc. on a fully diluted basis.

Post-Acquisition Transactions

The following table summarizes certain transactions, referred to in this prospectus as the “Post-Acquisition Transactions,” that have occurred subsequent to the Acquisition-Related Transactions.

Transaction	Events

October 2004 Transactions

•      Horizon Lines, Inc. issued and sold 126,582 shares of its common stock and 1,898,730 shares of its Series A preferred stock for an aggregate price of $20.7 million.

•      Horizon Lines, Inc. used these proceeds to repay $20.0 million of the outstanding principal amount on its 13% promissory notes and approximately $0.7 million of the accrued interest thereon.

Original Issuance-Related Transactions

•      Horizon Lines, Inc. formed H-Lines Finance, and contributed all of the outstanding capital stock of Horizon Lines Holding to H-Lines Finance in exchange for all of the outstanding capital stock of H-Lines Finance.

•      Some of our current and former employees who held options for shares of common stock of Horizon Lines Holding exercised a portion of such options and exchanged the resulting shares for common shares and Series A preferred shares of Horizon Lines, Inc. pursuant to the put/call agreement.

•      Horizon Lines, Inc. contributed such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance which, in turn, contributed such shares to the capital of Horizon Lines Holding.

•      H-Lines Finance issued $160.0 million in aggregate principal amount at maturity of the Original Notes, for gross proceeds of approximately $112.3 million.

•      H-Lines Finance used a portion of such proceeds to pay a cash dividend to Horizon Lines, Inc. in the amount of approximately $107.4 million.

•      Horizon Lines, Inc. used approximately $52.9 million of this dividend to pay in full the outstanding principal and accrued interest on its 13% promissory notes.

•      Horizon Lines, Inc. applied the balance of the dividend:

•      to repurchase 5,315,912 of its Series A preferred shares having an aggregate original stated value of approximately $53.2 million;

•      to pay fees and expenses related to the offer and sale of the Original Notes, including a financial advisory fee of $0.5 million to Castle Harlan;

•      for the January 2005 Transactions, as described below; and

•      for working capital and general corporate purposes.

Transaction	Events

January 2005 Transactions

•      Horizon Lines, Inc. used a portion of the dividend from the December 2004 Transactions to repurchase 53,520 of its Series A preferred shares with an aggregate stated value of approximately $0.5 million.

•      Horizon Lines, Inc. sold 75,946 shares of its common stock to certain members of our management for an aggregate price of approximately $0.6 million, half of which consisted of cash and half of which consisted of full recourse promissory notes (secured by such shares) issued by such members to Horizon Lines, Inc.

•      Horizon Lines, Inc. sold 5,727 shares of its common stock and 45,146 shares of Series A preferred stock to certain of our non-employee directors for an aggregate purchase price of approximately $0.5 million.

February 2005 Transactions

•      A former employee exercised all of his remaining options for shares of common stock of Horizon Lines Holding and exchanged the resulting shares for shares of common stock and Series A preferred stock of Horizon Lines, Inc. pursuant to the put/call agreement.

•      Horizon Lines, Inc. contributed all of such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance and we in turn contributed such shares to the capital of Horizon Lines Holding.

•      Horizon Lines, Inc. sold the above promissory notes, having an aggregate original principal balance of $303,784, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

April 2005 Transactions

•      The senior credit facility was amended and restated to reflect revised mandatory prepayment, interest rate and financial covenant provisions, as summarized in “Description of Certain Indebtedness—Senior Credit Facility,” beginning on page      of this prospectus, as well as to increase, effective upon the consummation of the initial public offering and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the 9% senior notes, the size of the revolving credit facility from $25.0 million to $50.0 million. For further information, see “Description of Certain Indebtedness—Senior Credit Facility.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

At the closing of the acquisition, Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines entered into a management agreement with Castle Harlan, pursuant to which Castle Harlan on July 7, 2004 agreed to provide business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to such entities upon the terms and conditions set forth in the management agreement. As consideration for its financial advisory services, including planning and negotiating the acquisition transaction, Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines paid Castle Harlan, on the terms set forth in the management agreement, a one-time $2.0 million transaction fee upon the closing of the acquisition transaction. Furthermore, Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines agreed to pay an ongoing annual fee equal to 3% of the equity investments made by CHP IV and its affiliates in Horizon Lines, Inc. at the closing of the acquisition transaction as consideration for business and organizational strategy, financial and investment management, advisory and merchant and investment banking services provided by Castle Harlan. The annual fee for the first year of the term of the management agreement was paid at the closing of the acquisition transaction. As of the date of this prospectus, Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines have made payments (including the special payment described above) in an aggregate amount of $5.5 million to Castle Harlan pursuant to the management agreement.

Under the management agreement, Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines have agreed to indemnify Castle Harlan from and against all liabilities, costs, charges and expenses related to its performance of its duties under the management agreement, other than those of the foregoing that result from Castle Harlan’s gross negligence or willful misconduct.

Castle Harlan and Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines expect to amend the management agreement in connection with the initial public offering. Under the amended management agreement, the ongoing management services and related fee provisions specified in the original management agreement will be terminated in consideration for a payment of $4.5 million. This payment of $4.5 million is expected to be made before the consummation of the initial public offering. Pursuant to the amended management agreement, following the consummation of the initial public offering, Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines will agree to reimburse the out-of-pocket fees and expenses of Castle Harlan for the services performed by Castle Harlan pursuant to the original agreement before the making of such $4.5 million payment as well as for any services performed by Castle Harlan after the making of such payment (whether before or after the consummation of the initial public offering). Castle Harlan shall not be required to perform any services after the making of such payment, and no fees shall be payable to Castle Harlan in respect of any such services without the prior approval of the board of directors of Horizon Lines, Inc. Following the consummation of the initial public offering, Castle Harlan shall continue to be entitled to the benefit of the indemnification and related obligations of Horizon Lines, Inc., Horizon Lines Holding and Horizon Lines under the original management agreement.

Severance Agreements

Mr. Zuckerman has entered into a severance agreement with Horizon Lines dated March 1, 2004. The agreement provides that if he is terminated by Horizon Lines without cause, as defined below, within twenty four (24) months following a Liquidity Event, as defined below, Horizon Lines will pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the severance period, to run concurrently with coverage under the Consolidated Omnibus Budget Reconciliation Act (referred to as COBRA). During the 24-month period following the termination date, Mr. Zuckerman may not directly or indirectly engage in, have an equity interest in, or manage or operate any entity engaging in any containerized shipping business in the Jones Act trade which competes with (i) any business of Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, or (ii) any entity owned by Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, anywhere in the world. Mr. Zuckerman may, however, acquire a passive stock or equity interest in such a business provided that the stock or equity interest acquired is not more than five percent (5%) of the outstanding interest in the business. During this period, he may not recruit or otherwise solicit any employee, customer, subscriber or supplier of Horizon Lines to change its relationship with Horizon Lines or to establish any relationship with him for any competitive purpose. Upon termination of his employment for any reason, Mr. Zuckerman is required not to disclose or disseminate any important, material and confidential proprietary information or trade secrets of the businesses of Horizon Lines.

A “Liquidity Event” is defined as the first occurrence after March 1, 2004 of any of the following: consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the board of directors of Horizon Lines that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of such board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Horizon Lines.

Stockholders Agreement

All of the existing stockholders of Horizon Lines, Inc. are parties to a stockholders agreement and all of the outstanding shares of capital stock of Horizon Lines, Inc. are subject to such agreement. This stockholders agreement is referred to in this prospectus as the “stockholders agreement.” As explained below, the stockholders agreement is expected to be amended prior to the consummation of the initial public offering.

Transfer Restrictions

In the event that any existing stockholder of Horizon Lines, Inc. (other than CHP IV and certain affiliated funds) desires to sell its shares of Series A preferred stock or common stock of Horizon Lines, Inc. or receives an unsolicited purchase offer for such shares, Horizon Lines, Inc., and, if Horizon Lines, Inc. fails to exercise its rights, CHP IV has the right to offer to purchase such shares prior to any such sale. If Horizon Lines, Inc.’s offer or CHP IV’s offer to purchase the shares is rejected, the existing stockholder of Horizon Lines, Inc. may not sell the shares on terms less favorable to such person than the terms set forth in Horizon Lines, Inc.’s offer or CHP IV’s offer.

Subject to certain limited exceptions, the stockholders agreement grants each existing stockholder of Horizon Lines, Inc. the right to participate in sales by any other existing stockholder of Horizon Lines, Inc. of shares of Series A preferred stock or common stock of Horizon Lines, Inc. in an amount that exceeds 25% of such other existing stockholder’s share holdings at the time of the acquisition transaction on July 7, 2004 and requires each existing stockholder (other than CHP IV and certain affiliated funds) to participate, at the direction of CHP IV, in change of control transactions where more than 50% of the preferred stock or common stock of Horizon Lines, Inc. is sold to one or more independent third parties. The amended stockholders agreement is expected to provide a limited exemption from these transfer restrictions for sales of common stock of Horizon Lines, Inc. by members of our management (or their family members) in the event CHP IV or certain affiliated funds sell shares of common stock of Horizon Lines, Inc.

Preemptive Rights

Under the stockholders agreement subject to certain exceptions, existing stockholders of Horizon Lines, Inc. have the right to participate on a pro rata basis in the issuance and sale by Horizon Lines, Inc. of shares of capital stock or equity securities of Horizon Lines, Inc. This right will terminate upon the consummation of the initial public offering.

Registration Rights

Under the stockholders agreement, existing stockholders of Horizon Lines, Inc. will have incidental, or “piggyback,” registration rights with respect to their shares of common stock of Horizon Lines, Inc. whenever Horizon Lines, Inc. proposes to register any shares of its common stock (whether for its own account or for any existing stockholder who is a party to the stockholders agreement) with the SEC under the Securities Act in connection with an underwritten public offering of such shares and CHP IV or its affiliated funds are selling stockholders in such offering.

Amendment

Subject to certain further limitations, the stockholders agreement is subject to amendment only with the written consent of the holders of a majority of the shares of the stock of Horizon Lines, Inc. held by CHP IV and certain affiliated funds and the holders of 55% of the shares of the holders of a majority of the stock of Horizon Lines, Inc. held by existing stockholders (other than CHP IV and affiliated funds).

Termination

Upon the consummation of the initial public offering, the stockholders agreement will remain in full force and effect in accordance with its terms. Following the consummation of the initial public offering, the stockholders agreement (except for the registration rights and indemnity provisions, which shall remain in full force and effect) will terminate in accordance with its terms upon the first to occur of (i) the failure of CHP IV and certain affiliated funds to maintain ownership of at least 10% of the outstanding shares of common stock of Horizon Lines, Inc. and (ii) the second anniversary of the consummation of the initial public offering.

Voting Trust Agreements

All of the existing stockholders of Horizon Lines, Inc., other than CHP IV and certain affiliated funds, are parties to a voting trust agreement, referred to in this prospectus as the “voting trust agreement,” with Horizon Lines, Inc. and Mr. John K. Castle under which all shares of stock of Horizon Lines, Inc. held by these stockholders, whether now held or hereafter acquired by them, must be deposited and held in a voting trust arising thereunder of which Mr. Castle, who is the indirect controlling stockholder of CHP IV, is the voting trustee. Under the terms of this voting trust, Mr. Castle, in his capacity as the voting trustee, may, in his discretion but subject to compliance with his fiduciary duties under applicable law, vote, or abstain from voting, all or any of the shares of stock of Horizon Lines, Inc. held by the voting trust on any matter on which holders of shares of such class or series of stock of Horizon Lines, Inc. are entitled to vote, including, but not limited to, the election of directors to the board of directors of Horizon Lines, Inc. amendments to the certificate of incorporation or bylaws of Horizon Lines Inc., changes in the capitalization of Horizon Lines, Inc., the declaration of a payment or dividend, a merger or consolidation, a sale of substantially all of its assets, and a liquidation, dissolution or winding up. Under the voting trust agreement, Mr. Castle has agreed, in his capacity as voting trustee, not to amend the certificate of incorporation or bylaws of Horizon Lines, Inc., or to change the capitalization of Horizon Lines, Inc., in any manner that would materially and disproportionately adversely affect the rights of any particular existing stockholder of Horizon Lines, Inc. who is a party to the voting trust agreement, in its, his or her capacity as a stockholder, in relation to all of the other stockholders of Horizon Lines, Inc. in respect of the shares held by them of the same class, series or type as held by the adversely affected stockholder, in their capacities as holders of such shares, without the prior consent of such adversely affected stockholder.

The voting trust agreement provides that such agreement shall have the maximum term permitted under applicable law, subject to early termination if the stockholders agreement has terminated or in certain other limited circumstances. Any transferee of shares of stock of Horizon Lines, Inc. subject to the stockholders agreement is required, as a condition to the transfer of such shares, to agree that such transferee and the transferred shares shall be bound by the voting trust agreement. As of the date of this prospectus, 314,644 shares of the outstanding common stock of Horizon Lines, Inc. on a fully diluted basis, or 36.98% thereof, and 1,962,346 shares of the outstanding Series A preferred stock of Horizon Lines, Inc. on a fully diluted basis, or 31.57% thereof, are subject to the voting trust agreement. Immediately following the consummation of the IPO-Related Transactions, the voting trust agreement will remain in effect and all of the outstanding shares of stock of Horizon Lines, Inc. then held by existing stockholders of Horizon Lines Inc. (other than CHP IV and certain affiliated funds) except for any such shares sold as part of the initial public offering, will continue to be subject to such agreement (assuming no exempted transfers, share repurchasing or redemptions or share issuances).

In addition, all of the holders of options exercisable for shares of the common stock of Horizon Lines Holding are parties to a second voting trust agreement with Horizon Lines Holding and Mr. Castle under which all shares of such common stock acquired by these individuals upon the exercise of such options must be deposited and held in a voting trust arising thereunder of which Mr. Castle is the voting trustee. The terms of this agreement are substantially similar to those of the voting trust agreement discussed in the foregoing paragraph. Upon the complete exercise of such options and after giving effect to the provisions of the put/call agreement, this voting trust agreement shall cease to be applicable.

Stock Issuance and Sale to Non-Employee Directors

On January 28, 2005, Horizon Lines, Inc. issued and sold 1,145 of its common shares and 9,080 of its Series A preferred shares to Admiral Holloway for an aggregate purchase price of $99,960, and 2,291 common shares and 18,168 Series A preferred shares for an aggregate purchase price of $200,008 to each of Messrs. Danner and Cameron.

Stock Issuance and Sale to Executive Officers

On January 14, 2005, Horizon Lines, Inc. issued and sold (i) 30,379 restricted shares to Charles G. Raymond, our President and Chief Executive Officer, a Director of Horizon Lines Holding and H-Lines Finance and Chairman of the Board of Horizon Lines for an aggregate purchase price of $243,032; (ii) 11,392 restricted shares to John V. Keenan, our Senior Vice President and Chief Operating Officer, for an aggregate purchase price of $91,136; and (iii) 11,392 restricted shares to M. Mark Urbania, our Senior Vice President, for an aggregate purchase price of $91,136. Mr. Raymond paid $121,516 of the aggregate purchase price for his restricted shares in cash and $121,516 through the issuance to Horizon Lines, Inc. of a full-recourse promissory note, secured by all of the restricted shares that he purchased. Each of Messrs. Keenan and Urbania paid $45,568 of the aggregate purchase price for his restricted shares in cash and $45,568 through the issuance to Horizon Lines, Inc. of a full-recourse promissory note, secured by all of the restricted shares that he purchased. Interest on each of these promissory notes accrues at a rate of 6% per annum.

On February 28, 2005, Horizon Lines, Inc. sold each of these promissory notes, together with the right to receive the accrued but unpaid interest thereon to our indirect principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued and unpaid interest thereon. See “Management—Restricted Stock Issuance and Sale,” beginning on page      of this prospectus.

Relationships Existing Prior to the Acquisition

Prior to the acquisition, Horizon Lines Holding, and three of its subsidiaries, Horizon Lines, Horizon Lines of Puerto Rico, Inc. and HLH, LLC, were parties to the following agreements with Carlyle-Horizon Partners, L.P., Horizon Lines Holding’s then-parent and an affiliate of The Carlyle Group: (i) a board representation agreement, pursuant to which Carlyle-Horizon Partners, L.P. was entitled to nominate one member of the board of directors of each of Horizon Lines Holding, Horizon Lines of Puerto Rico, Inc. and Horizon Lines and (ii) a review agreement, pursuant to which each of Horizon Lines Holding, Horizon Lines, Horizon Lines of Puerto Rico, Inc. and HLH, LLC was required to keep proper books and records. In addition, Horizon Lines was party to a management agreement with an affiliate of Carlyle-Horizon Partners, L.P. pursuant to which Horizon Lines was provided advisory and consulting services. Each of these agreements has been terminated effective as of the consummation of the acquisition transaction on July 7, 2004, and neither The Carlyle Group, nor any of its affiliates or associates, currently owns any of our equity.

Horizon Lines leases vessels and containers pursuant to sublease agreements with affiliates of CSX Corporation, our parent prior to the February 27, 2003 purchase transaction. Horizon Lines leases the Horizon Anchorage, Horizon Kodiak and Horizon Tacoma pursuant to a sub-bareboat charter with an affiliate of CSX Corporation. The CSX affiliate has bareboat chartered these vessels from an owner trustee bank.

These vessels have been chartered through January 2, 2015, and Horizon Lines has the option to renew the charters continuously, generally for periods of one or more years. Horizon Lines charters each vessel at a base rate equal to a predetermined percentage of the fair market value of the vessel, plus supplemental hire for certain other payments relating to the charter, including interest on any loans made pursuant to certain income tax indemnification agreements, and expenditures paid by the owner trustee pursuant to certain trust indentures.

Horizon Lines is responsible for all maintenance costs relating to the vessels, including all repairs and drydocking. The vessels were built with funds from the Capital Construction Fund program, and Horizon Lines has agreed to pay to the Maritime Administration all liquidated damages payable under that program if it operates any of the vessels in violation of the geographic trading restrictions applicable to such vessels (i.e., in the U.S. intercoastal trade).

In the event any vessel is lost, condemned, seized, or requisitioned during the term of the charter, Horizon Lines is required to pay the owner trustee, on behalf of the CSX affiliate, the value of the vessel at the time of the loss. This value is a certain percentage (which decreases during the term of the charter) of the fair market value of the vessel at the time of loss. Horizon Lines may apply any amounts it receives from insurance or government compensation toward reduction of its obligation to the owner trustee.

Under the sub-bareboat charter, Horizon Lines has the option to purchase one or more of the vessels at the end of the charter term for a price equal to fair market value. In addition, if it determines that one or more of the vessels have become obsolete or surplus to requirements or that it cannot operate the vessel economically, it may terminate the sub-bareboat charter with respect to the vessel and offer it for scrap or sale. If the scrap or sale price is less than the predetermined termination value of the vessel, Horizon Lines must pay the difference. The termination value is a percentage (which decreases during the term of the charter) of the fair market value of the vessel at the time of termination.

The sub-bareboat charter is subordinate to the bareboat charter between the CSX affiliate and the owner trustee, and any default under the bareboat charter or certain related agreements, including the GIA, by CSX Corporation or its affiliates may result in the termination of the sub-bareboat charter with respect to the subject vessel.

Horizon Lines, as sublessee, entered into a sublease for containers with CSX Equipment Leasing, LLC, as sublessor, on February 27, 2003. This sublease provides for the sublease of 45’ high cube dry containers. This sublease terminates on July 1, 2006, at which time Horizon Lines has the option to purchase the containers at either the fair market sale value of the containers or the projected fair market sale value of the containers, as defined in the sublease.

Horizon Lines, Horizon Lines of Puerto Rico, Inc and Horizon Lines of Alaska, LLC are parties to an International Intermodal Agreement with an affiliate of CSX Corporation pursuant to which they are provided certain transportation and administrative services. In addition, the issuer’s subsidiaries are parties to a guarantee and indemnity agreement with CSX Corporation and certain of its affiliates. See “Description of Certain Indebtedness—Amended and Restated Guarantee and Indemnity Agreement.” Neither CSX Corporation, nor any of its affiliates or associates, currently owns any equity of the issuer or any of its subsidiaries.

Additional Transactions

We have entered into transactions with certain of our directors and officers, as well as with Horizon Lines, Inc. and its stockholders. See “Management,” beginning on page      of this prospectus, and “Historical Transactions,” beginning on page      of this prospectus.

In addition, from time to time, we may provide shipping and logistics services for portfolio companies or affiliates of The Castle Harlan Group. Such activities are immaterial to our operations and revenues and are performed on an arms-length basis.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the agreements or instruments evidencing our material indebtedness does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreements or instruments, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Credit Facility

On July 7, 2004, Horizon Lines and Horizon Lines Holding entered into senior credit facility with various financial lenders. The senior credit facility was amended and restated on April 7, 2005 (the “Amendment Effective Date”).

The Amended and Restated Facility. The senior credit facility, as amended and restated on the Amendment Effective Date, consists of (i) a $25.0 million revolving credit facility, which increases to $50.0 million upon the consummation of the initial public offering and the redemption of at least $40.0 million in aggregate principal amount of the 9% senior notes (hereinafter, the “Specified IPO”), and (ii) a $248.8 million term loan facility. The revolving credit facility includes a letter of credit subfacility.

Availability. Amounts available under the revolving credit facility may be borrowed, repaid and reborrowed until the maturity date thereof.

Maturity. The term loan facility matures on July 7, 2011 and the revolving credit facility matures on July 7, 2009.

Amortization. One percent of the term loan facility will amortize each year in equal consecutive quarterly installments until June 30, 2010. The remaining portion of the term loan facility will amortize during the final year of the term loan facility in equal consecutive quarterly installments.

Mandatory Prepayments. Horizon Lines and Horizon Lines Holding are required to make mandatory prepayments of amounts under the senior credit facility with (a) 100% of the net proceeds of certain asset sales and events of loss (subject to customary reinvestment rights and exceptions), (b) 100% of the net proceeds of certain debt issuances (subject to certain exceptions), (c) 50% of the net proceeds of certain equity issuances (excluding equity capital used to fund capital expenditures or permitted acquisitions and the proceeds of the Specified IPO) and (d) 75% (reducing to 50% (x) at times when the leverage ratio is less than 3.75 to 1.00 or (y) upon the consummation of the Specified IPO) of the excess cash flow of Horizon Lines, Horizon Lines Holding and their respective subsidiaries for each year (to commence with the fiscal year ending 2006 if the Specified IPO is consummated). Mandatory prepayments are first applied to the outstanding term loans and, after all of the term loans are paid in full, are then applied to reduce the loans under the revolving credit facility.

Incremental Term Loans. At the request of Horizon Lines and Horizon Lines Holding, subject to customary conditions (including no default, pro forma compliance with financial covenants and obtaining commitments from lenders), one or more additional term loans (in an aggregate amount for all of such additional term loans not to exceed $50.0 million) may be made under the senior credit facility until the term loan facility matures.

Guarantees and Security. The senior credit facility is (a) secured by a first priority security interest in (i) subject to certain exceptions, substantially all of the assets of Horizon Lines and Horizon Lines Holding (including, without limitation, the 11 container vessels owned by Horizon Lines) and each existing and subsequently acquired or organized domestic subsidiary of Horizon Lines Holding (each such subsidiary (other than Horizon Lines), the “Guarantors”), (ii) 100% of the stock of each domestic subsidiary of Horizon Lines Holding (other than Horizon Lines), (iii) 65% of the stock of each first-tier foreign subsidiary of Horizon Lines, Horizon Lines Holding or any Guarantor and (iv) all intercompany debt, and (b) guaranteed by each Guarantor.

Interest. Borrowings under the senior credit facility are made as base rate loans or LIBOR loans at the election of Horizon Lines and Horizon Lines Holding. The interest rates payable under the senior credit facility are based upon the base rate or LIBOR, depending on the type of loan chosen by Horizon Lines and Horizon Lines Holding, plus an applicable margin. The margin applicable to the term loan facility is equal to 1.50% (or, upon consummation of the Specified IPO, 1.25% for base rate loans and 2.50% (or, upon the consummation of the Specified IPO, 2.25%) for LIBOR loans. The applicable margins for borrowings under the revolving credit facility are variable based upon a leverage ratio determined as follows:

Leverage Ratio	Base Rate	LIBOR
Greater than or equal to 3.75 to 1.00	1.50%	2.50%
Less than 3.75 to 1.00	1.25%	2.25%

Interest is calculated on the basis of a 360-day year (365/366 day year with respect to base rate loans) and is payable quarterly for base rate loans and at the end of each interest period for LIBOR loans (but not less frequently than quarterly).

Fees. The senior credit facility contains certain customary fees, including letter of credit fees and an unused facility fee for the revolving credit facility based upon non-use of available funds.

Covenants. The senior credit facility contains various covenants customary for similar credit facilities, including, but not limited to covenants pertaining to:

•	sales of assets;

•	granting of liens;

•	guarantees;

•	incurrence of indebtedness;

•	voluntary prepayment of certain indebtedness;

•	payment of dividends;

•	investments, mergers and acquisitions;

•	transactions with affiliates; and

•	sales and lease-backs.

The senior credit facility also requires Horizon Lines, Horizon Lines Holding and their respective subsidiaries to achieve and maintain certain financial covenants, and ratios and tests, including minimum interest coverage and maximum total leverage ratios and maximum capital expenditures. Subject to certain limited exceptions, the senior credit facility prohibits (a) prepayment of principal under the 9% senior notes whether upon acceleration or otherwise and (b) prepayment of principal under the Notes, whether upon acceleration or otherwise. Cash interest payments under the Notes are permitted under the senior credit facility so long as no event of default shall have occurred and be continuing or would result from such cash interest payments.

Events of Default. The senior credit facility contains customary events of default, including, without limitation:

•	failure to make payments when due;

•	noncompliance with covenants;

•	change of control;

•	certain bankruptcy related events;

•	breaches of representations and warranties;

•	judgments in excess of specified amounts;

•	ERISA events which result in a material adverse effect;

•	impairment of security interests in collateral;

•	invalidity of guarantees; and

•	defaults under certain other agreements or instruments of indebtedness.

Amended and Restated Guarantee and Indemnity Agreement

As part of the February 27, 2003 purchase transaction, the then-parent of Horizon Lines, CSX Corporation, and certain of its affiliates, referred to herein as the CSX Beneficiaries, agreed to continue as guarantors of the obligations of Horizon Lines and certain of its subsidiaries under the then-existing charters for certain vessels chartered by Horizon Lines or such subsidiaries and, in connection therewith, an Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, was executed with the CSX Beneficiaries. Under the GIA, all of the issuer’s subsidiaries have agreed to indemnify the CSX Beneficiaries and certain related parties if any of them should be called upon by any owner of such chartered vessels to make payments to the owner under the guarantees referred to above. The GIA requires all of the issuer’s subsidiaries to comply with various negative covenants including limitations on dividends and other distributions, share repurchases, transactions with affiliates, dispositions of assets and change of control transactions, unless, in certain instances and subject to additional requirements, the interest coverage ratio for all of the issuer’s subsidiaries for the last four completed consecutive quarters immediately before the transaction, determined on a pro forma basis after giving effect to the transaction, will not be less than 1.90 to 1.00. In addition, the issuer’s subsidiaries are required to furnish the CSX Beneficiaries with certain financial statements and other information from time to time. By its terms, the GIA shall remain in effect so long as the obligations of certain of the issuer’s subsidiaries under certain existing vessel charters remain in effect.

9% Senior Notes

On July 7, 2004, Horizon Lines and Horizon Lines Holding completed an offering of the 9% senior notes.

Set forth below is a description of the principal terms of the 9% senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Principal, Maturity and Interest

Horizon Lines and Horizon Lines Holding have issued and outstanding $250.0 million original principal amount of the 9% senior notes (all of which are outstanding as of the date hereof). Horizon Lines and Horizon Lines Holding may issue additional notes subject to the terms and conditions set forth in the indenture governing the 9% senior notes. The 9% senior notes mature on November 1, 2012. Interest on the 9% senior notes accrues at the rate of 9% per annum and is payable in cash semi-annually on May 1 and November 1 of each year.

Rankings and Guarantees

The indebtedness evidenced by the 9% senior notes are the general unsecured obligations of Horizon Lines and Horizon Lines Holding and rank equally with the existing and future unsecured indebtedness and other obligations of Horizon Lines and Horizon Lines Holding that are not, by their terms, expressly subordinated in right of payment to the 9% senior notes, and senior in right to any future subordinated debt. The guarantees of the 9% senior notes rank equally with all the existing and future unsecured indebtedness of the domestic, restricted subsidiaries of Horizon Lines Holding that guaranteed the 9% senior notes and other obligations of such entities that are not, by their terms, expressly subordinated in right of payment to the guarantees of the 9% senior notes. The 9% senior notes and the guarantees are effectively subordinated Horizon Lines, Horizon Lines Holding’s and the guarantors’ secured debt, if any, to the extent of the value of the assets securing such indebtedness.

Optional Redemption

On or after November 1, 2008, Horizon Lines and Horizon Lines Holding may redeem the 9% senior notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, and Special Interest (as defined in the applicable registration rights agreement), if any, on the 9% senior notes redeemed, to the redemption date, if redeemed during the 12-month period commencing November 1 of the years set forth below:

Year	Percentage
2008	104.50%
2009	102.25%
2010 and thereafter	100.00%

Additionally, at any time prior to November 1, 2008, Horizon Lines and Horizon Lines Holding will be entitled, at their option, to redeem all or part of the 9% senior notes at a redemption price equal to 100% of the principal amount of the 9% senior notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 9% senior note at any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of such note on November 1, 2008 set forth in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest plus (2) all required remaining scheduled interest payments due on such note through November 1, 2008, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b) the principal amount of such note on such redemption date.

Calculation of the Applicable Premium will be made by Horizon Lines and Horizon Lines Holding or on their behalf by such person as such entities shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar, market data)) most nearly equal to the period from such redemption date to November 1, 2008; provided, however, that if the period from such redemption date to November 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to November 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Horizon Lines and Horizon Lines Holding may acquire 9% senior notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time (which may be more than once) before November 1, 2007, Horizon Lines and Horizon Lines Holding may, at their option, use net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the principal amount of the 9% senior notes issued under the indenture governing the 9% senior notes at a redemption price of 109% of the principal amount of the 9% senior notes, plus accrued and unpaid interest thereon and Special Interest, if any, to the redemption date; provided that:

•	at least 65% of the principal amount of 9% senior notes issued under the indenture governing the 9% senior notes remains outstanding immediately after the occurrence of such redemption; and

•	Horizon Lines and Horizon Lines Holding make such redemption not more than 180 days after the closing date of any such qualified equity offering.

Covenants

The indenture governing the 9% senior notes restricts, among other things, the ability of Horizon Lines, Horizon Lines Holding, and Horizon Lines Holding’s restricted subsidiaries to incur additional debt, create liens, enter into transactions with affiliates, consolidate or merge, and sell assets. There are a number of important qualifications and limitations to these covenants.

Change of Control Offer

If a change of control occurs, Horizon Lines and Horizon Lines Holding must give holders of the 9% senior notes the opportunity to sell to Horizon Lines and Horizon Lines Holding all or any part of their 9% senior notes at 101% of the aggregate principal amount of the 9% senior notes repurchased plus accrued and unpaid interest and Special Interest, if any, on such notes, to the date of purchase.

Events of Default

The indenture governing the 9% senior notes contains customary events of default, including, but not limited to, (i) defaults in the payment of principal or interest, (ii) defaults in compliance with covenants contained in the indenture governing the 9% senior notes, (iii) cross defaults at maturity or cross acceleration with respect to other indebtedness of more than $15 million, (iv) failure to pay more than $15 million on judgments that have not been stayed by appeal or otherwise, (v) certain events of bankruptcy or (vi) any guarantee of a significant subsidiary of Horizon Lines Holding ceasing to be in full force and effect or being declared to be null and unenforceable or being found to be invalid.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, (i) the term “Company” refers only to H-Lines Finance Holding Corp. and not to any of its subsidiaries or affiliates and (ii) the term “HLHC” refers only to Horizon Lines Holding Corp. and not to any of its subsidiaries or affiliates. References to the “notes” in this section of the prospectus refer to both the “Original Notes” and the “New Notes”, unless otherwise indicated by the context.

The Company issued the Original Notes on December 10, 2004 under an indenture dated as of such date between the Company and The Bank of New York Trust Company, N.A., as trustee, and will issue the New Notes under such indenture. The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes. The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. A copy of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes are, or upon issuance, will be:

•	general unsecured obligations of the Company;

•	effectively subordinated to secured obligations of the Company to the extent of the value of the assets securing such obligations;

•	structurally subordinated to all existing and future obligations of the Company’s Subsidiaries;

•	equal in right of payment to all existing and future unsecured obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the notes; and

•	senior in right of payment to all existing and future obligations of the Company that are, by their terms, expressly subordinated in right of payment to the notes.

As of December 26, 2004, the notes are structurally subordinated to $500.7 million of Indebtedness of the Company’s Subsidiaries. The Company and its Subsidiaries are permitted to incur additional Indebtedness, including secured Indebtedness, subject to the limitations described below under “—Certain Covenants—Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

As of the date of this prospectus, all of the Company’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not be subject to the restrictive covenants in the indenture, but transactions between the Company and/or any of its Restricted Subsidiaries, on the one hand, and any of the Unrestricted Subsidiaries, on the other hand, are be subject to certain restrictive covenants.

Holding Company Structure

The Company is a holding company with no operations or material assets of its own other than the capital stock of HLHC which is itself a holding company. All of the Company’s operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally have priority with respect to the assets and earnings of such

Subsidiaries over the claims of the Company’s creditors, including holders of the notes. The notes, therefore, are, or, upon issuance, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the Company’s Subsidiaries. Although the indenture limits the incurrence of Indebtedness and the issuance of preferred stock by the Company’s Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the indenture.

The Company’s operations are conducted through its Subsidiaries and its ability to make payment on the notes is dependent on the earnings of, and the distribution of funds from, its Subsidiaries. However, none of its Subsidiaries is obligated to make funds available to the Company for payment on the notes. In addition, the terms of the indenture governing the notes issued by HLHC and Horizon Lines, LLC and the Credit Agreement significantly restrict HLHC and its Subsidiaries from paying dividends and otherwise transferring assets to the Company. Furthermore, the Company’s Subsidiaries are permitted under the terms of the Credit Agreement and other indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such Subsidiaries to the Company.

Principal, Maturity and Interest

The Company issued $160.0 million in aggregate principal amount at maturity of Original Notes on December 10, 2004. The Original Notes were issued at a discount from their principal amount at maturity to generate gross proceeds of approximately $112.3 million. The indenture provides that the Company may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Additional notes may not be fungible with other notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or notes, and otherwise be treated as a separate class or classes of notes for other purposes. The Company will issue the New Notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 1, 2013.

Until April 1, 2008, the notes will accrete at the rate of 11.00% per annum, compounded semiannually on April 1 and October 1 of each year, beginning October 1, 2005, to but not including April 1, 2008 (the “Full Accretion Date”), using a 360-day year comprised of 30-day months, from an initial Accreted Value of $701.69 per $1,000 principal amount at maturity on the Issue Date to $1,000 per $1,000 principal amount at maturity on the Full Accretion Date, as reflected in the definition of Accreted Value. Beginning on the Full Accretion Date, cash interest on the notes will accrue at the rate of 11.00% per annum and will be payable in cash semi-annually in arrears on each April 1 and October 1, commencing October 1, 2008. Special Interest may accrue on the notes under the circumstances described under “—Registration Covenant; Exchange Offer.” Interest on overdue Accreted Value and interest and Special Interest, if any, will accrue at the then applicable interest rate on the notes. The Company will make each cash interest payment to the holders of record on the immediately preceding March 15 and September 15. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

No cash interest will accrue on the notes prior to the Full Accretion Date, although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See “Certain Material United States Federal Income and Estate Tax Consequences” for a discussion regarding the taxation of such original issue discount.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will, to the extent payable in cash, pay all Accreted Value, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions so long as such holder holds at least $100,000 aggregate principal amount at maturity of notes. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of notes at their respective addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar other than in connection with the discharge or defeasance provisions of the indenture.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

On or after April 1, 2008, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount at maturity thereof) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	105.500%
2009	102.750%
2010 and thereafter	100.000%

Additionally, at any time prior to April 1, 2008, the Company will be entitled, at its option, to redeem all or part of the notes at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium as of, and accrued and unpaid Special Interest, if any, to, the redemption date. Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of:

(1) 1.0% of the Accreted Value of such note; and

(2) the excess of:

(a) the present value at such redemption date of the redemption price of such note on April 1, 2008 set forth in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b) the Accreted Value of such note on such redemption date.

Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2008; provided, however, that if the period from such redemption date to April 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to April 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Company may acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time prior to October 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of notes issued under the indenture at a redemption price of 111.00% of the Accreted Value thereof on the date of redemption, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount at maturity of notes issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of each such Equity Offering.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

provided that if a partial redemption is made pursuant to the provisions described under “—Redemption with Proceeds of Equity Offerings,” selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

No notes of $1,000 principal amount at maturity or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of optional redemption may not be conditional on our part.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount at maturity of that note that is to be redeemed. A note in principal amount at maturity equal to the unredeemed portion of the note redeemed in part will be issued in the name of the holder of notes upon cancellation of the note redeemed in part. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, the Accreted Value of the notes ceases to increase and interest and Special Interest, if any, cease to accrue on notes or portions of them called for redemption, unless the Company defaults in the payment of the redemption price.

Mandatory Redemption

On April 1, 2010, the Company will be required to redeem a portion of each note outstanding on such date equal to the AHYDO Amount on such date.

The redemption price for each portion of a note so redeemed will equal 100% of the Accreted Value of such portion as of the date of redemption.

“AHYDO Amount” means the amount sufficient, but not in excess of the amount necessary, to ensure that a note will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986. Such amount will be approximately equal to (i) the excess of the Accreted Value of a note on April 1, 2010 over the original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the original issue price of such note at a rate per annum equal to the yield to maturity on such note.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (“Change of Control Payment”) equal to 101% of the Accreted Value thereof as of the date of purchase plus accrued and unpaid interest, if any, and Special Interest, if any, on the notes repurchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest, if any, due on the relevant interest payment date. Within thirty days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the change of control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate Accreted Value of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

The Company will inform the holders of the notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” is applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, they or a third party has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

The Credit Agreement provides that any Change of Control under the indenture governing the notes constitutes an event of default under the Credit Agreement. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company and its Subsidiaries. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its or its Subsidiaries, as applicable, lenders to the purchase of notes or could attempt to refinance, repay or replace the borrowings, that contain such prohibition and enter into new credit facilities without such prohibition. If the Company does not obtain a consent or refinance, repay or replace those borrowings, the Company will remain prohibited from purchasing the notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources which may be further limited due to restrictions in the Credit Agreement and other debt agreements of the Company’s Subsidiaries that prohibit the payment of dividends to the Company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or any of its Restricted Subsidiaries receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration (which consideration will not include any contingent payment obligations related to such Asset Sale, including, without limitation, earnout payments, purchase price adjustments, deferred purchase price payments and bonuses and other forms of compensation to employees or consultants) received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any Indebtedness or other liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Restricted Subsidiaries (other than liabilities that are expressly subordinated to the notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or any such Restricted Subsidiary from such liabilities;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee or any other Person on account of such Asset Sale that are, within 180 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any stock or assets of the kind referred to in clause (2) or (5) of the next paragraph of this covenant;

(d) cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale;

(e) any Marketable Securities valued based on the Average Market Price of such Marketable Securities at the time of the consummation of such Asset Sale; and

(f) properties and assets that are used in, or Equity Interests of a Person engaged in, a Permitted Business.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may (or enter into a legally binding agreement to), at its option, apply such Net Proceeds:

(1) (a) to repay or prepay any and all obligations under the Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (b) in the case where the property or asset that was the subject of such Asset Sale is encumbered by a Lien of the type described in clause (6) or (7) of the definition of the term “Permitted Liens,” repay the Indebtedness that was secured by such Lien;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such Person is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure;

(4) to deposit into the CCF Account;

(5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets); or

(6) to redeem or repurchase Indebtedness of the Company that is pari passu with the notes in an aggregate principal amount at maturity not to exceed $10.0 million in any twelve month period or, in the case of an Asset Sale by a Restricted Subsidiary, to redeem or repurchase Indebtedness of any of its Restricted Subsidiaries.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce outstanding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Any Net Proceeds that are required to be applied pursuant to a legally binding agreement but are not so applied shall constitute Excess Proceeds upon the earlier of (i) the expiration of such agreement and (ii) 545 days after the receipt of such Net Proceeds; provided that in the case of any Vessel Construction Contract such Net Proceeds shall only constitute Excess Proceeds to the extent not reinvested upon the expiration of such Vessel Construction Contract. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer to purchase (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum Accreted Value of notes and the maximum principal amount of such other pari passu Indebtedness that may be required to be purchased out of the Excess Proceeds; provided, however, notwithstanding the foregoing, in the case of an Asset Sale by a Restricted Subsidiary of the Company, the Company shall not be required to make an Asset Sale Offer to the extent such Restricted Subsidiary is not permitted pursuant to the terms of its outstanding Indebtedness, any other agreement or applicable law to make such Net Proceeds available to the Company to fund such Asset Sale Offer. The offer price for the notes in any Asset Sale Offer will be equal to 100% of the Accreted Value thereof as of the date of purchase plus accrued and any unpaid interest and Special Interest thereon, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, those Excess Proceeds may be used for any purpose not otherwise prohibited by the indenture. If the aggregate Accreted Value of notes and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests, (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of any direct or indirect parent of the Company;

(iii) make any voluntary or optional principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company that is contractually subordinated to the notes (excluding any Indebtedness owed to and held by any of the Company’s Restricted Subsidiaries), other than (x) payments of principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) (A) with respect to a Restricted Payment by the Company or any Restricted Subsidiary (other than HLHC or any of its Restricted Subsidiaries), the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) with respect to a Restricted Payment by HLHC or any Restricted Subsidiary of HLHC, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, HLHC would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since July 7, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (14), (15) and (16) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after July 7, 2004 (assuming, for these purposes, that the Company had been incorporated and was entitled to consider the Consolidated Net Income of its Restricted Subsidiaries existing as of such date) to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) (i) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of the property and assets other than cash received by the Company after July 7, 2004 as a contribution to its equity capital or from the issue or sale of Qualified Equity Interests or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for Qualified Equity Interests, together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange plus the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced upon the conversion or exchange, subsequent to July 7, 2004, of any Indebtedness which is convertible into or exchangeable for Qualified Equity Interests of the Company or any of its Restricted Subsidiaries; plus

(c) to the extent that any Restricted Investment that was made after July 7, 2004 is sold or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value of the Investment of the Company and its Restricted Subsidiaries as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company), including upon exercise of an option, of, Qualified Equity Interests or from the substantially concurrent contribution of equity capital with respect to Qualified Equity Interests to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or in exchange for Qualified Equity Interests;

(4) the payment of any dividend or other distribution (or, in the case of any partnership, limited liability company or similar entity, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of Equity Interests in such Restricted Subsidiary;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries, or payments by the Company to any direct or indirect parent of the Company to permit, and which are used by, any direct or indirect parent of the Company to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any direct or indirect parent of the Company, in each case, held by any current or former officer, director, consultant or employee of Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.5 million in any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (5) for the immediately preceding year;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible securities;

(7) the declaration and payment of dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, (A) in the case of Designated Preferred Stock of the Company or any Restricted Subsidiary (other than HLHC or any of its Restricted Subsidiaries), the Company would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) in the case of Designated Preferred Stock of HLHC or any Restricted Subsidiary of HLHC, HLHC would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or any Indebtedness of the Company that is contractually subordinated to the notes, in each case, pursuant to provisions requiring an offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or subordinated Indebtedness upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the charter provisions, agreements or instruments governing such Equity Interests or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as and to the extent applicable, has been, or simultaneously therewith, is being, made and the Company has purchased all notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

(9) payments pursuant to clause (4), (8), (9) or (10) of the covenant described under “—Transactions with Affiliates”;

(10) the payment or distribution, to dissenting equityholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations, amalgamations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of such payments and distributions may not exceed $1.0 million in any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (10) for the immediately preceding year;

(11) the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of the Company or any Restricted Subsidiary to the extent necessary, in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by the Company or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body; provided that the aggregate amount of such payments and distributions may not exceed $2.0 million in any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (11) for the immediately preceding year;

(12) the declaration or payment of dividends on the common stock of the Company, HLHC or Horizon Lines, LLC following a public offering of such common stock, of up to 6% per annum of the net cash proceeds received by the Company, HLHC or Horizon Lines, LLC in any such public offering;

(13) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes, not to exceed an aggregate principal amount of $2.0 million at any one time outstanding;

(14) loans and advances by the Company or any of its Restricted Subsidiaries to directors or officers of the Company or any of its Restricted Subsidiaries to finance the purchase by such directors or officers of Equity Interests of the Company and/or its Restricted Subsidiaries, not to exceed an aggregate principal amount of $3.5 million at any one time outstanding;

(15) the payment of regularly scheduled payments of principal of Indebtedness that is contractually subordinated to the notes, which Indebtedness is issued as consideration for an acquisition, so long as no Default or Event of Default shall have occurred and be continuing;

(16) payment of intercompany Indebtedness that is expressly subordinated to the notes, the incurrence of which is permitted under clause (8) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” so long as no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; and

(17) other Restricted Payments in an aggregate amount not to exceed $20.0 million since July 7, 2004.

The amount of all Restricted Payments (other than cash and Cash Equivalents) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company, whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary of the Company (other than HLHC or any Restricted Subsidiary of HLHC) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, and (ii) HLHC and Horizon Lines, LLC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary of HLHC may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio of HLHC for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case of clauses (i) and (ii), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by any of the Company’s Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate amount at any time outstanding under this clause (1) not to exceed $400.0 million;

(2) the incurrence by any of the Company’s Restricted Subsidiaries of the Existing Indebtedness (including HLHC’s and Horizon Lines, LLC’s existing 9.0% Senior Notes);

(3) the incurrence of the Original Notes on the Issue Date and the New Notes to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries or Acquired Debt, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed at any time outstanding the greater of (A) $10.0 million and (B) 3.0% of Total Tangible Assets;

(5) Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and any assets that shall become Related Assets, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a “Total Loss”)) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Company or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

(6) Indebtedness of the Company or any of its Restricted Subsidiaries incurred in relation to: (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by the Company or any of its Restricted Subsidiaries; (ii) drydocking of any of the Vessels owned or leased by the Company or any of its Restricted Subsidiaries for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may reasonably expected to be recoverable from insurance on such Vessels;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (6) or (7) of this paragraph;

(8) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided, however, that: (i) any subsequent issuance or transfer (other than pursuant to the Credit Facilities) of Equity Interests of any Restricted Subsidiary of the Company that results in such Restricted Subsidiary becoming a Person that is not a Subsidiary of the Company and (ii) any sale or other transfer (other than pursuant to the Credit Facilities) of any such intercompany Indebtedness by the lender of such intercompany Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, at the time of the consummation of such transaction that is not permitted by this clause (8);

(9) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that is not permitted by this clause (9);

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business designed to manage interest rates or interest rate risk or protect against fluctuations in currency exchange rates or commodity prices;

(11) the guarantee by any of the Company’s Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is contractually subordinated to the notes, then the guarantee shall be contractually subordinated to the same extent as the Indebtedness guaranteed;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the disposition or acquisition of assets, including, without limitation, shares of Capital Stock, to the extent that such guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments constitute Indebtedness;

(15) the incurrence by any Foreign Subsidiary of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed at any time outstanding $2.5 million; and

(16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred in reliance on the exception provided by clause (1) above.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(1) the amount of cash or other assets received in consideration for such Indebtedness less principal repayments on such Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount at maturity of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person that is secured by such assets.

For purposes of determining compliance with this covenant, (i) Acquired Debt shall be deemed to have been incurred by the Company or its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary of the Company (or is merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, and (ii) the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

No Layering of Debt

The Company will not, directly or indirectly, incur any Indebtedness that is by its terms (or by the terms of any agreement governing such Indebtedness) expressly subordinated to any other Indebtedness of the Company, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the notes, effective provision is made to secure the notes at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the notes, effective provision is made to secure the notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien (such Lien, the “Primary Lien”).

Any Lien created for the benefit of the holders of the notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the notes by the covenant described under “—Liens”; and

(4) the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” (including the provisions concerning the application of Net Proceeds).

The foregoing restrictions shall not apply to one or more Sale/Leaseback Transactions that (i) individually or in the aggregate relate to assets having in the aggregate a Fair Market Value not exceeding $5.0 million or (ii) are solely between and/or among the Company and its Restricted Subsidiaries.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements, including, without limitation, those governing Existing Indebtedness and Credit Facilities, as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the Company reasonably determines that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture and the notes;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or issued in connection with such acquisition to provide funds to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, licenses and other agreements (including, without limitation, leases) entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the Company reasonably determines that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens”;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(12) provisions contained in any licenses, permits, leases or other accreditations with regulatory authorities of a Permitted Business entered into in the ordinary course of business;

(13) any agreement entered into in the ordinary course of business so long as such encumbrances and restrictions relate only to Foreign Subsidiaries; and

(14) other Indebtedness of Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Limitation of Indebtedness and Issuance of Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company, taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in any Existing Indebtedness as in effect on the Issue Date or (B) no encumbrance or restriction contained in such Indebtedness prohibits (except upon a default or event of default thereunder or, if after giving effect to any such dividend, a default or event of default would occur thereunder) the payment of dividends in an amount sufficient as determined by the Board of Directors of the Company in good faith to make scheduled payments of cash interest on the notes when due.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) reasonable director, officer, employee and consultant compensation, benefit, reimbursement and indemnification agreements, plans and arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) to the extent that the Company or one or more of its Restricted Subsidiaries are members of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Company is the common parent, payment of dividends or other distributions by the Company or one or more of its Restricted Subsidiaries to the extent necessary to pay, and which are used to pay, any income taxes of such tax group that are attributable to the Company and/or its Restricted Subsidiaries and are not payable directly by the Company and/or its Restricted Subsidiaries; provided that the amount of any such dividends or distributions (plus any such taxes payable directly by the Company and/or its Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Company and/or its Restricted Subsidiaries had the Company been the common parent of a separate tax group that included only the Company and its Restricted Subsidiaries;

(5) any issuance of Qualified Equity Interests or any issuance by HLHC of Equity Interests other than Disqualified Stock and the granting or performance of registration rights in respect of any such equity interests, which rights have been approved by the Board of Directors of the Company or HLHC, as applicable;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” or any Permitted Investment;

(7) loans or advances to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding;

(8) payments by the Company to or on behalf of any direct or indirect parent of the Company in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs actually incurred by any direct or indirect parent of the Company in the ordinary course of business and approved by the Board of Directors of the Company;

(9) the agreements described in this prospectus under the caption “Certain Relationships and Related Party Transactions,” as in effect on the date of the indenture or as amended thereafter (so long as the amended agreement is not more disadvantageous to the holders of the notes in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby (other than payment of management fees referred to in clause (10) below));

(10) so long as no Event of Default exists and so long as any agreements governing such management fees provide that upon an acceleration or maturity of the notes there shall be no payment of such management fees until the notes are paid in full or such acceleration is rescinded and annulled, the payment of management fees paid pursuant to the agreement described herein under the caption “Certain Relationships and Related Party Transactions—Management Agreement,” as in effect on the date of the indenture; and

(11) the provision of services in the ordinary course of business at rates comparable to those offered to third party customers to an Affiliate which would constitute an Affiliate Transaction solely as a result of the Company or any of its Restricted Subsidiaries being in or under common control with such Affiliate.

Merger, Consolidation or Sale of Assets

(a) The Company may not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (y) assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio at least equal to the Company’s Fixed Charge Coverage Ratio immediately preceding the transaction or be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b) This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger of the Company with an Affiliate solely for the purpose, and with the effect, of reincorporating the Company in another jurisdiction of the United States.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or cause a Default to be continuing after such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or cause a Default to be continuing after such redesignation.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (if not available on the Commission’s EDGAR system), within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual information that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing).

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings, but may, at its election, deregister to the extent permitted by law.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries account for 7.5% or more of the Consolidated Cash Flow of the Company measured as if such definition applied to the Company and all its Subsidiaries and not just its Restricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company agrees that, for so long as any notes remain outstanding, if at any time the Company is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default by the Company for 30 consecutive days in the payment when due and payable of interest on, or Special Interest, if any, with respect to, the notes;

(2) default by the Company in payment when due and payable of the Accreted Value of or premium, if any, on the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after receipt by the Company or such Subsidiary, as applicable, of a written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the trustee or the holders of at least 25% of the outstanding principal amount at maturity of the notes;

(4) failure by Company or any of its Restricted Subsidiaries for 60 consecutive days after notice has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding specifying the default and demanding compliance with any of the other covenants in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, whether such Indebtedness now exists or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay the principal amount of any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more and such failure shall not have been cured or waived within 60 days thereof;

(6) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of

$15.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable by notice in writing to the Company and the trustee specifying such Event of Default and stating that such notice is a “Notice of Acceleration.” Upon such declaration of acceleration pursuant to a Notice of Acceleration, the Accreted Value of and any accrued and unpaid interest and Special Interest, if any, on the outstanding notes shall become due and payable without further action or notice; provided, however, that (a) in the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the failure to pay or acceleration triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or applicable Subsidiary, as the case may be, or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto, and (b) after any other acceleration, the holders of a majority in aggregate principal amount at maturity of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of Accreted Value and interest accelerated as a result of such Events of Default, have been cured or waived as provided in the indenture.

Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of Accreted Value or interest or Special Interest.

Except to enforce the right to receive payment of Accreted Value, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount at maturity of the outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the Accreted Value of, the notes.

The Company will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company will be required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, future or present director, officer, employee, incorporator, member, manager, agent or shareholder of the Company, as such, will have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the Accreted Value of or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of any of the Company’s Restricted Subsidiaries released with respect to certain covenants (including all the covenants described in this description of notes) in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the notes. In the event Covenant Defeasance occurs, events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash or Cash Equivalents in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the Accreted Value of or any interest and premium and Special Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise arising in connection with, the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company or any of its Restricted Subsidiaries or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any of its Restricted Subsidiaries or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation will become due and payable within one year under arrangements reasonably satisfactory to the trustee for the giving of a notice of redemption by the trustee in the name and at the expense of the Company.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from the trust, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or have been called for redemption pursuant to the provisions described under “—Optional Redemption” and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash or Cash Equivalents in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for Accreted Value, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(3) the Company has paid or caused to be paid all sums payable by them under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Company and the holders of at least a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of the Company and each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount at maturity or Accreted Value of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (it being understood that this clause (2) does not apply to provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of Accreted Value of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the then outstanding notes in accordance with the provisions of the indenture and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of Accreted Value of, or interest or premium or Special Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (it being understood that this clause (7) does not apply to a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) change the method of calculation of Accreted Value;

(9) in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of the Company to make and consummate such Change of Control Offer or such Asset Sale Offer, as the case may be;

(10) modify or change any provision of the indenture or the related definitions affecting the ranking of the notes in a manner that adversely affects the holders of notes; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend, waive, supplement or otherwise modify the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of such entity’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to provide for the issuance of additional notes in accordance with the terms of the indenture;

(7) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

(8) to comply with the rules of any applicable securities depository.

Concerning the Trustee

If the trustee becomes a creditor of the Company, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to H-Lines Finance Holding Corp., c/o Horizon Lines, LLC, 4064 Colony Road, Suite 200, Charlotte, NC 28211, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date of determination, the sum of (1) the initial Accreted Value (which is $701.69 per $1,000 in principal amount at maturity of notes) and (2) the portion of the excess of the principal amount at maturity of each note over such initial Accreted Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on April 1 and October 1, beginning October 1, 2005, at the rate of 11.00% per annum from the date of original issuance of the notes through the date of determination, increased by the rate of any Special Interest accruing during a Registration Default (as defined in the registration rights agreement), computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any note on or after April 1, 2008 shall be equal to 100% of its stated principal amount at maturity; it being understood that if Special Interest accrued each note will accrete to 100% of its stated principal amount at maturity on an earlier date and the final Accreted Value will exceed 100%.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that for purposes of the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” only, Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance by any of the Company’s Restricted Subsidiaries of any Equity Interest of such Restricted Subsidiary or the sale by the Company or any Restricted Subsidiary of Equity Interests in any Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a sale, lease, conveyance, transfer or other disposition of assets between or among the Company and/or its Restricted Subsidiaries;

(3) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company or the issuance of Equity Interests by a Restricted Subsidiary of the Company in which the Company’s percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

(4) the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete or unused assets in the ordinary course of business;

(5) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment; and

(7) sales of accounts receivable in the ordinary course of business for cash or Cash Equivalents.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate equal to the rate implicit in such transaction for the relevant lease period, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness required thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Market Price” means, with respect to any Marketable Securities as of any relevant date of determination the average of the Closing Price per share or other unit of such Marketable Securities for the period of five full Trading Days ending on and including the third full Trading Day prior to such relevant date of determination (appropriately adjusted to reflect the effect of any stock splits, reverse splits, stock dividends and any other similar events affecting such security).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definitions of “Change of Control” and “Continuing Directors,” any committee thereof duly authorized to act on behalf of such board; and

(2) with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definitions of “Change of Control” and “Continuing Directors,” any committee thereof duly authorized to act on behalf thereof.

“Capital Lease Obligation” means, at the time of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality of the government of the United States (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3) time deposit accounts, term deposit accounts, money market deposit accounts, time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any U.S. commercial bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper and variable or fixed rate notes rated P-2 or higher by Moody’s Investors Service, Inc. or A-2 or higher by Standard & Poor’s Rating Services and, in each case, maturing within nine months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CCF Account” means the Capital Construction Fund Account of Horizon Lines, LLC established pursuant to 46 App. U.S.C. § 1177.

“Change of Control” means the occurrence of any one or more of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any such “person” (as that term is used in Section 13(d) of the Exchange Act) other than to such “person” that is a Permitted Holder;

(2) the adoption by holders of the Capital Stock of the Company of a plan for the liquidation or dissolution of the Company (other than a transaction that complies with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”);

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the Beneficial Owner, directly or indirectly, of Voting Stock of the Company representing more than 50% of the aggregate voting power of the Voting Stock of the Company, other than (a) to any such “person” that is a Permitted Holder or (b) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than (a) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (b) any such transaction in which the surviving Person or transferee is a Person controlled by a Permitted Holder; or

(5) after an initial public offering of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that the Permitted Holders and any limited partners of the Equity Sponsor do not, at such time, in the aggregate, (a) Beneficially Own, directly or indirectly, Voting Stock of the Company representing more than 50% of the total voting power of the Voting Stock of the Company or (b) have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of the Company.

“Closing Price” of a share or other unit of any Marketable Securities on any Trading Day is the last reported sale price for a share or other unit of such Marketable Securities on such Trading Day as reported on the principal securities exchange on which such Marketable Securities are listed or admitted for trading, the Nasdaq National Market or the principal designated offshore securities market in which such Marketable Securities are listed or admitted for trading, as applicable.

“Company” means H-Lines Finance Holding Corp., a Delaware corporation.

“Consolidated Cash Flow” means, for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to:

(1) Consolidated Net Income of such Person for such period; plus

(2) the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of

(a) Fixed Charges;

(b) provision for taxes based on income;

(c) total depreciation expenses;

(d) total amortization expenses;

(e) other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); and

(f) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of any payments therefor less the amount of interest implicit in such payments; minus

(3) the amount for such period (to the extent increasing such Consolidated Net Income) of non-cash items increasing such Consolidated Net Income (other than any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period);

provided that the items listed in clauses (2)(a) through (e) of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, for any Person, the net income (or net loss) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto);

(2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or dispositions of securities;

(3) the portion of net income (or loss) of any Person (other than such Person or a Restricted Subsidiary of such Person) in which such Person or any Restricted Subsidiary of such Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any Restricted Subsidiary of such Person in cash during such period;

(4) the net income (but not the net loss) of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent (i) that such net income is actually, or permitted to be, paid to such Person or a Restricted Subsidiary of such Person thereof by loans, advances, intercompany transfers, principal repayments or otherwise or (ii) such prohibition is permitted by the covenant described under “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5) non-cash amortization or write-off of fees and expenses incurred in connection with the Credit Facilities, the notes, any additional notes, any additional 9% senior notes, and the transactions described under the caption “Transaction Summary”;

(6) any non-cash expenses or charges resulting from the grant of stock, stock options or other equity-based awards;

(7) any goodwill impairment charges;

(8) any amortization of the consideration paid for any non-competition agreements or arrangements entered into in connection with the transactions described under the caption “Transaction Summary”;

(9) any management fees paid in accordance with the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” or accrued pursuant to the agreement described herein under the caption “Certain Relationships and Related Party Transactions—Management Agreement,” as in effect on December 10, 2004; and

(10) the cumulative effect of a change in accounting principles;

provided, however, that Consolidated Net Income shall be reduced by the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was nominated for election to the Board of Directors by the Permitted Holders.

“Credit Agreement” means that certain credit agreement, dated July 7, 2004, by and among HLHC and the Company’s other Restricted Subsidiaries, UBS AG, Stamford Branch, as administrative agent, and the lenders and other parties from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise), increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks, other institutional lenders, commercial finance companies or other similar lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock issued and sold for cash in a bona-fide financing transaction that is designated as Designated Preferred Stock pursuant to an officers’ certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Restricted Payments” covenant and are not used for purposes of clause (b) of such clause (3).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale prior to the stated maturity of the notes will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance and sale by the Company or any direct or indirect parent of the Company of its Equity Interests (it being understood that an indirect parent shall not include the Equity Sponsor or any other Person that is a co-investor with the Equity Sponsor or any Person who has an interest in the Equity Sponsor or such other Person); provided, however, that in the case of an issuance and sale of Equity Interests of any parent, cash proceeds therefrom equal to not less than 100% of the Accreted Value of any notes (net of any transaction fees, costs and expenses) to be redeemed are received by the Company as a contribution to its common equity capital or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.

“Equity Sponsor” means Castle Harlan Partners IV, L.P.

“Existing Indebtedness” means Indebtedness of the Company’s Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the issuance of the notes.

“Fair Market Value” means, with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions (including of Vessels and Related Assets) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated at the actual rate that was in effect from time to time (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or construction of a Vessel or the Capital Stock of a vessel-owning company or the financing thereof, such Person may (i) if the relevant Vessel is to be subject to a time charter with a remaining term longer than six months, apply pro forma earnings (losses) for such period for such Vessel based upon such charter, or (ii) if such Vessel is not to be subject to a time charter, is under time charter that is due to expire within six months or less, or is to be subject to charter on a voyage charter basis (whether or not any such charter is in place for such Vessel), then in each case apply earnings (losses) for such period for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet (as determined in good faith by its Board of Directors) during such period or if there is no such comparable Vessel, then based upon industry average earnings for comparable Vessels (as determined in good faith by its Board of Directors).

Additionally, any pro forma calculations may include the reduction or increase in costs for the applicable period resulting from, or in connection with, the acquisition of assets, an Asset Sale or other transaction or event which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or (b) have been realized at the time such pro forma calculation is made or is reasonably expected to be realized as a result of actions that have been taken at the time such pro forma calculation is made, which actions shall be certified by the chief financial officer of the Company, provided that, in the case of adjustments pursuant to this clause (b), such adjustments will be set forth in a certificate signed by the Company’s chief financial officer which states in detail (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Company at the time of such execution. Any such certificate will be provided to the trustee if the Company incurs Indebtedness, makes any Restricted Payment or consummates any transaction described under “—Certain Covenants—Merger, Consolidation or Asset Sale.”

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company; plus

(5) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of interest implicit in any payments related to such Attributable Indebtedness during such period.

“Foreign Subsidiaries” means any Subsidiary of the Company which was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Heirs” of any individual means such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“HLHC” means Horizon Lines Holding Corp., a Delaware corporation.

“Indebtedness” means, with respect to any specified Person, any indebtedness (without duplication) of such Person (excluding accrued expenses and trade payables):

(1) for borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (including all reimbursement obligations of such Person in respect thereof), but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than Obligations described in clauses (1), (2), (3) and (4) of this definition) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement;

(3) in respect of bankers’ acceptances;

(4) in respect of all Capital Lease Obligations and Attributable Indebtedness of such Person;

(5) issued or assumed as deferred and unpaid purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any balance that represents an accrued expense or trade accounts payable and other liabilities arising in the ordinary course of business in connection with the acquisition of such property or in connection with such services; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided that an earnout or a purchase price adjustment shall only be deemed to be Indebtedness to the extent earned. In addition, the term “Indebtedness” includes all Indebtedness of other Persons referred to in clauses (1) through (6) above secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of the asset and the amount of the Indebtedness so secured, and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person to the extent of such guarantee of such Indebtedness provided by such Person. In no event will obligations or liabilities in respect of any Capital Stock constitute Indebtedness hereunder.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP but excluding extensions of trade credit or advances, deposits and payments to or with suppliers, lessors or utilities or for workers’ compensation in the ordinary course of business or prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding the foregoing, Restricted Payments of the type described in clause (iii) of the definition thereof will not be deemed to be Investments.

“Issue Date” means the date of the original issuance of the notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any authorization to file any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

“Marketable Securities” means any securities listed or quoted on any national securities exchange that has registered with the Commission pursuant to Section 6(a) of the Exchange Act, the Nasdaq National Market or any designated offshore securities market as defined in Regulation S under the Securities Act; provided that such securities (i) are registered, or may otherwise be sold without restriction, under the Securities Act, (ii) are part of a class of securities that has a public float in excess of $1.0 billion and (iii) represent less than 1% of the public float of such class of securities.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets which are subject to such Asset Sale, (e) any reserve for adjustment in respect of the sale price of such assets established in accordance with GAAP and any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (f) cash escrows (until released from escrow to the seller).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing or have contractually agreed that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, costs and expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof.

“Permitted Holders” means (1) the Equity Sponsor and any Person controlling, controlled by, or under common control with, and any account controlled or managed by or under common control or management with the Equity Sponsor, (2) Castle Harlan, Inc. and any successor thereto, (3) any employee, member of management or director of (including any of their Heirs) any of the foregoing entities and their respective Affiliates and (4) any group within the meaning of Section 13(d) of the Exchange Act of which a Person described in clauses (1)

through (3) is a member and in which such Persons beneficially own or control a majority of the Voting Stock of the Company held by such group and which such group collectively beneficially owns or controls more Voting Stock of the Company than any other group.

“Permitted Investments” means:

(1) any Investment in cash, Cash Equivalents or Marketable Securities;

(2) any Investment in the Company or in a Restricted Subsidiary of the Company;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any Investment made for consideration consisting of Qualified Equity Interests;

(6) any Investments received in compromise, settlement or resolution of (A) obligations of trade creditors or customers, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations permitted under the indenture;

(8) Investments in existence on the Issue Date;

(9) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(10) Investments in any Person engaged in a Permitted Business the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (10) since the Issue Date, do not exceed $5.0 million; and

(11) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $20.0 million.

“Permitted Liens” means:

(1) Liens on assets and property of any of the Company’s Subsidiaries (i) securing Indebtedness and other Obligations under Credit Facilities in an aggregate amount at any time outstanding not to exceed $400.0 million and (ii) securing Hedging Obligations owing to one or more agents or lenders under Credit Facilities or their Affiliates;

(2) Liens in favor of the Company or any of its Restricted Subsidiaries or Liens (other than on the assets of the Company) securing Indebtedness of any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or the Restricted Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with such acquisition;

(5) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance or other types of social security, including Liens securing letters of credit issued in the ordinary course of business or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations including those arising from regulatory, contractual or warranty requirements of the Company and its Subsidiaries, including rights of offset and setoff (in each case exclusive of obligations for the payment of borrowed money);

(6) Liens to secure Indebtedness (including Capital Lease Obligations) of the type referred to in clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, a Vessel (which term, for purposes of this clause (7), shall include the Capital Stock of a Person substantially all of the assets of which is a Vessel and any Related Assets, as the context may require); provided, however, subject to clause (b) below, in the case of a Vessel, (i) except as provided in clauses (ii), (iii) and (iv) below, the principal amount of Indebtedness secured by such a Lien does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel, 90% of the sum of (1) the contract price pursuant to the Vessel Construction Contract for such Vessel and (2) any other Ready for Sea Cost for such Vessel, and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel, 90% of the sum of (1) the contract price for the acquisition of such Vessel and (2) any other Ready for Sea Cost of such Vessel, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness (other than any Permitted Refinancing Indebtedness of such Indebtedness or Indebtedness that matures within one year prior to the Stated Maturity of the notes), the principal amount of Indebtedness secured by such a Lien shall not exceed the fair market value, as determined in good faith by the Board of Directors of the Company, of such Vessel at the time such Lien is incurred, (iii) in the case of a Sale/Leaseback Transaction, the principal amount of Indebtedness secured by such a Lien shall not exceed the fair market value, as determined in good faith by the Board of Directors of the Company, of such Vessel at the time such Lien is incurred and (iv) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1) the fair market value, as determined in good faith by the Board of Directors of the Company, of such Vessel at the time such Lien is incurred and (2) any Ready for Sea Cost for such Vessel; provided, further, however, that such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens arising from Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and Related Assets, repairs and improvements to Vessels and Related Assets, crews’ wages and maritime Liens;

(10) Liens for salvage and general average;

(11) Liens on the assets of any Restricted Subsidiary of the Company existing on the date of the indenture;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(14) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially adversely affect the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(15) Liens created for the benefit of (or to secure) the notes or payment obligations to the trustee;

(16) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens (a) are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced (other than any improvements or accessions to property or assets securing the Indebtedness so refinanced);

(17) Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default;

(18) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(19) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens related to purchase money obligations incurred for the purpose of financing a Permitted Investment so long as such Liens extend only to the assets acquired by such Permitted Investment;

(21) Liens securing Indebtedness of Foreign Subsidiaries so long as such Liens relate only to assets and property of Foreign Subsidiaries;

(22) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (21); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets; and

(23) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $25.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries; provided that, in the case of Indebtedness which is not being used to concurrently refinance or defease the notes in full:

(1) the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable)

or mandatory redemption amount, plus accrued interest or dividends in connection therewith, of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all dividends and accrued interest on such Indebtedness, Disqualified Stock or preferred stock and the amount of all fees, expenses, premiums and other amounts incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity or final redemption date not earlier than the final maturity or final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by (i) if a Restricted Subsidiary is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, any Restricted Subsidiary or (ii) the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Ready for Sea Cost” means with respect to a Vessel or Vessels to be acquired or leased (pursuant to a Capital Lease Obligation) by the Company or any Restricted Subsidiary of the Company, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for their intended use, including any and all inspections, appraisals, repairs, modification, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with GAAP.

“registration rights agreement” means (i) the Exchange and Registration Rights Agreement dated as of the Issue Date among the Company and the initial purchasers of the notes issued on the Issue Date and (ii) any other exchange and registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.

“Related Asset” means, with respect to a Vessel, (i) any insurance policies and contracts from time to time in force with respect to such Vessel, (ii) the Capital Stock of any Restricted Subsidiary of the Company owning such Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iv) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, (v) any charters, operating leases and related agreements entered into in respect of such Vessel and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease or agreement, (vi) any cash collateral account established with respect to such Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any of its Subsidiaries at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” means (i) “Special Interest” as defined in the registration rights agreement with respect to the notes issued on the Issue Date and (ii) “Special Interest,” “Additional Interest,” “Liquidated Damages” or similar term as such term is defined in any registration rights agreement with respect to additional notes issued after the Issue Date.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of such Person (or a combination thereof); and

(2) any other Person of which at least a majority of the voting interest (without regard to the occurrence of any contingency) is at the time directly or indirectly owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Total Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company prepared in accordance with GAAP.

“Trading Day” means, with respect to any Marketable Securities, a day on which the principal United States or foreign securities exchange on which such security is listed or admitted to trading, or the Nasdaq National Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than HLHC and Horizon Lines, LLC) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt; and

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence immediately following such designation.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Company and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries pursuant to a lease or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additions or improvements.

“Vessel Construction Contract” means any contract for the construction (or construction and acquisition) of a Vessel entered into by the Company or any Restricted Subsidiary, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at the time owned by such Person or another Wholly Owned Restricted Subsidiary of such Person.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

General

The following is a general discussion of certain United States federal income and estate tax considerations (and in the case of a non-U.S. holder (as defined below), estate tax considerations) relating to the exchange of the Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Original Notes for New Notes or from holding or disposing of the New Notes. Reference to “notes” in this section of the prospectus refers to both the Original Notes and the New Notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, partnerships or other pass-through entities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction). This discussion is limited to initial holders who purchased the notes for cash at the initial offering at the original offering price and who hold the Original Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

Because the notes provide for the payment of liquidated damages, they could be subject to certain rules relating to debt instruments that provide for one or more contingent payments, referred to as the “Contingent Payment Regulations.” Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is “remote.” We intend to take the position that, for purposes of the Contingent Payment Regulations, the payment of liquidated damages is a “remote” contingency as of the issue date. Accordingly, the Contingent Payment Regulations should not apply to the notes. Our position for purposes of the Contingent Payment Regulations that the payment of such liquidated damages is a remote contingency as of the issue date is binding on you for U.S. federal income tax purposes unless you disclose in the proper manner to the IRS that you are taking a different position. The remainder of this discussion assumes that the notes will not be subject to the Contingent Payment Regulations.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes:

(1) an individual who is a citizen or resident of the United States;

(2) a corporation or an entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust that either is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder or a partnership.

Original Issue Discount

The notes will have original issue discount (“OlD”) for United States federal income tax purposes, and accordingly, U.S. holders of the notes will be subject to special rules relating to the accrual of income for tax purposes. U.S. Holders of notes generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. holders will include amounts in income in advance of the receipt of cash attributable to such amounts. However, U.S. holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously included OID amounts.

Each note will be treated as issued with OID equal to the excess of a note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a note will include all payments on the note, whether denominated as principal or interest. The issue price will be the first price at which a substantial amount of the notes are sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). The amount of OID includible in income by an initial U.S. holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note.

Payments received by a U.S. holder upon the mandatory redemption of a portion of each note in 2010 will be treated as tax-free payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed).

Exchange Pursuant to Exercise of Registration Rights

Neither an exchange of Original Notes for New Notes nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. Your adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged therefor. Your holding period of the New Notes will include the holding period of the Original Notes exchanged therefor.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion above regarding the mandatory redemption in 2010 of a portion of each note, upon the disposition of a note by sale, exchange, redemption, or other taxable disposition, you will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition and (ii) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note increased by any OID included in gross income with respect to the note and decreased by any cash payments received by such holder with respect to the note.

Any gain or loss you recognize on a disposition of a note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% (20% after 2008) on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments (including payments in respect of OID) in respect of the notes. This backup withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is 28% through 2010. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payments in respect of OID on the notes provided that the payments are not effectively connected with the conduct of a trade or business in the United States (referred to herein as Effectively Connected OID) and that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of the voting stock of H-Lines Finance Holding Corp. within the meaning of the Code and the Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to H-Lines Finance Holding Corp. through equity ownership;

•	you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

•	you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on your behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments in respect of OID (other than the Effectively Connected OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty.

Payments of Effectively Connected OID will not be subject to the 30% U.S. federal withholding tax if the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or successor form) stating that such payments are for Effectively Connected OID.

Payments received by a Non-U.S. holder upon the mandatory redemption of a portion of each note in 2010 will be treated as payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed) and thus will be subject to the rules applicable to interest and OID described above.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition (including a redemption (other than the mandatory redemption in 2010 as discussed above)) of the notes.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and the payments in respect of OID on the notes are Effectively Connected OID and if a tax treaty applies, are attributable to a permanent establishment in the United States, you will be subject to U.S. federal income tax on the OID on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, you would not be subject to the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, Effectively Connected OID will be included in earnings and profits.

Any gain realized on the sale, exchange, or redemption of notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you and if a tax treaty applies, is attributable to a permanent establishment in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If your gain is effectively connected with your conduct of a United States trade or business, you generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as if you were a U.S. person. If you are a corporation, you may also, under certain circumstances, be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate). If you are subject to the 183-day rule described above, you generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources.

Exchange Pursuant to Exercise of Registration Rights

The exchange of notes for registered notes pursuant to the exchange offer will not constitute a taxable event for you.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of the voting stock of H-Lines Finance Holding Corp. (within the meaning of the Code and the Treasury Regulations) and (2) OID on those notes would not have been, if received at the time of your death, Effectively Connected OID.

Information Reporting and Backup Withholding

H-Lines Finance Holding must report annually to the IRS and to each non-U.S. holder any interest (including OID) that is paid to the non-U.S. Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Non-U.S. holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest (including payments in respect of OID) on the notes to a non-U.S. holder if the non-U.S. holder properly certifies that it is not a U.S. person or otherwise establishes an exemption.

Under current Treasury Regulations, payments on the sale, exchange or other disposition (including a redemption (other than the mandatory redemption in 2010 as discussed above)) of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person, 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting (but not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from us or any of our affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities for other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale for up to 180 days after the Exchange Offer has been completed. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Whether the New Notes offered hereby will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated balance sheet as of December 26, 2004 and the consolidated balance sheet of Predecessor-A as of December 21, 2003 and the related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity and schedule of H-Lines Finance for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004, and the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002, as set forth in their report included herein. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given their authority as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the New Notes, we refer you to the registration statement and the exhibits and schedules thereto. Upon the effectiveness of the registration statement for this exchange offer, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports and other information with the SEC. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains our SEC filings. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

H-Lines Finance Holding Corp.

We have audited the accompanying consolidated balance sheets of H-Lines Finance Holding Corp. and subsidiaries as of December 26, 2004 and Predecessor-A as of December 21, 2003 and the related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity of H-Lines Finance Holding Corp. for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002. Our audits also included the financial statement schedule of H-Lines Finance Holding Corp. and subsidiaries and Predecessor-A and Predecessor-B listed in the index on page F-1. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of H-Lines Finance Holding Corp. and subsidiaries as of December 26, 2004 and Predecessor-A as of December 21, 2003, and the consolidated and combined results of operations and cash flows of H-Lines Finance Holding Corp. for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Greensboro, North Carolina

February 15, 2005

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except share amounts)

	Predecessor—A	H-Lines Finance Holding Corp.
	December 21, 2003	December 26, 2004
Assets
Current assets:
Cash and cash equivalents	$41,811	$56,349
Accounts receivable, net of allowance	106,428	110,801
Income tax receivable	—	9,354
Deferred tax asset	—	4,055
Materials and supplies	19,179	21,680
Other current assets	4,688	7,019

Total current assets	172,106	209,258
Property and equipment, net	179,713	190,123
Customer contracts, net	47,929	130,319
Trademarks, net	—	61,710
Goodwill	66,401	306,680
Deferred financing costs, net	5,248	23,703
Deferred tax asset	—	80,499
Other long term assets	21,157	15,640

Total assets	$492,554	$1,017,932

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,921	$25,275
Income taxes payable	1,145	—
Related party rolling stock rent	16,996	—
Current portion of deferred tax liability	—	1,683
Current portion of long term debt	—	2,500
Other accrued liabilities	84,852	114,252

Total current liabilities	125,914	143,710
Long term debt, net of current	164,750	609,694
Preferred units of subsidiary	49,552	—
Deferred tax liability	4,201	136,538
Deferred rent	49,508	44,949
Other long-term liabilities	1,769	2,429

Total liabilities	395,694	937,320

Stockholders’ Equity
Common stock, $.01 par value, 2,000,000 and 1,000 shares authorized and 800,000 shares and 1,000 shares issued and outstanding at December 21, 2003 and December 26, 2004, respectively	8	—
Additional paid in capital	79,992	72,108
Accumulated other comprehensive (loss) income	(302)	71
Retained earnings	17,162	8,433

Total stockholders’ equity	96,860	80,612

Total liabilities and stockholders’ equity	$492,554	$1,017,932

The accompanying notes are an integral part of these consolidated financial statements.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share amounts)

	Predecessor—B		Predecessor—A		H-Lines Finance Holding Corp.
	For the period December 24, 2001 through December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 06, 2004	For the period July 07, 2004 through December 26, 2004
Operating revenue	$804,424	$138,411	$747,567	$498,430	$481,898
Operating expense:
Operating expense	658,053	121,862	596,369	402,875	377,468
Depreciation and amortization	17,977	3,053	26,901	20,937	24,633
Amortization of vessel drydocking	14,988	3,221	13,122	8,743	7,118
Selling, general and administrative	75,174	11,861	68,203	43,323	40,534
Miscellaneous expense	824	935	2,238	1,891	269

Total operating expense	767,016	140,932	706,833	477,769	450,022

Operating income (loss)	37,408	(2,521)	40,734	20,661	31,876
Other expense (income):
Interest expense	7,133	467	8,519	5,111	18,260
Interest expense—preferred units of subsidiary	—	—	4,477	2,686	—
Other expense (income), net	(5,183)	22	—	7	15

Income (loss) before income taxes	35,458	(3,010)	27,738	12,857	13,601
Income tax expense (benefit)	13,707	(961)	10,576	4,896	5,168

Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	$8,433

Net income per share:
Basic	*	*	$21.45	$9.95	$8,432.60
Diluted	*	*	$19.57	$8.94	$8,432.60
Number of shares used in calculations:
Basic	*	*	800,000	800,000	1,000
Diluted	*	*	876,805	890,138	1,000

*	For periods ending February 26, 2003 and prior, owner’s equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

The accompanying notes are an integral part of these consolidated and combined financial statements.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor—B		Predecessor—A		H-Line Finance Holding Corp.
	For the period December 24, 2001 through December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 06, 2004	For the period July 07, 2004 through December 26, 2004
Cash flows from operating activities:
Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	$8,433
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	17,977	3,053	24,255	19,385	15,187
Amortization	—	—	2,646	1,552	9,446
Amortization of vessel drydocking	14,988	3,221	13,122	8,743	7,118
Amortization of deferred financing costs	—	—	438	550	1,303
Deferred income taxes	(16,969)	(961)	3,701	2,968	10,963
Loss (gain) on equipment disposals	(2,049)	—	(74)	24	(140)
Other operating activities	(91)	—	—	1,765	—
Accretion of preferred units of subsidiary	—	—	4,477	2,686	—
Changes in operating assets and liabilities:
Accounts receivable	(11,550)	(2,989)	14,678	(13,678)	8,633
Due to/from affiliates	(241)	—	—	—	—
Materials and supplies	(4,438)	(1,634)	384	(3,020)	(161)
Other current assets	2,778	(127)	(1,786)	(6,152)	5,764
Accounts payable	(8,091)	3,041	1,762	200	(3,203)
Accrued liabilities	—	(22,815)	12,159	(13,152)	22,235
Income taxes receivable	—	—	—	—	(9,354)
Vessel drydocking payments	(15,905)	(4,507)	(12,029)	(10,198)	(2,075)
Other assets/liabilities	—	(11,560)	480	(2,562)	(851)

Net cash provided by (used in) operating activities	(1,840)	(37,327)	81,375	(2,928)	73,298

Cash flows from investing activities:
Purchases of equipment	(19,298)	(18,470)	(16,680)	(21,889)	(11,000)
Acquisition of company	—	—	(296,172)	—	(663,031)
Payment of transaction costs in connection with acquisition	—	—	(18,828)	—	(246)
Proceeds from the sale of equipment	17,173	—	74	1,399	354
Maturity of FNMA notes	23,100	—	—	—	—
Purchase of short term investments	(26,009)	—	—	—	—
Other investing activities	129	—	(590)	(150)	—

Net cash used in investing activities	(4,905)	(18,470)	(332,196)	(20,640)	(673,923)

Cash flows from financing activities:
Initial capitalization of Company	—	—	80,000	—	157,031
Borrowing on term loans	—	—	235,000	—	250,000
Issuance of senior notes	—	—	—	—	362,819
Borrowing under line of credit	—	—	—	—	6,000
Payment of financing costs					(4,800)
Payment on line of credit	—	—	—	—	(6,000)
Principal payments on long-term debt	—	—	(10,250)	—	(625)
Distribution of dividends	—	—	—	—	(107,386)
Distributions to holders of preferred units of subsidiary	—	—	(15,000)	—	—
Capital contribution	—	15,967	—	—	—
Payments on capital lease obligation	—	—	(30)	(87)	(65)

Net cash provided by (used in) financing activities	—	15,967	289,720	(87)	656,974

Net increase (decrease) in cash and cash equivalents	(6,745)	(39,830)	38,899	(23,655)	56,349
Cash and cash equivalents at beginning of period	47,087	40,342	2,912	41,811	—

Cash and cash equivalents at end of period	$40,342	$512	$41,811	$18,156	$56,349

The accompanying notes are an integral part of these consolidated and combined financial statements.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

($ in thousands, except share amounts)

H-Lines Finance Holding Corp.	Accumulated Other Comprehensive Income (Loss)	Common Stock	Additional Paid In Capital	Retained Earnings	Stockholders’ Equity
Stockholders’ equity at July 7, 2004	$—	$—	$—	$—	$—
Initial capitalization	—	—	170,000		170,000
Dividend to parent	—	—	(107,386)	—	(107,386)
Tax benefit from stock option deduction	—	—	9,494	—	9,494
Net income for the period July 7, 2004 through December 26, 2004	—	—	—	8,433	8,433
Change in fair value of fuel fixed priced contract	129	—	—	—	129
Unrealized gain (loss) on pension	(58)	—	—	—	(58)

Comprehensive income					8,504

Stockholders’ equity at December 26, 2004	$71	$—	$72,108	$8,433	$80,612

Predecessor—A	Accumulated Other Comprehensive Income (Loss)	Common Stock	Additional Paid In Capital	Retained Earnings	Stockholders’ Equity
Stockholders’ equity at February 27, 2003	$—	$—	$—	$—	$—
Initial capitalization	—	8	79,992	—	80,000
Change in fair value of interest rate contract	(302)	—	—	—	(302)
Net income for the period February 27, 2003 through December 21, 2003	—	—	—	17,162	17,162

Comprehensive income					16,860

Stockholders’ equity at December 21, 2003	(302)	8	79,992	17,162	96,860
Grant of stock options	—	—	1,765	—	1,765
Change in fair value of interest rate contract	286	—	—	—	286
Net income for the period December 22, 2003 through July 6, 2004	—	—	—	7,961	7,961

Comprehensive income					8,247

Stockholders’ equity at July 6, 2004	$(16)	$8	$81,757	$25,123	$106,872

Predecessor—B	Parent’s Net Investment	Retained Earnings	Total
Parent’s net investment at December 23, 2001	$56,874	$13,280	$70,154
Net income for the period December 24, 2001 through December 22, 2002	—	21,751	21,751
Contributed capital	22,080	—	22,080

Parent’s net investment at December 22, 2002	78,954	35,031	113,985
Net loss for the period December 23, 2002 through February 26, 2003	—	(2,049)	(2,049)
Contributed capital	17,766	—	17,766

Parent’s net investment at February 26, 2003	$96,720	$32,982	$129,702

The accompanying notes are an integral part of these consolidated and combined financial statements.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

($ in thousands)

1. Basis of Presentation and Operations

On December 6, 2004, H-Lines Finance Holding Corp. (the “Company”) was formed as a vehicle to issue 11% senior discount notes with a $160.0 million aggregate principal amount at maturity. The Company is the subsidiary of H-Lines Holding Corp. (the “Parent”). The proceeds from the 11% senior discount notes, after the payment of related fees and expenses, were distributed to the Parent. The Company is the direct parent of Horizon Lines Holding Corp. (HLHC), a Delaware corporation, which operates as a holding company for Horizon Lines, LLC (“HL”), a Delaware corporation and wholly-owned subsidiary of HLHC, and Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and wholly-owned subsidiary of HLHC.

HL operates as a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii, and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico. The Company, during the period from February 27, 2003 through July 6, 2004, is referred to as “Predecessor-A”.

The accompanying consolidated and combined financial statements include the consolidated accounts of the Company and its subsidiaries as of December 26, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows commencing on July 7, 2004. All significant intercompany accounts and transactions have been eliminated.

On July 7, 2004, the Parent, H-Lines Subcorp., a wholly owned subsidiary of the Parent, Predecessor-A, a majority-owned subsidiary of Carlyle-Horizon Partners, L.P., and TC Group, L.L.C., an affiliate of Carlyle-Horizon Partners, L.P., amended and restated a merger agreement dated as of May 22, 2004, between the same parties, and, pursuant to such amended and restated merger agreement, H-Lines Subcorp. merged, on such date, with and into Predecessor-A, with HLHC as the surviving corporation (such merger, the “Merger”). Upon the consummation of the Merger, the issued and outstanding shares of the common stock of Predecessor-A and the outstanding options granted by Predecessor-A to purchase shares of its common stock were converted into the right to receive the applicable portion of the aggregate merger consideration of approximately $650.0 million, whereupon the Parent became the holder of all of the outstanding common stock of HLHC. In lieu of receipt of all or a portion of the applicable portion of the aggregate merger consideration, certain members of the management of Horizon Lines, LLC, an indirect subsidiary of Predecessor-A, who were stockholders or option holders of Predecessor-A immediately prior to the Merger elected to receive shares of common stock and preferred stock of the Parent or to retain their existing options for shares of the common stock of HLHC. Under a certain put/call agreement dated July 7, 2004 (the “Put/Call Agreement”), the shares of common stock issued by HLHC upon the exercise of such retained options are subject to exchange, at the option of the Parent (or the holders of such shares), with the Parent for shares of common stock and preferred stock of the Parent. Approximately 92.4% of the equity of Predecessor-A was purchased pursuant to the Merger. The Merger was accounted for using the purchase method of accounting; accordingly the consideration paid was allocated based on the estimated fair market values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair market value of the net assets acquired, including separately identifiable intangible assets, approximated $306.4 million, and was allocated to goodwill.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

The following table sets forth the preliminary estimated allocation of the purchase price in connection with the Merger ($ in thousands):

Working capital	$66,377
Property and equipment	188,863
Goodwill	306,433
Customer contracts and trademarks	201,475
Deferred financing costs	18,991
Long term liabilities	(126,184)
Other, net	20,045

Purchase price	$676,000

The following unaudited pro forma information presents the results of operations of the Company as if the Merger had taken place at the beginning of each respective period. Pro forma adjustments have been made to reflect additional interest expense from debt associated with the Merger ($ in thousands):

For the Period from December 22, 2003

through July 6, 2004

(Unaudited)

Operating revenue	$498,430
Operating income	20,036
Net loss	(2,451)

For the Period from February 27, 2003

through December 21, 2003

(Unaudited)

Operating revenue	$747,567
Operating income	38,484
Net income	5,221

The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the Merger occurred at the beginning of the respective periods.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

On February 27, 2003 Predecessor-A acquired 84.5% of the outstanding capital of CSX Lines, LLC for approximately $293.2 million and 100% of the outstanding stock of CSX Lines of Puerto Rico, Inc. for approximately $3.0 million. The acquisitions were accounted for using the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market values of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired including separately identifiable intangible assets approximated $55.0 million and was allocated to goodwill. The purchase prices were allocated as follows ($ in thousands):

	Horizon Lines, LLC	Horizon Lines of Puerto Rico, Inc.
Working capital (deficit)	$20,092	$(3,211)
Property and equipment	180,271	6,166
Goodwill	54,995	—
Customer contracts	50,234	—
Unfavorable lease agreements	(53,169)	—
Other, net	40,749	45

Purchase price	$293,172	$3,000

Prior to the Merger on July 7, 2004 and subsequent to the purchase transaction on February 26, 2003, the consolidated accounts and the condensed and consolidated statements of operations and cash flows represent that of Predecessor-A. All significant intercompany accounts and transactions have been eliminated.

Prior to the purchase transactions on February 27, 2003, the combined company CSX Lines, LLC (“Predecessor-B or CSX Lines”), and its wholly owned subsidiary each was a stand-alone wholly owned entity of CSX Corporation (“CSX”). The condensed and combined statements of operations and cash flows for the period December 23, 2002 through February 26, 2003 represent the combined financial statements of those respective entities and all significant intercompany accounts and transactions have been eliminated.

As a result of the Merger on July 7, 2004 and the application of purchase accounting, financial information for the period after July 7, 2004 represents that of the Company, which is presented on a different basis of accounting from that of Predecessor-A. As a result of the transaction on February 26, 2003 and the application of purchase accounting, financial information for the period after February 26, 2003 through July 6, 2004 represents that of Predecessor-A, which is presented on a different basis of accounting from that of Predecessor-B.

2. Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents of the Company consist principally of cash held in banks and short term investments having a maturity of three months or less at the date of acquisition. Cash and cash equivalents of Predecessor-B consist principally of balances held under a Cash Management and Credit Facility with a subsidiary of CSX and short-term investments having a maturity of three months or less.

Accounts Receivable

The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. The Company monitors its collection risk on an ongoing basis through the use of credit reporting agencies. The Company does not require collateral from its trade customers. The allowance for doubtful accounts approximated $7.9 million at December 26, 2004 and $11.0 million at December 21, 2003.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Materials and Supplies

Materials and supplies consist primarily of fuel inventory held aboard vessels and inventory held for maintenance of property and equipment. Fuel is carried at cost on the first in, first out (FIFO) basis, while all other materials and supplies are carried at average cost.

Property and Equipment

Property and equipment are stated at cost. Routine maintenance, repairs, and removals are charged to expense. Expenditures that materially increase values, change capacities or extend useful lives of the assets are capitalized. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets or over the terms of capital leases. The estimated useful lives of buildings, chassis and cranes are 25 years and range from 3 to 18 years for other depreciable assets.

Certain costs incurred in the development of internal-use software are capitalized. Software is amortized using the straight-line method over its estimated useful life of three years.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows will not be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Vessel Drydocking

United States Coast Guard regulations generally require that vessels be drydocked twice every five years. These costs are amortized over a 30-month period beginning with the accounting period following the vessel’s release from drydock.

Intangible Assets

Intangible assets consist of goodwill, customer contracts, trademarks, and debt issuance costs all of which are related to the Merger on July 7, 2004. The Company amortizes customer contracts on a straight line basis over the expected useful lives of 15 to 18 years. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $15.3 million. The Company also amortizes trademarks on a straight line basis over the expected life of the related trademarks of 15 years. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $4.3 million. The Company amortizes debt issue cost on a straight line basis over the term of the related debt, which approximates the interest yield method. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $1.2 million. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”, goodwill and other intangible assets with indefinite useful lives are no longer amortized but are subject to annual undiscounted cash flow impairment tests. At least annually, or sooner if there is an indicator of impairment, the fair value of the reporting unit would be calculated. If the calculated fair value is less than the carrying amount, an impairment loss would be recognized.

Revenue Recognition

Transportation revenue and a corresponding accrual for the estimated cost to complete delivery are recorded when cargo first sails from its port of origin. Terminal and other service revenue and related cost of sales are recognized as services are performed.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Casualty and Other Reserves

The Company is self-insured for a portion of its marine and non-marine exposures. Reserves are established based on the value of cargo damaged and the use of current trends and historical data for other claims. These estimates are based on historical information along with certain assumptions about future events.

Derivative Instruments

The Company accounts for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which requires that all derivative instruments be recognized in the financial statements at fair value.

The Company utilizes derivative instruments, tied to the U.S. Gulf bunker index, to hedge a portion of its exposure to bunker fuel price increases. These instruments consist of fixed price swap agreements. The Company does not use derivative instruments for trading purposes. Credit risk related to the derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties.

Predecessor-A used derivative financial instruments to manage its exposure to movements in interest rates. The use of these financial instruments modified the exposure of these risks with the intent to reduce the risk to Predecessor-A. Predecessor-A did not use financial instruments for trading purposes, nor did it use leveraged financial instruments. Credit risk related to the derivative financial instruments was considered minimal and was managed by requiring high credit standards for its counterparties and periodic settlements.

Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statement of operations or in accumulated other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effects on deferred tax assets and liabilities of subsequent changes in the tax laws and rates are recognized in income during the year the changes are enacted. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realizable. The Company and its subsidiaries are included in the consolidated federal income tax return filed by H-Lines Holding Corp. The consolidated federal income tax expense or benefit is allocated to the Company and its subsidiaries as though the Company had filed a separate consolidated income tax return.

Stock-based Compensation

As permitted by SFAS No. 123, “Accounting for Stock-based Compensation” (FAS 123), Predecessor-A chose to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and its related interpretations”. Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of Predecessor-A’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation costs been determined based on the fair value at the grant date consistent

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

with provisions of FAS 123, Predecessor-A’s pro forma net income and earnings per share would have been impacted as follows ($ in thousands):

	For the Period February 27, 2003 through December 21, 2003	For the Period December 22, 2003 through July 6, 2004
Net income as reported	$17,162	$7,961
Deduct: Total stock-based compensation expense determined under the fair value method net of related tax effects	(210)	(2,055)
Add: Total stock-based compensation expense recorded under APB 25	—	1,765

Pro forma net income	$16,952	$7,671

Basic net income per share:
As reported	$21.45	$9.95
Pro forma	$21.19	$9.59
Diluted net income per share:
As reported	$19.57	$8.94
Pro forma	$19.33	$8.62

The pro forma results reflect amortization of fair value of stock options over the vesting period. The weighted average fair value of options granted in fiscal year 2003 was estimated to be $100, as determined by Predecessor-A’s Board of Directors. The fair value of options granted was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected life of option	10 years
Risk-free interest rate	5%
Expected volatility of stock	0%
Expected dividend yield	0%

Pension Benefits

The Company has a noncontributory pension plan covering certain union employees. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. The Company expenses amounts as paid in accordance with union agreements.

Amounts recorded for the pension plan reflects estimates related to future interest rates, investment returns, and employee turnover. The Company reviews all assumptions and estimates on an ongoing basis.

The Company records an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Computation of Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options and warrants using the treasury-stock method and from convertible preferred stock using the “if converted” method.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Fiscal Period

The fiscal period of the Company began on July 7, 2004, the date of the Merger, and closed on December 26, 2004. The fiscal period of the Company typically ends on the last Sunday of the calendar year. The fiscal periods of Predecessor-A and Predecessor-B also typically ended on the last Sunday of the calendar year—December 21, 2003 for fiscal year 2003, December 22, 2002 for fiscal year 2002, and December 23, 2001 for fiscal year 2001. Due to the purchase transaction on February 26, 2003, the last fiscal period of Predecessor-B began on December 23, 2002 and ended on February 26, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates in reporting the amounts of certain revenues and expenses for each fiscal year and certain assets and liabilities at the end of each fiscal year. Actual results may differ from those estimates.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supercedes APB opinion No. 25, “Accounting for Stock Issued to Employees”. FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the first quarter of fiscal 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company is evaluating the requirements of SFAS 123R and has not yet determined the method of adoption or the effect adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current proforma disclosures under SFAS 123.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets—An Amendment of APB No. 29, Accounting for Nonmonetary Transactions” (SFAS 153). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company in the second quarter of fiscal 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

Supplemental Cash Flow Information

During the period July 7, 2004 through December 26, 2004, the Company earned, through the exercise of stock options, a tax benefit totaling $9.5 million which was recorded as additional paid in capital. The initial capitalization of the Company included a $13.0 million rollover of equity of Predecessor-A held by management.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

During the period ended December 21, 2003, Predecessor-A obtained equipment with a value of $850 through a capital lease. During the period December 23, 2002 through February 26, 2003, CSX assumed $1,799 of Predecessor-B liabilities through a capital contribution. Cash payments for interest and taxes were as follows ($ in thousands):

	Predecessor—B		Predecessor—A		H-Lines Finance Holding Corp.
	December 24, 2001 through December 22, 2002	December 23, 2002 through February 26, 2003	February 27, 2003 through December 21, 2003	December 22, 2003 through July 6, 2004	July 7, 2004 through December 26, 2004
Interest	$8,871	$—	$6,544	$3,999	$9,778
Taxes	$47,044	$—	$5,730	$154	$4,070

3. Property and Equipment

Property and equipment consist of the following ($ in thousands):

	Predecessor—A	H-Lines Finance Holding Corp.
	December 21, 2003	December 26, 2004
Vessels	$104,304	$106,686
Containers	25,097	25,366
Chassis	13,712	13,443
Cranes	12,141	13,284
Machinery & equipment	13,125	11,569
Facilities & land improvement	4,714	4,250
Software	25,962	29,099
Other	1,195	1,613

Total property and equipment	200,250	205,310
Accumulated depreciation	(20,537)	(15,187)

Property and equipment, net	$179,713	$190,123

4. Intangible Assets

Intangible assets consist of the following ($ in thousands):

	Predecessor—A	H-Lines Finance Holding Corp.
	December 21, 2003	December 26, 2004
Customer contracts	$50,234	$137,675
Trademarks	—	63,800
Deferred finance costs	6,027	25,006

Total intangibles with definite lives	56,261	226,481
Less: amortization	(3,084)	(10,749)

Net intangibles with definite lives	53,177	215,732
Goodwill	66,401	306,680

Total intangible assets	$119,578	$522,412

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

5. Other Accrued Liabilities

Other accrued liabilities consist of the following ($ in thousands):

	Predecessor—A	H-Lines Finance Holding Corp.
	December 21, 2003	December 26, 2004
Accrued marine operations	$9,543	$12,301
Accrued terminal operations	7,793	10,842
Accrued vessel and rolling stock rent	13,094	24,024
Accrued vessel operations	19,321	20,452
Accrued fuel	5,027	7,537
Accrued bonus	8,700	10,200
Accrued interest	858	6,306
Other accrued liabilities	20,516	22,590

Total other accrued liabilities	$84,852	$114,252

6. Long Term Debt

In connection with the Merger dated July 7, 2004, HLHC borrowed $256.0 million under a senior credit facility and $250.0 million through the issuance of 9.0% senior notes. The 9% senior notes are due in 2012. The senior secured credit facility is comprised of a $250.0 million term loan facility due in 2011 and a $25.0 million revolving credit facility due in 2009. The $6.0 million borrowed under the revolving credit facility was repaid in August 2004. No amounts were outstanding under the revolving credit facility at December 26, 2004.

Borrowings under the senior credit facility bear interest at the Company’s choice of LIBOR or the base rate, in each case, an applicable margin, subject to adjustment based on a pricing grid. The interest rate at December 26, 2004 approximated 4.73%. The Company is also charged a commitment fee on the daily unused amount of the revolving credit facility during the availability period based upon a rate of 0.50%.

The senior credit facility requires the Company to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the senior credit facility contains restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, and other restrictions customary in such agreements. The senior credit facility is secured by the assets of the Company. The 9.0% senior notes also contain restrictive covenants including, limiting incurrence of additional indebtedness, dividends and restrictions customary in such agreements.

During December 2004, the Company issued 11% senior discount notes with a $160.0 million aggregate principal amount at maturity. These notes are due in 2008. Interest accretes semiannually on a compounding basis. No cash interest is payable on these notes until October 1, 2008.

The 9.0% senior notes had a yield of 107.5 at December 26, 2004. The 11% senior discount notes had a yield of 72.75 and an accreted value of $112.8 million at December 26, 2004. The fair value of the senior credit facility was not significantly different than the carrying value at December 26, 2004.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Amounts due under long term debt arrangements are as follows at December 26, 2004 ($ in thousands):

Current	$2,500
2006	2,500
2007	2,500
2008	2,500
2009	2,500
2010 and thereafter	599,694

$612,194

On February 27, 2003, Predecessor-A entered into an agreement with a consortium of lenders to borrow $175.0 million in term debt. The borrowings incurred interest at a floating three month LIBOR rate. Principal and interest were due based upon scheduled installments as defined in the agreement with the last payment due on February 27, 2009. The agreement allowed Predecessor-A to borrow up to $25 million under a line of credit arrangement. Predecessor-A was charged a commitment fee of .5% per annum on the unused line. No amounts were outstanding under the line of credit at December 21, 2003. The assets of HL served as collateral under the agreement. At December 21, 2003, the fair value of the long term debt was not significantly different from the carrying amount. In connection with the Merger transaction on July 7, 2004, the outstanding term debt was repaid.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

7. Net Income (Loss) Per Common Share

In accordance with SFAS 128, “Earnings Per Share,” basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is based upon the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options using the treasury-stock method and from convertible stock using the “if converted” method. ($ in thousands, except shares and per share amounts)

	Predecessor—B		Predecessor—A		H-Lines Finance Holding Corp.
	Year Ended December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2003 through December 26, 2004
Numerator:
Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	$8,433

Denominator:
Denominator for basic income (loss) per common share:
Weighted average shares outstanding	*	*	800,000	800,000	1,000

Effect of dilutive securities:
Stock options			76,805	90,138	—

Denominator for diluted net income per common share	*	*	876,805	890,138	1,000

Basic net income per common share	*	*	$21.45	$9.95	$8,432.60

Diluted net income per common share	*	*	$19.57	$8.94	$8,432.60

*	For the periods ending February 26, 2003 and prior, owner’s equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

8. Mandatorily Redeemable Preferred Units

In connection with the purchase transaction on February 27, 2003, Predecessor-A issued 60,000 voting senior preferred units to CSX. The holders of the outstanding senior preferred units were entitled to receive a preferential return equal to 10% per annum, which accrued and was compounded annually, before any distributions were made with respect to any other common units. The senior preferred units and the accreted preferred return were included in the preferred units of subsidiary caption on the balance sheet at December 21, 2003.

Predecessor-A had the option to redeem the senior preferred units at any time after May 27, 2005, in whole at an amount equal to the unreturned capital contribution of the senior preferred units plus accrued preferential returns. The senior preferred units were mandatorily redeemable by Predecessor-A at an amount equal to the

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

unreturned capital contribution of the senior preferred units plus accrued preferential returns at the earliest of February 27, 2010 or a change in control of Predecessor-A. After receiving appropriate approval, the Company redeemed $15.0 million of preferred units during the year ended December 21, 2003.

In connection with the Merger on July 7, 2004, the remaining preferred units of Predecessor-A were redeemed at an amount equal to the unreturned capital contribution plus accrued preferential returns totaling $58.9 million.

9. Derivative Financial Instruments

During 2004, the Company entered into two fuel swap contracts to fix the price of fuel purchases during the month of December and for purchases in the first quarter of 2005, respectively. The contracts were accounted for as cash flow hedges. Accordingly, the Company recorded the fair value of the hedge contracts in other current assets and accumulated other comprehensive income. The fair value of the hedges approximated $0.2 million at December 26, 2004.

During 2003, Predecessor-A entered into a swap agreement with a bank to fix the floating interest rates on the long-term debt up to a notional amount of approximately $40.9 million. The agreement was accounted for as a cash flow hedge. Accordingly, Predecessor-A recorded the fair value of the hedge, which approximated $0.03 million at December 21, 2003, and was recorded in other long term liabilities and accumulated other comprehensive loss.

10. Leases

The Company leases certain equipment and facilities under operating lease agreements. Non-cancelable, long term leases generally include provision for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $35.9 million for the period from July 7, 2004 through December 26, 2004. Predecessor-A leased certain equipment and facilities under operating lease agreements. Non-cancelable, long-term leases generally included provisions for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $43.5 million and $65.0 million for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 through December 21, 2003, respectively. Predecessor-B leased certain equipment and facilities under operating lease agreements. Rent expense for the period December 23, 2002 through February 26, 2003 and rent expense for the fiscal year ending December 22, 2002, totaled $13.8 million, and $45.4 million, respectively.

Predecessor-B leased rolling stock under sale lease-back transactions. Rent expense under these transactions for the fiscal year ended December 22, 2002 totaled $37.3 million, which was offset by the amortization of a deferred gain of $1.9 million for the fiscal year ended December 22, 2002.

The Company and Predecessor-A lease certain equipment under a capital lease agreement. The net book value of this equipment totaled $0.7 million at December 26, 2004 and $0.7 million at December 21, 2003. Amortization expense for equipment under the capital lease totaled $0.1 million for the period from July 7, 2004 through December 26, 2004, $0.1 million for the period from December 22, 2003 through July 6, 2004, and $0.1 million for the period ending December 21, 2003.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Future minimum lease obligations at December 26, 2004 are as follows ($ in thousands):

Period Ending December	Non-Cancelable Operating Leases	Capital Lease
2005	$56,722	$193
2006	39,919	193
2007	58,631	193
2008	29,885	162
2009	29,769	—
Thereafter	147,391	—

Total future minimum lease obligation	$362,317	741

Less: amounts representing interest		73

Present value of future minimum lease obligation		668
Current portion of capital lease obligation		161

Long term portion of capital lease obligation		$507

11. Related Parties

Predecessor-B, through its parent company SL Service, Inc., had a Cash Management and Credit Facility (Credit Facility) with CSX Business Management, Inc., a wholly-owned subsidiary of CSX, which provided financing to meet general working capital requirements. Under the agreement, borrowings and repayments were generally determined on a daily basis by the net domestic cash used or generated by Predecessor-B. Borrowings and cash reserves under the Credit Facility incurred interest at a variable rate, as defined (2.85% at December 22, 2002). Predecessor-B had a cash reserve of $45.9 million under the facility at December 22, 2002, which is included in cash and cash equivalents. Interest income from CSX related to the Cash Management and Credit Facility was $1.0 million for the fiscal year ending December 22, 2002. Interest income for the period December 23, 2002 through February 26, 2003 was not material.

Included in Selling, General and Administrative expense are amounts related to management services fees charged by the Company’s equity sponsor in accordance with a management agreement with the equity sponsor. These fees totaled $1.5 million for the period July 7, 2004 through December 26, 2004. Included in the same caption are amounts related to management services fees charged by Predecessor-A’s equity sponsor which totaled $0.25 million for the period December 22, 2003 through July 6, 2004, and $0.30 million for the period ending December 21, 2003. At December 26, 2004, approximately $1.5 million of prepaid fees are included in other current assets.

Predecessor-B also incurred management fees charged by CSX and data processing related charges from CSX Technology, Inc. (“CSX Technology”), a wholly-owned subsidiary of CSX. The management services fee charged by CSX represents compensation for certain corporate services provided to Predecessor-B. In addition, another CSX subsidiary, CSX World Crane Services, provided labor for maintaining Predecessor-B’s cranes in Puerto Rico which are included in Marine expense of Predecessor-B. The net expenses relating to the above arrangements with CSX, CSX Technology and CSX World Crane Services were $3.1 million for the fiscal year ending December 22, 2002. These amounts were not material during the period December 23, 2002 through February 26, 2003.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Predecessor-B maintained insurance coverage which transferred substantially all risk of loss, subject to coverage limits, related to workers compensation, automobile, and general liability except for seamen’s injury claims to CSX Insurance Company (CSX Insurance), an insurance company owned by CSX. Accordingly, reserve accruals for such claims were not required, except for per claim deductible amounts. Predecessor-B paid premiums and made loss reimbursements to CSX of approximately $1.0 million for the period from December 23, 2002 through February 26, 2003, and $4.6 million during the fiscal year ended December 22, 2002.

Predecessor-B purchased certain intermodal services from CSX Intermodal (CSXI), a wholly owned subsidiary of CSX under an operating agreement. Predecessor-B purchased rail services from CSXI, for the geographic areas they serve, at market rates. The cost of these services totaled $24.7 million for the fiscal year ended December 22, 2002. Predecessor-B purchased rail transportation directly from rail carriers not affiliated with CSX in other geographic areas.

Predecessor-A was a lessee in an operating sublease agreement with CSX. Predecessor-A leased containers and vessels under these agreements. Lease expense during the period December 22, 2003 through July 6, 2004 and for the period February 27, 2003 through December 21, 2003 totaled $16.6 million and $21.8 million, respectively.

Predecessor-B leased vessels and equipment under various sale-leaseback transactions. Interest expense included a guarantee fee of $1.9 million for the fiscal year ended December 22, 2002 charged by CSX under this guarantee arrangement. No fee was charged during the period December 23, 2002 through February 26, 2003.

12. Employee Benefit Plans

Savings Plans

The Company provides a 401(k) Savings Plan for substantially all of its employees who are not part of collective bargaining agreements. Under provisions of the savings plan, an employee is vested with respect to Company contributions immediately. The Company matches employee contributions up to 6% of qualified compensation. The total cost for this benefit for the period July 7, 2004 through December 26, 2004 totaled $0.8 million. Prior to July 7, 2004 Predecessor-A maintained the plan. The total cost to Predecessor-A for the period from December 22, 2003 through July 6, 2004 totaled $1.0 million and the cost for the period from February 27, 2003 through December 21, 2003 totaled $1.4 million.

CSX and its subsidiaries, including Predecessor-B, maintained savings plans for virtually all full-time salaried employees and certain employees covered by collective bargaining agreements. Expense associated with these plans was $0.1 million for the period December 23, 2002 through February 26, 2003 and $0.7 million for the fiscal year ended December 22, 2002.

Pension Plan

The Company sponsors a defined benefit plan for certain union employees. The plan provides for retirement benefits based upon years of service. No pension benefits are based upon changes in compensation. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Changes in projected benefit obligation during the period from July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Projected benefit obligation at July 7, 2004:	$1,568
Service cost	205
Interest cost	98
Amendments	—
Actuarial (gain) or loss	95
Benefits paid	—
Settlements	N/A
Curtailments	N/A
Special or contractual termination benefits	N/A

Projected benefit obligation at December 26, 2004	$1,966

Changes in plan assets during the period July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Fair value of plan assets at July 7, 2004:	$29
Actual return on plan assets	4
Employer contribution	16
Benefits paid	—
Settlements	N/A

Fair value of plan assets at December 26, 2004	$49

With a measurement date of December 26, 2004, the funded status at December 26, 2004 is as follows ($ in thousands):

Fair value of plan assets	$49
Projected benefit obligation	(1,966)

Funded status	(1,917)
Unrecognized prior service cost	—
Unrecognized net loss or (gain)	94
Unrecognized net transition obligation or (asset)	1,436

Net amount recognized	$(387)

Amounts recognized in the balance sheet as of December 26, 2004 are as follows ($ in thousands):

Prepaid pension asset/(accrued pension liability)	$(1,917)
Intangible asset	1,436
Accumulated other comprehensive loss	94

Net amount recognized	$(387)

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Net periodic pension costs for the period from July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Service cost	$205
Interest cost	98
Expected return on assets	(3)
Amortization of unrecognized net obligation or (asset) existing at the date of the initial application of FASB Statement No. 87 transition obligation or (asset)	103
Recognition of net loss or (gain) from earlier periods	—
Amortization of unrecognized prior service cost	—
Recognition of loss or (gain) due to settlement	N/A
Recognition of loss or (gain) due to curtailment	N/A

Net periodic pension cost	$403

Significant assumptions used at December 26, 2004 were as follows:

Weighted-average discount rate used in determining net periodic pension cost	6.25%
Weighted-average rate of compensation increase	0.00%
Weighted-average expected long-term rate of return on plan assets in determination of net periodic pension costs	7.50%
Weighted-average discount rate used in determination of projected benefit obligation	6.00%

Expected Company contributions during 2005 total $0.4 million. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid ($ in thousands):

Fiscal Year End	Pension Benefits
2005	$4
2006	4
2007	7
2008	30
2009	30
2010 and thereafter	539

CSX and its subsidiaries, including SL Service, Inc. and Predecessor-B, sponsored defined benefit pension plans principally for salaried employees. The plans provided eligible employees with retirement benefits based principally on years of service and compensation levels near retirement. SL Service, Inc. allocated to Predecessor-B a portion of the net pension expense for the Sea-Land Pension Plan based on Predecessor-B’s relative level of participation in the plan, which considered the assets and personnel included in the plan. No amounts were allocated for the period December 23, 2002 through February 26, 2003. The allocated expense from the Sea-Land Pension Plans amounted to $2.3 million for the fiscal year ended December 22, 2002.

Other Post-retirement Benefit Plans

In addition to the CSX defined benefit pension plans, Predecessor-B participated with CSX and other affiliates in two defined benefit postretirement plans that provided medical and life insurance benefits to most full-time salaried employees upon their retirement. The postretirement medical plan was contributory, with

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

retiree contributions adjusted annually. The life insurance plan was non-contributory. CSX allocated to Predecessor-B a portion of the expense for these plans based on Predecessor-B’s relative level of participation. The allocated expense from CSX for the fiscal year ended December 22, 2002 was $1.1 million. The amount allocated for the period December 23, 2002 through February 26, 2003 was not material.

Other Plans

Under collective bargaining agreements, the Company, Predecessor-A and Predecessor-B participate in a number of union-sponsored, multi-employer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on hours worked, tonnage moved, or a combination thereof. Expense for these plans is generally recognized as contributions are funded. The Company made contributions of $5.0 million during the period from July 7, 2004 through December 26, 2004. Predecessor-A made contributions of $5.2 million during the period from December 22, 2003 through July 6, 2004 and $8.8 million during the period February 27, 2003 through December 21, 2003. Predecessor-B made contributions of $1.6 million, and $8.5 million to these plans during the period December 23, 2002 through February 26, 2003 and for the fiscal year ended December 22, 2002, respectively. A decline in the value of assets held by these plans, caused by performance of the investments in the financial markets in recent years, may result in higher contributions to these plans. Moreover, if the Company exits these markets, it may be required to pay a potential withdrawal liability if the plans were unfunded at the time of the withdrawal. However, the Company is unable to determine the potential amount of liability at this time. Any adjustments will be recorded when it is probable that a liability exists and it is determined that markets will be exited.

13. Stock Options

Predecessor-A had a stock option plan under which options to purchase common stock were granted to officers, key employees and directors at prices equal to fair market value on the date of grant. Prior to the Merger on July 7, 2004, there were 90,138 shares of common stock reserved for options under the plan. Thirty percent of stockholder options vested over a period of five years commencing on December 31, 2003. The remaining seventy percent vested fourteen percent per year over five years, if predetermined financial targets (as defined in the agreement) were met in the respective years by the Company. Options granted and the weighted average price of those options totaled as follows prior to the Merger on July 7, 2004:

	Shares Granted	Weighted Average Option Price
For the period December 22, 2003 through July 7, 2004	13,333	$199
For the period February 27, 2003 through December 21, 2003	76,805	$100

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

14. Income Taxes

Income tax (expense) benefits are as follows ($ in thousands):

	Predecessor—B		Predecessor—A		H-Lines Finance Holding Corp.
	Year Ended December 22, 2002	For the period December 23, 2003 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Income tax expense (benefit):
Current:
Federal	$28,303	$—	$6,248	$1,587	$477
State/territory	2,373	—	627	341	67

Total current	30,676	—	6,875	1,928	544
Deferred:
Federal	(15,560)	(856)	3,268	2,806	4,359
State/territory	(1,409)	(105)	433	162	265

Total deferred	(16,969)	(961)	3,701	2,968	4,624

Net income tax expense (benefit)	$13,707	$(961)	$10,576	$4,896	$5,168

The difference between the income tax expense (benefit) and the amounts computed by applying the statutory federal income tax rates to earnings before income taxes are as follows ($ in thousands):

	Predecessor—B		Predecessor—A		H-Lines Finance Holding Corp.
	Year Ended December 22, 2002	For the period December 23, 2003 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Income tax expense (benefit) as statutory rates:	$12,410	$(1,054)	$9,708	$4,500	$4,761
State/territory taxes, net of federal income tax benefit	627	(53)	607	258	332
Tax credits	—	—	(101)	—	—
Other items	670	146	362	138	75

Net income tax expense (benefit)	$13,707	$(961)	$10,576	$4,896	$5,168

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

The components of deferred tax assets and liabilities are as follows ($ in thousands):

	Predecessor—A	H-Lines Finance Holding Corp.
	December 21, 2003	December 26, 2004
Deferred tax assets:
Leases	$5,358	$22,827
Allowance for doubtful accounts	—	2,937
Net operating losses	1,973	5,139
Valuation allowances	(1,973)	(1,973)
Tax basis adjustment in Horizon Lines, LLC	—	53,130
Other	1,347	2,494

Total deferred tax assets	6,705	84,554

Deferred tax liabilities:
Depreciation	(3,858)	(51,264)
Allowance for doubtful accounts	(2,585)	—
Capital construction fund	(4,208)	(7,891)
Intangibles	—	(74,814)
Other	(255)	(4,252)

Total deferred tax liabilities	(10,906)	(138,221)

Net deferred tax liability	$(4,201)	$(53,667)

The net operating loss credits generated primarily from tax losses in the territories of Guam and Puerto Rico begin to expire in 2023 and 2024, respectively.

15. Commitments and Contingencies

Legal Proceedings

There are two actions currently pending before the Surface Transportation Board (the “STB”) involving Horizon Lines, LLC. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines, LLC and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines, LLC’s Guam shipping rates during 1996-1998 were unreasonable under the ICC Termination Act of 1995 (the “ICCTA”), and an order awarding reparations to Guam and its citizens. The STB has asked the parties to brief the threshold issue of what methodology should be applied in determining rate reasonableness under the ICCTA. This issue was fully briefed in June 2002, and the parties are awaiting a ruling. An adverse ruling could result in significant damages and could affect Horizon Lines, LLC’s current and future rate structure for its Guam shipping. An adverse decision could also affect the rates that Horizon Lines, LLC would be permitted to charge on its other routes. The likelihood of an unfavorable outcome is reasonably possible. However, a range of potential damages cannot be determined at this stage in the action against Horizon Lines, LLC.

The second action currently pending before the STB involving Horizon Lines, LLC, brought by DHX, Inc. in 1999 against Horizon Lines, LLC and Matson Navigation Co., challenges the reasonableness of certain rates and practices of Horizon Lines, LLC and Matson Navigation Co. DHX is a major freight forwarder in the domestic Hawaii trade. Among other things, DHX charged that Horizon Lines, LLC and Matson Navigation Co.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect Horizon Lines, LLC’s current and future rates structure for its Hawaii shipping. An adverse STB decision could also affect the rates that Horizon Lines, LLC would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that Horizon Lines, LLC met all of its tariff filing obligations; and (iii) reaffirmed the STB’s earlier holding that the antidiscrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to Horizon Lines, LLC’s business. However, DHX has filed a motion for reconsideration of the STB’s order. Horizon Lines, LLC has filed an opposition to this motion. The likelihood of an unfavorable outcome is reasonably possible.

Environmental Contingency

During 2001, Predecessor-B was notified by the Alaska State Department of Environmental Conservation (“Department”) concerning contaminants from underground storage tanks in Anchorage. Predecessor-B submitted an Underground Storage Tank Release Investigation Report to the Department on March 19, 2001. Predecessor-B accrued $0.9 million for future remediation. On October 8, 2004, the Company received notification from the State of Alaska that ongoing monitoring of the site would be sufficient. The Company believes that the exposure related to the underground storage tanks will not exceed the current accrual of $0.9 million. The accrual is included in other long term liabilities. The period over which the estimated accrual will be paid out cannot be determined at this time.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On December 26, 2004, these letters of credit totaled $6.0 million. Predecessor-A maintained similar letters of credit which totaled $6.3 million at December 21, 2003.

Labor Relations

Approximately 64.8% of the Company’s total work force is covered by collective bargaining agreements. A collective bargaining agreement, covering approximately 8.6% of the workforce will be under renegotiation during 2005.

H-LINES FINANCE HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

16. Quarterly Financial Data (Unaudited)

Set forth below are unaudited quarterly financial data ($ in thousands, except per share amounts):

	Predecessor—A Quarter			H-Lines Finance Holding Corp. Quarter
For the period from December 22, 2003 through December 26, 2004	1	2	3(a)	3(b)	4
Operating revenue	$219,994	$235,854	$42,582	$208,524	$273,374
Operating income	2,660	16,346	1,655	25,730	6,146
Net income (loss)	(536)	7,983	514	10,816	(2,383)

Basic net income (loss) per share	$(0.67)	$9.98	$0.64	$10,816.00	$(2,383.00)
Diluted net income (loss) per share	$(0.60)	$8.97	$0.58	$10,816.00	$(2,383.00)

	Predecessor—B Quarter	Predecessor—A Quarter
For the period from December 23, 2002 through December 21, 2003	1(c)	1(d)	2	3	4
Operating revenue	$138,411	$64,088	$218,853	$238,222	$226,404
Operating income (loss)	(2,521)	4,157	8,901	22,259	5,417
Net income (loss)	(2,049)	1,890	3,028	11,286	958

Basic net income per share	*	$2.36	$3.79	$14.11	$1.20
Diluted net income per share	*	$2.16	$3.45	$12.87	$1.09

*	For periods prior to February 26, 2003, owner’s equity consisted of parent’s net investment, and thus no net income (loss) per share has been calculated.
(a)	Represents the period from June 18, 2004 through July 6, 2004.
(b)	Represents the period from July 7, 2004 through September 20, 2004.
(c)	Represents the period from December 23, 2002 through February 26, 2003.
(d)	Represents the period from February 27, 2003 through March 23, 2003.

H-Lines Finance Holding Corp. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	December 26, 2004(1)	March 27, 2005
Assets
Current assets
Cash and cash equivalents	$56,349	$42,690
Accounts receivable, net	110,801	127,703
Income taxes receivable	9,354	9,354
Deferred tax asset	4,055	5,975
Materials and supplies	21,680	21,824
Other current assets	7,019	5,350

Total current assets	209,258	212,896

Property and equipment, net	190,123	183,293
Deferred tax assets	80,499	78,453
Intangible assets, net	522,412	516,696
Other long term assets	15,640	21,081

Total assets	$1,017,932	$1,012,419

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$25,275	$20,320
Current portion of deferred tax liability	1,683	1,137
Current portion of long term debt	2,500	2,500
Other accrued liabilities	114,252	114,160

Total current liabilities	143,710	138,117

Long term debt, net of current	609,694	612,151
Deferred tax liability	136,538	135,943
Deferred rent	44,949	43,831
Other long term liabilities	2,429	3,111

Total liabilities	937,320	933,153

Stockholders’ equity
Common stock, $.01 par value, 1,000 shares authorized and 1,000 shares issued and outstanding at December 26, 2004 and March 27, 2005	—	—
Additional paid in capital	72,108	72,411
Accumulated other comprehensive income	71	12
Retained earnings	8,433	6,843

Total stockholders’ equity	80,612	79,266

Total liabilities and stockholders’ equity	$1,017,932	$1,012,419

(1)	The balance sheet at December 26, 2004 has been derived from the audited financial statements of H-Lines Finance Holding Corp.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

H-Lines Finance Holding Corp. and Subsidiaries and Predecessor Company

Unaudited Condensed Consolidated Statements of Operations

($ in thousands)

	Predecessor-A	H-Lines Finance Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Operating revenue	$219,994	$257,562

Operating expense:
Operating expense	182,483	206,203
Selling, general and administrative	18,935	23,101
Depreciation and amortization	10,569	12,893
Amortization of vessel drydocking	4,142	3,798
Miscellaneous expense, net	1,205	1,314

Total operating expense	217,334	247,309

Operating income	2,660	10,253

Other expense:
Interest expense	2,348	12,852
Interest expense – preferred units of subsidiary	1,181	—
Other expense, net	5	3

Loss before income taxes	(874)	(2,602)
Income tax benefit	(338)	(1,015)

Net loss	$(536)	$(1,587)

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

H-Lines Finance Holding Corp. and Subsidiaries and Predecessor Company

Unaudited Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Predecessor-A	H-Lines Finance Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Cash flows from operating activities:
Net loss	$(536)	$(1,587)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9,856	8,003
Amortization of other intangible assets	713	4,890
Amortization of vessel drydocking	4,143	3,798
Amortization of deferred financing costs	253	780
Deferred income taxes	—	(1,015)
Loss (gain) on equipment disposals	5	(45)
Accretion of preferred units of subsidiary	1,181	—
Accretion of interest on 11% senior discount notes	—	3,082
Changes in operating assets and liabilities:
Accounts receivable	(16,558)	(16,902)
Materials and supplies	(409)	(144)
Other current assets	2,173	1,669
Accounts payable	(1,312)	(4,955)
Accrued liabilities	(15,502)	(4,448)
Vessel drydocking payments	(3,195)	(5,101)
Other assets/liabilities	(6,992)	(370)

Net cash used in operating activities	(26,180)	(12,345)

Cash flows from investing activities:
Purchases of property and equipment	(7,275)	(1,188)
Proceeds from the sale of property and equipment	112	249
Other investing activities	(189)	—

Net cash used in investing activities	(7,352)	(939)

Cash flows from financing activities:
Principal payments on long term debt	—	(625)
Capital contribution	—	303
Payments on capital lease obligation	(49)	(53)

Net cash used in financing activities	(49)	(375)

Net decrease in cash and cash equivalents	(33,581)	(13,659)
Cash and cash equivalents at beginning of period	41,811	56,349

Cash and cash equivalents at end of period	$8,230	$42,690

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

H-LINES FINANCE HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation and Operations

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the interim financial statements. Operating results for the three month period ended March 27, 2005 are not necessarily indicative of the results that may be expected for the year ending December 25, 2005.

Operations

On December 6, 2004, H-Lines Finance Holding Corp. (the “Company”) was formed as a vehicle to issue 11% senior discount notes with a $160.0 million aggregate principal amount at maturity. The Company is a direct wholly-owned subsidiary of Horizon Lines, Inc. (the “Parent”). The proceeds from the 11% senior discount notes, after the payment of related fees and expenses, were distributed to the Parent. The Company is the direct parent of Horizon Lines Holding Corp. (“HLHC”), a Delaware corporation, which operates as a holding company for Horizon Lines, LLC (“HL”), a Delaware limited liability company and indirect wholly-owned subsidiary of HLHC, and Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and direct wholly-owned subsidiary of HLHC.

HL operates as a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii, and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico. The Company, during the period from February 27, 2003 through July 6, 2004, is referred to as “Predecessor-A”. Prior to February 27, 2003, CSX Lines, LLC is referred to as “Predecessor-B”.

Basis of Presentation

The accompanying condensed consolidated financial statements include the consolidated accounts of the Company and its subsidiaries as of December 26, 2004 and March 27, 2005, and the related consolidated statement of operations and cash flows for period from December 27, 2004 through March 27, 2005 and from December 22, 2003 through March 21, 2004. All significant intercompany accounts and transactions have been eliminated.

On July 7, 2004, the Parent, H-Lines Subcorp., a wholly owned subsidiary of the Parent, Predecessor-A, a majority-owned subsidiary of Carlyle-Horizon Partners, L.P., and TC Group, L.L.C., an affiliate of Carlyle-Horizon Partners, L.P., amended and restated a merger agreement dated as of May 22, 2004, between the same parties, and, pursuant to such amended and restated merger agreement, H-Lines Subcorp. merged, on such date, with and into Predecessor-A, with HLHC as the surviving corporation (such merger, the “Merger”). Upon the consummation of the Merger, the issued and outstanding shares of the common stock of Predecessor-A and the outstanding options granted by Predecessor-A to purchase shares of its common stock were converted into the right to receive the applicable portion of the aggregate merger consideration of approximately $650.0 million, whereupon the Parent became the holder of all of the outstanding common stock of HLHC. In lieu of receipt of all or a portion of the applicable portion of the aggregate merger consideration, certain members of the management of Horizon Lines, LLC, an indirect subsidiary of Predecessor-A, who were stockholders or option holders of Predecessor-A immediately prior to the Merger elected to receive shares of common stock and preferred stock of the Parent or to retain their existing

H-LINES FINANCE HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

options for shares of the common stock of HLHC. Under a certain put/call agreement dated July 7, 2004 (the “Put/Call Agreement”), the shares of common stock issued by HLHC upon the exercise of such retained options are subject to exchange, at the option of the Parent (or the holders of such shares), with the Parent for shares of common stock and preferred stock of the Parent. Approximately 92.4% of the equity of Predecessor-A was purchased pursuant to the Merger. The Merger was accounted for using the purchase method of accounting; accordingly, the consideration paid was allocated based on the estimated fair market values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair market value of the net assets acquired, including separately identifiable intangible assets, approximated $306.4 million, and was allocated to goodwill.

The following table sets forth the allocation of the purchase price in connection with the Merger ($ in thousands):

Working capital	$66,377
Property & equipment	188,863
Goodwill	306,433
Customer contracts and trademarks	201,475
Deferred financing costs	18,991
Long term liabilities	(126,184)
Other, net	20,045

Purchase price	$676,000

Prior to the Merger on July 7, 2004 and subsequent to the purchase transaction on February 27, 2003, the consolidated accounts and the condensed and consolidated statements of operations and cash flows represent that of Predecessor-A. All significant intercompany accounts and transactions have been eliminated.

As a result of the Merger on July 7, 2004 and the application of purchase accounting, financial information for the period after July 7, 2004 represents that of the Company, which is presented on a different basis of accounting than that of Predecessor-A.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supercedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first annual period that begins after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the first quarter of fiscal 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company is evaluating the requirements of SFAS 123R and has not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

Reclassifications

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the 2005 presentation.

H-LINES FINANCE HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

2.	Stock-Based Compensation

Predecessor-A was a party to a stock option plan under which stock options were granted prior to July 7, 2004. All such options vested on or prior to July 7, 2004. Certain of these vested options remain outstanding at March 27, 2005.

As permitted by SFAS No. 123, “Accounting for Stock-based Compensation” (FAS 123), Predecessor-A chose to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and its related interpretations”. Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of Predecessor-A’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation costs been determined based on the fair value at the grant date consistent with provisions of FAS 123, Predecessor-A’s pro forma net income and earnings per share would have been impacted as follows ($ in thousands):

	Predecessor-A	H-Lines Finance Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Net loss as reported	$(536)	$(1,587)
Deduct: Total stock-based compensation expense determined under the fair value method net of related tax effects	151	—

Pro forma net loss	$(687)	$(1,587)

The pro forma results reflect amortization of fair value of stock options over the vesting period. The weighted average fair value of options granted in the first quarter of 2003 was estimated to be $100. There were no options issued prior to February 27, 2003. The fair value of options granted is estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected life of option	10 years
Risk-free interest rate	5%
Expected volatility of stock	0%
Expected dividend yield	0%

3.	Other Comprehensive Loss

Other comprehensive loss is as follows ($ in thousands):

	Predecessor-A	H-Lines Finance Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Net loss	$(536)	$(1,587)
Change in fair value of interest rate contract	(338)	—
Change in fair value of fixed price fuel contract	—	(59)

Comprehensive loss	$(874)	$(1,646)

H-LINES FINANCE HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

4.	Property and Equipment

Property and equipment consist of the following ($ in thousands):

	December 26, 2004	March 27, 2005
Vessels	$106,686	$107,403
Containers	25,366	25,171
Chassis	13,443	13,505
Cranes	13,284	13,382
Machinery & equipment	11,569	12,200
Facilities & land improvement	4,250	4,265
Software	29,099	29,451
Other	1,613	993

Total property and equipment	205,310	206,370
Accumulated depreciation	(15,187)	(23,077)

Property and equipment, net	$190,123	$183,293

5.	Intangible Assets

Intangible assets consist of the following ($ in thousands):

	December 26, 2004	March 27, 2005
Customer contracts	$137,675	$137,675
Trademarks	63,800	63,800
Deferred financing costs	25,006	25,006

Total intangibles with definite lives	226,481	226,481
Accumulated amortization	(10,749)	(16,465)

Net intangibles with definite lives	215,732	210,016
Goodwill	306,680	306,680

Intangible assets, net	$522,412	$516,696

6.	Commitments and Contingencies

Environmental Contingency

During 2001, Predecessor-B was notified by the Alaska State Department of Environmental Conservation (“Department”) concerning contaminants from underground storage tanks in Anchorage. Predecessor-B submitted an Underground Storage Tank Release Investigation Report to the Department on March 19, 2001. No further action has been taken by the Department. Predecessor-B accrued $0.9 million for future remediation, and the accrual has been maintained by the Company through March 27, 2005. The accrual is included in other long term liabilities. Current exposure to the Company is estimated to range from $0.9 million to $1.0 million. The period over which the estimated accrual will be paid out cannot be determined at this time.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On March 27, 2005, these letters of credit totaled $6.7 million.

H-LINES FINANCE HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Legal Proceedings

There are two actions currently pending before the Surface Transportation Board (the “STB”) involving Horizon Lines, LLC. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines, LLC and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines, LLC’s Guam shipping rates during 1996-1998 were unreasonable under the ICC Termination Act of 1995 (the “ICCTA”), and an order awarding reparations to Guam and its citizens. The STB has asked the parties to brief the threshold issue of what methodology should be applied in determining rate reasonableness under the ICCTA. This issue was fully briefed in June 2002, and the parties are awaiting a ruling. An adverse ruling could result in significant damages and could affect Horizon Lines, LLC’s current and future rate structure for its Guam shipping. An adverse decision could also affect the rates that Horizon Lines, LLC would be permitted to charge on its other routes. The likelihood of an unfavorable outcome is reasonably possible. However, a range of potential damages cannot be determined at this stage in the action against Horizon Lines, LLC.

The second action currently pending before the STB involving Horizon Lines, LLC, brought by DHX, Inc. in 1999 against Horizon Lines, LLC and Matson Navigation Co., challenges the reasonableness of certain rates and practices of Horizon Lines, LLC and Matson Navigation Co. DHX is a major freight forwarder in the domestic Hawaii trade. Among other things, DHX charged that Horizon Lines, LLC and Matson Navigation Co. took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect Horizon Lines, LLC’s current and future rates structure for its Hawaii shipping. An adverse STB decision could also affect the rates that Horizon Lines, LLC would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that Horizon Lines, LLC met all of its tariff fling obligations; and (iii) reaffirmed the STB’s earlier holding that the antidiscrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to Horizon Lines, LLC’s business. However, DHX has filed a motion for reconsideration of the STB’s order. Horizon Lines, LLC has filed an opposition to this motion. The likelihood of an unfavorable outcome is reasonably possible.

Schedule II

H-Lines Finance Holding Corp.

Valuation and Qualifying Accounts

Years Ended December 2002, 2003 and 2004

($ in thousands)

	Beginning Balance	Charged to Cost and Expenses	Deductions	Charged to other Accounts	Ending Balance
Accounts receivable reserve:

Predecessor-B
For the period December 24, 2001 through December 22, 2002	$25,979	$10,685	$(10,841)	$9,311	$35,134
For the period December 23, 2002 through February 26, 2003	35,134	7,884	(794)	—	42,224

Predecessor-A
For the period February 27, 2003 through December 21, 2003	14,802	8,167	(11,920)	—	11,049
For the period December 22, 2003 through July 6, 2004	11,049	6,266	(4,885)	—	12,430

H-Lines Finance Holding Corp.
For the period July 7, 2004 through December 26, 2004	12,430	6,087	(10,580)	—	7,937

PROSPECTUS DATED                     , 2005

$160,000,000

H-Lines Finance Holding Corp.

Offer to Exchange

Our Outstanding

11.00% Senior Discount Notes due 2013

For

Our 11.00% Senior Discount Notes due 2013

That Have Been Registered Under the Securities Act of 1933

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until                 , 2005 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Indemnification under the Delaware General Corporation Law.

H-Lines Finance Holding Corp. is a corporation organized under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Certificate of Incorporation of H-Lines Finance Holding Corp.

Article VII of the amended and restated certificate of incorporation of H-Lines Finance Holding Corp. expressly eliminates the personal liability of the directors of H-Lines Finance Holding Corp. to the fullest extent permitted by the DGCL (including, without limitation, Section 102(b)(7)), as may be amended and supplemented from time to time.

Article VIII of the amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL (including, without limitation, Section 145), as may be amended and supplemented from time to time, H-Lines Finance Holding Corp. shall indemnify and advance expenses to any and all persons that it has the power to indemnify under the DGCL. The indemnification and advancement of expenses provided for in H-Lines Finance Holding Corp.’s amended and restated certificate of incorporation shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of H-Lines Finance Holding Corp.’s amended and restated bylaws, by agreement, by a vote of the stockholders or disinterested directors of H-Lines Finance Holding Corp. or otherwise.

Indemnification under the bylaws of H-Lines Finance Holding Corp.

Article VI of the amended and restated bylaws of H-Lines Finance Holding Corp. provides that the company shall indemnify any and all such persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL or other provisions of the laws of the State of Delaware relating to the indemnification of directors and officers. Article VI also provides that H-Lines Finance Holding Corp. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of H-Lines Finance Holding Corp.) by reason of the fact that such person is or was a director or officer of H-Lines Finance Holding Corp., or is or was serving at the request of H-Lines Finance Holding Corp. as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of H-Lines Finance Holding Corp., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Furthermore, Article VI provides that H-Lines Finance Holding Corp. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of H-Lines Finance Holding Corp. to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of H-Lines Finance Holding Corp., or is or was serving at the request of H-Lines Finance Holding Corp. as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of H-Lines Finance Holding Corp., except as otherwise provided by law.

Indemnification may be granted, and expenses may be advanced by a resolution of the stockholders, a resolution of the Board of Directors, or an agreement providing for such indemnification and advancement of expenses, provided that no indemnification may be made on behalf of any person if a judgment or other final adjudication adverse to the person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

H-Lines Finance Holding Corp.’s amended and restated bylaws provide that it is the intent of Article VI to require the company to indemnify officers and directors for judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, and to advance expenses to officers and directors, in each and every circumstance in which such indemnification and such advancement of expenses is permitted by express provision of the bylaws, and the indemnification and advancement of expenses provided by Article VI of the bylaws shall not be limited by the absence of express recital of such circumstances. The indemnification and advancement of expenses provided by, or granted pursuant to, H-Lines Finance Holding Corp.’s amended and restated bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of H-Lines Finance Holding Corp.’s certificate of incorporation, the bylaws, by agreement, by a vote of the stockholders or disinterested directors of H-Lines Finance Holding Corp. or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
2**	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1*****	Certificate of Incorporation of H-Lines Finance Holding Corp.

3.2*****	Bylaws of H-Lines Finance Holding Corp.

4.1**	Indenture, dated as of December 10, 2004, between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee.

4.2**	Form of 11.00% Senior Discount Notes due 2013

4.3**	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC.

5♦	Opinion of Schulte Roth & Zabel LLP

9**	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the stockholders party thereto and John K. Castle, as voting trustee.

10.1**	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2**	Credit Agreement dated as of July 7, 2004, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

10.3**	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

10.3.1****	Amended and Restated Credit Agreement dated as of April 7, 2005, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stanford Branch, as administrative agent and collateral agent for the Lenders and Mortgage Trustee thereunder.

10.4**	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

Exhibit Number	Description

10.5**	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.6**	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to SL Service, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to a consent to general assignment and assumption, dated September 5, 2002), as amended by the Amendment to Preferential Usage Agreement dated January 31, 1991, Second Amendment to December 1, 1985 Preferential Usage Agreement dated June 20, 1996 and Third Amendment to December 1, 1985 Preferential Usage Agreement dated January 7, 2003.

10.7**	Crane Relocation Agreement dated August 20, 1992, between Matson Navigation Company, Inc. (as successor in interest to American President Lines, Ltd., pursuant to an amendment to the Crane Relocating Agreement, dated 1996), Sea-Land Service, Inc. and Port Authority of Guam, as amended by Amendment No. 1 to Crane Relocation Agreement dated March 22, 1995, and by Assignment of and Second Amendment to Crane Relocation Agreement dated January 24, 1996.

10.8**	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and Charles G. Raymond.

10.9**	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.10***	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.11**	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003, by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

10.12**	Put/Call Agreement, dated as of July 7, 2004, by and among H-Lines Holdings Corp. and the other parties thereto.

10.13**	Horizon Lines Holding Corp. Stock Option Plan

10.14†♦♦	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.15†***	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to m.v.s Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.16†♦♦	TP1 Space Charter and Transportation Service Contract dated May 9, 2004, between A.P. Møller-Maersk Sealand and Horizon Lines, LLC.

10.17†***	Container Interchange Agreement dated April 1, 2002, between A.P. Møller-Maersk, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc. and CSX Lines of Alaska, LLC.

10.18†***	Stevedoring and Terminal Services Agreement dated May 9, 2004, between APM Terminals, North America, Inc. and Horizon Lines, LLC.

10.19†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Pacific, dated as of December 1, 1998 (the “Horizon Pacific Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

Exhibit Number	Description

10.20†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Enterprise, dated as of December 1, 1998 (the “Horizon Enterprise Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.21***	Assignment and Assumption Agreement, dated as of September 2, 1999, by and between Sea-Land Service, Inc. and Sea-Land Domestic Shipping, LLC.

10.22**	Capital Construction Fund Agreement, dated March 29, 2004, between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

10.23**	Harbor Lease dated January 12, 1996, between Horizon Lines, LLC (formerly known as CSX Lines, LLC, as successor in interest to SL Services, Inc. (formerly known as Sea-Land Services, Inc.), pursuant to Consent to Two Assignments of Harbor Lease No. H-92-22, dated February 14, 2003) and the State of Hawaii, Department of Transportation, Harbors Division.

10.24**	Agreement dated May 16, 2002, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.25**	Agreement dated March 29, 2001, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.26**	Port of Kodiak Preferential Use Agreement dated April 12, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to CSX Lines, LLC, pursuant to Amendment No. 1 to the Preferential Use Agreement, dated April 12, 2002).

10.27**	Terminal Operation Contract dated May 2, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.28**	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Horizon Lines, LLC (formerly known as CSX Lines LLC), as successor in interest to Sea-Land Service, Inc., together with the addendum thereto dated October 2, 1990, as amended by the Amendment to Sublease, Easement and Preferential Use Agreement dated May 31, 2000, and Amendment #1 dated May 1, 2002.

12*****	Statement Regarding Computation of Ratios

21*****	List of Subsidiaries of H-Lines Finance Holding Corp.

23.1*	Consent of Ernst & Young LLP

23.2****	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5)

24♦	Powers of Attorney (see signature pages of the initial filing and signature pages hereto)

25♦	Statement on Form T-1 as to the Eligibility of the Trustee

99.1*	Form of Letter of Transmittal

*	Filed herewith.
**	Incorporated by reference to the Registration Statement on Form S-1 of Horizon Lines, Inc. (File No. 333-123073) filed on March 2, 2005.
***	Incorporated by reference to the Registration Statement on Form S-4 of Horizon Lines, LLC and Horizon Lines Holding Corp. filed on March 30, 2005.

****	Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 of Horizon Lines, Inc. (File No. 333-123073) filed on April 13, 2005.
*****	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-123682) filed on March 30, 2005.
♦	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-123682) filed on June 22, 2005.
♦♦	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-4 of Horizon Lines, LLC and Horizon Lines Holding Corp. (File No. 333-123681) filed on June 23, 2005.
†	Portions of this document have been omitted pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.

Item 22.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i) To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

In addition, the undersigned Registrant hereby undertakes that:

(1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 14th day of July 2005.

H-LINES FINANCE HOLDING CORP.

By:	/S/ CHARLES G. RAYMOND
Name: Charles G. Raymond Title: President and Chief Executive Officer

Date: July 14, 2005

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Director, President and Chief Executive Officer (principal executive officer)	July 14, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Vice President Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)	July 14, 2005

* John K. Castle	Director	July 14, 2005

* Marcel Fournier	Director	July 14, 2005

* Adm. James L. Holloway III, U.S.N. (Ret.)	Director	July 14, 2005

* Dan A. Colussy	Director	July 14, 2005

* Francis Jungers	Director	July 12, 2005

* Ernie L. Danner	Director	July 14, 2005

* James G. Cameron	Director	July 14, 2005

Signature	Title	Date

* Thomas M. Hickey	Director	July 14, 2005

*By:	/S/ M. MARK URBANIA
M. Mark Urbania Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2**	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1*****	Certificate of Incorporation of H-Lines Finance Holding Corp.

3.2*****	Bylaws of H-Lines Finance Holding Corp.

4.1**	Indenture, dated as of December 10, 2004, between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee.

4.2**	Form of 11.00% Senior Discount Notes due 2013

4.3**	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC.

5♦	Opinion of Schulte Roth & Zabel LLP

9**	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the stockholders party thereto and John K. Castle, as voting trustee.

10.1**	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2**	Credit Agreement dated as of July 7, 2004, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

10.3**	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

10.3.1****	Amended and Restated Credit Agreement dated as of April 7, 2005, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stanford Branch, as administrative agent and collateral agent for the Lenders and Mortgage Trustee thereunder.

10.4**	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

10.5**	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.6**	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to SL Service, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to a consent to general assignment and assumption, dated September 5, 2002), as amended by the Amendment to Preferential Usage Agreement dated January 31, 1991, Second Amendment to December 1, 1985 Preferential Usage Agreement dated June 20, 1996 and Third Amendment to December 1, 1985 Preferential Usage Agreement dated January 7, 2003.

10.7**	Crane Relocation Agreement dated August 20, 1992, between Matson Navigation Company, Inc. (as successor in interest to American President Lines, Ltd., pursuant to an amendment to the Crane Relocating Agreement, dated 1996), Sea-Land Service, Inc. and Port Authority of Guam, as amended by Amendment No. 1 to Crane Relocation Agreement dated March 22, 1995, and by Assignment of and Second Amendment to Crane Relocation Agreement dated January 24, 1996.

Exhibit Number	Description

10.8**	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and Charles G. Raymond.

10.9**	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.10***	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.11**	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003, by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

10.12**	Put/Call Agreement, dated as of July 7, 2004, by and among H-Lines Holdings Corp. and the other parties thereto.

10.13**	Horizon Lines Holding Corp. Stock Option Plan

10.14†♦♦	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.15†***	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to m.v.s Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.16†♦♦	TP1 Space Charter and Transportation Service Contract dated May 9, 2004, between A.P. Møller-Maersk Sealand and Horizon Lines, LLC.

10.17†***	Container Interchange Agreement dated April 1, 2002, between A.P. Møller-Maersk, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc. and CSX Lines of Alaska, LLC.

10.18†***	Stevedoring and Terminal Services Agreement dated May 9, 2004, between APM Terminals, North America, Inc. and Horizon Lines, LLC.

10.19†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Pacific, dated as of December 1, 1998 (the “Horizon Pacific Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.20†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Enterprise, dated as of December 1, 1998 (the “Horizon Enterprise Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.21***	Assignment and Assumption Agreement, dated as of September 2, 1999, by and between Sea-Land Service, Inc. and Sea-Land Domestic Shipping, LLC.

Exhibit Number	Description

10.22**	Capital Construction Fund Agreement, dated March 29, 2004, between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

10.23**	Harbor Lease dated January 12, 1996, between Horizon Lines, LLC (formerly known as CSX Lines, LLC, as successor in interest to SL Services, Inc. (formerly known as Sea-Land Services, Inc.), pursuant to Consent to Two Assignments of Harbor Lease No. H-92-22, dated February 14, 2003) and the State of Hawaii, Department of Transportation, Harbors Division.

10.24**	Agreement dated May 16, 2002, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.25**	Agreement dated March 29, 2001, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.26**	Port of Kodiak Preferential Use Agreement dated April 12, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to CSX Lines, LLC, pursuant to Amendment No. 1 to the Preferential Use Agreement, dated April 12, 2002).

10.27**	Terminal Operation Contract dated May 2, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.28**	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Horizon Lines, LLC (formerly known as CSX Lines LLC), as successor in interest to Sea-Land Service, Inc., together with the addendum thereto dated October 2, 1990, as amended by the Amendment to Sublease, Easement and Preferential Use Agreement dated May 31, 2000, and Amendment #1 dated May 1, 2002.

12*****	Statement Regarding Computation of Ratios

21*****	List of Subsidiaries of H-Lines Finance Holding Corp.

23.1*	Consent of Ernst & Young LLP

23.2****	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5)

24♦	Powers of Attorney (see signature pages of the initial filing and signature pages hereto)

25♦	Statement on Form T-1 as to the Eligibility of the Trustee

99.1*	Form of Letter of Transmittal

*	Filed herewith.
**	Incorporated by reference to the Registration Statement on Form S-1 of Horizon Lines, Inc. (File No. 333-123073) filed on March 2, 2005.
***	Incorporated by reference to the Registration Statement on Form S-4 of Horizon Lines, LLC and Horizon Lines Holding Corp. filed on March 30, 2005.
****	Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 of Horizon Lines, Inc. (File No. 333-123073) filed on April 13, 2005.
*****	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-123682) filed on March 30, 2005.
♦	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-123682) filed on June 22, 2005.
♦♦	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-4 of Horizon Lines, LLC and Horizon Lines Holding Corp. (File No. 333-123681) filed on June 23, 2005.
†	Portions of this document have been omitted pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.